Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-189129

PROSPECTUS

Ancestry.com Inc.

Exchange Offer for $300,000,000

11.00% Senior Notes due 2020

Ancestry.com Inc., a Delaware corporation, or the “Issuer”, is offering to exchange, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, $300,000,000 of its outstanding 11.00% Senior Notes due 2020, which were issued on December 28, 2012 and which are referred to herein as the initial notes, for a like aggregate amount of the Issuer’s registered 11.00% Senior Notes due 2020, which are referred to herein as the exchange notes. The initial notes were issued and the exchange notes will be issued under an indenture dated as of December 28, 2012.

Terms of the exchange offer

It will expire at 5:00 p.m., New York City time, on August 26, 2013, unless we extend it.

If all the conditions to this exchange offer are satisfied, the Issuer will exchange all of the initial notes that are validly tendered and not withdrawn for the exchange notes.

You may withdraw your tender of initial notes at any time before the expiration of this exchange offer.

The exchange notes that the Issuer will issue you in exchange for your initial notes will be substantially identical to your initial notes except that, unlike your initial notes, the exchange notes will have no transfer restrictions or registration rights.

The exchange notes that the Issuer will issue you in exchange for your initial notes are new securities with no established market for trading.

We do not intend to list the exchange notes on any securities exchange or seek approval for quotation through any automated quotation system.

We are an “emerging growth company” under applicable federal securities laws and will be subject to reduced public company reporting requirements.

Before participating in this exchange offer, please refer to the section in this prospectus entitled “Risk Factors” commencing on page 17.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for unregistered notes where those unregistered notes were acquired as a result of market-making activities or other trading activities. To the extent any such broker-dealer participates in the exchange offer, we have agreed that for a period of up to 180 days we will make this prospectus, as amended or supplemented, available to such broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

The date of this prospectus is July 26, 2013.

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EMERGING GROWTH COMPANY STATUS

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act (“JOBS Act”), and we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies.” See “Risk Factors—Risks Related to Our Business—As an “emerging growth company” under the JOBS Act, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements.”

Section 107 of the JOBS Act allows us to take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. As a result, we may delay the adoption of such standards until those standards would otherwise apply to private companies. As an “emerging growth company,” we have elected to delay adoption of new or revised accounting standards applicable to public companies until such pronouncements are made applicable to private companies.

We may remain an “emerging growth company” until the earliest of: (i) the last day of the fiscal year during which we have total annual gross revenues of $1 billion or more, (ii) the last day of the fiscal year following the fifth anniversary of the date of the first sale of our common stock pursuant to an effective registration statement, (iii) the date on which we have, during the previous 3-year period, issued more than $1 billion in non-convertible debt or (iv) the date on which we are deemed a “large accelerated issuer” as defined under the federal securities laws.

MARKET DATA

In this prospectus, we rely on and refer to information and statistics regarding our industry. We obtained this market data from independent industry publications, other publicly available information and third-party surveys conducted on our behalf. Although we believe that these sources are reliable, we have not independently verified and do not guarantee the accuracy and completeness of this information. Industry surveys, publications, consultant surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but completeness of such information is not guaranteed. We take responsibility for compiling and extracting, but we have not independently verified any of the data from third-party sources, nor have we ascertained the underlying economic assumptions relied upon therein. Forecasts are particularly likely to be inaccurate, especially over long periods of time. While we are not aware of any misstatements regarding market data, industry data and forecasts presented herein, estimates in such information involve risks and uncertainties and are subject to change based on various factors, including those discussed under “Risk Factors” in this prospectus.

EXPLANATION OF CERTAIN FINANCIAL MATTERS

We present non-GAAP revenues, adjusted EBITDA and free cash flow as non-U.S. GAAP financial measures in various places throughout this prospectus. We believe non-GAAP revenues, adjusted EBITDA and free cash flow are useful to investors as supplemental measures to evaluate the overall operating performance of our business. Non-GAAP revenues, adjusted EBITDA and free cash flow are financial data that are not calculated in accordance with U.S. GAAP. Under “Summary—Summary Historical Consolidated and Unaudited Pro Forma Condensed Combined Financial Data,” we provide a reconciliation of these non-U.S. GAAP financial measures to total revenues or net income (loss), the most directly comparable financial measures calculated and presented in accordance with U.S. GAAP. We prepare non-GAAP revenues, adjusted EBITDA and free cash flow to eliminate the impact of items that we do not consider indicative of our core operating performance. We encourage you to evaluate these adjustments and the reasons we consider them appropriate, as well as the material limitations on non-U.S. GAAP measures.

Our management uses non-GAAP revenues, adjusted EBITDA and free cash flow as measures of operating performance; for planning purposes, including the preparation of our annual operating budget; to allocate

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resources to enhance the financial performance of our business; to evaluate the effectiveness of our business strategies; and in communications with our Operating Committee concerning our financial performance. Adjusted EBITDA together with non-GAAP revenues has also been used as a financial performance objective in determining the bonus pool under our recent performance incentive programs. Management believes that the use of non-GAAP revenues, adjusted EBITDA and free cash flow provides consistency and comparability with our past financial performance, facilitates period to period comparisons of operations and also facilitates comparisons with other peer companies, many of which use similar non-U.S. GAAP financial measures to supplement their U.S. GAAP results. Management believes that it is useful to exclude non-cash charges such as purchase accounting adjustments, depreciation, amortization, impairment of intangible assets and stock-based compensation from the calculation of non-GAAP revenues, adjusted EBITDA and free cash flow because (i) the amount of such non-cash expenses in any specific period may not directly correlate to the underlying performance of our business operations and (ii) such expenses can vary significantly between periods as a result of new acquisitions, full amortization of previously acquired tangible and intangible assets or the timing of new stock-based awards, as the case may be. Management also believes it is useful to exclude Transaction-related expenses from the calculation of adjusted EBITDA and free cash flow because such expenses do not correlate to the underlying performance of our business and are non-recurring.

Although non-GAAP revenues, adjusted EBITDA and free cash flow are frequently used by investors and securities analysts in their evaluations of companies, non-GAAP revenues, adjusted EBITDA and free cash flow each have limitations as an analytical tool, and you should not consider them in isolation or as a substitute for analysis of our results of operations as reported under U.S. GAAP.

Some of these limitations are:

•	non-GAAP revenues do not include the impact of purchase accounting adjustments, which are intended to reflect the fair value of the recognized deferred revenue at the date of the Transaction;

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adjusted EBITDA and free cash flow do not reflect our future requirements for contractual commitments and adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures;

•	adjusted EBITDA and free cash flow do not reflect changes in, or cash requirements for, our working capital;

•	adjusted EBITDA does not reflect interest income or interest expense;

•	adjusted EBITDA does not reflect cash requirements for income taxes;

•	adjusted EBITDA and free cash flow do not reflect the non-cash component of employee compensation;

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although depreciation, amortization and impairment of intangible assets and acquired in-process research and development are non-cash charges, the assets being depreciated or amortized will often have to be replaced in the future, and adjusted EBITDA does not reflect any cash requirements for these replacements; and

•	other companies in our industry may calculate non-GAAP revenues, adjusted EBITDA, free cash flow or similarly titled measures differently than we do, limiting their usefulness as comparative measures.

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PROSPECTUS SUMMARY

This summary provides an overview of selected information and does not contain all the information you should consider. Before making a decision to participate in this exchange offer, you should carefully read the entire prospectus, including the sections of this prospectus entitled “Risk Factors,” “Capitalization,” “Selected Consolidated Historical Financial Data,” “Unaudited Pro Forma Condensed Combined Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical financial statements of Ancestry.com LLC and the related notes appearing elsewhere in this prospectus.

Unless otherwise indicated or as the context otherwise requires, in this prospectus:, (i) the “Issuer” refers to Ancestry.com Inc., a Delaware corporation, the issuer of the notes; (ii) the “Predecessor” refers to Ancestry.com Inc. and its consolidated subsidiaries; (iii) “Parent” refers to Ancestry.com LLC, a Delaware limited liability company, and the indirect parent company of the Issuer; (iv) the “Company,” “Ancestry.com,” the “Successor,” “we,” “us” and “our” refer to Parent and its consolidated subsidiaries; and (v) “Sponsors” refers to Permira Advisers LLC, Spectrum Equity Investors V, the co-investors and each of their affiliates, but not including any of their portfolio companies.

The term “initial notes” refers to the 11.00 % Senior Notes due 2020 that were issued on December 28, 2012 in a private offering. The term “exchange notes” refers to the 11.00 % Senior Notes due 2020 offered with this prospectus. The term “notes” refers to the initial notes and the exchange notes, collectively. The initial notes were issued and the exchange notes will be issued under an indenture dated as of December 28, 2012.

Business

Overview

Ancestry.com is the world’s largest online family history resource, with approximately 2.1 million paying subscribers around the world to Ancestry.com branded Web sites as of March 31, 2013. Total subscribers across all Web sites, including Ancestry.com branded Web sites, Archives.com, Fold3.com and Newspapers.com, were approximately 2.7 million as of March 31, 2013. We are a pioneer and the leader in the online family history research market. We believe that most people have a fundamental desire to understand who they are and from where they came. Our mission is to help everyone discover, preserve and share their family history. We strive to make our services valuable to individuals ranging from the most committed family historians to those taking their first steps towards satisfying their curiosity about their family stories.

The foundation of our service is an extensive collection of over 11 billion historical records that we have digitized, indexed and added to our Web sites over the past 17 years. We have developed and acquired efficient and proprietary systems for digitizing handwritten historical documents, and we have established relationships with national, state and local government archives, historical societies, religious institutions and private collectors of historical content around the world. Our subscribers use our Web-based platform, proprietary technology and content collection to research their family histories, build their family trees, collaborate with other subscribers, upload their own records and publish and share their stories. Ancestry.com users have uploaded over 163 million items, such as photographs, scanned documents and written stories. This growing pool of user-generated content adds color and context to the family histories assembled from the institutional content available through our Web-based services.

We operate Web sites accessible worldwide, including dedicated sites in the U.S., U.K., Australia, Canada and Sweden. We charge each subscriber for their subscription at the commencement of their subscription period and at each renewal date. Subscriptions automatically renew into the existing package and duration selected, unless cancelled. As of March 31, 2013, approximately 75% of our subscribers had subscription durations greater than one month. Our subscriber retention results coupled with a growing base of longer than one-month duration subscribers have enhanced our near-term visibility on our revenues, which we believe has enabled us to more effectively manage the growth of our business and provide working capital benefits.

As a company, we strive to deliver family history discoveries to subscribers through our extensive content collection. Increasingly, subscriber discoveries are driven by our proprietary technology that provides “hints” of possible record matches to our subscribers. In 2012, over 1.3 billion hints were accepted by our subscribers compared to the approximately 700 million hints accepted in 2011. The increase in hints accepted is a product of subscriber growth, new content, enhanced hinting technologies and changes to how hints are served to subscribers. We also continue to deploy tools and technologies to provide our registered users with an expanding family history collaborative network. Users can invite family and friends to help build their family trees, add personal memories and upload photographs and stories of their own. As of March 31, 2013, our users had created more than 47 million family trees containing over 5 billion profiles. Trees that are shared with others offer many subscribers a substantial head start in their family history research by allowing them to review information collected by users with common ancestry.

We believe we provide ongoing value to our subscribers by regularly adding new historical content and enhancing our Web-based service and platforms with new tools, features and services that enable greater collaboration among our users through the growth of our global community.

In 2012, we delivered strong financial results and continued to position the company for long-term growth through execution of our business strategy. Our key business highlights during the year include the following:

•	the acquisition of Ancestry.com Inc. by a company controlled by the Sponsors for approximately $1.5 billion on December 28, 2012 (see “—The Transaction” below for further information);

•	total subscribers to Ancestry.com branded Web sites increased to approximately 2.0 million or 18% compared to December 31, 2011;

•	total revenues increased to $487.1 million or 22% for the combined period December 29, 2012 to December 31, 2012 and January 1, 2012 to December 28, 2012 compared to the year ended December 31, 2011;

•	we added over 3.1 billion records to our content collections;

•	we participated in the third season of NBC’s television show “Who Do You Think You Are?” which aired 12 original episodes in the first half of 2012;

•	we acquired Archives.com in August 2012 for approximately $100.0 million in cash plus assumed liabilities;

•	we were the first family history source to publicly release the complete indexed and searchable 1940 U.S. Federal Census; and

•	we launched AncestryDNA, combining state-of-the-art DNA science with the Ancestry.com subscriber network.

Terminology

In this prospectus, we use the terms subscriber, registered user, Ancestry.com Web sites, record and database.

A subscriber is an individual who pays for renewable access or redeems a gift subscription to our Ancestry.com Web sites, and a registered user (“registered user” or “user”) is a person who has registered on our Ancestry.com Web sites or mobile apps, which includes subscribers.

Our Ancestry.com Web sites are led by our flagship Web site Ancestry.com, which is a part of an international family of Ancestry-branded Web sites. We refer to these Web sites collectively as the Ancestry.com Web sites. Our Web-based services may be accessed through a variety of platforms including online, mobile devices and our Family Tree Maker desktop software. We also operate other Web sites, including Archives.com, Fold3.com and Newspapers.com. When referring to our Web sites or subscriber data, we are referring exclusively to Ancestry.com branded Web sites.

We use the term “record” in different ways depending on the content source. When referring to a number of records in certain of our institutional content collections, such as a census record, we mean information about each specific person. For example, a draft card will typically be counted as one record, as will each line in a census, because each contains information about a specific individual. When referring to unstructured data, such as a newspaper, we define each page in those data sources as a record. When referring to a number of databases, we mean groups of records we have distinguished as unique sets based on one or more common characteristics shared by the records in each set, such as a common time period, place or subject matter.

The Transaction

On October 21, 2012, the Predecessor entered into a definitive merger agreement (the “Merger Agreement”) with Global Generations Merger Sub Inc. (“Merger Sub”) and its parent company, Ancestry US Holdings Inc. (f/k/a Global Generations International Inc.) (“Holdings”), to acquire the Predecessor for $32.00 per share of common stock (the “Merger”). Holdings is a wholly-owned subsidiary of Parent. On December 28, 2012, pursuant to the Merger Agreement, Parent, through its wholly-owned subsidiaries, completed its acquisition of the Predecessor for approximately $1.5 billion. We refer to the Merger and all activity related to the Merger collectively as the “Transaction.” In connection with the Transaction, the following occurred:

•	Merger Sub merged with and into the Predecessor and each share of capital stock of Merger Sub was converted into one share of Ancestry.com Inc. common stock.

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Each share of common stock of the Predecessor outstanding immediately prior to the Transaction, other than the rollover shares and the Predecessor’s common shares for which appraisal rights have been duly exercised under Delaware law, was cancelled and converted automatically into a right to receive $32.00 in cash. Immediately prior to the Transaction, the Predecessor had 44.1 million common shares outstanding.

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Each share of common stock of the Predecessor for which appraisal rights were duly exercised under Delaware law was cancelled and converted into the right to receive the fair value of such share in accordance with the provisions of Delaware law. Following the Merger, the holders of such dissenting shares ceased to have any rights with respect to such shares, except for their rights to seek an appraisal under Delaware law. Parent remains liable for payment for the dissenting shares and restricted cash of $68.0 million for this purpose.

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Investors in the Predecessor rolled over 2.0 million outstanding common shares of the Predecessor with a fair value of $64.3 million in exchange for common stock in an indirect parent entity of Parent.

•	Each share of the Predecessor’s common stock held in treasury was cancelled and retired.

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Certain members of management rolled over outstanding stock options and restricted stock units (“RSUs”) in the Predecessor with a fair value of $54.8 million, of which $45.3 million was classified as part of the consideration transferred, into an indirect parent entity or subsidiary of Parent.

•	Employees of the Predecessor invested $5.2 million in an indirect parent entity of Parent.

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The vesting of all outstanding options and RSUs of the Predecessor, with the exception of certain rollover RSUs, was accelerated. All stock-based awards outstanding as of that date, with the exception of the rollover options and RSUs, were converted into the right to receive an amount in cash equal to the intrinsic value of the award based on a price of $32.00 per share of common stock of the Predecessor. The total fair value of the awards settled in cash was $95.6 million of which $46.3 million was classified as part of the consideration transferred and $49.3 million was recognized as stock-based compensation expense in the Successor period from December 29, 2012 to December 31, 2012.

In connection with the Transaction, the Issuer entered into a $720 million credit facility (the “Credit Facility”), consisting of a $670 million senior term loan (the “Term Loan”) maturing in December 2018 and a $50 million revolving credit facility (the “Revolving Facility”) expiring in December 2017. At March 31, 2013, the interest rate on the Term Loan was equal to a LIBOR floor of 1.25% plus an applicable margin of 5.75%. The Issuer also issued $300 million of the initial notes. The proceeds, net of the original issue discount, from the Term Loan and the initial notes of $943.2 million as well as an equity contribution of $555.4 million in cash from the Sponsors and employees were used to finance the Transaction. Cash proceeds from financing sources of the Transaction were also used to pay for related fees and expenses. See Note 2 and Note 8 to the audited consolidated financial statements and Note 2 and Note 5 to the unaudited condensed consolidated financial statements included in this prospectus for additional information regarding the Transaction and our debt, respectively. On May 15, 2013, we completed a repricing of our Credit Facility. See “—Recent Developments” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Credit Facility” for a description of the repricing.

As a result of the Transaction, our financial results for the year ended December 31, 2012 are presented for two periods: Successor (December 29, 2012 to December 31, 2012) and Predecessor (January 1, 2012 to December 28, 2012), which relate to the periods succeeding and preceding the Transaction, respectively.

Recent Developments

On May 15, 2013, we completed a repricing of the Credit Facility and entered into Amendment No. 1 to the Credit Facility agreement (the “Amended Credit Facility”). We repriced the Term Loan, which had approximately $668.3 million principal outstanding immediately prior to the repricing, by amending certain of the prior Term Loans such that the holders thereof will hold $488 million of term B loans (which will have the same maturity as the prior Term Loan) (the “Term Loan B”) and a new $150 million tranche of term A loans maturing in May 2018 (the “Term Loan A”). We used $30 million of cash-on-hand to decrease the aggregate principal amount of the Term Loan. We continue to have a $50 million Revolving Facility. In addition to customary fees and expenses, we paid a fee equal to 1% of the principal amount of the loans that were repriced in connection with the Amended Credit Facility, or approximately $6.4 million. The Company has not yet determined the accounting impact of the repricing of the Credit Facility. The Company may be required to recognize additional expense in Q2 2013 associated with the original debt issuance costs of the Credit Facility. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Credit Facility” for a detailed description of the terms of the Amended Credit Facility.

Other Information

Our corporate headquarters are located at 360 West 4800 North, Provo, UT 84604, and our telephone number at that address is (801) 705-7000. Our corporate Web site address is http://corporate.ancestry.com. The contents of our Web sites are not incorporated in, or otherwise to be regarded as part of, this prospectus. Our primary operating subsidiary, Ancestry.com Operations Inc., was originally incorporated in Utah in 1983 and reincorporated in Delaware in 1998.

Ancestry.com LLC is a holding company, and substantially all of our operations are conducted by wholly-owned subsidiaries.

Summary of the Exchange Offer

The following summary contains basic information about the exchange offer and the exchange notes. It does not contain all the information that is important to you. For a more complete understanding of the exchange notes, please refer to the sections of this prospectus entitled “The Exchange Offer” and “Description of Exchange Notes.” In this subsection, “we”, “us” and “our” refer only to Ancestry.com Inc., a Delaware corporation, as the issuer of the notes, exclusive of our subsidiaries.

Exchange Offer	We are offering to exchange $300,000,000 aggregate principal amount of our exchange notes for a like aggregate principal amount of our initial notes. The initial notes were issued on December 28, 2012 under an indenture between Merger Sub, Parent and Wells Fargo Bank, National Association, as trustee. The initial notes were issued in a private transaction that was not subject to the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”).

In order to exchange your initial notes, you must properly tender them and we must accept your tender. We will exchange all outstanding initial notes that are validly tendered and not validly withdrawn.

Expiration Date	This exchange offer will expire at 5:00 p.m., New York City time, on August 26, 2013, unless we decide to extend it.

Conditions to the Exchange Offer	The only condition to completing the exchange offer is that the exchange offer does not violate applicable law or any applicable interpretation of the staff of the SEC. Please refer to the section in this prospectus entitled “The Exchange Offer—Conditions to the Exchange Offer.”

Procedures for Tendering Initial Notes	To participate in this exchange offer, you must complete, sign and date the letter of transmittal or its facsimile and transmit it, together with your initial notes to be exchanged and all other documents required by the letter of transmittal, to Wells Fargo Bank, National Association, as exchange agent, at its address indicated under “The Exchange Offer—Exchange Agent.” In the alternative, you can tender your initial notes by book-entry delivery following the procedures described in this prospectus. For more information on tendering your notes, please refer to the section in this prospectus entitled “The Exchange Offer—Procedures for Tendering Initial Notes.”

Special Procedures for Beneficial Owners	If you are a beneficial owner of initial notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your initial notes in the exchange offer, you should contact the registered holder promptly and instruct that person to tender on your behalf.

Guaranteed Delivery Procedures	If you wish to tender your initial notes and you cannot get the required documents to the exchange agent on time, you may tender your notes by using the guaranteed delivery procedures described under the section of this prospectus entitled “The Exchange Offer—Procedures for Tendering Initial Notes—Guaranteed Delivery Procedure.”

Withdrawal Rights	You may withdraw the tender of your initial notes at any time before 5:00 p.m., New York City time, on the expiration date of the exchange offer. To withdraw, you must send a written or facsimile transmission notice of withdrawal to the exchange agent at its address indicated under “The Exchange Offer—Exchange Agent” before 5:00 p.m., New York City time, on the expiration date of the exchange offer.

Acceptance of Initial Notes and Delivery of Exchange Notes	If all the conditions to the completion of this exchange offer are satisfied, we will accept any and all initial notes that are properly tendered in this exchange offer on or before 5:00 p.m., New York City time, on the expiration date. We will return any initial note that we do not accept for exchange to you without expense promptly after the expiration date. We will deliver the exchange notes to you promptly after the expiration date and acceptance of your initial notes for exchange. Please refer to the section in this prospectus entitled “The Exchange Offer—Acceptance of Initial Notes for Exchange; Delivery of Exchange Notes.”

Material United States Federal Income Tax Consequences	The exchange of initial notes for exchange notes in the exchange offer will not be a taxable event for United States federal income tax purposes. See “Material United States Federal Income Tax Consequences”.

Exchange Agent	Wells Fargo Bank, National Association is serving as exchange agent in the exchange offer.

Fees and Expenses	We will pay all expenses related to this exchange offer. Please refer to the section of this prospectus entitled “The Exchange Offer—Fees and Expenses.”

Use of Proceeds	We will not receive any proceeds from the issuance of the exchange notes. We are making this exchange offer solely to satisfy certain of our obligations under our registration rights agreement entered into in connection with the offering of the initial notes.

Consequences to Holders Who Do Not Participate in the Exchange Offer	Any initial notes that are not tendered or that are tendered but not accepted will remain subject to the restrictions on transfer set forth in the initial notes and the indenture. Since the initial notes have not been registered under the federal securities laws, they may bear a legend restricting their transfer absent registration or the availability of a specific exemption from registration. Upon completion of the Exchange Offer, we will have no further obligation to register, and currently we do not anticipate that we will register, the initial notes under the Securities Act except in limited circumstances with respect to specific types of holders of initial notes. Please refer to the section of this prospectus entitled “The Exchange Offer—Your Failure to Participate in the Exchange Offer Will Have Adverse Consequences.”

Resales	It may be possible for you to resell the notes issued in the exchange offer without compliance with the registration and prospectus delivery provisions of the Securities Act, subject to the conditions described under “Plan of Distribution.”

To tender your initial notes in this exchange offer and resell the exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act, you must make the following representations:

•	you are authorized to tender the initial notes and to acquire exchange notes, and that we will acquire good and unencumbered title thereto;

•	the exchange notes acquired by you are being acquired in the ordinary course of business;

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you have no arrangement or understanding with any person to participate in a distribution of the exchange notes and are not participating in, and do not intend to participate in, the distribution of such exchange notes;

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you are not an “affiliate,” as defined in Rule 405 under the Securities Act, of ours, or you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•	if you are not a broker-dealer, you are not engaging in, and do not intend to engage in, a distribution of exchange notes; and

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if you are a broker-dealer, initial notes to be exchanged were acquired by you as a result of market-making or other trading activities and you will deliver a prospectus in connection with any resale, offer to resell or other transfer of such exchange notes.

Please refer to the sections of this prospectus entitled “The Exchange Offer—Procedures for Tendering Initial Notes—Proper Execution and Delivery of Letters of Transmittal,” “Risk Factors—Risks Related to the Exchange Offer—Some persons who participate in the exchange offer must deliver a prospectus in connection with resales of the exchange notes” and “Plan of Distribution.”

Summary of Terms of the Exchange Notes

The summary below describes the principal terms of the exchange notes. Some of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Exchange Notes” section of this prospectus contains a more detailed description of the terms and conditions of the notes.

Issuer	Ancestry.com Inc., a Delaware corporation.

Securities	$300,000,000 principal amount of 11.00% Senior Notes due 2020.

Maturity Date	December 15, 2020.

Interest Payment Dates	June 15 and December 15 of each year, commencing June 15, 2013.

Guarantees	The payment of principal, premium, if any, and interest on the exchange notes will be unconditionally guaranteed, jointly and severally, on a senior unsecured basis by Parent and those of Parent’s direct and indirect existing and future restricted subsidiaries (except excluded subsidiaries) that guarantee any indebtedness of the Issuer or any guarantor or incur indebtedness under a credit facility as further described in “Description of Exchange Notes,” in each case, subject to the exceptions described in this prospectus. See “Description of Exchange Notes—Certain Covenants—Guarantors.”

Ranking	The exchange notes will constitute our senior unsecured debt and will rank:

•	pari passu with existing and future senior indebtedness;

•	senior to existing and future subordinated indebtedness;

•	effectively subordinated to all of our existing and future secured indebtedness, to the extent of the value of the collateral securing such obligations; and

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structurally subordinated to all existing and future indebtedness of, and other obligations and preferred stock of, our subsidiaries that are not guarantors (other than indebtedness and other obligations owed to us).

The guarantees are the senior unsecured obligations of the guarantors and:

•	are effectively subordinated to secured obligations of the guarantors to the extent of the value of the assets securing such obligations;

•	rank equal in right of payment to all existing and future unsecured obligations of the guarantors that are not, by their terms, expressly subordinated in right of payment to the guarantees; and

•	rank senior in right of payment to all existing and future obligations of the guarantors that are, by their terms, expressly subordinated in right of payment to the guarantees.

As of March 31, 2013:

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the Issuer and the guarantors had $968.3 million of indebtedness (excluding intercompany indebtedness) including the notes, of which $668.3 million is secured, with an additional $50.0 million of secured indebtedness available under the Revolving Facility; and

•	Parent’s non-guarantor subsidiaries had $0.0 million of indebtedness (excluding intercompany indebtedness). The notes and the guarantees are structurally subordinated to those obligations.

For the three months ended March 31, 2013 and for the periods from December 29, 2012 to December 31, 2012 and January 1, 2012 to December 28, 2012, the non-guarantor subsidiaries generated less than 1% of the Company’s consolidated net revenue. (excluding intercompany revenues) for all three periods.

Optional Redemption	At any time on or after December 15, 2016, the Issuer may redeem all or any portion of the exchange notes at the redemption prices set forth under “Description of Exchange Notes—Optional Redemption.”

Prior to December 15, 2016, the Issuer may redeem all or any portion of the exchange notes at 100% of their principal amount, plus a “make whole” premium, plus accrued interest.

In addition, at any time and from time to time on or prior to December 15, 2015, the Issuer may redeem up to 35% of the aggregate principal amount of the exchange notes at a purchase price of 111.0% of their principal amount, plus accrued interest, in an amount up to the net cash proceeds of certain equity offerings, so long as:

•	at least 65% of the aggregate principal amount of all exchange notes issued under the indenture remain outstanding afterwards; and

•	the redemption occurs within 180 days of the date of the closing of such equity offering.

Change of Control; Asset Sales	If a change of control occurs, the Issuer must offer to purchase the exchange notes from holders at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. See “Description of Exchange Notes—Change of Control.” We may not have sufficient liquidity or have the ability to raise the funds necessary to finance a change of control offer required by the indenture relating to the exchange notes in the event of a change of control. See “Risk Factors—We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture governing the exchange notes.”

If Parent sells or the restricted subsidiaries sell certain assets and do not apply the net proceeds in compliance with the indenture, the

Issuer will be required to make an offer to repurchase the exchange notes at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. See “Description of Exchange Notes—Repurchase at the Option of Holders—Asset Sales.”

Certain Covenants	The indenture governing the exchange notes, among other things, limits the ability of us and our restricted subsidiaries to:

•	incur additional indebtedness;

•	pay dividends or make distributions or redeem or repurchase stock;

•	make certain investments;

•	create liens;

•	merge or consolidate with another company or transfer or sell assets;

•	enter into restrictions affecting the ability of its restricted subsidiaries to make distributions, loans or advances to us or other restricted subsidiaries; and

•	engage in transactions with affiliates.

These covenants are subject to a number of important limitations and exceptions, which are described under “Description of Exchange Notes—Certain Covenants.”

During any period when the exchange notes are assigned investment grade ratings by both Standard & Poor’s and Moody’s and no default has occurred and is continuing, certain of these covenants will be suspended. See “Description of Exchange Notes—Suspension of Covenants.”

No Prior Market	The exchange notes will constitute a new issue of securities with no established trading market. The Issuer does not intend to list the exchange notes on any national securities exchange or automated quotation system. Accordingly, we cannot assure you that an active public or other market will develop for the exchange notes or as to the liquidity of the trading market for the exchange notes. If a trading market does not develop or is not maintained, holders of the exchange notes may experience difficulty in reselling the exchange notes or may be unable to sell them at all. If a market for the exchange notes develops, any such market may be discontinued at any time. Accordingly, you may have to bear the financial risks of investing in the exchange notes for an indefinite period of time. The Issuer does not intend to apply for a listing of the exchange notes on any securities exchange or automated dealer quotation system. See “Plan of Distribution.”

Use of Proceeds	The issuer will not receive any proceeds from the issuance of the exchange notes pursuant to the Exchange Offer. The Issuer will pay all of its expenses incident to the Exchange Offer. See “Use of Proceeds.”

Risk Factors	You should consider carefully the information set forth in the section entitled “Risk Factors” and all other information contained in this prospectus before deciding to participate in the exchange offer.

Summary Historical Consolidated and Unaudited Pro Forma Condensed Combined Financial Data

We operated as Ancestry.com Inc. (the “Predecessor”) until December 28, 2012 when a company controlled by the Sponsors acquired the Predecessor. See Note 2 in the Consolidated Financial Statements for further information regarding the Transaction. As a result, our fiscal year 2012 is divided into a Successor period from December 29, 2012 to December 31, 2012 and a Predecessor period from January 1, 2012 to December 28, 2012. The following tables summarize selected consolidated historical financial and operating data for the periods indicated. The summarized Consolidated Balance Sheet data is presented for the Successor period as of December 31, 2012 and the Predecessor periods as of December 31, 2011, 2010, 2009 and 2008 and the unaudited period as of March 31, 2013 (Successor). The summarized Consolidated Statements of Operations data presented below for the Successor period from December 29, 2012 to December 31, 2012, the Predecessor period from January 1, 2012 to December 28, 2012 and the Predecessor periods for the years ended December 31, 2011, 2010, 2009 and 2008 have been derived from our Consolidated Financial Statements, which have been audited by Ernst & Young LLP, an independent registered public accounting firm. Due to the Transaction, the results of the Successor are not comparable with the results of the Predecessor. Our combined results for the year ended December 31, 2012 represent the addition of the Predecessor period from January 1, 2012 to December 28, 2012 and the Successor period from December 29, 2012 to December 31, 2012. This combination does not comply with U.S. GAAP or with the rules for pro forma presentation, but is presented as we believe the presentation is useful to the reader for comparison with the prior periods. Our summarized Consolidated Balance Sheet data as of March 31, 2013 (Successor) and the summarized Consolidated Statements of Operations data for the three months ended March 31, 2013 (Successor) and 2012 (Predecessor) are derived from our unaudited Condensed Consolidated Financial Statements included in this prospectus and include all adjustments, consisting of normal and recurring adjustments that we consider necessary for a fair presentation of the financial position and results of operations as of and for such periods. Operating results for the three months ended March 31, 2013 (Successor) are not necessarily indicative of the results that may be expected for the full 2013 fiscal year. See “Risk Factors” included in this prospectus and the notes to our consolidated financial statements.

The summary unaudited pro forma condensed combined statement of operations data for the year ended December 31, 2012 gives effect to the Transaction and the Archives.com acquisition as if they occurred on January 1, 2012. The summary unaudited pro forma condensed combined financial information is for informational purposes only and does not purport to represent what our results of operations would have been if the Transaction and the Archives.com acquisition had occurred as of those dates or what our results will be for future periods. We cannot assure you that the assumptions used by our management, which we believe are reasonable, for the preparation of the summary unaudited pro forma condensed combined financial information will prove to be correct. See “Unaudited Pro Forma Condensed Combined Financial Statements” for a complete description of the adjustments and assumptions underlying the summary unaudited pro forma condensed combined financial information.

You should read the selected consolidated financial data presented on the following pages in conjunction with our consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	Successor		Predecessor (1)
	As of March 31, 2013	As of December 31, 2012	As of December 31,
			2011	2010	2009	2008
	(unaudited)
	(In thousands)
Balance Sheet Data:
Cash, cash equivalents and short-term investments	$71,978	$35,651	$48,998	$65,519	$100,272	$40,121
Total assets	2,027,235	2,077,454	493,849	522,186	523,348	477,975
Deferred revenues	140,171	116,953	108,654	89,301	69,711	61,178
Long-term obligations (2)	942,441	943,312	10,429	498	100,025	133,000
Total liabilities	1,436,194	1,468,108	183,340	158,319	228,458	258,187
Total member’s interests/stockholders’ equity	591,041	609,346	310,509	363,867	294,890	219,788

(1)	We operated as the Predecessor until December 28, 2012, when a company controlled by the Sponsors acquired the Predecessor. As a result of the Transaction, the balance sheet data presented is not comparable between the Predecessor and Successor periods.
(2)	Includes the current and long-term portions of debt outstanding in the periods presented and the amounts payable under capital lease obligations as of December 31, 2012, 2011 and 2010.

	Successor	Predecessor (1)	Successor	Predecessor (1)	Non-GAAP Combined (1)	Predecessor (1)				Pro Forma
	Three Months Ended March 31,		Period from Dec. 29, 2012 to Dec. 31, 2012	Period from Jan. 1, 2012 to Dec. 28, 2012	Period from Jan. 1, 2012 to Dec. 31, 2012	Year Ended December 31,
	2013	2012				2011	2010	2009(2)	2008	2012
	(unaudited)	(unaudited)			(unaudited)					(unaudited)
	(In thousands)
Operations Data:
Subscription revenues	$113,774	$102,596	$3,194	$451,744	$454,938	$377,364	$281,670	$207,707	$181,391
Product and other revenues	9,748	5,940	264	31,883	32,147	22,297	19,261	17,195	16,200

Total revenues	123,522	108,536	3,458	483,627	487,085	399,661	300,931	224,902	197,591	$500,358
Cost of subscription revenues	21,743	16,294	664	66,741	67,405	58,292	46,409	40,183	38,187
Cost of product and other revenues	5,731	2,785	159	19,162	19,321	8,216	5,698	6,140	5,427

Total cost of revenues	27,474	19,079	823	85,903	86,726	66,508	52,107	46,323	43,614	104,220

Gross profit	96,048	89,457	2,635	397,724	400,359	333,153	248,824	178,579	153,977	396,138
Technology & development	20,517	16,627	642	77,512	78,154	58,245	42,296	36,236	33,206	81,321
Marketing and advertising	36,958	39,549	1,145	138,073	139,218	122,997	94,573	61,625	52,341	147,766
General and administrative	11,819	10,642	381	45,995	46,376	39,734	35,390	32,540	28,931	47,806
Amortization of acquired intangible assets	46,386	2,561	1,472	16,551	18,023	16,711	15,959	16,217	23,779	185,320
Transaction-related expenses	—	—	102,264	7,104	109,368	—	—	—	—	—

Total operating expenses	115,680	69,379	105,904	285,235	391,139	237,687	188,218	146,618	138,257	462,213

Income (loss) from operations	(19,632)	20,078	(103,269)	112,489	9,220	95,466	60,606	31,961	15,720	(66,075)
Interest expense, net	(22,008)	(167)	(730)	(1,065)	(1,795)	(589)	(4,697)	(5,347)	(11,483)	(73,309)
Other income (expense), net	(551)	206	—	742	742	(637)	439	21	(8)	742

Income (loss) before income taxes	(42,191)	20,117	(103,999)	112,166	8,167	94,240	56,348	26,635	4,229	(138,642)
Income tax benefit (expense)	20,764	(6,570)	31,324	(41,377)	(10,053)	(31,345)	(19,503)	(5,340)	(1,845)	(49,554)

Net income (loss)	$(21,427)	$13,547	$(72,675)	$70,789	$(1,886)	$62,895	$36,845	$21,295	$2,384	$(89,088)

(1)	We operated as the Predecessor until December 28, 2012 when a company controlled by the Sponsors acquired the Predecessor. As a result, our fiscal year 2012 is divided into a Successor period from December 29, 2012 to December 31, 2012 and a Predecessor period from January 1, 2012 to December 28, 2012. Operational data presented for the Successor and Predecessor periods is not necessarily comparable due to the Transaction. Our Non-GAAP Combined results for the year ended December 31, 2012 represent the addition of the Predecessor period from January 1, 2012 to December 28, 2012 and the Successor period from December 29, 2012 to December 31, 2012. This combination does not comply with U.S. GAAP or with the rules for pro forma presentation, but is presented because we believe the presentation is useful to the reader for comparison with prior periods.
(2)	Income from operations and net income include an expense related to a settlement in the third quarter of 2009 of a claim regarding the timeliness and accuracy of a content index we created. The settlement resulted in an expense of approximately $2.3 million in 2009.

	Successor	Predecessor (1)	Successor	Predecessor (1)	Non-GAAP Combined (1)	Predecessor (1)
	Three Months Ended March 31,		Period from Dec. 29, 2012 to Dec. 31, 2012	Period from Jan. 1, 2012 to Dec. 28, 2012	Period from Jan. 1, 2012 to Dec. 31, 2012	Year Ended December 31,
	2013	2012				2011	2010	2009		2008
	(unaudited)	(unaudited)			(unaudited)
	(In thousands)
Other Financial Data:
Non-GAAP revenues (2)	$135,022	$108,536	$4,008	$483,627	$487,635	$399,661	$300,931	$224,902		$197,591
Adjusted EBITDA (3)	48,980	31,683	1,233	177,592	178,825	144,807	100,974	71,585	(5)	62,645
Free cash flow (4)	50,691	14,713	1,233	104,754	105,987	106,355	60,359	29,613	(5)	31,712

(1)

We operated as the Predecessor until December 28, 2012 when a company controlled by the Sponsors acquired the Predecessor. As a result, our fiscal year 2012 is divided into a Successor period from December 29, 2012 to December 31, 2012 and a Predecessor period from January 1, 2012 to December 28, 2012. Operational data presented for the Successor and Predecessor periods is not necessarily comparable due to the Transaction. Our combined results for the year ended December 31, 2012 represent the addition of the Predecessor period from January 1, 2012 to December 28, 2012 and the Successor period from December 29, 2012 to December 31, 2012. This combination does not comply with U.S. GAAP or with the rules for pro forma presentation but is presented because we believe the presentation is useful to the reader for comparison with prior periods.
(2)	Non-GAAP revenues. We define non-GAAP revenues as the revenues that would have been recognized, except for the write-down of deferred revenue to fair value as a result of the application of purchase accounting for the Transaction. Non-GAAP revenues is calculated as total revenues plus the effects of non-cash adjustments to revenue from purchase accounting.
(3)	Adjusted EBITDA. We define adjusted EBITDA as net income (loss) plus non-cash adjustments to revenue from purchase accounting, interest and other (income) expense, net; income tax expense (benefit); non-cash charges including depreciation, amortization, impairment of intangible assets and stock-based compensation expense; and expenses associated with the Transaction.
(4)	Free cash flow. We define free cash flow as net income (loss) plus non-cash adjustments to revenue from purchase accounting, interest and other (income) expense, net; income tax expense (benefit); non-cash charges including depreciation, amortization, impairment of intangible assets and stock-based compensation expense; and expenses associated with the Transaction; and minus capitalization of content databases, purchases of property and equipment and cash received (paid) for income taxes and interest.
(5)	Income from operations and net income, and therefore adjusted EBITDA and free cash flow, include an expense related to a settlement in the third quarter of 2009 of a claim regarding the timeliness and accuracy of a content index we created. The settlement resulted in an expense of approximately $2.3 million in 2009.

The following table presents a reconciliation of non-GAAP revenues to total revenues, the most comparable GAAP measure, for each of the periods identified.

	Successor	Predecessor (1)	Successor	Predecessor (1)	Non-GAAP Combined (1)	Predecessor (1)
	Three months ended March 31,		Period from Dec. 29, 2012 to Dec. 31, 2012	Period from Jan. 1, 2012 to Dec. 28, 2012	Period from Jan. 1, 2012 to Dec. 31, 2012	Year Ended December 31,
	2013	2012				2011	2010	2009	2008
	(unaudited)	(unaudited)
	(In thousands)
Reconciliation of Non-GAAP revenues to total revenues
Total revenues	$123,522	$108,536	$3,458	$483,627	$487,085	$399,661	$300,931	$224,902	$197,591
Non-cash revenue adjustment (2)	11,500	—	550	—	550	—	—	—	—

Non-GAAP revenues	$135,022	$108,536	$4,008	$483,627	$487,635	$399,661	$300,931	$224,902	$197,591

(1)	We operated as the Predecessor until December 28, 2012 when a company controlled by the Sponsors acquired the Predecessor. As a result, our fiscal year 2012 is divided into a Successor period from December 29, 2012 to December 31, 2012 and a Predecessor period from January 1, 2012 to December 28, 2012. Operational data presented for the Successor and Predecessor periods is not necessarily comparable due to the Transaction. Our Non-GAAP Combined results for the year ended December 31, 2012 represent the addition of the Predecessor period from January 1, 2012 to December 28, 2012 and the Successor period from December 29, 2012 to December 31, 2012. This combination does not comply with U.S. GAAP or with the rules for pro forma presentation but is presented because we believe the presentation is useful to the reader for comparison with prior periods.
(2)	Represents non-cash adjustments to revenue or the revenues that would have been recognized, except for the write-down of deferred revenue to fair value as a result of the application of purchase accounting for the Transaction.

The following table presents a reconciliation of our adjusted EBITDA and free cash flow to net income (loss), the most comparable GAAP measure, for each of the periods identified.

	Successor	Predecessor(1)	Successor	Predecessor(1)	Non-GAAP Combined(1)	Predecessor(1)
	Three Months Ended March 31,		Period from Dec. 29, 2012 to Dec. 31, 2012	Period from Jan. 1, 2012 to Dec. 28, 2012	Period from Jan. 1, 2012 to Dec. 31, 2012	Year Ended December 31,
	2013	2012				2011	2010	2009 (4)	2008
	(unaudited)	(unaudited)			(unaudited)
	(In thousands)
Reconciliation of adjusted EBITDA and free cash flow to net income (loss):
Net income (loss)	$(21,427)	$13,547	$(72,675)	$70,789	$(1,886)	$62,895	$36,845	$21,295	$2,384
Non-cash revenue adjustment (2)	11,500	—	550	—	550	—	—	—	—
Interest expense, net	22,008	167	730	1,065	1,795	589	4,697	5,347	11,483
Other (income) expense, net	551	(206)	—	(742)	(742)	637	(439)	(21)	8
Income tax expense (benefit)	(20,764)	6,570	(31,324)	41,377	10,053	31,345	19,503	5,340	1,845
Depreciation	3,773	3,547	—	14,699	14,699	13,450	11,773	10,936	10,732
Amortization	52,893	5,111	1,688	27,879	29,567	25,916	23,526	23,214	30,046
Stock-based compensation expense	446	2,947	—	15,421	15,421	9,975	5,069	5,474	4,672
Impairment of intangible assets	—	—	—	—	—	—	—	—	1,475
Transaction-related expenses (3)	—	—	102,264	7,104	109,368	—	—	—	—

Adjusted EBITDA	$48,980	$31,683	$1,233	$177,592	$178,825	$144,807	$100,974	$71,585	$62,645

Capitalization of content databases	(4,753)	(5,140)	—	(23,538)	(23,538)	(20,408)	(13,874)	(9,398)	(8,965)
Purchases of property and equipment	(3,523)	(5,093)	—	(20,776)	(20,776)	(13,895)	(12,968)	(13,362)	(11,621)
Cash paid for interest	(11,781)	(117)	—	(1,368)	(1,368)	(466)	(2,645)	(7,740)	(10,068)
Cash received (paid) for income taxes	21,768	(6,620)	—	(27,156)	(27,156)	(3,683)	(11,128)	(11,472)	(279)

Free cash flow	$50,691	$14,713	$1,233	$104,754	$105,987	$106,355	$60,359	$29,613	$31,712

(1)	We operated as the Predecessor until December 28, 2012 when a company controlled by the Sponsors acquired the Predecessor. As a result, our fiscal year 2012 is divided into a Successor period from December 29, 2012 to December 31, 2012 and a Predecessor period from January 1, 2012 to December 28, 2012. Operational data presented for the Successor and Predecessor periods is not necessarily comparable due to the Transaction. Our Non-GAAP Combined results for the year ended December 31, 2012 represent the addition of the Predecessor period from January 1, 2012 to December 28, 2012 and the Successor period from December 29, 2012 to December 31, 2012. This combination does not comply with U.S. GAAP or with the rules for pro forma presentation but is presented because we believe the presentation is useful to the reader for comparison with prior periods.
(2)	Represents non-cash adjustments to revenue or the revenues that would have been recognized, except for the write-down of deferred revenue to fair value as a result of the application of purchase accounting for the Transaction.
(3)	Transaction-related expenses for the period from December 29, 2012 to December 31, 2012 include $53.1 million of stock-based compensation expense due to the acceleration of vesting for outstanding Predecessor stock-based awards upon closing of the Transaction. See Note 10 in the Consolidated Financial Statements for further detail.
(4)	Income from operations and net income, and therefore adjusted EBITDA and free cash flow, include an expense related to a settlement in the third quarter of 2009 of a claim regarding the timeliness and accuracy of a content index we created. The settlement resulted in an expense of approximately $2.3 million in 2009.

RISK FACTORS

Before making a decision to participate in the exchange offer, you should carefully consider the following risk factors described below. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially adversely affect our business, financial condition or results of operations. Any of the following risks could materially adversely affect our business, financial condition or results of operations. In addition, there may be other risks that a prospective investor should consider that are relevant to its particular circumstances or generally. In such case, you may lose all or part of your original investment.

Risks Related to Our Business

If our efforts to retain and attract subscribers are not successful, our revenues may be materially affected.

We generate substantially all of our revenues from subscriptions to our services. We must continue to retain existing and attract new subscribers, which we seek to do in part by investing in our product platform and new services and technologies, such as mobile, AncestryDNA and Archives.com. If our efforts to satisfy our existing subscribers are not successful, we may not be able to retain them, and, as a result, our revenues would be adversely affected. For example, if consumers do not perceive our services to be reliable, valuable and of high quality, if we fail to regularly introduce new and improved services and more content, or if we introduce new services that are not favorably received by the market, we may not be able to retain existing or attract new subscribers. We rely on our marketing and advertising efforts to attract new subscribers. If we are unable to effectively retain existing subscribers and attract new subscribers, our business, financial condition and results of operations would be materially adversely affected.

The relative service levels, pricing and related features of competitors to our products and services are some of the factors that may adversely impact our ability to retain existing subscribers and attract new subscribers. Some of our current competitors provide genealogical records free of charge. Some governments or private organizations may make historical records available online at no cost to consumers and some commercial entities could choose to make such records available on an advertising-supported basis rather than a subscription basis. In addition to competition from outside services, certain of our products, such as Archives.com, may compete with our Ancestry.com Web sites for subscribers and weaken our Ancestry.com brand. If consumers are able to satisfy their family history research needs at no or lower cost, they may not perceive value in our products and services. If our efforts to satisfy and retain our existing subscribers are not successful, we may not be able to continue to attract new subscribers through word-of-mouth referrals. Further, subscriber growth, or our number of subscribers, may decrease as a result of a decline in interest in family history research. Any of these factors could cause our subscriber growth rate, or our number of subscribers, to fall, which would materially adversely impact our business, financial condition and results of operations.

Our recent performance may not be sustainable, which could negatively affect our financial condition and results of operations.

Our revenues have grown rapidly, increasing from $197.6 million in 2008 to $487.1 million for the combined period December 29, 2012 to December 31, 2012 and January 1, 2012 to December 28, 2012, representing a compound annual growth rate of 25.3%. Since we do not expect to sustain our historical growth rate in future periods, you should not rely on the revenue growth of any prior year or other period as an indication of our future performance. Additionally, we expect to continue to devote substantial resources and funds to improving our technologies and product offerings, including new product offerings, and to continue acquiring new and relevant content and also to expanding awareness of our brand and category through marketing, which may reduce our margins in the near term. If our growth rate were to decline significantly or become negative, it could materially adversely affect our financial condition and results of operations.

If we experience excessive rates of subscriber cancellation, our revenues and business may be harmed.

We must continually add new subscribers both to replace subscribers who choose to cancel their subscriptions and to grow our business beyond our current subscriber base. Subscribers choose to cancel their subscriptions for many reasons, including a desire to reduce discretionary spending, a perception that they do not have sufficient time to use the service or otherwise do not use the service sufficiently, the service is a poor value, competitive services provide a better value or experience or subscriber service issues are not satisfactorily resolved. Subscribers may choose to cancel their subscriptions at any time prior to the renewal date. We may also experience fluctuations in cancelations as we pursue new subscribers through new marketing channels or if we have a large number of subscriptions come up for renewal in the same period.

If our subscriber cancellations increase, we would be required to increase the rate at which we add new subscribers in order to maintain and grow our revenues. If excessive numbers of subscribers cancel our service, we may be required to incur significantly higher marketing and advertising expenses than we currently anticipate to replace these subscribers with new subscribers. If we are unable to attract new subscribers in numbers greater than the impact of our cancellations, our subscriber base will decrease and our business, financial condition and results of operations may be materially adversely affected.

A change in our mix of subscription durations could have a significant impact on our revenues, net subscribers and revenue visibility.

We continually evaluate and test the types of subscriptions that we offer. Based on the results of any product or price testing conducted, we may change the types of subscriptions we offer or we may price and market different types of subscriptions as we did in late 2011, when we began offering new subscribers on the U.S. Ancestry.com Web site semi-annual subscriptions in place of annual subscriptions. Although annual subscribers have historically represented the largest percentage of our subscriber base, and did at March 31, 2013, new subscribers on the U.S. Ancestry.com Web site are currently being offered the choice of monthly and semi-annual subscriptions. If a higher percentage of our subscribers choose a shorter subscription duration, we would likely experience higher cancellation volumes, which may result in decreased immediate and long-term revenues. In the future, we may continue to perform product and price tests involving our prospective users, the results of which could affect our number or mix of subscribers and may have a material adverse impact on our results of operations, and key operating metrics.

Additionally, the largely long-term commitments of our subscribers have enhanced our near-term visibility on our revenues, which we believe has enabled us to more effectively manage the growth of our business and provide working capital benefits. A change in the mix of subscriptions from longer to shorter durations could cause a reduction in this near-term visibility, which could make it more difficult to manage our growth and effectively budget future working capital requirements.

Acquisitions, if any, may not be completed within the expected timeframe or at all, and businesses or technologies we acquire could prove difficult to integrate, disrupt our ongoing business or have a material adverse effect on our results of operations.

As part of our business strategy, we engage in acquisitions of businesses or technologies from time to time to augment our organic or internal growth. During the period from January 1, 2012 to December 28, 2012, our Predecessor made various acquisitions for approximately $114.5 million, including the acquisition of Archives.com in August 2012 for $100.0 million in cash consideration plus assumed liabilities. While we have engaged in acquisitions in the past, our experience with integrating and managing acquired businesses or assets is still limited. Acquisitions involve challenges and risks in negotiation, execution, valuation and integration. Moreover, we may not be able to find suitable acquisition opportunities on terms that are acceptable to us or if we do, we may be delayed or unsuccessful in completing the transaction. We could assume the economic risks of such failed or unsuccessful acquisitions. Even if successfully negotiated, closed and integrated, certain acquisitions may not advance our business strategy, may fall short of expected return-on-investment targets or may fail. Any recent or future acquisition could involve numerous risks, including:

•	potential disruption of our ongoing business and distraction of management;

•	difficulty integrating the operations and products of the acquired business;

•	inability to effectively operate the new business;

•	exposure to unknown liabilities, including litigation, against the companies we acquire;

•	use of cash or borrowings under our Revolving Facility or otherwise to fund the acquisition or for unanticipated expenses;

•	additional outside service costs, including legal, accounting and consulting fees;

•	additional costs due to differences in culture, geographical locations and duplication of key talent;

•	difficulty integrating the financial reports of the acquired business in our consolidated financial statements and implementing our internal controls in the acquired business;

•	potential impairment of goodwill and acquired intangible assets;

•	potential loss of key employees or customers of the acquired company; and

•	potential weakening of our core business due to competition for subscribers and revenues from acquired businesses.

We may not be successful in addressing these risks or any other problems encountered in connection with any attempted acquisitions.

Because we recognize revenues from subscriptions to our service over the term of the subscription, downturns or upturns in subscriptions may not be immediately reflected in our operating results and therefore could affect our operating results in later periods.

We recognize revenues from subscribers ratably over the term of their subscriptions. Since the majority of our subscription durations have been greater than three months, a large portion of our revenues for each quarter have reflected deferred revenues from subscriptions entered into during previous quarters. Consequently, a decline in new or renewed subscriptions in any one quarter will not necessarily be fully reflected in revenues in that quarter but will negatively affect our revenues in future quarters. Accordingly, the effect of significant downturns or upturns in subscriptions or market acceptance of our service, or changes in monthly churn, may not fully impact our results of operations until future periods.

If our marketing and advertising efforts fail to generate additional revenues on a cost-effective basis, or if we are unable to manage our marketing and advertising expenses, it could materially harm our results of operations and growth.

Our future growth and profitability, as well as the maintenance and enhancement of our brands, will depend in large part on the effectiveness and efficiency of our marketing and advertising expenditures. We use a diverse mix of marketing and advertising programs to promote our products and services, and we periodically adjust our mix of these programs. Significant increases in the pricing of one or more of our marketing and advertising channels could increase our marketing and advertising expense or cause us to choose less effective marketing and advertising channels. We have experienced price increases in some of our marketing and advertising channels, including television. Television advertising comprises a large percentage of our marketing and advertising expense, which may have significantly higher costs than other channels and which could materially adversely affect our profitability. Further, we may over time become disproportionately reliant on one channel or partner, which could increase our operating expenses. Because we recognize revenues ratably over the subscription period, we have incurred and may in the future incur marketing and advertising expenses significantly in advance of the time we anticipate recognizing revenues associated with such expenses, and our marketing and advertising expenditures may not continue to result in increased revenues or generate sufficient levels of brand awareness. If we are unable to maintain our marketing and advertising channels on cost-effective terms or replace existing marketing and advertising channels with similarly effective channels, our marketing and advertising expenses could increase substantially, our subscriber levels could be affected adversely, and our business, financial condition and results of operations may suffer. In addition, our expanded marketing efforts may increase our subscriber acquisition cost, as additional expenses may not result in sufficient customer growth to offset cost, which would have an adverse effect on our business, financial condition and results of operations.

We face competition from a number of different sources, and our failure to compete effectively could materially impact our revenues, results of operations and financial condition.

We face competition in our business from a variety of organizations, some of which provide genealogical records free of charge. We expect competition to increase in the future. Many external factors, including the cost of marketing, content acquisition and technology and our current and future competitors’ pricing and marketing strategies can significantly affect our competitive strategies, including pricing. If we fail to meet our subscribers’ expectations, we could fail to retain existing or attract new subscribers, either of which could harm our business and results of operations.

Ancestry.com and our other Web sites face competition from:

•

FamilySearch, and its Web site FamilySearch.org, a genealogy organization that is part of The Church of Jesus Christ of Latter-day Saints. FamilySearch has an extensive collection of paper and microfilm records. FamilySearch has digitized a large quantity of these records and has published them online at FamilySearch.org, where it makes them available to the public for free and through thousands of family history centers located throughout the world. FamilySearch is a well-funded organization and is undertaking a large-scale digitization project to make its collection available online. FamilySearch has partnered and may in the future partner with other commercial entities to broaden the distribution of its records.

•

Commercial entities, including online genealogical research services, library content distributors, search engines and portals, retailers of books and software related to genealogical research and family tree creation and family history oriented social networking Web sites.

•

Non-profit entities and organizations, genealogical societies, governments and agencies that may make vital statistics or other records available to the public for free or that partner with commercial entities to make their records widely-available.

We expect our competition to grow, both through industry consolidation and the emergence of new participants in our existing markets. We will also face competitors in new markets that we enter. For example, we face competition from other companies, such as 23andme, in providing family history DNA services. Our future competitors may include other Internet-based businesses, governments, religious organizations, not-for-profit entities and other entities. The market for Internet-based services evolves at a very rapid pace, and our competitors may offer products and services that are superior to any of our products and services. In addition, Internet business models are constantly changing. The online family history market could move to an advertising-supported model to the detriment of our subscription-based model. Our competitors may have greater resources, more well-established brand recognition or more sophisticated technologies, such as search algorithms, than we do. Our competitors may more easily obtain relevant records in domestic and international markets or offer new categories of content, products or services before we do, or at lower prices, which may give them a competitive advantage in attracting subscribers. In addition to competition from outside sources, certain of our products, such as Archives.com may compete with and weaken our Ancestry.com brand.

To compete effectively, we may need to expend significant resources on content acquisition, technology or marketing and advertising, which could reduce our margins and have a material adverse effect on our business, financial condition and results of operations. If we do not compete effectively, our ability to retain and expand our subscriber base, and our revenues, results of operations and financial condition, could be materially adversely affected.

Because we generate substantially all of our revenues from online family history resources, particularly in the United States and United Kingdom, a decline in demand for our services or for online family history resources in general, and particularly of the United States and United Kingdom, could cause our revenues to materially decline.

We generate substantially all of our revenues from our online family history services, and we expect that we will continue to depend upon our online family history services for substantially all of our revenues in the foreseeable future. Because we depend on our online family history services, factors such as changes in consumer preferences for these products may have a disproportionately greater impact on us than if we offered multiple services. The market for online family history resources, and for consumer services in general, is subject to rapidly changing consumer demand and trends in preferences. If consumer interest in our online family history services declines, or if consumer interest in family history in general declines, we would likely experience a significant loss of revenues and net income. Some of the potential factors that could affect interest in and demand for online family history services include:

•	individuals’ interest in, and their willingness to spend time and money, conducting family history research;

•	availability of discretionary funds;

•	awareness of our brand and the family history category;

•	the appeal, reliability and performance of our services;

•	the price, performance and availability of competing family history products and services;

•	public concern regarding privacy and data security;

•	our ability to maintain high levels of customer satisfaction; and

•	the rate of growth in online commerce generally.

In addition, substantially all of our revenues are from subscribers in the United States and the United Kingdom, and, to a lesser extent, Australia and Canada. Consequently, a decrease of interest in and demand for online family history services or increased competition in these countries could have a disproportionately greater impact on us than if our geographical mix of revenues were less concentrated.

Challenges in acquiring historical content and making it available online could adversely affect our ability to retain and expand our subscriber base, and therefore could materially affect our business, financial condition and results of operations.

In order to retain and expand our subscriber base, both domestically and internationally, we must continue to expend significant resources to acquire significant amounts of additional historical content, digitize it and make it available to our subscribers online. We face legal, logistical, cultural and commercial challenges in acquiring new content. Relevant governmental records may be widely dispersed and held at a national, state or local level. Religious and private records are even more widely dispersed.

These problems often pose particular challenges in acquiring content internationally. Desirable content may not be available to us on favorable terms, or at all, due to competition for a particular collection, privacy concerns relative to information contained in a given collection or our lack of negotiating leverage with a certain content provider. For example, some of our most popular databases include “vital records” content—namely, historical birth, marriage and death records—made available by certain governmental agencies. To help prevent identity theft, or even terrorist activities, governments may attempt to restrict the release of all or substantial portions of their vital records content, and particularly birth records, to third parties. If these efforts are successful, it may limit or altogether prevent us from acquiring these types of vital record content or continuing to make them available online. In some cases, we have had to lobby for legislation to be changed or otherwise work to surmount administrative or other bureaucratic hurdles to enable government or other bodies to grant us access to records.

While we own or license most of the images in our database, we generally do not own the underlying historical documents. If owners of content have sold or licensed the rights to digitize that content, even on a non-exclusive basis, they may elect not to sell or license it for digitization purposes to any other person. Therefore, if one of our competitors acquires rights to digitize a set of content, even on a non-exclusive basis, we may be unable to acquire rights to digitize that content. Conversely, the owners of historical records may allow more than one party to digitize those records and our competitors may digitize and make available the same content that we offer. In some cases, acquisition of content involves competitive bidding, and we may choose not to bid or may not successfully bid to acquire content rights. In addition, a number of governmental bodies and other organizations are interested in making historical content available for free and owners of historical records may license or sell their records to such governmental bodies and organizations in addition to or instead of licensing or selling their content to us. Our inability to offer certain vital records or other valuable content as part of our family history research databases or the widespread availability of such content elsewhere at lower cost or for free could result in our subscription services becoming less valuable to consumers, which could have a material adverse impact on our number of subscribers, and therefore on our business, financial condition and results of operations.

We depend in part upon third party licenses for some of our historical content, and a loss of these licenses, or disputes regarding royalties under these licenses, could adversely affect our ability to retain and expand our subscriber base, and therefore could materially affect our revenues, financial condition and results of operations.

We acquire a portion of our content pursuant to ongoing license agreements. Some of these agreements have finite terms, and we may not be able to renew the agreements on terms that are advantageous to us or at all. For example, we license a significant amount of our United Kingdom content from The National Archives of the United Kingdom under several license agreements that generally have ten-year terms, with varying automatic extension periods. The agreements are generally terminable by either party for breach by the other party and by The National Archives of the United Kingdom upon our insolvency or bankruptcy. Some of these agreements also contain change in control provisions that may permit The National Archives of the United Kingdom to terminate these licenses.

If a current or future license for a significant content collection were to be terminated, we may not be able to obtain a new license on terms advantageous to us or at all, and we could be required to remove the relevant content from our Web sites, either immediately or after some period of time. If a content provider were to license or sell us content in violation of that content provider’s agreements with other parties, we could be required to remove that content from our Web sites. If we were required to remove a material amount of content from our Web sites, as a result of the termination of one or more licenses or otherwise, it could adversely affect our business and results of operations. Some of these license agreements restrict the manner in which we use the applicable content, which could limit our ability to leverage that content for new uses as we expand our business. We pay royalties under some of these license agreements, and the other party to those royalty-bearing agreements may have a right to audit the calculation of our royalty payments. If there were to be a disagreement regarding the calculation of royalty payments, we could be required to make additional payments under those agreements. We also have indemnification obligations under many of these agreements. We could experience claims in the future which, if material, could have a negative impact on our results of operations and financial condition.

Digitizing and indexing new content can take a significant amount of time and expense, and can expose us to risks associated with the loss or damage of historical documents. Our inability to maintain or acquire content or make new content available online in a timely and cost-effective manner, or liability for loss of historical documents, could have a material adverse effect on our business, financial condition and results of operations.

Digitizing and indexing new historical content can take a significant amount of time and expense, and we generally incur the expenses related to such content significantly in advance of the time we can make it available to our subscribers. We have made significant investments to acquire, digitize and index content, including content acquired through business acquisitions, and we expect to continue to spend significant resources on content. Increases in the cost or time required to digitize and index new content could harm our financial results. Currently, two transcription vendors perform a substantial portion of our data transcription as measured by cost. We do not have long-term contracts with any of our transcription vendors. If we were to replace one of these transcription vendors for any reason, we would be required to provide extensive training to the new vendor, which could delay our ability to make our new content available to our subscribers, and our relationships with the new transcription vendors may be on financial or other terms less favorable to us than our existing arrangements. Our inability to maintain or acquire content or to make new content available online in a timely and cost-effective manner would have a material adverse effect on our business, financial condition and results of operations.

While we are digitizing content, we may be in possession of valuable and irreplaceable original historical documents. While we maintain insurance with respect to such documents, any loss or damage to such documents, while in our possession, could cause us significant expense and could have a material adverse effect on our reputation and the potential willingness of content owners to license or lend their content to us.

Our failure to attract, integrate and retain highly qualified personnel in the future could harm our business.

To execute our growth plan, we must attract and retain highly-qualified personnel. Competition for these employees is intense, and we may not be successful in attracting and retaining qualified personnel. We have from time to time in the past experienced, and we expect to continue to experience in the future, difficulty in hiring and retaining highly-skilled employees with appropriate qualifications. Many of the companies with which we compete for experienced personnel have greater resources than we have. In addition, in making employment decisions, particularly in the Internet and high-technology industries, job candidates often consider the value of the stock-based awards they may receive in connection with their employment and may be concerned about the prospects of stock-based compensation in light of our recent acquisition. If we fail to attract new personnel, or fail to retain and motivate our current personnel, our business and future growth prospects could be materially adversely affected.

We currently outsource some of our customer service, DNA testing services and product development activities to third parties, which exposes us to significant risks if these parties fail to perform under our agreements with them.

Because we currently outsource some of our customer service, DNA testing services and product development activities to third parties, we have less control over the work produced by these providers than over our own employees. If customer service or DNA testing personnel fail to perform in accordance with the terms of our agreements, we may fail to meet customer expectations. If third-party developers fail to adequately protect or transfer our intellectual property rights in our products, our intellectual property portfolio could be damaged. These outcomes could result in negative publicity, damage our reputation and brands and have a material adverse effect on our business and results of operations.

Our growth could strain our personnel, technology and infrastructure resources, and if we are unable to implement appropriate controls and procedures to manage our growth, and hire and integrate appropriate personnel, we may not be able to successfully implement our business plan.

Our growth in operations has placed a strain on our management, administrative, technological, operational and financial infrastructure. Anticipated future growth, including growth related to the broadening of our product and service offerings and growth related to the acquisition of businesses, such as Archives.com, will continue to place similar strains on our personnel, technology and infrastructure. Our full-time employee headcount, excluding subscriber service employees, increased approximately 23% in for the period from January 1, 2012 to December 28, 2012. Particularly when adding staff quickly, we may not make optimal hiring decisions or may not integrate personnel effectively. Increased activity on our Web sites, particularly sudden increases, could strain our capacity and result in Web site performance issues or cause us to hit limitations in our present infrastructure or other technology. Our success will depend in part upon the management ability of our officers with respect to growth opportunities. To manage the expected growth of our operations, we will need to continue to improve our operational, financial, technological and management controls and our reporting systems and procedures. Additional personnel and capital investments will increase our cost base, which, if we fall short of anticipated revenue growth, will make it more difficult to decrease expenses in the short term. If we fail to successfully manage our growth, it could materially adversely affect our business, financial condition and results of operations.

Any significant disruption in service on our Web sites or in our computer systems, which are currently hosted primarily by a single third-party, could damage our reputation and result in a loss of subscribers, which would harm our business and operating results.

Subscribers access our service through our Web sites, where our family history research databases are located, and our internal billing software and operations are integrated with our product and service offerings. Our brand, reputation and ability to attract, retain and serve our subscribers depend upon the reliable performance of our Web sites, network infrastructure, content delivery processes and payment systems. We have experienced interruptions in these systems in the past, including server failures that temporarily slowed down our Web sites’ performance and users’ access to content, or made our Web sites inaccessible, and we may experience interruptions in the future. Interruptions in these systems, whether due to system failures, computer viruses or physical or electronic break-ins, could affect the security or availability of our Web sites and prevent our subscribers from accessing our data and using our products and services. Problems with the reliability or security of our systems may harm our reputation and require disclosure to our lenders, and the cost of remedying these problems could negatively affect our business, financial condition and results of operations.

Substantially all of our communications, network and computer hardware used to operate our Web sites are co-located in a facility in Salt Lake City, Utah. We do not own or control the operation of this facility. We have established a disaster recovery facility located at a third-party facility in Denver, Colorado. Our systems and operations are vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, terrorist attacks, acts of war, electronic and physical break-ins, computer viruses, earthquakes and similar events. The occurrence of any of the foregoing events could result in damage to our systems and hardware or could cause them to fail completely, and our insurance may not cover such events or may be insufficient to compensate us for losses that may occur. Our systems are not completely redundant, so a failure of our system at our primary site could result in reduced functionality for our customers, and a total failure of our systems at both sites could cause our Web sites to be inaccessible by our customers. Problems faced by our third-party Web hosting provider, with the telecommunications network providers with whom it contracts or with the systems by which it allocates capacity among its customers, including us, could adversely affect the experience of our subscribers. Our third-party Web hosting provider could decide to close its facilities without adequate notice. In addition, any financial difficulties, such as bankruptcy reorganization, faced by our third-party Web hosting provider or any of the service providers with whom it contracts may have negative effects on our business, the nature and extent of which are difficult to predict. Additionally, if our third-party Web hosting provider is unable to keep up with our growing needs for capacity, this could have a material adverse effect on our business. Any errors, defects, disruptions or other performance problems with our services could harm our reputation and have an adverse effect on our business, financial condition and results of operations.

We face many risks associated with our plans to continue to expand our international offerings and marketing and advertising efforts, which could have a material adverse effect on our business, financial condition and results of operations.

As of March 31, 2013, approximately 29% of subscribers to our Ancestry.com Web sites and for the three months ended March 31, 2013, approximately 24% of our subscription revenues were from locations outside the United States. We are subject to many of the risks of doing business internationally, including the following:

•	exposure to foreign currency exchange rate fluctuations;

•	compliance with foreign laws and the interpretation of those laws, including tax and employment laws, and anti-bribery laws;

•	compliance with changing and conflicting legal and regulatory regimes;

•	compliance with U.S. laws affecting operations outside of the U.S., including the Foreign Corrupt Practices Act;

•	compliance with varying and conflicting intellectual property laws;

•	effects of repatriating cash earned in foreign jurisdictions;

•	difficulties in staffing and managing international operations;

•	prevention of business or user fraud; and

•	effective implementation of internal controls and processes across diverse operations and a dispersed employee base.

We anticipate that our continuing international expansion will entail increased marketing and advertising of our products, services and brands, and the development of localized Web sites throughout our geographical markets. We may not succeed in these efforts or achieve our subscriber acquisition or other goals. For some international markets, customer preferences and buying behaviors may be different than those in our current markets, and we may use business models that are different from our traditional subscription models. Our revenues from new foreign markets may not exceed the costs of acquiring, establishing, marketing and maintaining international offerings, and therefore may not be profitable on a sustained basis, if at all. The risks of international expansion include:

•	difficulties in developing and marketing our offerings and brands as a result of distance, language and cultural differences;

•	more stringent consumer and data protection laws;

•	inability to effectively deal with local socio-economic and political conditions;

•	technical difficulties and costs associated with the localization of our service offerings;

•	strong local competitors; and

•	lack of experience in certain geographical markets.

One or more of these factors could have a material adverse effect on our business, financial condition and results of operations.

If we are unable to improve market recognition of and loyalty to our brands, or if our reputation were to be harmed, we could lose subscribers or fail to increase the number of subscribers, which could have a material adverse effect on our revenues, results of operations and financial condition.

We believe that maintaining and enhancing our Ancestry.com brand and other brands is critical to our success. We believe that the importance of brand recognition and loyalty will only increase in light of increasing competition in our markets. We plan to continue to promote our brands, both domestically and internationally, but there is no guarantee that our selected strategies will increase the favorable recognition of our brands. Some of our existing and potential competitors, including search engines, media companies and government and religious institutions have well-established brands with greater brand recognition than we have.

Additionally, from time to time, our subscribers express dissatisfaction with our service, including, among other things, dissatisfaction with our auto-renewal and other billing policies, our handling of personal data and the way our services operate. To the extent that dissatisfaction with our service is widespread or not adequately addressed, our brand may be adversely impacted. If our efforts to promote and maintain our brand are not successful, our operating results and our ability to attract and retain subscribers may be adversely affected. In addition, even if our brand recognition and loyalty increase, this may not result in increased use of our products and services or higher revenues. Many of our subscribers are passionate about family history research, and many of these subscribers participate in blogs on this topic both on our Web sites and elsewhere. If actions we take or changes we make to our products upset these subscribers, their blogging could negatively affect our brand and reputation, which could have a material adverse effect on our revenues, results of operations and financial condition.

Our future growth may differ materially from our historic growth rates and our projections, which could have a material adverse effect on our results of operations and financial condition.

Online family history research is a relatively young industry. Consequently, it is difficult to predict the ultimate size of the industry and the acceptance by the market of our products and services. Our business strategy and projections rely on a number of assumptions, some or all of which may be incorrect. For example, we believe that consumers will be willing to pay for subscriptions to our online family history resources, notwithstanding the fact that some of our current and future competitors may provide such resources free of charge. We cannot accurately predict whether our products and services will achieve significant acceptance by potential users in significantly larger numbers than at present. You should therefore not rely on our historic growth rates as an indication of future growth.

If we are unable to continually enhance our products and services and adapt them to technological changes and subscriber needs, we may not remain competitive and our business may fail to grow or decline.

Our business is rapidly changing. To remain competitive, we must continue to provide relevant content and enhance and improve the functionality and features of our products and services. If we fail to do so, or if competitors introduce new solutions embodying new technologies, our existing products and services may become obsolete. Our future success will depend, among other things, on our ability to:

•	anticipate demand for new products and services;

•	enhance our existing solutions, cross-platform compatibility, systems capacity and processing speed; and

•	respond to technological advances on a cost-effective and timely basis.

Developing the technologies in our products entails significant technical and business risks. We may use new technologies ineffectively, or we may fail to adapt our products and services to the demands of our subscribers. If we face material delays in introducing new or enhanced solutions, our subscribers may forego the use of our solutions in favor of those of our competitors.

Our mobile apps are becoming an increasingly important way for new users to register or subscribe. Most mobile apps are downloaded from various service providers that do not currently charge us fees or commissions. If one or more of these service providers were to begin to impose fees or commissions upon us in connection with their distribution of our mobile apps, or prohibit us from distributing our mobile apps on their platforms, we may be unable to attract on a cost-effective basis a similar number of new registered users that we can convert to subscribers, which could materially affect our financial condition and results of operations.

We cannot predict the impact on our business from the television show “Who Do You Think You Are?,” a fourth season of which is currently scheduled to begin airing on a new network in the third quarter of 2013.

We recently announced that we are purchasing product integration in a new season of the television show, “Who Do You Think You Are?,” which is expected to air in the United States on TLC beginning in July 2013. We previously purchased product integration in all three seasons of the “Who Do You Think You Are?” series that aired on NBC. The airing of the three seasons of this series in 2010-2012, together with our increased television advertising, caused increased interest in our core business that resulted in a greater number of subscribers. We do not expect that the new season of the show will have a similar effect on our business. If we do not receive sufficient benefits from “Who Do You Think You Are?,” or if the show is not well received on its new network or is cancelled, the visibility of our core business and our brand may be reduced and our results of operations, financial condition and key metrics, such as net subscriber additions, may be materially adversely affected.

Undetected product or service errors or defects could result in the loss of revenues, delayed market acceptance of our products or services or claims against us.

We offer a variety of Internet-based services and a software product, Family Tree Maker, which are complex and frequently upgraded. Our Internet-based services and software product may contain undetected errors, defects, failures or viruses, especially when first introduced or when new versions or enhancements are released. Despite product testing, our products, or third party products that we incorporate into our products, may contain undetected errors, defects or viruses that could, among other things:

•	require us to make extensive changes to our subscription services or software product, which would increase our expenses;

•	expose us to claims for damages;

•	require us to incur additional technical support costs;

•	cause a negative registered user reaction that could reduce future sales;

•	generate negative publicity regarding us and our subscription services and software product; or

•	result in subscribers delaying their subscription or software purchase or electing not to renew their subscriptions.

Any of these occurrences could have a material adverse effect upon our business, financial condition and results of operations.

We use a single-source supplier for our DNA testing needs, which could materially harm our business by adversely affecting the availability, quality and cost of our DNA testing services.

We currently obtain DNA testing analysis and the technology used in our DNA testing kits from a single-source supplier. If our DNA analysis is delayed or curtailed by such source, we may not be able to meet our customers’ expectations with respect to timing, quality and price. Even if we were able to locate alternative laboratories, qualification of an alternative lab, obtaining the appropriate technology and establishment of reliable DNA analysis could result in delays and a possible loss of sales, which could materially harm our operating results. We may also be unable to locate an alternative laboratory that can provide the necessary services and technology at comparable prices, which could result in an increase in the cost of our DNA testing services.

Reliance on a single-source laboratory subjects us to a risk of delays, as well as a risk of increased cost and/or reduced quality of our DNA testing services. In addition, faulty analyses from our DNA testing provider could harm our reputation and may adversely affect our future DNA revenues and the success of our DNA testing services.

Privacy concerns could require us to incur significant expense and modify our operations in a manner that could result in restrictions and prohibitions on our use of certain information, and therefore harm our business.

As part of our business, we make biographical and historical data available through our Web sites, we use registered users’ personal data for internal purposes and we host Web sites and message boards, among other things, that contain content supplied by third parties. In addition, in connection with our AncestryDNA testing services, we obtain biological DNA samples used for genetic testing. For privacy or security reasons, privacy groups, governmental agencies and individuals may seek to restrict or prevent our use or publication of certain biological or historical information pertaining to individuals, particularly living persons. Because most of our genetic testing of DNA samples is outsourced to third-party service providers, we have less control over privacy and security measures. If our third-party DNA testing providers fail to comply with privacy and security standards, as required pursuant to the terms of our agreements with such providers, this could have a material adverse effect on our business, financial condition and results of operations. We will also face additional privacy issues as we expand into other international markets, as many nations have privacy protections more stringent than those in the United States. We have incurred, and will continue to incur, expenses to comply with privacy and security standards and protocols imposed by law, regulation, industry standards or contractual obligations. Increased domestic or international regulation of data utilization and distribution practices, including self-regulation, could require us to modify our operations and incur significant expense, which could have a material adverse effect on our business, financial condition and results of operations.

Our possession and use of personal information present risks and expenses that could harm our business. Unauthorized disclosure or use of such data, whether through breach of our network security or otherwise, could expose us to significant liability and damage our reputation.

Maintaining the security of our information technology and network systems infrastructure is of critical importance because we handle confidential subscriber, registered user, employee and other sensitive data, such as names, addresses, credit card numbers and other personal information. In addition, our online systems include the content that our registered users upload onto our Web sites, such as family records and photos. This content is often personally meaningful, and our registered users may rely on our online system to store digital copies of such content. If we were to lose such content, if our users’ private content were to become publicly available or if third parties were able to gain unauthorized access to such content, we may face liability and harm to our brand and reputation.

Almost all of our subscribers use credit and debit cards to purchase our products and services. If we or our processing vendors were to have problems with our billing software, it could have an adverse effect on our subscriber satisfaction and could cause one or more of the major credit card companies to disallow our continued use of their payment services. In addition, if our billing software fails to work properly and, as a result, we do not charge our subscribers’ credit cards on a timely basis or at all, our business, financial condition, cash flows and results of operations could be materially affected.

We and our vendors use commercially available encryption technology to transmit personal information when taking orders. We use security and business controls to limit access and use of personal information, including registered users’ uploaded content. However, third parties may be able to circumvent these security and business measures including by developing and deploying viruses, worms and other malicious software programs that are designed to attack or attempt to infiltrate our systems and networks. In addition, employee error, malfeasance or other errors in the storage, use or transmission of personal information could result in a breach of registered user or employee privacy.

There can be no assurances that we will be able to continue to operate our facilities and customer service and sales operations in accordance with industry practices such as Payment Card Industry Data Security 23 Standards. Even if we remain compliant with those standards, we may not be able to prevent security breaches involving customer transaction data. If we experience a security breach or other lapse in the handling of confidential information of this kind, the incident could give rise to risks including data loss, litigation and liability, and could harm our reputation or disrupt our operations, any of which could materially adversely affect our business. We have experienced “denial-of-service” and other attacks in the past that have slowed our systems. In addition, various states and countries have differing laws regarding protection of customer privacy and confidential information, including notification requirements in the event of certain breaches or losses of information. Efforts to comply with these laws and regulations increase our costs of doing business and failure to achieve compliance could result in substantial liability to our business and harm our reputation. In the event of a security breach or loss of confidential information, we could be subject to fines, penalties, damages and other remedies under applicable laws, any of which could have a material adverse impact on our reputation, business, operating results and financial condition.

If third parties improperly obtain and use the personal information of our registered users or employees, we may be required to expend significant resources in efforts to address these problems. A major breach of our network security and systems could have serious negative consequences for our businesses, including possible fines, penalties and damages, reduced demand for our products and services, an unwillingness of subscribers to provide us with their credit card or payment information, an unwillingness of registered users to upload family records or photos onto our Web sites, harm to our reputation and brand and loss of our ability to accept and process subscriber credit card orders. Similarly, if a well-publicized breach of data security at any other major consumer Web site were to occur, there could be a general public loss of confidence in the use of the Internet for commercial transactions. Any of these events could have material adverse effects on our business, financial condition and results of operations. In addition, we may have inadequate insurance coverage to compensate for any related losses.

Any claims related to activities of registered users and the content they upload could result in expenses that could harm our results of operations and financial condition.

Our registered users often upload their own content onto our Web sites. The terms of use of such content are set forth in the terms and conditions of our Web sites and a submission agreement to which registered users must agree when they upload their content. Disputes or negative publicity about the use of such content could make users more reluctant to upload personal content or harm our reputation. We do not review or monitor content uploaded by our registered users, and could face claims arising from or liability for making any such content available on our Web sites. In addition, our collaboration tools and other features of our site allow subscribers to contact each other. While subscribers can choose to remain anonymous in such communications, subscribers may choose to engage with one another without anonymity. If any such contact were to lead to fraud or other harm, we may face claims against us and negative publicity. Litigation to defend these claims or efforts to counter any negative publicity could be costly and any other liabilities we incur in connection with any such claims may have a material adverse effect on our business, financial condition and results of operations.

Increases in credit card processing fees would increase our operating expenses and adversely affect our results of operations, and the termination of our relationship with any major credit card company could have a severe, negative impact on our ability to collect revenues from subscribers.

The majority of our subscribers pay for our products and services using credit cards. From time to time, the major credit card companies or the issuing banks may increase the fees that they charge for each transaction using their cards. An increase in those fees would require us to increase the prices we charge for our products and services or negatively impact our profitability, either of which could materially affect our business, financial condition and results of operations.

In addition, our credit card fees may be increased by credit card companies if our chargeback rate or the refund rate exceeds certain thresholds. If we are unable to maintain our chargeback rate at acceptable levels, our credit card fees for chargeback transactions, or for all credit card transactions, may be increased, and, if the problem significantly worsens, credit card companies may further increase our fees or terminate their relationships with us. Any increases in our credit card fees could adversely affect our results of operations, particularly if we elect not to raise our subscription rates to offset the increase. The termination of our ability to process payments on any major credit or debit card would significantly impair our ability to collect revenues from subscribers.

Our operating results depend on numerous factors and may fluctuate from period to period, which could make them difficult to predict.

Our quarterly and annual operating results are tied to certain financial and operational metrics that have fluctuated in the past and may fluctuate significantly in the future. As a result, you should not rely upon our past operating results as indicators of future performance. Our operating results depend on numerous factors, many of which are outside of our control. For the reasons set forth in this Risk Factors section or other reasons, the results of any prior quarterly or annual periods should not be relied upon as indications of our future performance and our revenues and operating results in the future may differ materially from the expectations of management or investors.

If government regulation of the Internet or other areas of our business changes or if consumer attitudes toward use of the Internet change, we may need to change the way we conduct our business in a manner that is less profitable or incur greater operating expenses, which could harm our results of operations.

The adoption, modification or interpretation of laws or regulations relating to the Internet or other areas of our business could adversely affect the manner in which we conduct our business or the overall popularity or growth in use of the Internet. Such laws and regulations may cover automatic subscription renewal, credit card processing procedures, sales and other procedures, tariffs, user privacy, data protection, pricing, content, copyrights, distribution, electronic contracts, consumer protection, broadband residential Internet access and the characteristics and quality of services. In foreign countries, such as countries in Europe and Asia, such laws may be more restrictive than in the United States. It is not clear how existing laws governing issues such as property ownership, sales and other taxes, libel and personal privacy apply to the Internet. If we are required to comply with new regulations or legislation or new interpretations of existing regulations or legislation, this compliance could cause us to incur additional expenses, make it more difficult to renew subscriptions automatically, make it more difficult to attract new subscribers or otherwise alter our business model. Any of these outcomes could have a material adverse effect on our business, financial condition or results of operations.

Our revenues may be adversely affected if we are required to charge sales taxes in additional jurisdictions and/or other taxes for our products and services.

We collect or have imposed upon us sales or other taxes related to the products and services we sell in certain states and other jurisdictions. Additional states or one or more countries or other jurisdictions may seek to impose sales or other tax collection obligations on us in the future or states or jurisdictions in which we already collect tax may increase the amount of taxes we are required to collect. A successful assertion by any country, state or other jurisdiction in which we do business that we should be collecting sales or other taxes on the sale of our products and services could, among other things, result in substantial tax liabilities for past sales, create significant administrative burdens for us, discourage registered users from purchasing from us or otherwise substantially harm our business and results of operations.

Our Revolving Facility may not be sufficient for our needs, and we may require additional capital for business opportunities, acquisitions or unforeseen circumstances. If such sources are not available to us, or are not available on acceptable terms, we may not be able to expand and our business and/or our operating results and financial condition may be materially harmed.

We intend to continue to make investments to support our business growth and may require additional funds to respond to business opportunities, including developing new features and products or enhancing our existing solutions, improving our operating infrastructure or acquiring complementary businesses and technologies. Our Revolving Facility, which provides for $50.0 million of borrowings, may not be sufficient for our needs. Accordingly, we may engage in debt financing to secure additional funds; however, we may not be able to obtain additional financing on terms favorable to us, if at all. For example, our Amended Credit Facility and the indenture governing the exchange notes contain restrictive covenants relating to our capital-raising activities and other financial and operational matters, and any debt financing secured by us in the future could involve further restrictive covenants, which may make it more difficult for us to obtain additional capital and to pursue business opportunities. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to grow our business and to respond to business challenges could be significantly impaired, and our business may be materially harmed.

We face risks associated with currency exchange rate fluctuations, which could adversely affect our revenues and operating results.

For the three months ended March 31, 2013 and for both the periods from December 29, 2012 to December 31, 2012 and from January 1, 2012 to December 28, 2012, approximately 23% and 22%, respectively, of our total revenues were received, and approximately 8% and 9%, respectively, of our total expenses were paid, in currencies other than the United States dollar, such as the British pound sterling, the Australian dollar and the

Canadian dollar. As a result, we are at risk for exchange rate fluctuations between such foreign currencies and the United States dollar, which could affect our revenues and results of operations. If the U.S. dollar strengthens against foreign currencies, the translation of these foreign currency denominated transactions will result in decreased revenues, operating expenses and net income. We may not be able to offset adverse foreign currency impact with increased subscription pricing or volume. We attempt to limit our exposure by paying our operating expenses incurred in foreign jurisdictions with revenues received in the applicable currency, but if we do not have enough local currency to pay all our expenses in that currency, we are exposed to currency exchange rate risk with respect to those expenses. Even if we were to implement hedging strategies to mitigate foreign currency risk, these strategies might not eliminate our exposure to foreign exchange rate fluctuations and would involve costs and risks of their own, such as ongoing management time and expertise, external costs to implement the strategies and potential accounting implications.

Our business may be significantly impacted by a change in the economy, including any resulting effect on consumer spending.

Our business may be affected by changes in the economy generally, including any resulting effect on consumer spending specifically. Our products and services are discretionary purchases, and consumers may reduce their discretionary spending on our products and services during an economic downturn. Although we did not experience a material increase in subscription cancellations or a material reduction in subscription renewals during the recent economic downturn, we may yet be impacted if employment and personal income do not continue to improve or if economic conditions in Europe continue to deteriorate. Conversely, consumers may spend more time using the Internet during an economic downturn and may have less time for our products and services in a period of economic growth. In addition, we have already seen a rise in media prices, including television advertising, and prices may further increase if the economy continues to recover or grows, which could significantly increase our marketing and advertising expenses. As a result, our business, financial condition and results of operations may be significantly affected by changes in the global economy generally.

The loss of one or more of our key personnel could harm our business.

We depend on the continued service and performance of our key personnel, including Timothy Sullivan, our President and Chief Executive Officer. We do not maintain key man insurance on any of our officers or key employees. We also do not have long-term employment agreements with our officers or key employees, other than Timothy Sullivan. In addition, much of our key technology and systems are custom-made for our business by our personnel. The loss of key personnel, including key members of our management team, as well as certain of our key marketing, product development or technology personnel could disrupt our operations and have an adverse effect on our ability to operate our business.

We have made significant estimates in calculating our income tax provision and other tax assets and liabilities. If these estimates are incorrect, our operating results and financial condition may be materially affected.

We are subject to regular review and audit by both domestic and foreign tax authorities. Any adverse outcome of such a review or audit could have a negative effect on our operating results and financial condition. In addition, the determination of our provision for income taxes and other tax assets and liabilities requires significant judgment, and there are many transactions and calculations where the ultimate tax determination is uncertain at the present time. Although we believe our estimates are reasonable, the ultimate tax outcome may differ from the amounts recorded in our financial statements and may have a material effect on our operating results and financial condition.

We earn a significant amount of our operating income from outside the U.S., and there have been proposals to change U.S. tax laws that would significantly impact how we are taxed on foreign earnings. Although we cannot predict whether or in what form this proposed legislation may pass, if enacted it could have a material adverse impact on our future tax expense and cash flow.

Expenses or liabilities resulting from litigation could adversely affect our results of operations and financial condition.

From time to time, we may be subject to claims or litigation. Any such claims or litigation may be time-consuming and costly, divert management resources, require us to change our products and services, require us to accept returns of software products or have other adverse effects on our business. Any of the foregoing could have a material adverse effect on our results of operations and could require us to pay significant monetary damages. We cannot assure you of the ultimate outcome of any legal proceeding or contingency in which we are or may become involved.

As an “emerging growth company” under the JOBS Act, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements.

As an “emerging growth company” under the JOBS Act, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. We are an emerging growth company until the earliest of: (i) the last day of the fiscal year during which we had total annual gross revenues of $1 billion or more, (ii) the last day of the fiscal year following the fifth anniversary of the date of the first sale of our common stock pursuant to an effective registration statement, (iii) the date on which we have, during the previous 3-year period, issued more than $1 billion in non-convertible debt or (iv) the date on which we are deemed a “large accelerated issuer” as defined under the federal securities laws. For so long as we remain an emerging growth company, we will not be required to:

•	have an auditor report on our internal control over financial reporting pursuant to Section 404(b) of Sarbanes-Oxley; and

•

comply with any requirement that may be adopted by the Public Company Accounting Oversight Board (“PCAOB”) regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis); and

•

submit certain executive compensation matters to shareholders advisory votes pursuant to the “say on frequency” and “say on pay” provisions (requiring a non-binding shareholder vote to approve compensation of certain executive officers) and the “say on golden parachute” provisions (requiring a non-binding shareholder vote to approve golden parachute arrangements for certain executive officers in connection with mergers and certain other business combinations) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010; and

•	include detailed compensation discussion and analysis in our filings under the Exchange Act, and instead may provide a reduced level of disclosure concerning executive compensation.

Although we intend to rely on the exemptions provided in the JOBS Act, the exact implications of the JOBS Act for us are still subject to interpretations and guidance by the SEC and other regulatory agencies. In addition, as our business grows, we may no longer satisfy the conditions of an emerging growth company. We are currently evaluating and monitoring developments with respect to these new rules, and we cannot assure you that we will be able to take advantage of all of the benefits from the JOBS Act.

In addition, as an “emerging growth company,” we have elected under the JOBS Act to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. Therefore, our financial statements may not be comparable to those of companies that comply with standards that are otherwise applicable to public companies.

Risks Related to Our Indebtedness

We have a substantial amount of debt, which exposes us to various risks.

We have substantial debt, totaling approximately $968.3 million as of March 31, 2013, and as a result, we have significant debt service obligations. We also have the ability to borrow up to $50.0 million under the Revolving Facility. Our substantial level of debt and debt service obligations could have important consequences including:

•

making it more difficult for us to satisfy our obligations with respect to our debt, which could result in an event of default under the indenture governing the notes and the agreements governing our other debt, including the Credit Facility;

•

limiting our ability to obtain additional financing on satisfactory terms to fund our working capital requirements, capital expenditures, acquisitions, investments, debt service requirements and other general corporate requirements;

•

increasing our vulnerability to general economic downturns and industry conditions, which could place us at a disadvantage compared to our competitors that are less leveraged and can therefore take advantage of opportunities that our leverage prevents us from pursuing;

•	potentially allowing increases in floating interest rates to negatively impact our cash flows;

•

having our financing documents place restrictions on the manner in which we conduct our business, including restrictions on our ability to pay dividends, make investments, incur additional debt and sell assets; and

•

reducing the amount of our cash flows available to fund working capital requirements, capital expenditures, acquisitions, investments, other debt obligations and other general corporate requirements, because we will be required to use a substantial portion of our cash flows to service debt obligations.

The occurrence of any one of these events could have a material adverse effect on our business, financial condition, results of operations, prospects and ability to satisfy our obligations under our debt.

Despite current debt levels, we and our subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial leverage.

We and our subsidiaries may be able to incur substantial additional debt, including secured debt, in the future. Although our Amended Credit Facility and the indenture governing the exchange notes contain restrictions on the incurrence of additional debt, these restrictions are subject to a number of significant qualifications and exceptions, and any debt we incur in compliance with these restrictions could be substantial. If we incur additional debt on top of our current debt levels, this would exacerbate the risks related to our substantial debt levels.

Our debt agreements include covenants that restrict our ability to operate our business, and this may impede our ability to respond to changes in our business or to take certain important actions.

Our Amended Credit Facility and the indenture governing the exchange notes contain, and the terms of any of our future debt would likely contain, a number of restrictive covenants that impose significant operating and financial restrictions, including restrictions on our ability to engage in acts that may be in our best long-term interests. For example, the indenture governing the exchange notes and the credit agreement governing our Amended Credit Facility restrict our and our subsidiaries’ ability to:

•	incur additional debt;

•	pay dividends on our capital stock and make other restricted payments;

•	make investments and acquisitions;

•	engage in transactions with our affiliates;

•	sell assets;

•	make acquisitions or merge; and

•	create liens.

In addition, our Amended Credit Facility requires us to comply with a total net secured leverage covenant tested both quarterly and upon drawdown when the outstanding loans and letters of credit under our Revolving Facility exceed $15 million. These restrictions could limit our ability to obtain future financings, make needed capital expenditures, respond to and withstand future downturns in our business or the economy in general or otherwise conduct corporate activities that may be necessary or desirable. We may also be prevented from taking advantage of business opportunities that arise because of limitations imposed on us by these restrictive covenants. In addition, it may be costly or time consuming for us to obtain any necessary waiver or amendment of these covenants, or we may not be able to obtain a waiver or amendment on any terms.

A breach of any of these covenants could result in a default under our Amended Credit Facility or the exchange notes, as the case may be, that would allow lenders or note holders to declare our outstanding debt immediately due and payable. If we are unable to pay those amounts because we do not have sufficient cash on hand or are unable to obtain alternative financing on acceptable terms, the lenders or note holders could initiate a bankruptcy proceeding or, in the case of our Amended Credit Facility, proceed against any assets that serve as collateral to secure such debt.

We will require a significant amount of cash to service our debt, and our ability to generate cash depends on many factors beyond our control.

Our ability to satisfy our debt obligations will primarily depend upon our future operating performance and decisions we make with regards to operating our business. As a result, prevailing economic conditions and financial, business and other factors, many of which are beyond our control, will affect our ability to make these payments to satisfy our debt obligations.

If we do not generate cash flow from operations sufficient to pay our debt service obligations, we may have to undertake alternative financing plans, such as refinancing or restructuring our debt, selling assets, reducing or delaying capital investments or seeking to raise additional capital. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition at that time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. The terms of existing or future debt instruments may restrict us from adopting some of these alternatives, which in turn could exacerbate the effects of any failure to generate sufficient cash flow to satisfy our debt service obligations. In addition, any failure to make payments of interest and principal on our outstanding debt on a timely basis would likely result in a reduction of our credit rating, which could harm our ability to incur additional debt on acceptable terms and may materially adversely affect the price of the exchange notes.

Our inability to generate sufficient cash flow to satisfy our debt service obligations, or to refinance our obligations on commercially reasonable terms or at all, would have a material adverse effect on our business, financial condition and results of operations and may restrict our current and future operations, particularly our ability to respond to business changes or to take certain actions, as well as on our ability to satisfy our obligations.

Variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

Certain of our borrowings, primarily borrowings under our Amended Credit Facility, will be at variable rates of interest and expose us to interest rate risk. As such, our net income (loss) is sensitive to movements in interest rates. There are many economic factors outside our control that have in the past, and may in the future, impact rates of interest, including publicly announced indices that underlie the interest obligations related to a certain portion of our debt. Factors that impact interest rates include domestic or international governmental monetary policies, inflation, recession, changes in unemployment, the money supply, international disorder and instability in domestic and foreign financial markets. If interest rates increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income (loss) would decrease (increase). Such increases in interest rates could have a material adverse effect on our financial condition and results of operations.

The exchange notes are not secured by our assets, which means the lenders under any of our secured debt, including our Amended Credit Facility, will have priority over holders of the exchange notes to the extent of the value of the assets securing that debt.

The exchange notes and the related guarantees are unsecured. This means they are effectively subordinated in right of payment to all of our and the guarantors’ secured debt, including our Amended Credit Facility, to the extent of the value of the assets securing that debt. Loans under our Amended Credit Facility are secured by substantially all of our and the guarantors’ assets (subject to certain exceptions). As of March 31, 2013, we had approximately $668.3 million outstanding under the Term Loan and $50.0 million of availability under the Revolving Facility. Furthermore, the indenture governing the exchange notes allows us to incur additional secured debt. See Note 8 in our audited consolidated financial statements and Note 5 in our unaudited condensed consolidated financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Credit Facility” for a further description of the terms of the Credit Facility and the Amended Credit Facility.

If we become insolvent or are liquidated, or if payment under our Amended Credit Facility or any other secured debt is accelerated, the lenders under our Amended Credit Facility and holders of other secured debt will be entitled to exercise the remedies available to secured lenders under applicable law (in addition to any remedies that may be available under documents pertaining to our Amended Credit Facility or other senior debt). For example, the secured lenders could foreclose upon and sell assets in which they have been granted a security interest to the exclusion of the holders of the exchange notes, even if an event of default exists under the indenture governing the exchange notes at that time. Any funds generated by the sale of those assets would be used first to pay amounts owing under secured debt, and any remaining funds, whether from those assets or any unsecured assets, may be insufficient to pay obligations owing under the exchange notes.

The exchange notes are structurally subordinated to the debt and other liabilities of our non-guarantor subsidiaries, including certain of our foreign subsidiaries.

Certain of our existing or future foreign subsidiaries do not guarantee the exchange notes, and only the Company and all of the Company’s direct and indirect existing and future restricted subsidiaries (except excluded subsidiaries) that guarantee any indebtedness of Ancestry.com Inc. or any guarantor, or incur indebtedness under a credit facility, in each case, subject to certain exceptions, guarantee the exchange notes. This means the exchange notes are structurally subordinated to the debt and other liabilities of these non-guarantor subsidiaries. As of March 31, 2013, our non-guarantor subsidiaries had no debt outstanding (excluding intercompany debt). Our non-guarantor subsidiaries may, in the future, incur substantial additional liabilities, including debt. Furthermore, we may, under certain circumstances described in the indenture governing the exchange notes, designate subsidiaries to be unrestricted subsidiaries, and any subsidiary that is designated as unrestricted will not guarantee the exchange notes. In the event of our non-guarantor subsidiaries’ bankruptcy, insolvency, liquidation, dissolution, reorganization or similar proceeding, the assets of those non-guarantor subsidiaries will not be available to pay obligations on the exchange notes until after all of the liabilities (including trade payables) of those non-guarantor subsidiaries have been paid in full.

We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture governing the exchange notes.

Upon the occurrence of certain change of control events, we will be required to offer to repurchase all of the exchange notes. Our Amended Credit Facility provides that certain change of control events (including a change of control as defined in the indenture governing the exchange notes) constitute a default. Any future credit agreement or other debt agreement would likely contain similar provisions. If we experience a change of control that triggers a default under our Amended Credit Facility, we could seek a waiver of that default or seek to refinance those facilities. In the event we do not obtain a waiver or complete a refinancing, the default could result in amounts outstanding under those facilities being declared immediately due and payable. In the event we experience a change of control that requires us to repurchase the exchange notes, we may not have sufficient financial resources to satisfy all of our obligations under our Amended Credit Facility and the exchange notes. A failure to make a required change of control offer or to pay a change of control purchase price when due would result in a default under the indenture governing the exchange notes.

The ability of holders of the exchange notes to require us to repurchase the exchange notes as a result of a disposition of “substantially all” of our assets or a change in the composition of our Operating Committee is uncertain.

The definition of change of control in the indenture governing the exchange notes includes the sale, assignment, lease, conveyance or other disposition of “substantially all” of our and our subsidiaries’ assets, taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase. Accordingly, the ability of a holder of the exchange notes to require us to repurchase such exchange notes as a result of a sale, assignment, lease, conveyance or other disposition of less than all of our and our subsidiaries’ assets, taken as a whole, to another person or group is uncertain. In addition, a recent Delaware Chancery Court decision raised questions about the enforceability of provisions that are similar to those in the indenture governing the exchange notes, related to the triggering of a change of control as a result of a change in the composition of the Operating Committee. Accordingly, the ability of a holder of exchange notes to require us to repurchase exchange notes as a result of a change in the composition of the members of our Operating Committee is uncertain.

Federal and state statutes allow courts, under specific circumstances, to void guarantees of the exchange notes. In such event, holders of exchange notes would be structurally subordinated to creditors of the issuer of the voided guarantee.

Federal and state statutes allow courts, under specific circumstances, to void guarantees, subordinate claims under the guarantees to the guarantor’s other debt or take other action detrimental to holders of the guarantees of the exchange notes. Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, the guarantees made by the guarantors could be voided or subordinated to other debt if, among other things:

•	any guarantor issued the guarantee to delay, hinder or defraud present or future creditors; or

•	any guarantor received less than reasonably equivalent value or fair consideration for issuing such guarantee and, at the time it issued its guarantee, any guarantor:

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transaction for which such guarantor’s remaining unencumbered assets constituted unreasonably small capital;

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature; or

•	was a defendant in an action for money damages, or had a judgment for money damages docketed against it if, in either case, after final judgment, the judgment is unsatisfied.

Among other things, a legal challenge of a guarantee on fraudulent conveyance grounds may focus on the benefits, if any, realized by the guarantor as a result of our issuance of the notes. The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if, at the time it incurred the debt,

•	the sum of its debts is greater than the fair value of all of its assets;

•

the present fair saleable value of its assets was less than the amount that would be required in order to pay its probable liability on its existing debts and liabilities, including contingent liabilities, as they become absolute and mature; or

•	it could not pay or is generally not paying its debts as they become due.

There is no way to predict with certainty what standards a court would apply to determine whether a guarantor was solvent at the relevant time. It is possible that a court could view the issuance of guarantees as a fraudulent conveyance. To the extent that a guarantee were to be voided as a fraudulent conveyance or were to be held unenforceable for any other reason, holders of the exchange notes would cease to have any claim in respect of the guarantor and would be creditors solely of ours and of the guarantors whose guarantees had not been avoided or held unenforceable. In this event, the claims of the holders of the exchange notes against the issuer of an invalid guarantee would be subject to the prior payment in full of all other liabilities of the guarantor thereunder. After providing for all prior claims, there may not be sufficient assets to satisfy the claims of the holders of the exchange notes relating to the voided guarantees. Although each guarantee entered into by a guarantor will contain a provision intended to limit that guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer, this provision may not be effective to protect those guarantees from being voided under fraudulent transfer law, or may reduce that guarantor’s obligation to an amount that effectively makes its guarantee worthless. In a Florida bankruptcy case, this kind of provision was found to be unenforceable and, as a result, the subsidiary guarantees in that case were found to be fraudulent conveyances. We do not know if that case will be followed if there is litigation on this point under the indenture for the exchange notes. However, if it is followed, the risk that the guarantees will be found to be fraudulent conveyances will be significantly increased.

We are owned and controlled by funds advised by Permira, and the funds’ interests as equity holders may conflict with the interests of note holders.

We are indirectly controlled by funds advised by Permira, who have the ability to control our policies and operations. The interests of the funds may not in all cases be aligned with the interests of note holders. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the interests of our equity holders might conflict with the interests of note holders. In addition, our equity holders may have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investments, even when those transactions involve risks to holders of the exchange notes. Furthermore, funds advised by Permira may in the future own businesses that directly or indirectly compete with us. Funds advised by Permira also may pursue acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us.

A lowering or withdrawal of the ratings assigned to our debt securities by rating agencies may impair our ability to obtain future borrowings at similar costs and reduce our access to capital.

The exchange notes currently have a non-investment grade rating. In the future, any ratings agency may lower a given rating, if that rating agency judges that our business, the economic environment or other future circumstances so warrant. A ratings downgrade could impair our ability to access the capital markets and the cost of obtaining capital.

During any period in which the exchange notes are rated investment grade, certain covenants contained in the indenture will not be applicable, however, there is no assurance that the exchange notes will be rated investment grade.

The indenture governing the exchange notes provides that certain covenants will not apply to us during any period in which the exchange notes are rated investment grade from each of Standard & Poor’s and Moody’s and no default has otherwise occurred and is continuing under the indenture. The covenants that would be suspended include, among others, limitations on our restricted subsidiaries’ ability to pay dividends, incur indebtedness, sell certain assets and enter into certain other transactions. Any actions that we take while these covenants are not in force will be permitted even if the exchange notes are subsequently downgraded below investment grade and such covenants are subsequently reinstated.

The exchange notes are only guaranteed by entities that also guarantee our Credit Facility. Therefore, certain current and future subsidiaries of the Company that are considered controlled foreign corporations and certain other subsidiaries that are not required to guarantee the Credit Facility will not provide guarantees of the Amended Credit Facility and will not guarantee the exchange notes.

Certain current and future U.S. and non-U.S. indirect subsidiaries of the Company are considered to be controlled foreign corporations. These subsidiaries will not provide guarantees of the Amended Credit Facility and, therefore, will not provide guarantees of the exchange notes. Furthermore, certain other subsidiaries of the Company will not be required to provide guarantees of the Credit Facility and, unless they guarantee other indebtedness of ours or the guarantors, will not guarantee the exchange notes.

A substantial portion of our assets are owned, and a substantial portion of our revenue is generated, by guarantors organized outside the United States. Foreign laws applicable to such guarantors might not be as favorable to note holders as analogous United States federal and state laws.

A substantial portion of our assets are owned by non-U.S. guarantors. As a result of their jurisdiction of organization, laws other than United States federal and state law may apply to such entities in connection with, among other things, their liquidation or dissolution and the validity and enforceability of their guarantees of the notes. We can give no assurance of which jurisdiction’s insolvency law will be applied in the event of the bankruptcy or insolvency of a foreign guarantor of the exchange notes. The procedural and substantive provisions of foreign insolvency laws are different from and, in certain jurisdictions, may be less favorable to holders of the notes than comparable provisions of U.S. insolvency law. Further, pursuant to foreign insolvency law, a foreign guarantor’s liability under its guarantee may rank junior to certain debts entitled to priority under applicable law, which would not be entitled to a similar priority under U.S. insolvency law. Such debts could include, among others, amounts owed to foreign governments, amounts owed to employees such as wages, salary and holiday remuneration, amounts owed in respect of pension scheme contributions, social security contributions or contracts of insurance, and payments pursuant to applicable workmen’s compensation laws. As a result, there can be no assurance that, in the event of a liquidation or insolvency of a foreign guarantor of the exchange notes, note holders will be able to realize upon the guarantee of such foreign guarantor to the same extent as if such foreign guarantor was organized under the laws of a U.S. jurisdiction. The laws of such foreign jurisdictions might also be applied to hold the guarantee of a foreign guarantor void and unenforceable in connection with a liquidation or otherwise. Such foreign laws may also be used to hold a payment made under a guarantee to be void and refundable. Accordingly, the guarantee of a foreign guarantor could be held void and unenforceable under applicable foreign law in a situation in which, if foreign law did not apply, the same guarantee would be enforceable under applicable U.S. federal and state law. The guarantees of the foreign guarantors may also be held void under certain foreign laws if it is determined that the company issuing the guarantee does not receive sufficient commercial benefit for doing so. If there is insufficient commercial benefit, the beneficiary of the guarantee may not be able to rely on the authority of the directors of that company to grant the guarantee, and accordingly a court may set aside the guarantee at the request of, among others, the company’s shareholders or a liquidator. Although we believe that the guarantee of each foreign guarantor is enforceable and that each guarantor has received sufficient commercial benefit from issuing its guarantee, we cannot assure you that a foreign court would agree with our conclusion and not hold such guarantee to be void under applicable foreign law.

The Issuer is a holding company, and its ability to make any required payment on the notes is dependent on the operations of, and the distribution of funds from, its and Parent’s subsidiaries.

The Issuer’s and Parent’s subsidiaries conduct substantially all of our operations and own all of our operating assets. Therefore, the Issuer depends on dividends and other distributions from its and Parent’s subsidiaries to generate the funds necessary to meet its obligations, including its required obligations under the notes. Moreover, each of our subsidiaries is a legally distinct entity and, other than those of our subsidiaries that are guarantors of the notes, have no obligation to pay amounts due pursuant to the notes or to make any of their funds or other assets available for these payments. Although the indenture governing the exchange notes limits the ability of the restricted subsidiaries to enter into consensual restrictions on their ability to pay dividends and make other payments, these limitations have a number of significant qualifications and exceptions, including provisions contained in the indenture governing the exchange notes and the Amended Credit Facility that restrict the ability of the restricted subsidiaries to make dividends and distributions or otherwise transfer any of their assets to the Issuer.

There is no public market for the exchange notes, and we cannot be sure that a market for the exchange notes will develop.

The exchange notes are a new issue of securities for which there is no active trading market. If any of the exchange notes are traded after their initial issuance, they may trade at a discount from their initial offering price due to a number of potential factors, including not only our financial condition, performance and prospects, but also many that are not directly related to us, such as a lack of liquidity in trading of the exchange notes, prevailing interest rates, the market for similar securities, general economic conditions and prospects for companies in our industry generally. In addition, the liquidity of the trading market in the exchange notes and the market prices quoted for the exchange notes may be materially adversely affected by changes in the overall market for high-yield securities.

Risks Related to Intellectual Property

If our intellectual property and technologies are not adequately protected to prevent use or appropriation by our competitors, the value of our brand and other intangible assets may be diminished, and our business may be materially affected.

Our future success and competitive position depend in part on our ability to protect our proprietary technologies and intellectual property. We rely and expect to continue to rely on a combination of confidentiality and license agreements with our employees, consultants and third parties with whom we have relationships, as well as on the protections afforded by trademark, copyright, patent and trade secret law, to protect our proprietary technologies and intellectual property. Because certain of our trademarks contain words or terms that have a common usage, we may have difficulty registering them in certain jurisdictions. Although we possess intellectual property rights in some aspects of our digital content, search technology, software products and digitization and indexing processes, our digital content is not protected by any registered copyrights or other registered intellectual property or statutory rights. Rather, our digital content is protected by user agreements that limit access to and use of our data, as well as by certain proprietary and non-proprietary technology and software. However, compliance with the use restrictions is difficult to monitor, and any technology or software that we deploy to protect our digital content may prove to be inadequate for such purpose. In addition, our proprietary rights in our digital content databases may be more difficult to enforce than other forms of intellectual property rights.

There can be no assurance that the steps we take will be adequate to protect our technologies and intellectual property, that our patent and trademark applications will lead to issued patents and registered trademarks in all instances, that others will not develop or patent similar or superior technologies, products or services, or that our patents, trademarks and other intellectual property will not be challenged, invalidated or circumvented by others. Furthermore, the intellectual property laws of other countries at which our Web sites are or may in the future be directed, may not protect our products and intellectual property rights to the same extent as the laws of the United States. The legal standards relating to the validity, enforceability and scope of protection of intellectual property rights in Internet-related industries are uncertain and still evolving, both in the United States and in other countries. In addition, third parties may knowingly or unknowingly infringe our patents, trademarks and other intellectual property rights, and litigation may be necessary to protect and enforce our intellectual property rights. Any such litigation could be very costly and could divert management attention and resources. If the protection of our technologies and intellectual property is inadequate to prevent use or appropriation by third parties, the value of our brand and other intangible assets may be diminished and competitors may be able to more effectively mimic our subscription services and methods of operations. Any of these events would have a material adverse effect on our business, financial condition and results of operations.

We also expect that the more successful we are, the more likely it will become that competitors will try to develop products that are similar to ours, which may infringe on our proprietary rights. It may also be more likely that competitors will claim that our products and services infringe on their proprietary rights. If we are unable to protect our proprietary rights or if third parties independently develop or gain access to our or similar technologies, our business, revenues, reputation and competitive position could be harmed.

Confidentiality agreements with employees and others may not adequately prevent disclosure of trade secrets and other proprietary information. Failure to protect our proprietary information could make it easier for third parties to compete with our products and harm our business.

A substantial amount of our tools and technologies are protected by trade secret laws. In order to protect our proprietary technologies and processes, we rely in part on security measures, as well as confidentiality agreements with our employees, licensees, independent contractors and other advisors. These measures and agreements may not effectively prevent disclosure of confidential information, including trade secrets, and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. We could lose future trade secret protection if any unauthorized disclosure of such information occurs. In addition, others may independently discover our trade secrets and proprietary information, and in such cases, we could not assert any trade secret rights against such parties. Laws regarding trade secret rights in certain markets in which we operate may afford little or no protection to our trade secrets. The loss of trade secret protection could make it easier for third parties to compete with our products by copying functionality. In addition, any changes in or unexpected interpretations of the trade secret and other intellectual property laws in any country in which we operate may compromise our ability to enforce our trade secret and intellectual property rights. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could materially affect our business, revenues, reputation and competitive position.

Intellectual property claims against us could be costly and result in the loss of significant rights related to, among other things, our Web sites, content indexes, and marketing and advertising activities.

Trademark, copyright, patent and other intellectual property rights are important to us and other companies. Our intellectual property rights extend to our technologies, business processes and the content on our Web sites. We use intellectual property licensed from third parties in merchandising our products and marketing and advertising our services. From time to time, third parties may allege that we have violated their intellectual property rights. If there is a valid claim against us for infringement, misappropriation, misuse or other violation of third party intellectual property rights, and we are unable to obtain sufficient rights or develop non-infringing intellectual property or otherwise alter our business practices on a timely basis, our business and competitive position may be adversely affected. Many companies are devoting significant resources to obtaining patents that could affect many aspects of our business. There are numerous patents that broadly claim means and methods of conducting business on the Internet. We have not exhaustively searched patents relevant to our technologies and business. If we are forced to defend ourselves against intellectual property infringement claims, whether they are with or without merit or are determined in our favor, we may face costly litigation, diversion of technical and management personnel, limitations on our ability to use our current Web sites or inability to market or provide our products or services. As a result of any such dispute, we may have to develop non-infringing technology, pay damages, enter into royalty or licensing agreements, cease providing certain products or services, adjust our merchandizing or marketing and advertising activities or take other actions to resolve the claims. These actions, if required, may be costly or unavailable on terms acceptable to us. In addition, many of our co-branding, distribution and other partnering agreements require us to indemnify our partners for third-party intellectual property infringement claims, which could increase the cost to us of an adverse ruling in such an action.

In addition, as a publisher of online content, we face potential liability for negligence, copyright, patent or trademark infringement or other claims based on the nature and content of data and materials that we publish or distribute. These claims could arise with respect to both institutional and user-generated content. Litigation to defend these claims could be costly and any other liabilities we incur in connection with the claims may have a material adverse effect on our business, financial condition and results of operations.

If we are unable to protect our domain names, our reputation and brand could be affected adversely, which may negatively impact our ability to compete.

We have registered domain names for Web site destinations that we use in our business, such as Ancestry.com, Ancestry.co.uk, Archives.com, and Fold3.com. However, if we are unable to maintain our rights in these domain names, our competitors could capitalize on our brand recognition by using these domain names for their own benefit. In addition, our competitors could capitalize on our brand recognition by using domain names similar to ours. Domain names similar to ours have been registered in the United States and elsewhere, and in many countries the top-level domain names “ancestry” or “genealogy” are owned by other parties. Although we own the “ancestry.co.uk” domain name in the United Kingdom, we might not be able to, or may choose not to, acquire or maintain other country-specific versions of the “ancestry” and “genealogy” domain names. Further, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights varies from jurisdiction to jurisdiction and is unclear in some jurisdictions. We may be unable to prevent third parties from acquiring and using domain names that infringe on, are similar to, or otherwise decrease the value of, our brand or our trademarks or service marks. Protecting and enforcing our rights in our domain names and determining the rights of others may require litigation, which could result in substantial costs and divert management attention. We may not prevail if any such litigation is initiated.

Risks Related to the Exchange Offer

You must comply with the exchange offer procedures in order to receive new, freely tradable exchange notes.

We will not accept your initial notes for exchange if you do not follow the exchange offer procedures. We will issue exchange notes as part of this exchange offer only after timely receipt of your initial notes, a properly completed and duly executed letter of transmittal and all other required documents or if you comply with the guaranteed delivery procedures for tendering your initial notes. Therefore, if you want to tender your initial notes, please allow sufficient time to ensure timely delivery. If we do not receive your initial notes, letter of transmittal, and all other required documents by the expiration date of the exchange offer, or you do not otherwise comply with the guaranteed delivery procedures for tendering your initial notes, we will not accept your initial notes for exchange. Neither we nor the exchange agent is required to notify you of defects or irregularities with respect to the tenders of initial notes for exchange. If there are defects or irregularities with respect to your tender of initial notes, we will not accept your initial notes for exchange unless we decide in our sole discretion to waive such defects or irregularities.

The issuance of the exchange notes may adversely affect the market for the initial notes.

To the extent the initial notes are tendered and accepted in the exchange offer, the trading market for the untendered, and tendered but unaccepted, initial notes could be adversely affected. Because we anticipate that most holders of the initial notes will elect to exchange their initial notes for exchange notes due to the absence of restrictions on the resale of exchange notes under the Securities Act, we anticipate that the liquidity of the market for any initial notes remaining after the completion of this exchange offer may be substantially limited. Please refer to the section in this prospectus entitled “The Exchange Offer—Your Failure to Participate in the Exchange Offer Will Have Adverse Consequences.”

Some persons who participate in the exchange offer must deliver a prospectus in connection with resales of the exchange notes.

Based on interpretations of the staff of the SEC contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1983), we believe that you may offer for resale, resell or otherwise transfer the exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act. However, in some instances described in this prospectus under “Plan of Distribution,” you will remain obligated to comply with the registration and prospectus delivery requirements of the Securities Act to transfer your exchange notes. In these cases, if you transfer any exchange note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your exchange notes under the Securities Act, you may incur liability under this act. We do not and will not assume, or indemnify you against, this liability.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements relating to future events and future performance. All statements other than those that are purely historical may be forward-looking statements. We may, in some cases, use words such as “project,” “believe,” “anticipate,” “continue,” “plan,” “expect,” “estimate,” “intend,” “should,” “would,” “could,” “potentially,” “will” or “may,” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements in this prospectus include statements about:

•	our future financial performance, including our revenues, cost of revenues and operating expenses and our ability to sustain profitability and achieve long-term growth;

•	our rate of revenue and expense growth;

•	our high degree of leverage and our ability to service our debt;

•	the potential impact of debt covenant restrictions on our flexibility in operating our business;

•	our success with respect to any recent or future acquisitions, and our ability to integrate acquired businesses;

•	the pool of our potential subscribers;

•	our ability to attract and retain subscribers and their choices of subscription package;

•	our ability to manage growth, including adding employees and facilities;

•	our investments in content, technology and products, and the success of our promotional programs and new products, including our AncestryDNA service;

•	our competitive position;

•	our ability to generate additional revenues on a cost-effective basis;

•	our ability to acquire content and make it available online;

•	our ability to enhance the subscribers’ experience with added tools and features and to provide value;

•	our continued investment in our international operations;

•	our ability to adequately manage costs and control margins and trends;

•	our brand awareness;

•	our liquidity and working capital requirements and the availability of cash and credit;

•	our ability to protect users’ data and privacy concerns and to comply with privacy and security standards and laws, including data related to our AncestryDNA service;

•	changes in our effective tax rate;

•	the impact of external market forces, including changes in the macroeconomic environment and foreign currency exchange rates;

•	the impact of claims or litigation;

•	the impact of potential legislation and regulatory changes on privacy, subscription renewal, DNA or other aspects of our business; and

•	risks related to the notes and to high yield debt securities generally.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. There are a number of important factors that could cause actual results to differ materially from the results anticipated by these forward-looking statements. These important factors include those that we discuss in this prospectus under the caption “Risk Factors” and elsewhere. You should read these factors and the other cautionary statements made in this prospectus as being applicable to all related forward-looking statements wherever they appear in this prospectus.

If one or more of these factors materialize, or if any underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. All subsequent written or spoken forward-looking statements attributable to our company or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. The forward-looking statements included in this prospectus are made only as of the date of this prospectus, and we undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated. For purposes of computing the ratio of earnings to fixed charges, earnings consist of income (loss) before income taxes. Fixed charges consist of interest expense and the portion of rent expense that management believes is representative of the interest component of rental expense.

	Successor		Predecessor	Successor		Predecessor
				For the period from December 29,		For the period from January 1,
	Three Months Ended March 31,			2012 to December 31, 2012		2012 to December 28, 2012	Year Ended December 31,
	2013		2012				2011	2010	2009	2008
Ratio of earnings to fixed charges	—	(1)	69.7x	—	(2)	67.9x	87.4x	11.5x	5.2x	1.3x

(1)	For the three-month period ended March 31, 2013, earnings were insufficient to cover our fixed charges by $42.2 million primarily due to non-cash expenses, including amortization expense from acquired intangible assets and adjustments to revenue as a result of the application of purchase accounting for the Transaction.
(2)	For the period from December 29, 2012 through December 31, 2012, earnings were insufficient to cover our fixed charges by $104.0 million due primarily to Transaction-related costs, additional amortization expense from acquired intangible assets and stock-based compensation.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the exchange notes in exchange for the outstanding initial notes. We are making this exchange solely to satisfy our obligations under the registration rights agreements entered into in connection with the offering of the initial notes. In consideration for issuing the exchange notes, we will receive initial notes in like aggregate principal amount. The initial notes were issued on December 28, 2012 to fund a portion of the Transaction.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of March 31, 2013. You should read this table in conjunction with “Summary—Summary Historical Consolidated and Unaudited Pro Forma Condensed Combined Financial Data,” “Use of Proceeds,” “Unaudited Pro Forma Condensed Combined Financial Data,” “Selected Consolidated Historical Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes included elsewhere in this prospectus.

As of March 31, 2013
(Unaudited)
(In millions)
Cash and cash equivalents	$72.0

Debt:
Revolving Facility (1)	$—
Term Loan	668.3
Notes	300.0

Total debt	968.3
Total member’s interest	591.0

Total capitalization	$1,559.3

(1)	As of March 31, 2013, we had $50.0 million of availability under our Revolving Facility.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On October 21, 2012, Ancestry.com Inc. entered into the Merger Agreement with Merger Sub and its parent company, Holdings, to acquire the Predecessor for $32.00 per share of common stock. Holdings is a wholly-owned subsidiary of Ancestry.com LLC, which is controlled by the Sponsors. On December 28, 2012, pursuant to the Merger Agreement, Ancestry.com LLC through its wholly-owned subsidiaries completed its acquisition of the Predecessor for approximately $1.5 billion.

On August 17, 2012, Ancestry.com completed the acquisition of the Family History Business of Inflection LLC (“Archives.com”) for total cash consideration of $100.0 million plus assumed liabilities pursuant to the Asset Purchase Agreement dated April 25, 2012 by and between the Predecessor and Inflection LLC.

The Company accounts for business combinations pursuant to Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 805, Business Combinations. In accordance with ASC 805, the Company recognizes separately from goodwill, the identifiable assets acquired and the liabilities assumed, generally at the acquisition date fair value as defined by ASC 820, Fair Value Measurements and Disclosures. Goodwill as of the acquisition date represents the excess of the purchase price over the fair value of the net tangible and identifiable intangible assets acquired at the acquisition date.

The unaudited pro forma condensed combined financial statements included herein have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2012 is based on the historical financial statements of the Company and Archives.com after giving effect to the Transaction and the Company’s acquisition of Archives.com and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements. Certain prior period amounts from the Company’s historical financial statements have been reclassified to conform to current presentation; these reclassifications did not have a significant impact on the historical financial statements. The unaudited pro forma condensed combined statement of operations is presented as if the Transaction and the acquisition of Archives.com had occurred on January 1, 2012.

The pro forma adjustments are based on information available as of the date of this prospectus. Assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. These preliminary estimates and assumptions are subject to change based on finalization of the third-party valuation of intangible assets and the final resolution of potential indemnification obligations. Therefore, final adjustments may differ from the pro forma adjustments presented herein.

The historical financial information has been adjusted to give effect to pro forma events that are (i) directly attributable to the Transaction and the Company’s acquisition of Archives.com, (ii) factually supportable and (iii) expected to have a continuing impact on the combined results of the Company and Archives.com. The unaudited pro forma condensed combined financial statements, including the notes thereto, do not reflect any potential cost savings or other synergies that could result from the Transaction or the acquisition of Archives.com. The unaudited pro forma financial information is presented for informational purposes only and is not necessarily indicative of the results of operations that would have been achieved if the Transaction and the Archives.com acquisition had occurred on the dates indicated.

The unaudited pro forma condensed combined financial statements should be read in conjunction with (i) the information included under the headings “Selected Consolidated Historical Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements of Ancestry.com LLC and (ii) the Statements of Assets Acquired and Liabilities Assumed of the Family History Business of Inflection LLC as of June 30, 2012 (unaudited) and December 31, 2011 and Statements of Revenue and Direct Expenses of the Family History Business of Inflection LLC for the six months ended June 30, 2012 and 2011 (unaudited) and for the year ended December 31, 2011 included elsewhere in this prospectus.

ANCESTRY.COM LLC

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2012

(In thousands)

	Ancestry.com Year Ended December 31, 2012	Archives.com January 1, 2012 to June 30, 2012	Archives.com July 1, 2012 to August 16, 2012	Archives.com Acquisition Pro Forma Adjustments		Transaction Pro Forma Adjustments		Pro Forma Combined
Revenues	$487,085 (1)	$10,206	$3,067	—		—		$500,358
Cost of revenues	86,726 (1)	1,887	443	94	A	15,070	E	104,220

Gross profit	400,359	8,319	2,624	(94)		(15,070)		396,138
Operating expenses:
Technology and development	78,154	2,536	631	—		—		81,321
Marketing and advertising	139,218	7,036	1,640	(128)	B	—		147,766
General and administrative	46,376	865	565	—		—		47,806
Amortization of acquired intangibles	18,023	—	—	6,777	B, C	160,520	E	185,320
Transaction related expenses	109,368	—	—	—		(109,368)	F	—

Total operating expenses	391,139	10,437	2,836	6,649		51,152		462,213

Income (loss) from operations	9,220	(2,118)	(212)	(6,743)		(66,222)		(66,075)
Interest expense, net	(1,795)	—	—	—		(71,514)	G	(73,309)
Other income, net	742	—	—	—		—		742

Income (loss) before income taxes	8,167	(2,118)	(212)	(6,743)		(137,736)		(138,642)
Income tax (expense) benefit	(10,053)	—	—	3,311	D	(56,296)	H	(49,554)

Net loss	$(1,886)	$(2,118)	$(212)	$(3,432)		$(81,440)		$(89,088)

(1)	Subscription and product revenues have been combined and presented as one line item; cost of subscription and cost of product revenue have been likewise combined.

See the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements

ANCESTRY.COM LLC

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (unaudited)

1.	The Transaction

On October 21, 2012, the Issuer entered into the Merger Agreement with Merger Sub and Holdings to acquire the Issuer for $32.00 per share of common stock. Holdings is a wholly-owned subsidiary of Parent, which is controlled by the Sponsors. On December 28, 2012, pursuant to the Merger Agreement, Parent, through its wholly-owned subsidiaries completed its acquisition of the Predecessor for approximately $1.5 billion.

The Transaction was accounted for under FASB ASC Topic 805, Business Combinations. The purchase price was allocated to the underlying tangible and intangible assets acquired and liabilities assumed based on their respective fair values, with the remainder allocated to goodwill. The purchase price allocation is subject to change based on the finalization of the fair value of assets and liabilities acquired. The purchase price was allocated as follows (in thousands, except weighted average useful lives):

	Fair Value Allocations	Weighted Average Useful Lives
		(in years)
Assets acquired:
Cash	$40,051
Property and equipment	27,813
Other tangible assets	42,008
Acquired intangible assets including content databases:
Content databases	271,200	10.0
Subscriber and partner relationships	220,400	4.0
Core technology	247,300	5.0
Trade names	118,000	10.0
Other intangible assets	16,400	4.8
Goodwill	944,267

Total assets	1,927,439
Liabilities assumed:
Accrued expenses and other liabilities	(75,066)
Deferred revenues	(114,700)
Deferred tax liability	(235,265)

Total net assets acquired	$1,502,408

The goodwill is primarily attributable to growth opportunities of the Company and the assembled workforce. None of the goodwill recorded in connection with the Transaction will be deductible for income tax purposes. Other acquired intangible assets will be amortized over their estimated useful lives using methods which approximate the pattern in which the underlying economic benefits are consumed. The total weighted average useful life of acquired intangible assets is 8.0 years.

2.	ARCHIVES.COM ACQUISITION

On August 17, 2012, the Company acquired Archives.com, a family history Web site, for $100.0 million in cash consideration plus assumed liabilities. This transaction will enable the Company to add a differentiated service, targeted to a complementary segment of the growing family history market. Cash consideration of $15.0 million is being held in escrow for potential indemnification obligations; escrow cash of $7.5 million less any indemnified losses will be released on each of the nine-month and 18-month anniversaries of the closing date.

The assets acquired and liabilities assumed were recorded based on their estimated fair values at the date of the acquisition; the fair value of the intangible assets acquired was primarily determined by using the income and cost approaches. The final purchase price allocation for the acquisition is subject to change based on finalization of a third-party valuation of intangible assets and the resolution of any potential indemnification obligations. The purchase price of this acquisition was preliminarily allocated as follows:

	Fair Value Allocations	Weighted Average Useful Lives
	(in thousands)	(in years)
Assets acquired:
Restricted cash	$4,818
Other tangible assets	3
Acquired intangible assets including content databases:
Content databases	8,100	10.0
Subscriber and partner relationships	17,200	4.0
Core technology	10,700	3.6
Trade names	3,600	10.0
Other intangible assets	1,500	3.0
Goodwill	68,085

Total assets	114,006
Liabilities assumed:
Deferred revenues	(9,100)
Accrued expenses and other liabilities	(4,906)

Total net assets acquired	$100,000

The goodwill of $68.1 million represents the excess of the purchase price over the fair value of the net tangible and identifiable intangible assets acquired and is expected to be deductible for tax purposes. The goodwill is primarily attributable to expected operational synergies from having a complementary offering serving a fast growing segment of the family history market. Other acquired intangible assets will be amortized over their estimated useful lives using methods which approximate the pattern in which the underlying economic benefits are consumed. The total weighted average useful life of acquired intangible assets was 5.6 years.

The fair value of all intangible assets acquired from acquisitions during the period January 1, 2012 to December 28, 2012 were revalued upon acquisition of the Predecessor by the Successor. See Note 1 for further information regarding the Transaction.

3.	PRO FORMA ADJUSTMENTS

A.	Adjustment to record additional amortization expense after adjusting acquired content databases to fair value. Acquired content databases are amortized on a straight-line basis over an estimated useful life of 10 years.

B.	Adjustment to reclassify Archives.com’s historical amortization expense from marketing and advertising expense to amortization of acquired intangible assets to conform to the Company’s presentation.

C.	Adjustment to record additional amortization expense after adjusting acquired intangible assets to fair value. Acquired intangible assets are amortized using methods which approximate the pattern in which the underlying economic benefits are consumed and are amortized using estimated useful lives ranging from three to 10 years.

D.	Adjustment to record an income tax benefit for Archives.com’s historical pre-tax loss and for the pro forma adjustments based on an estimated statutory tax rate of 36.5%. An adjustment to record an income tax benefit on Archives.com’s historical pre-tax loss was recorded as a part of the pro forma adjustment as none had previously been recorded due to the fact that full financial statements were not available.

E.	Adjustment to record additional amortization expense after adjusting acquired intangible assets, including content databases, to fair value. Acquired intangible assets are amortized using methods which approximate the pattern in which the underlying economic benefits are consumed and are amortized using estimated useful lives ranging from three to 10 years.

The following schedule summarizes future expected amortization expense of acquired intangible assets, including content databases for the five years following the Transaction:

Total
Year 1	$212,440
Year 2	174,560
Year 3	136,473
Year 4	98,300
Year 5	57,746

F.	Adjustment to exclude Transaction-related expenses as they represent a non-recurring cost.

G.	Adjustments to record pro forma interest expense, net resulting from our debt are as follows (in thousands):

Year Ended December 31, 2012
Interest expense on the term loan and on the notes	$65,263
Amortization of the discount and deferred financing costs related to our debt structure	8,160

Total pro forma interest expense, net	73,423
Less historical interest expense	(1,382)
Less historical amortization of deferred financing costs	(527)

Pro forma adjustment interest expense, net	$71,514

Total pro forma interest expense, net presented in the table above represents interest expense on our current debt structure, including the effects of the repricing of our Credit Facility, which occurred in May 2013, and the amortization of the original issue discount of $26.8 million and deferred financing costs of $38.0 million originally associated with the debt structure.

Total pro forma interest expense, net does not reflect non-recurring expenses incurred as a result of the repricing of our Credit Facility, including a fee equal to 1% of the principal amount of the term loan that was repriced in connection with the Amended Credit Facility and any expense incurred from the application of ASC 470, Modification and Extinguishments.

Refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” and Note 10 of the condensed consolidated financial statements contained elsewhere in this prospectus for additional information regarding the repricing of our Credit Facility.

H.	Adjustment to record pro forma income tax expense for the Transaction based on an estimated statutory tax rate of 36.5%. The pro forma pre-tax loss was adjusted to reverse the nondeductible Transaction-related expenses of $16.5 million recorded in the historical period.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

We operated as Ancestry.com Inc. (the “Predecessor”) until December 28, 2012 when a company controlled by the Sponsors acquired the Predecessor. See Note 2 in the Consolidated Financial Statements for further information regarding the Transaction. As a result, our fiscal year 2012 is divided into a Successor period from December 29, 2012 to December 31, 2012 and a Predecessor period from January 1, 2012 to December 28, 2012. The following tables summarize selected consolidated historical financial and operating data for the periods indicated. The summarized Consolidated Balance Sheet data is presented for the Successor period as of December 31, 2012 and the Predecessor periods as of December 31, 2011, 2010, 2009 and 2008 and the unaudited period as of March 31, 2013 (Successor). The summarized Consolidated Statements of Operations data presented below for the Successor period from December 29, 2012 to December 31, 2012, the Predecessor period from January 1, 2012 to December 28, 2012 and the Predecessor periods for the years ended December 31, 2011, 2010, 2009 and 2008 have been derived from our Consolidated Financial Statements, which have been audited by Ernst & Young LLP, an independent registered public accounting firm. Due to the Transaction, the results of the Successor are not comparable with the results of the Predecessor. Our summarized Consolidated Balance Sheet data as of March 31, 2013 (Successor) and the summarized Consolidated Statements of Operations data for the three months ended March 31, 2013 (Successor) and 2012 (Predecessor) are derived from our unaudited Condensed Consolidated Financial Statements included in this prospectus and include all adjustments, consisting of normal and recurring adjustments that we consider necessary for a fair presentation of the financial position and results of operations as of and for such periods. Operating results for the three months ended March 31, 2013 (Successor) are not necessarily indicative of the results that may be expected for the full 2013 fiscal year. See “Risk Factors” included in this prospectus and the notes to our consolidated financial statements. You should read the selected consolidated financial data presented on the following pages in conjunction with our consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	Successor		Predecessor (1)
	As of March 31, 2013	As of December 31, 2012	As of December 31,
			2011	2010	2009	2008
	(unaudited)
	(In thousands)
Balance Sheet Data:
Cash, cash equivalents and short-term investments	$71,978	$35,651	$48,998	$65,519	$100,272	$40,121
Total assets	2,027,235	2,077,454	493,849	522,186	523,348	477,975
Deferred revenues	140,171	116,953	108,654	89,301	69,711	61,178
Long-term obligations (2)	942,441	943,312	10,429	498	100,025	133,000
Total liabilities	1,436,194	1,468,108	183,340	158,319	228,458	258,187
Total member’s interests/stockholder’s equity	591,041	609,346	310,509	363,867	294,890	219,788

(1)	We operated as the Predecessor until December 28, 2012 when a company controlled by the Sponsors acquired the Predecessor. As a result of the Transaction, the balance sheet data presented is not comparable between the Predecessor and Successor periods.
(2)	Includes the current and long-term portions of debt outstanding in the periods presented and the amounts payable under capital lease obligations as of December 31, 2012, 2011 and 2010.

	Successor	Predecessor (1)	Successor	Predecessor (1)
	Three Months Ended March 31,		Period from Dec. 29, 2012 to Dec. 31, 2012	Period from Jan. 1, 2012 to Dec. 28, 2012	Year Ended December 31,
	2013	2012			2011	2010	2009 (2)	2008
	(unaudited )	(unaudited)
	(In thousands)
Operations Data:
Subscription revenues	$113,774	$102,596	$3,194	$451,744	$377,364	$281,670	$207,707	$181,391
Product and other revenues	9,748	5,940	264	31,883	22,297	19,261	17,195	16,200
Total revenues	123,522	108,536	3,458	483,627	399,661	300,931	224,902	197,591
Total cost of revenues	27,474	19,079	823	85,903	66,508	52,107	46,323	43,614
Total operating expenses	115,680	69,379	105,904	285,235	237,687	188,218	146,618	138,257
Income (loss) from operations	(19,632)	20,078	(103,269)	112,489	95,466	60,606	31,961	15,720
Net income (loss)	(21,427)	13,547	(72,675)	70,789	62,895	36,845	21,295	2,384

(1)	We operated as the Predecessor until December 28, 2012 when a company controlled by the Sponsors acquired the Predecessor. As a result, our fiscal year 2012 is divided into a Successor period from December 29, 2012 to December 31, 2012 and a Predecessor period from January 1, 2012 to December 28, 2012. Operational data presented for the Successor and Predecessor periods is not necessarily comparable due to the Transaction.
(2)	Income from operations and net income include an expense related to a settlement in the third quarter of 2009 of a claim regarding the timeliness and accuracy of a content index we created. The settlement resulted in an expense of approximately $2.3 million in 2009.

	Successor	Predecessor (1)	Successor	Predecessor (1)	Predecessor (1)
	Three Months Ended March 31,		Period from Dec. 29, 2012 to Dec. 31, 2012	Period from Jan. 1, 2012 to Dec. 28, 2012	Year Ended December 31,
	2013	2012			2011	2010	2009 (5)	2008
	(unaudited)	(unaudited)			(In thousands)
Other Financial Data:
Non-GAAP revenues (2)	$135,022	$108,536	$4,008	$483,627	$399,661	$300,931	$224,902	$197,591
Adjusted EBITDA (3)	48,980	31,683	1,233	177,592	144,807	100,974	71,585	62,645
Free cash flow (4)	50,691	14,713	1,233	104,754	106,355	60,359	29,613	31,712

(1)	We operated as the Predecessor until December 28, 2012 when a company controlled by the Sponsors acquired the Predecessor. As a result, our fiscal year 2012 is divided into a Successor period from December 29, 2012 to December 31, 2012 and a Predecessor period from January 1, 2012 to December 28, 2012. Operational data presented for the Successor and Predecessor periods is not necessarily comparable due to the Transaction.
(2)	Non-GAAP revenues. We define non-GAAP revenues as the revenues that would have been recognized, except for the write-down of deferred revenue to fair value as a result of the application of purchase accounting for the Transaction. Non-GAAP revenues is calculated as total revenues plus the effects of non-cash adjustments to revenue from purchase accounting.
(3)	Adjusted EBITDA. We define adjusted EBITDA as net income (loss) plus non-cash adjustments to revenue from purchase accounting, interest and other (income) expense, net; income tax expense (benefit); non-cash charges, including depreciation, amortization, impairment of intangible assets and stock-based compensation expense; and expenses associated with the Transaction.
(4)	Free cash flow. We define free cash flow as net income (loss) plus non-cash adjustments to revenue from purchase accounting, interest and other (income) expense, net; income tax expense (benefit); non-cash charges, including depreciation, amortization, impairment of intangible assets and stock-based compensation expense; and expenses associated with the Transaction; and minus capitalization of content databases, purchases of property and equipment and cash received (paid) for income taxes and interest.
(5)	Income from operations and net income, and therefore adjusted EBITDA and free cash flow, include an expense related to a settlement in the third quarter of 2009 of a claim regarding the timeliness and accuracy of a content index we created. The settlement resulted in an expense of approximately $2.3 million in 2009.

The following table presents a reconciliation of non-GAAP revenues to total revenues, the most comparable GAAP measure, for each of the periods identified.

	Successor	Predecessor(1)	Successor	Predecessor(1)
	Three months ended March 31,		Period from Dec. 29, 2012 to Dec. 31, 2012	Period from Jan. 1, 2012 to Dec. 28, 2012	Year Ended December 31,
	2013	2012			2011	2010	2009	2008
	(unaudited)	(unaudited)			(In thousands)
Reconciliation of Non-GAAP revenues to total revenues
Total revenues	$123,522	$108,536	$3,458	$483,627	$399,661	$300,931	$224,902	$197,591
Non-cash revenue adjustment (2)	11,500	—	550	—	—	—	—	—

Non-GAAP revenues	$135,022	$108,536	$4,008	$483,627	$399,661	$300,931	$224,902	$197,591

(1)	We operated as the Predecessor until December 28, 2012 when a company controlled by the Sponsors acquired the Predecessor. As a result, our fiscal year 2012 is divided into a Successor period from December 29, 2012 to December 31, 2012 and a Predecessor period from January 1, 2012 to December 28, 2012. Operational data presented for the Successor and Predecessor periods is not necessarily comparable due to the Transaction.
(2)	Represents non-cash adjustments to revenue or the revenues that would have been recognized, except for the write-down of deferred revenue to fair value as a result of the application of purchase accounting for the Transaction.

The following table presents a reconciliation of our adjusted EBITDA and free cash flow to net income (loss), the most comparable GAAP measure, for each of the periods identified.

	Successor	Predecessor(1)	Successor	Predecessor(1)
	Three Months Ended March 31,		Period from Dec. 29, 2012 to Dec. 31, 2012	Period from Jan. 1, 2012 to Dec. 28, 2012	Year Ended December 31,
	2013	2012			2011	2010	2009 (4)	2008
	(unaudited)	(unaudited)			(In thousands)
Reconciliation of adjusted EBITDA and free cash flow to net income (loss):
Net income (loss)	$(21,427)	$13,547	$(72,675)	$70,789	$62,895	$36,845	$21,295	$2,384
Non-cash revenue adjustment (2)	11,500	—	550	—	—	—	—	—
Interest expense, net	22,008	167	730	1,065	589	4,697	5,347	11,483
Other (income) expense, net	551	(206)	—	(742)	637	(439)	(21)	8
Income tax expense (benefit)	(20,764)	6,570	(31,324)	41,377	31,345	19,503	5,340	1,845
Depreciation	3,773	3,547	—	14,699	13,450	11,773	10,936	10,732
Amortization	52,893	5,111	1,688	27,879	25,916	23,526	23,214	30,046
Stock-based compensation expense	446	2,947	—	15,421	9,975	5,069	5,474	4,672
Impairment of intangible assets and acquired in-process research and development	—	—	—	—	—	—	—	1,475
Transaction-related expenses (3)	—	—	102,264	7,104	—	—	—	—

Adjusted EBITDA	$48,980	$31,683	$1,233	$177,592	$144,807	$100,974	$71,585	$62,645

Capitalization of content databases	(4,753)	(5,140)	—	(23,538)	(20,408)	(13,874)	(9,398)	(8,965)
Purchases of property and equipment	(3,523)	(5,093)	—	(20,776)	(13,895)	(12,968)	(13,362)	(11,621)
Cash paid for interest	(11,781)	(117)	—	(1,368)	(466)	(2,645)	(7,740)	(10,068)
Cash received (paid) for income taxes	21,768	(6,620)	—	(27,156)	(3,683)	(11,128)	(11,472)	(279)

Free cash flow	$50,691	$14,713	$1,233	$104,754	$106,355	$60,359	$29,613	$31,712

(1)	We operated as the Predecessor until December 28, 2012 when a company controlled by the Sponsors acquired the Predecessor. As a result, our fiscal year 2012 is divided into a Successor period from December 29, 2012 to December 31, 2012 and a Predecessor period from January 1, 2012 to December 28, 2012. Operational data presented for the Successor and Predecessor periods is not necessarily comparable due to the Transaction.
(2)	Represents non-cash adjustments to revenue or the revenues that would have been recognized, except for the write-down of deferred revenue to fair value as a result of the application of purchase accounting for the Transaction.
(3)	Transaction-related expenses for the period from December 29, 2012 to December 31, 2012 include $53.1 million of stock-based compensation expense due to the acceleration of vesting for outstanding Predecessor stock-based awards upon closing of the Transaction. See Note 10 in the Consolidated Financial Statements for further detail.
(4)	Income from operations and net income, and therefore adjusted EBITDA and free cash flow, include an expense related to a settlement in the third quarter of 2009 of a claim regarding the timeliness and accuracy of a content index we created. The settlement resulted in an expense of approximately $2.3 million in 2009.

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion together with “Selected Consolidated Historical Financial Data” and our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements about our business and operations. Our actual results may differ materially from those we currently anticipate as a result of many factors, including those we describe under “Risk Factors” and elsewhere in this prospectus. See “Forward-Looking Statements.”

Company Overview

Ancestry.com is the world’s largest online family history resource, with approximately 2.1 million paying subscribers around the world as of March 31, 2013. Total subscribers across all Web sites, including Ancestry.com branded Web sites, Archives.com, Fold3.com and Newspapers.com, were approximately 2.7 million as of March 31, 2013. We are a pioneer and the leader in the online family history research market. We believe that most people have a fundamental desire to understand who they are and from where they came. Our mission is to help everyone discover, preserve and share their family history. We strive to make our services valuable to individuals ranging from the most committed family historians to those taking their first steps towards satisfying their curiosity about their family stories.

The foundation of our service is an extensive collection of over 11 billion historical records that we have digitized, indexed and added to our Web sites over the past 17 years. We have developed and acquired efficient and proprietary systems for digitizing handwritten historical documents, and we have established relationships with national, state and local government archives, historical societies, religious institutions and private collectors of historical content around the world. Our subscribers use our Web-based platform, proprietary technology and content collection to research their family histories, build their family trees, collaborate with other subscribers, upload their own records and publish and share their stories. Ancestry.com users have uploaded over 163 million items, such as photographs, scanned documents and written stories. This growing pool of user-generated content adds color and context to the family histories assembled from the institutional content available through our Web-based services.

We operate Web sites accessible worldwide, including dedicated sites in the U.S., U.K., Australia, Canada and Sweden. We charge each subscriber for their subscription at the commencement of their subscription period and at each renewal date. Subscriptions automatically renew into the existing package and duration selected, unless cancelled. As of March 31, 2013, approximately 75% of our subscribers had subscription durations greater than one month. Our subscriber retention results coupled with a growing base of longer than one-month duration subscribers have enhanced our near-term visibility on our revenues, which we believe has enabled us to more effectively manage the growth of our business and provide working capital benefits.

As a company, we strive to deliver family history discoveries to subscribers through our extensive content collection. Increasingly, subscriber discoveries are driven by our proprietary technology that provides “hints” of possible record matches to our subscribers. In 2012, over 1.3 billion hints were accepted by our subscribers compared to the approximately 700 million hints accepted in 2011. The increase in hints accepted is a product of subscriber growth, new content, enhanced hinting technologies and changes to how hints are served to subscribers. We also continue to deploy tools and technologies to provide our registered users with an expanding family history collaborative network. Users can invite family and friends to help build their family trees, add personal memories and upload photographs and stories of their own. As of March 31, 2013, our users had created more than 47 million family trees containing over 5 billion profiles. Trees that are shared with others offer many subscribers a substantial head start in their family history research by allowing them to review information collected by users with common ancestry.

We believe we provide ongoing value to our subscribers by regularly adding new historical content, and enhancing our Web-based service and platforms with new tools, features, and services that enable greater collaboration among our users through the growth of our global community.

JOBS Act

On April 5, 2012, the JOBS Act was signed into law. The JOBS Act contains provisions that, among other things, reduce certain reporting requirements for qualifying public companies. Section 107 of the JOBS Act allows us to take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. As a result, we may delay the adoption of such standards until those standards would otherwise apply to private companies. As an “emerging growth company,” we have elected to delay adoption of new or revised accounting standards applicable to public companies until such pronouncements are made applicable to private companies. Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act.

Subject to certain conditions set forth in the JOBS Act, as an “emerging growth company,” we may choose to rely on certain exemptions. See “Risk Factors—Risks Related to Our Business—As an “emerging growth company” under the JOBS Act, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements.”

Metrics

Our management regularly reviews a number of financial and operating metrics, including the following key operating metrics to evaluate our business, determine the allocation of resources, make decisions regarding corporate strategies and evaluate forward-looking projections. The following key operating metrics reflect data with respect to our Ancestry.com Web sites and exclude our other subscription-based Web sites, such as Archives.com and Fold3.com. Total subscribers across all Web sites, including Ancestry.com branded Web sites, Archives.com, Fold3.com and Newspapaers.com, were approximately 2.7 million as of March 31, 2013.

•

Total Subscribers. A subscriber is an individual who pays for renewable access or redeems a gift subscription to one of our Ancestry.com branded Web sites. Total subscribers is defined as the number of subscribers at the end of the period.

•

Net Subscriber Additions. Net subscriber additions is the total number of new customers who purchase a subscription or redeem a gift subscription to our Ancestry.com branded Web sites less the total number of subscribers who choose not to renew a completed subscription in the period.

Our key business metrics are presented for the three months ended March 31, 2013 and 2012 and for the years ended December 31, 2012, 2011 and 2010 as follows (in thousands):

	Three Months Ended March 31,		Year Ended December 31,
	2013	2012	2012	2011	2010
Total subscribers	2,096	1,870	2,016	1,703	1,395
Net subscriber additions	80	167	313	308	329

The following table presents the percentage of total subscribers by subscription duration as of March 31, 2013 and 2012 and December 31, 2012, 2011 and 2010:

	As of
	March 31,		December 31,
	2013	2012	2012	2011	2010
Annual	45.0%	52.9%	47.4%	59.1%	61.7%
Semi-annual	27.0	13.5	24.1	4.9	1.9
Quarterly	3.3	5.3	3.8	6.7	7.0
Monthly	24.7	28.3	24.7	29.3	29.4

Total	100.0%	100.0%	100.0%	100.0%	100.0%

Components of Consolidated Statements of Operations

Revenues

Subscription revenues. We derive subscription revenues primarily from providing access to our Ancestry.com Web sites, and we recognize the subscription revenues, net of estimated cancellations, ratably over the subscription period. We offer registered users a 14-day free trial, after which, unless they cancel, we charge the full period subscription amount. No revenue is recognized or allocated to the 14-day free trial period. Amounts received from subscribers for which the performance obligations have not been fulfilled were recorded in deferred revenue. We have established a revenue reserve based on historical subscription cancellations. Actual customer subscription cancellations are charged against the allowance or deferred revenues to the extent that revenue has not yet been recognized.

Subscription revenues from our Ancestry.com Web sites accounted for approximately 92% of total subscription revenues for the three months ended March 31, 2013 and 95% of the total subscription revenues for both the periods from December 29, 2012 to December 31, 2012 and from January 1, 2012 to December 28, 2012. Total subscription revenues also include subscriptions to our other Web sites, such as Archives.com and Fold3.com. We attribute subscription revenues by country based on the billing address of the subscriber, regardless of the Web site to which the person subscribes. The following table presents subscription revenue by geographic region (in thousands):

	Successor	Predecessor	Successor	Predecessor	Predecessor
	Three Months Ended March 31,		Period from Dec. 29, 2012 to Dec. 31, 2012	Period from Jan. 1, 2012 to Dec. 28, 2012	Year Ended December 31,
	2013	2012			2011	2010
United States	$86,396	$76,040	$2,407	$340,448	$282,885	$212,346
United Kingdom	12,913	12,953	381	53,893	47,539	40,929
All other countries	14,465	13,603	406	57,403	46,940	28,395

Total subscription revenues	$113,774	$102,596	$3,194	$451,744	$377,364	$281,670

In conjunction with the Transaction, deferred revenue was written down to fair value as the result of the application of purchase accounting. As a result, subscription revenues recognized in 2013 will be lower than it would have otherwise been absent this adjustment to deferred revenue. Due to the timing of when deferred revenues that were written down to fair value are recognized to subscription revenues, we expect subscription revenues to increase during the remainder of 2013.

Product and other revenues. Product and other revenues include sales of our AncestryDNA services, Family Tree Maker desktop software, ProGenealogists’ genealogical research services, iArchives’ document digitization services, physical delivery of copies of historical vital records (birth, marriage and death certificates) and other products and services. Revenues related to these products or services are recognized upon shipment of the product or completion of the services, as applicable.

Expenses

Personnel-related costs for each category of cost of revenues and operating expenses include salaries, stock-based compensation, bonuses, employee benefit costs and employer payroll taxes.

Cost of Revenues

Cost of subscription revenues. Cost of subscription revenues consists of amortization of content databases, including content databases acquired as part of the Transaction, Web server operating costs, personnel-related costs of Web support and subscriber services employees, credit card processing fees, outside service costs for subscriber services and royalty costs on certain content licensed from others. Web server operating costs include depreciation and software licensing on Web servers and related equipment and Web hosting costs.

Cost of product and other revenues. Cost of product and other revenue consists of AncestryDNA service costs, direct costs of products sold, personnel-related costs including iArchives digitization services and ProGenealogists’ genealogical research services, shipping costs and credit card processing fees.

Operating Expenses

Technology and development. Technology and development expenses consist primarily of personnel-related costs and outside service costs. Technology and development personnel-related costs include primarily the personnel costs of developing new products and tools and maintaining and testing our Web sites. Our development personnel are primarily based in the United States and are primarily focused on creating accessibility to content and tools for individuals to do family history research. Outside service costs are primarily incurred for third-party product development and quality assurance services.

Marketing and advertising. Marketing and advertising expenses consist primarily of direct expenses related to television advertising, paid search, online display advertising, promotions and sponsorships, personnel-related costs and affiliate programs. Marketing and advertising costs are principally incurred in the United States, United Kingdom, Australia and Canada.

General and administrative. General and administrative expenses consist principally of personnel-related and outside service expenses related to our executive, finance, legal, human resources and other administrative functions.

Amortization of acquired intangible assets. Amortization of acquired intangible assets is the amortization expense associated with subscriber relationships and contracts, technologies, trademarks and tradenames and other acquired intangible assets resulting from business acquisitions, including those acquired as a result of the Transaction.

Transaction-related expenses. Transaction-related expenses consist of one-time costs associated with the Transaction. Transaction-related expenses consist primarily of investment banking, legal, accounting, consulting, and other expenses related to the Transaction. Transaction-related expenses for the Successor period also includes stock-based compensation expense due to the acceleration of vesting for outstanding Predecessor stock-based awards upon closing of the Transaction.

Interest Expense, Net, Other Income (Expense), Net and Income Tax (Expense) Benefit

Interest expense, net. Interest expense, net includes interest expense associated with borrowings, the amortization of the deferred financing costs and the original issue discount related to the issuance of our Credit Facility and the notes and interest income earned on cash and cash equivalents. Our interest expense varies based on the level of debt outstanding and changes in interest rates.

Other income (expense), net. Other income (expense), net primarily includes foreign currency transaction and remeasurement gains and losses, which vary based on changes in foreign currency exchange rates.

Income tax (expense) benefit. Income tax (expense) benefit consists of federal and state income taxes in the United States and income taxes in certain foreign jurisdictions.

Critical Accounting Estimates

Our Consolidated Financial Statements are prepared in conformity with GAAP. The preparation of these Consolidated Financial Statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, costs and expenses and related disclosures. These estimates and assumptions are often based on historical experience, judgments and other factors that we believe to be reasonable under the circumstances at the time made, but all such estimates and assumptions are inherently uncertain and unpredictable. Actual results may differ from those estimates and assumptions, and it is possible that other professionals, applying their own judgment to the same facts and circumstances, could develop and support alternative estimates and assumptions that would result in material changes to our operating results and financial condition. We evaluate our estimates and assumptions on an ongoing basis.

We consider the estimates and assumptions associated with the valuation of acquired intangible assets and goodwill, testing of goodwill for impairment, recoverability of long-lived assets, income taxes and stock-based compensation expense to be our critical accounting estimates. For further information on our significant accounting policies, see Note 1 of the accompanying notes to our audited consolidated financial statements and unaudited condensed consolidated financial statements. There have been no changes to our significant accounting policies since December 31, 2012, except as discussed below in “Recent Accounting Pronouncements.”

Fair Value of Acquired Intangible Assets and Goodwill

We allocate the fair value of purchase consideration from acquisitions to the tangible assets acquired, liabilities assumed and intangible assets acquired based on their estimated fair values. The excess of the fair value of purchase consideration over the fair values of these identifiable assets and liabilities is recorded as goodwill. We engage independent third party appraisal firms to assist us in determining the fair values of assets acquired and liabilities assumed. Such valuations require management to make significant estimates and assumptions, especially with respect to acquired intangible assets. Significant estimates in valuing certain intangible assets include but are not limited to future expected cash flows, replacement cost of technology assets and discount rates. Management’s estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates.

Goodwill Impairment

We review goodwill for impairment at least annually or more frequently if indicators of impairment exist. We perform our annual goodwill impairment test in the fourth quarter. Impairment loss, if any, is recorded when the fair value of goodwill is less than its carrying value. Our goodwill impairment test may require the use of qualitative judgments and fair-value techniques, which are inherently subjective. No impairment losses related to the impairment of goodwill were recognized for the three months ended March 31, 2013 and 2012, the periods from December 29, 2012 to December 31, 2012 and from January 1, 2012 to December 28, 2012 and for the years ended December 31, 2011 and 2010.

Recoverability of Long-Lived Assets

We review content databases, property and equipment and intangible assets with finite lives for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets held and used is measured by a comparison of the carrying amount of an asset or asset group to future undiscounted cash flows that the asset or asset group is expected to generate. If assets are determined to be impaired, the impairment loss to be recognized equals the amount of the carrying value of the asset or group of assets exceeds its fair value. Impairment losses recognized for the three months ended March 31, 2013 and 2012 and for the periods from December 29, 2012 to December 31, 2012 and January 1, 2012 to December 28, 2012 and for the years ended December 31, 2011 and 2010 were immaterial.

Income Taxes

We are subject to income taxes in the United States and several foreign jurisdictions. Significant judgment is required in evaluating our uncertain tax positions and determining our provision for income taxes. We evaluate the tax position for recognition in accordance with GAAP by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit. This includes consideration of any resolutions of related appeals or litigation processes. The tax benefit is then measured as the largest amount that is more likely than not of being realized upon settlement.

Although we believe we have adequately reserved for our uncertain tax positions, no assurance can be given that the final tax outcome of these matters will not be different. We adjust these reserves in light of changing facts and circumstances, such as the closing of a tax audit or changes in tax laws. To the extent that the final tax outcome of these matters is different than the amounts recorded, such differences will impact the provision for income taxes in the period in which such determination is made. The provision for income taxes includes the impact of reserve positions and changes to reserves that are considered appropriate, as well as the related net interest and penalties.

In evaluating our ability to recover our deferred tax assets, in full or in part, we consider all available positive and negative evidence, including our past operating results, our forecast of future market growth, forecasted earnings, future taxable income and prudent and feasible tax planning strategies. The assumptions utilized in determining future taxable income require significant judgment and are consistent with the plans and estimates we use to manage the underlying businesses. We believe it is more likely than not that the deferred tax assets recorded on our balance sheet, net of our existing valuation allowance, will ultimately be realized. In the event we were to determine that we would not be able to realize all or part of our net deferred tax assets in the future, an adjustment to the deferred tax assets would be charged to earnings in the period in which we make such determination.

Stock-Based Compensation Expense

Our stock-based compensation plan allows (and our Predecessor’s stock-based compensation plan allowed) for the issuance of stock-based awards, including stock options and RSUs to employees, officers and directors. As of March 31, 2013, outstanding stock-based awards are in an indirect parent entity. Each award represents a contingent right to receive an equivalent investor interest upon exercise of the option or vesting of an RSU. The Predecessor’s awards represented a contingent right to one share of the Predecessor’s common stock. See Note 7 in our condensed consolidated financial statements for the three months ended March 31, 2013 and Note 10 in our consolidated financial statements for the period ended December 31, 2012 for further information on stock-based awards.

Stock-based compensation expense is recorded by amortizing the fair value of each stock-based award expected to vest over the requisite service or performance period. The fair value of each stock option award is calculated on the date of grant using the Black-Scholes option-pricing model. The Black-Scholes model requires various assumptions including fair value of the underlying investor’s interest or stock, volatility, expected option life, risk-free interest rate and expected dividends. The fair value of RSUs is based on the value of the investor’s interest or the closing price of the Predecessor’s common stock on the date of grant. In addition, assumptions are made regarding the rate of forfeiture of stock-based awards prior to vesting. We estimate forfeiture rates based on historical forfeitures of stock options and RSUs. To the extent the actual forfeiture rate is different from the estimate, stock-based compensation expense is adjusted accordingly. If any of the assumptions used in estimating the fair value of awards change significantly or the actual forfeiture rate is different than the estimate, stock-based compensation expense may differ materially in the future from that recorded in the current period.

Investor interests of the Successor or shares of the Predecessor for RSUs are issued on their respective vesting dates, generally, net of the minimum statutory tax withholding requirements. As a result, the actual number of investor interests or shares issued will generally be fewer than the actual number of RSUs outstanding.

Results of Operations

Three months ended March 31, 2013 compared to the three months ended March 31, 2012

The following table sets forth our statement of operations, as included in the Condensed Consolidated Statements of Comprehensive Income (Loss) for the three months ended March 31, 2013 (Successor) and March 31, 2012 (Predecessor). The information in the table below and throughout this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” has been derived from our condensed consolidated financial statements. You should read this table in conjunction with our condensed consolidated financial statements and the related notes in this prospectus.

	Successor	Predecessor
	Three Months Ended March 31,
	2013	2012
	(In thousands)
Revenues:
Subscription revenues	$113,774	$102,596
Product and other revenues	9,748	5,940

Total revenues	123,522	108,536
Costs of revenues:
Cost of subscription revenues	21,743	16,294
Cost of product and other revenues	5,731	2,785

Total cost of revenues	27,474	19,079

Gross profit	96,048	89,457
Operating expenses:
Technology and development	20,517	16,627
Marketing and advertising	36,958	39,549
General and administrative	11,819	10,642
Amortization of acquired intangible assets	46,386	2,561

Total operating expenses	115,680	69,379

Income (loss) from operations	(19,632)	20,078
Interest expense, net	(22,008)	(167)
Other income (expense), net	(551)	206

Income (loss) before income taxes	(42,191)	20,117
Income tax benefit (expense)	20,764	(6,570)

Net income (loss)	$(21,427)	$13,547

The following table sets forth our statements of operations, as included in the Condensed Consolidated Statements of Comprehensive Income (Loss), as a percentage of revenues for the three months ended March 31, 2013 (Successor) and 2012 (Predecessor). The information contained in the table below should be read in conjunction with our condensed consolidated financial statements and the related notes.

	Successor	Predecessor
	Three Months Ended March 31,
	2013	2012
Revenues:
Subscription revenues	92.1%	94.5%
Product and other revenues	7.9	5.5

Total revenues	100.0	100.0
Costs of revenues:
Cost of subscription revenues	17.6	15.0
Cost of product and other revenues	4.6	2.6

Total cost of revenues	22.2	17.6

Gross profit	77.8	82.4
Operating expenses:
Technology and development	16.6	15.3
Marketing and advertising	29.9	36.4
General and administrative	9.6	9.8
Amortization of acquired intangible assets	37.6	2.4

Total operating expenses	93.7	63.9

Income from operations	(15.9)	18.5
Interest expense, net	(17.8)	(0.2)
Other income (expense), net	(0.4)	0.2

Income before income taxes	(34.1)	18.5
Income tax expense	16.8	(6.0)

Net income	(17.3)%	12.5%

Revenues, Cost of Revenues and Gross Profit

	Successor	Predecessor	% Change
	Three Months Ended March 31,
	2013	2012
	(In thousands)
Revenues:
Subscription revenues	$113,774	$102,596	10.9%
Product and other revenues	9,748	5,940	64.1

Total revenues	123,522	108,536	13.8
Cost of revenues:
Cost of subscription revenues	21,743	16,294	33.4
Cost of product and other revenues	5,731	2,785	105.8

Total cost of revenues	27,474	19,079	44.0

Gross profit	$96,048	$89,457	7.4%

Gross profit percentage	77.8%	82.4%

Subscription revenues

For the three months ended March 31, 2013, our subscription revenues increased $11.2 million compared to the three months ended March 31, 2012. The increase was primarily the result of an increase in the number of total subscribers from continued marketing efforts and subscription revenues of $5.1 million for Archives.com, which we acquired in August 2012. Subscription revenues in the three months ended March 31, 2013 would have increased by $22.7 million except for the non-cash adjustment to write down deferred revenue to fair value as a result of the application of purchase accounting for the Transaction. For the three months ended March 31, 2013, changes in average foreign currency exchange rates did not have a significant effect on subscription revenues.

Product and other revenues

For the three months ended March 31, 2013, our product and other revenues increased $3.8 million compared to the three months ended March 31, 2012 primarily due to an increase in AncestryDNA service revenue driven by the launch of our new product in May 2012.

Cost of subscription revenues

For the three months ended March 31, 2013, our cost of subscription revenues increased $5.4 million compared to the three months ended March 31, 2012. The increase was primarily due to a $4.0 million increase in content database amortization due to the recognition of content at fair value as a part of purchase accounting for the Transaction. Additionally, personnel-related expenses increased $1.2 million resulting from a 26% increase in the average number of web hosting and subscriber services personnel during the three months ended March 31, 2013 compared to the three months ended March 31, 2012.

Cost of product and other revenues

For the three months ended March 31, 2013, our cost of product and other revenues increased $2.9 million compared to the three months ended March 31, 2012. The increase was primarily due to costs associated with our AncestryDNA service.

Operating Expenses

	Successor	Predecessor	% Change
	Three Months Ended March 31,
	2013	2012
	(In thousands)
Operating expenses:
Technology and development	$20,517	$16,627	23.4%
Marketing and advertising	36,958	39,549	(6.6)
General and administrative	11,819	10,642	11.1
Amortization of acquired intangible assets	46,386	2,561	1,711.2

Total operating expenses	$115,680	$69,379	66.7%

Technology and development

For the three months ended March 31, 2013, our technology and development expenses increased $3.9 million compared to the three months ended March 31, 2012. The increase is primarily due to an increase in personnel-related expenses primarily resulting from a 26% increase in the average number of technology and development personnel during the three months ended March 31, 2013 compared to the three months ended March 31, 2012.

Marketing and advertising

For the three months ended March 31, 2013, our marketing and advertising expenses decreased $2.6 million compared to the three months ended March 31, 2012. The decrease was primarily due to a $3.7 million decrease in external marketing costs. This decrease was partially offset by increased personnel related expenses resulting from a 30% increase in the average number of marketing and advertising personnel during the three months ended March 31, 2013 compared to the three months ended March 31, 2012.

General and administrative

For the three months ended March 31, 2013, our general and administrative expenses increased $1.2 million compared to the three months ended March 31, 2012. The increase was primarily the result of an increase in outside service costs for legal and other professional services partially offset by a reduction in other administrative expenses.

Amortization of acquired intangible assets

For the three months ended March 31, 2013, our amortization of acquired intangible assets increased $43.8 million compared to the three months ended March 31, 2012. The increase was primarily due to the amortization of acquired intangible assets that were recorded at fair value as a part of purchase accounting for the Transaction.

Interest Expense, Net, Other Income (Expense), Net and Income Tax (Expense) Benefit

	Successor	Predecessor	% Change
	Three Months Ended March 31,
	2013	2012
	(In thousands)
Interest expense, net	$(22,008)	$(167)	13,078.4%
Other income (expense), net	(551)	206	(367.5)
Income tax benefit (expense)	20,764	(6,570)	416.0
Other data:
Effective tax rate	49.2%	32.7%

Interest expense, net

For the three months ended March 31, 2013, interest expense, net increased $21.8 million compared to the three months ended March 31, 2012. In conjunction with the Transaction, we entered into a $670.0 million term loan and issued $300.0 million of notes. For the three months ended March 31, 2013, the effective interest rate of the term loan and the notes was 8.6% and 12.0%, respectively. For the three months ended March 31, 2012, we had minimal debt outstanding during the period.

Other income (expense), net

For the three months ended March 31, 2013, our other income (expense), net changed by an immaterial dollar amount compared to the three months ended March 31, 2012.

Income tax benefit (expense)

For the three months ended March 31, 2013, the Company recorded an income tax benefit of $20.8 million, resulting in an effective income tax rate of 49.2%, compared with an income tax expense of $6.6 million for the three months ended March 31, 2012, resulting in an effective income tax rate of 32.7% The 16.5% increase in the effective income tax rate for the three months ended March 31, 2013 compared to the three months ended

March 31, 2012, resulted primarily from the recognition of 2012 federal research and development tax credits during the first quarter of 2013. This credit, which increased the effective tax rate, was recorded during the first quarter of 2013 as a result of the American Taxpayer Relief Act of 2012, enacted on January 2, 2013. Additionally, the foreign tax rate benefit, which reduced the effective income tax rate during the three months ended March 31, 2012, increased the effective income tax rate during the three months ended March 31, 2013 due to the Company’s loss before income taxes.

The Period from December 29 through December 31, 2012 (Successor), the Period from January 1 through December 28, 2012 (Predecessor) and Year ended December 31, 2011 (Predecessor)

The following table sets forth our Consolidated Statements of Operations for the Successor period from December 29, 2012 to December 31, 2012, for the Predecessor period from January 1, 2012 to December 28, 2012 and for the Predecessor years ended December 31, 2011, and 2010. The information in the table below and throughout this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” has been derived from our audited Consolidated Financial Statements. You should read this table in conjunction with our Consolidated Financial Statements and the related notes in this prospectus.

	Successor	Predecessor	Predecessor
	Period from Dec. 29, 2012 to Dec. 31, 2012	Period from Jan. 1, 2012 to Dec. 28, 2012	Year Ended December 31,
			2011	2010
	(In thousands)
Revenues:
Subscription revenues	$3,194	$451,744	$377,364	$281,670
Product and other revenues	264	31,883	22,297	19,261

Total revenues	3,458	483,627	399,661	300,931
Costs of revenues:
Cost of subscription revenues	664	66,741	58,292	46,409
Cost of product and other revenues	159	19,162	8,216	5,698

Total cost of revenues	823	85,903	66,508	52,107

Gross profit	2,635	397,724	333,153	248,824
Operating expenses:
Technology and development	642	77,512	58,245	42,296
Marketing and advertising	1,145	138,073	122,997	94,573
General and administrative	381	45,995	39,734	35,390
Amortization of acquired intangible assets	1,472	16,551	16,711	15,959
Transaction-related expenses	102,264	7,104	—	—

Total operating expenses	105,904	285,235	237,687	188,218

Income (loss) from operations	(103,269)	112,489	95,466	60,606
Interest and other expense, net	(730)	(323)	(1,226)	(4,258)

Income (loss) before income taxes	(103,999)	112,166	94,240	56,348
Income tax benefit (expense)	31,324	(41,377)	(31,345)	(19,503)

Net income (loss)	$(72,675)	$70,789	$62,895	$36,845

The following table sets forth, for the periods presented, our Consolidated Statements of Operations as a percentage of total revenues. You should read this table in conjunction with the consolidated financial statements and the related notes in this prospectus.

	Successor	Predecessor	Predecessor
	Period from Dec. 29, 2012 to Dec. 31, 2012	Period from Jan. 1, 2012 to Dec. 28, 2012	Year Ended December 31,
			2011	2010
Revenues:
Subscription revenues	92.4%	93.4%	94.4%	93.6%
Product and other revenues	7.6	6.6	5.6	6.4

Total revenues	100.0	100.0	100.0	100.0
Costs of revenues:
Cost of subscription revenues	19.2	13.8	14.6	15.4
Cost of product and other revenues	4.6	4.0	2.0	1.9

Total cost of revenues	23.8	17.8	16.6	17.3

Gross profit	76.2	82.2	83.4	82.7
Operating expenses:
Technology and development	18.6	16.0	14.6	14.1
Marketing and advertising	33.1	28.5	30.8	31.4
General and administrative	11.0	9.5	9.9	11.8
Amortization of acquired intangible assets	42.6	3.4	4.2	5.3
Transaction-related expenses	2,957.3	1.5	—	—

Total operating expenses	3,062.6	58.9	59.5	62.6

Income (loss) from operations	(2,986.4)	23.3	23.9	20.1
Interest and other expense, net	(21.1)	(0.1)	(0.3)	(1.4)

Income (loss) before income taxes	(3,007.5)	23.2	23.6	18.7
Income tax benefit (expense)	905.8	(8.6)	(7.9)	(6.5)

Net income (loss)	(2,101.7)%	14.6%	15.7%	12.2%

Due to the Transaction, our Consolidated Statements of Operations are presented for the Successor period from December 29, 2012 to December 31, 2012 and for the Predecessor periods from January 1, 2012 to December 28, 2012 and for the years ended December 31, 2011 and 2010. Discussion of the activity for the Successor period from December 29, 2012 to December 31, 2012 is provided below. The remainder of the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” provides a discussion of our results of operations for the period January 1, 2012 to December 28, 2012 (the “2012 Predecessor period”) compared to 2011 and 2011 compared to 2010. Tabular data for the Successor period from December 29, 2012 to December 31, 2012, for the Predecessor period from January 1, 2012 to December 28, 2012 and for the Predecessor years ended December 31, 2011, and 2010 are provided throughout “Management’s Discussion and Analysis of Financial Condition and Results of Operations” as a reference.

Successor

Revenues, cost of revenues and operating expenses, excluding Transaction-related expenses, for the period from December 29, 2012 to December 31, 2012 represent our normal recurring operating results for the three-day period. During this period, the Company also incurred $102.3 million of Transaction-related expenses. Transaction-related expenses consist primarily of investment banking, legal, accounting, consulting and other merger and acquisition costs. Transaction-related expenses for the Successor period also include $53.1 million of stock-based compensation expense due primarily to the acceleration of vesting for outstanding Predecessor stock-based awards upon the closing of the Transaction. An income tax benefit of $31.3 million was also recognized in the Successor period primarily related to the income tax deduction of Transaction-related expenses. See Notes 2, 10, and 13 in the Consolidated Financial Statements for further information on the Transaction, stock-based awards and income taxes, respectively.

Predecessor

Revenues

	Successor	Predecessor			% Change
	Period from Dec. 29, 2012 to Dec. 31, 2012	Period from Jan. 1, 2012 to Dec. 28, 2012	Year Ended December 31,		2012 Predecessor Period from 2011	2011 from 2010
			2011	2010
	(In thousands)
Revenues:
Subscription revenues	$3,194	$451,744	$377,364	$281,670	19.7%	34.0%
Product and other revenues	264	31,883	22,297	19,261	43.0	15.8

Total revenues	$3,458	$483,627	$399,661	$300,931	21.0%	32.8%

Subscription revenues

2012 Predecessor period compared to 2011. The increase in our subscription revenues of $74.4 million for the 2012 Predecessor period compared to 2011 was primarily the result of an increase in the number of total subscribers, as well as an increase in the average price for monthly duration subscriptions for new subscribers. Net subscriber additions increased primarily due to continued marketing efforts, including marketing connected with the third season of “Who Do You Think You Are?,” which aired in the first half of 2012. The average price for monthly duration subscriptions increased as result of the pricing change of monthly subscriptions initiated at the end of the fourth quarter 2011. Additionally, revenue increased as the percentage of overall subscribers’ packages that were premium packages throughout the year increased. Both the change in price and shift toward premium packages provide greater monthly revenues. These increases were partially offset by an increase in the number of subscribers with longer duration packages, which have a lower average monthly price. In addition, subscription revenues for Archives.com, which we acquired in August 2012, were $7.6 million. During the 2012 Predecessor period, foreign currency exchange rates had an insignificant effect on subscription revenues compared to the rates in 2011.

2011 compared to 2010. The increase in our subscription revenues of $95.7 million in 2011 compared to 2010 was primarily the result of an increase in the number of total subscribers, as well as an increase in the average monthly revenue per subscriber. Net subscriber additions increased primarily due to continued marketing efforts, including marketing connected with the second season of “Who Do You Think You Are?,” which aired in the first half of 2011. Average monthly revenue per subscriber increased due to both an increase in the percentage of overall subscribers that were monthly subscribers throughout the year and an increase in the percentage of overall subscribers’ packages that were premium packages throughout the year, both of which provide greater monthly revenues than other packages. During 2011, foreign currency exchange rates increased subscription revenues by approximately 1% compared to the rates in 2010

Product and other revenues

2012 Predecessor period compared to 2011. The increase in product and other revenues of $9.6 million for the 2012 Predecessor period compared to 2011 was primarily due to a $7.1 million increase in AncestryDNA service revenue driven by the launch of our new product in May 2012 and a $2.2 million increase in ProGenealogists genealogical research services revenue.

2011 compared to 2010. The increase in product and other revenues of $3.0 million in 2011 compared to 2010 was primarily due to a $1.8 million increase in iArchives digitization services revenue and a $1.6 million increase in ProGenealogists genealogical research services revenue, both of which businesses we acquired in the second half of 2010. In addition, Family Tree Maker revenue increased $0.9 million. These increases were partially offset by a $0.8 million decrease in advertising revenues as a result of having deemphasized advertising services on our Web sites.

Cost of Revenues and Gross Profit

	Successor	Predecessor			% Change
	Period from Dec. 29, 2012 to Dec. 31, 2012	Period from Jan. 1, 2012 to Dec. 28, 2012	Year Ended December 31,		2012 Predecessor Period from 2011	2011 from 2010
			2011	2010
	(In thousands)
Cost of revenues:
Cost of subscription revenues	$664	$66,741	$58,292	$46,409	14.5%	25.6%
Cost of product and other revenues	159	19,162	8,216	5,698	133.2	44.2

Total cost of revenues	823	85,903	66,508	52,107	29.2	27.6

Gross profit	$2,635	$397,724	$333,153	$248,824	19.4%	33.9%

Gross profit percentage	76.2%	82.2%	83.4%	82.7%

Cost of subscription revenues

2012 Predecessor period compared to 2011. The increase in our cost of subscription revenues of $8.4 million for the 2012 Predecessor period compared to 2011 was primarily due to a $2.8 million increase in outside services costs for subscriber services, a $2.3 million increase in content database amortization due to our continued increased investment in content databases, a $1.5 million increase in Web server operating costs partly attributable to greater user traffic volumes, and a $1.1 million increased in personnel-related expenses.

2011 compared to 2010. The increase in our cost of subscription revenues of $11.9 million in 2011 compared to 2010 was primarily due to a $3.7 million increase in personnel-related costs, a $2.7 million increase in credit card processing fees reflecting higher transaction volumes as a result of increased total subscribers, a $2.6 million increase in Web server operating costs partly attributable to greater user traffic volumes and a $1.6 million increase in content database amortization due to our continued investment in content databases. Personnel-related costs increased primarily due to a 36% increase in the average number of Web hosting and subscriber services support personnel during 2011.

Cost of product and other revenues

2012 Predecessor period compared to 2011. The increase in our cost of product revenues of $10.9 million for the 2012 Predecessor period compared to 2011 was primarily due to a $9.6 million increase in costs associated with our AncestryDNA service.

2011 compared to 2010. The increase in our cost of product revenues of $2.5 million in 2011 compared to 2010 was primarily due to a $1.3 million increase in costs associated with iArchives digitization services and ProGenealogists genealogical research services, both of which businesses were acquired in the second half of 2010, and increases of $1.0 million in total in costs related to DNA testing services and Family Tree Maker software.

Operating Expenses

	Successor	Predecessor			% Change
	Period from Dec. 29, 2012 to Dec. 31, 2012	Period from Jan. 1, 2012 to Dec. 28, 2012	Year Ended December 31,		2012 Predecessor Period from 2011	2011 from 2010
			2011	2010
(In thousands)
Operating expenses:
Technology and development	$642	$77,512	$58,245	$42,296	33.1%	37.7%
Marketing and advertising	1,145	138,073	122,997	94,573	12.3	30.1
General and administrative	381	45,995	39,734	35,390	15.8	12.3
Amortization of acquired intangible assets	1,472	16,551	16,711	15,959	(1.0)	4.7
Transaction-related expenses	102,264	7,104	—	—	N/M	N/M

Total operating expenses	$105,904	$285,235	$237,687	$188,218	20.0%	26.3%

Technology and development

2012 Predecessor period compared to 2011. The increase in technology and development expenses of $19.3 million for the 2012 Predecessor period compared to 2011 was primarily the result of a $17.5 million increase in personnel-related expenses resulting from a 31% increase in the average number of technology and development personnel for the period from January 1, 2012 to December 28, 2012.

2011 compared to 2010. The increase in technology and development expenses of $15.9 million in 2011 compared to 2010 was primarily the result of a $12.4 million increase in personnel-related expenses resulting from a 15% increase in the average number of technology and development personnel during 2011. In many cases, we have filled open positions with individuals with more specialized experience than in the past, and we have found that competition for qualified technology and development personnel increased. In addition, costs of third-party service providers increased $2.1 million primarily due to additional outsourced product quality assurance services and research and development costs for new products and features. Depreciation expense and other equipment purchases related to technology and development assets also increased by a total of $0.9 million.

Marketing and advertising

2012 Predecessor period compared to 2011. The increase in marketing and advertising expenses of $15.1 million for the 2012 Predecessor period compared to 2011 was primarily due to an $11.1 million increase in television advertising, sponsorship expenses, search and display costs. These increases primarily resulted from increases in advertising volume, media rates, and increased advertising and product integration costs incurred in connection with the third season of “Who Do You Think You Are?,” which aired 12 original episodes compared to eight original episodes in 2011. Personnel-related costs increased $3.8 million resulting from a 22% increase in the average number of marketing and advertising personnel for the 2012 Predecessor period. Of these increases, a total of $4.1 million was attributable to marketing and advertising costs for Archives.com, which was acquired in August 2012.

2011 compared to 2010. The increase in marketing and advertising expenses of $28.4 million in 2011 compared to 2010 was primarily due to a $25.8 million increase in television advertising and sponsorship expense. These increases primarily resulted from increases in advertising volume and media rates. Our expanded marketing efforts were focused in both domestic and international markets and include increased advertising and product integration costs incurred in connection with the second season of “Who Do You Think You Are?” Marketing expenses grew at a faster rate than gross subscriber additions due in part to the higher media rates, which resulted in an increase in subscriber acquisition cost in 2011. In addition, we increased our paid search costs by $5.1 million. Personnel-related costs increased $3.7 million primarily due to a 13% increase in the average number of marketing and advertising personnel during 2011. Outside services expenses and agency fees also increased by a total of $1.0 million. These increases were partially offset by total reductions of $7.2 million in online display advertising volume and affiliate expenses.

General and administrative

2012 Predecessor period compared to 2011. The increase in general and administrative expenses of $6.3 million in the 2012 Predecessor period compared to 2011 was primarily due to a $4.0 million increase in personnel-related costs, a $2.5 million increase in outside services costs primarily related to acquisitions and a $1.9 million increase in occupancy related expense, primarily related to our new San Francisco office. Personnel-related costs increased as a result of a 12% increase in the average number of general and administrative personnel during 2012 and increased stock-based compensation expense. These increases were partially offset by a $2.6 million reduction in other administrative expenses.

2011 compared to 2010. The increase in general and administrative expenses of $4.3 million in 2011 compared to 2010 was primarily due to a $3.2 million increase in personnel-related costs and a $1.7 million increase in other administrative costs. Personnel-related costs increased as a result of employee additions in connection with businesses that were acquired in the second half of 2010 and increased stock-based compensation expense. These increases were partially offset by decreases in outside services costs primarily due to no businesses being acquired in 2011.

Amortization of acquired intangible assets

2012 Predecessor period compared to 2011. The amortization for acquired intangible assets remained consistent for the 2012 Predecessor period compared to 2011. Amortization of intangible assets acquired as part of business acquisitions during the 2012 Predecessor period were offset by a decrease in amortization expense from certain acquired intangible assets that became fully amortized.

2011 compared to 2010. The increase in amortization of acquired intangible assets of $0.8 million in 2011 compared to 2010 was primarily due to the amortization of intangible assets acquired as part of business acquisitions in the second half of 2010.

Interest and Other Expense, Net and Income Tax (Expense) Benefit

	Successor	Predecessor			% Change
	Period from Dec. 29, 2012 to Dec. 31, 2012	Period from Jan. 1, 2012 to Dec. 28, 2012	Year Ended December 31,		2012 Predecessor Period from 2011	2011 from 2010
			2011	2010
(In thousands)
Interest and other expense, net	$(730)	$(323)	$(1,226)	$(4,258)	(73.7)%	(71.2)%
Income tax benefit (expense)	31,324	(41,377)	(31,345)	(19,503)	32.0	60.7
Effective tax rate	30.1%	36.9%	33.3%	34.6%

Interest and other expense, net

2012 Predecessor period compared to 2011. Interest and other expense, net decreased $0.9 million for the 2012 Predecessor period compared to 2011 primarily due to foreign exchange gains during the 2012 Predecessor period.

2011 compared to 2010. The decrease in Interest and other expense, net of $3.0 million in 2011 compared to 2010 was primarily due to a decrease in interest expense reflecting our having no debt outstanding throughout 2011 until December 2011 when we borrowed $10.0 million under our prior credit facility. This decrease was partially offset by foreign exchange losses in 2011.

Income tax benefit (expense)

2012 Predecessor period compared to 2011. Our effective income tax rate increased by 3.6 percentage points for the 2012 Predecessor period compared to 2011. The effective income tax rate increased primarily due to the recognition of federal research and development tax credits in 2011 but none in the 2012 Predecessor period. The federal research and development tax credit expired on December 31, 2011, in accordance with the provisions of the Tax Relief Act of 2010. This increase was offset in part due to increased earnings in jurisdictions with lower effective tax rates for the 2012 Predecessor period compared to 2011.

2011 compared to 2010. Our effective income tax rate decreased by 1.3 percentage points for 2011 compared to 2010. The decrease was primarily due to benefits from the recognition of research and development tax credits.

Unaudited Quarterly Results of Operations

The following table presents our unaudited quarterly consolidated results of operations for the Successor quarter ended March, 31, 2013, the Successor period from December 29, 2012 to December 31, 2012, the Predecessor period from October 1, 2012 to December 28, 2012 and for the three Predecessor quarters ended September 30, 2012 and the four Predecessor quarters ended December 31, 2011. This unaudited quarterly consolidated information has been prepared on the same basis as our audited Consolidated Financial Statements, and, in the opinion of management, includes all adjustments, consisting of normal recurring adjustments, necessary for the fair presentation of the results of operations for these periods. You should read this table in conjunction with our Consolidated Financial Statements and the related notes located elsewhere in this prospectus. The results of operations for any period are not necessarily indicative of the results of operations for any future periods.

	Successor		Predecessor
	Three Months Ended March 31, 2013	Period from Dec. 29, 2012 to Dec. 31, 2012	Period from Oct. 1, 2012 to Dec. 28, 2012	Three Months Ended
				Sep. 30, 2012	Jun. 30, 2012	Mar. 31, 2012	Dec. 31, 2011	Sept. 30, 2011	June 30, 2011	Mar. 31, 2011
	(In thousands)
Consolidated Statements of Operations Data:
Revenues:
Subscription revenue	$113,774	$3,194	$117,179	$118,932	$113,037	$102,596	$97,381	$98,093	$96,707	$85,183
Product and other revenues	9,748	264	10,479	9,423	6,041	5,940	6,843	5,008	4,601	5,845

Total revenues	123,522	3,458	127,658	128,355	119,078	108,536	104,224	103,101	101,308	91,028

Costs of revenues:
Cost of subscription revenues	21,743	664	17,268	16,776	16,403	16,294	15,002	15,292	14,111	13,887
Cost of product revenues	5,731	159	6,474	6,319	3,584	2,785	2,989	1,558	1,841	1,828

Total cost of revenue	27,474	823	23,742	23,095	19,987	19,079	17,991	16,850	15,952	15,715

Gross Profit	96,048	2,635	103,916	105,260	99,091	89,457	86,233	86,251	85,356	75,313

Operating expenses
Technology and development	20,517	642	22,220	19,887	18,778	16,627	15,562	14,773	14,242	13,668
Marketing and advertising	36,958	1,145	32,770	30,810	34,944	39,549	28,673	30,266	30,250	33,808
General and administrative	11,819	381	11,390	11,230	12,733	10,642	10,513	9,753	10,111	9,357
Amortization of acquired intangible assets	46,386	1,472	6,189	4,577	3,224	2,561	3,840	4,304	4,297	4,270
Transaction-related expenses	—	102,264	4,226	2,878	—	—	—	—	—	—

Total operating expenses	115,680	105,904	76,795	69,382	69,679	69,379	58,588	59,096	58,900	61,103

Income (loss) from operations	(19,632)	(103,269)	27,121	35,878	29,412	20,078	27,645	27,155	26,456	14,210
Interest expense, net	(22,008)	(730)	(391)	(380)	(128)	(167)	(171)	(146)	(134)	(138)
Other income (expense), net	(551)	—	(19)	482	74	206	(126)	(247)	(295)	31

Income (loss) before tax	(42,191)	(103,999)	26,711	35,980	29,358	20,117	27,348	26,762	26,027	14,103
Income tax benefit (expense)	20,764	31,324	(14,346)	(11,080)	(9,381)	(6,570)	(9,032)	(7,711)	(9,470)	(5,132)

Net income (loss)	$(21,427)	$(72,675)	$12,365	$24,900	$19,977	$13,547	$18,316	$19,051	$16,557	$8,971

The following table presents our unaudited quarterly consolidated results of operations for the Successor quarter ended March 31, 2013, the Successor period from December 29, 2012 to December 31, 2012, the Predecessor period from October 1, 2012 to December 28, 2012 and for the three quarters ended September 30, 2012 and the four Predecessor quarters ended December 31, 2011 as a percentage of revenues:

	Successor		Predecessor
	Three Months Ended March 31, 2013	Period from Dec. 29, 2012 to Dec. 31, 2012	Period from Oct. 1, 2012 to Dec. 28, 2012	Three Months Ended
				Sep. 30, 2012	Jun. 30, 2012	Mar. 31, 2012	Dec. 31, 2011	Sept. 30, 2011	June 30, 2011	Mar. 31, 2011
Consolidated Statements of Operations Data:
Revenues:
Subscription revenue	92.1%	92.4%	91.8%	92.7%	94.9%	94.5%	93.4%	95.1%	95.5%	93.6%
Product and other revenue	7.9	7.6	8.2	7.3	5.1	5.5	6.6	4.9	4.5	6.4

Total revenue	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0

Costs of revenues:
Cost of subscription revenues	17.6	19.2	13.5	13.1	13.8	15.0	14.4	14.8	13.9	15.3
Cost of product revenue	4.6	4.6	5.1	4.9	3.0	2.6	2.9	1.5	1.8	2.0

Total cost of revenue	22.2	23.8	18.6	18.0	16.8	17.6	17.3	16.3	15.7	17.3

Gross Profit	77.8	76.2	81.4	82.0	83.2	82.4	82.7	83.7	84.3	82.7

Operating expenses
Technology and development	16.6	18.6	17.4	15.5	15.8	15.3	14.9	14.3	14.1	15.0
Marketing and advertising	29.9	33.1	25.8	24.1	29.3	36.4	27.5	29.3	29.9	37.1
General and administrative	9.6	11.0	8.9	8.7	10.7	9.8	10.1	9.5	10.0	10.3
Amortization of acquired intangible assets	37.6	42.6	4.8	3.6	2.7	2.4	3.7	4.2	4.2	4.7
Transaction- related expenses	—	2,957.3	3.3	2.2	—	—	—	—	—	—

Total operating expenses	93.7	3,062.6	60.2	54.1	58.5	63.9	56.2	57.3	58.2	67.1

Income (loss) from operations	(15.9)	(2,986.4)	21.2	27.9	24.7	18.5	26.5	26.4	26.1	15.6
Interest expense, net	(17.8)	(21.1)	(0.3)	(0.3)	(0.1)	(0.2)	(0.2)	(0.2)	(0.1)	(0.1)
Interest and other income (expense), net	(0.4)	—	—	0.4	0.1	0.2	(0.1)	(0.2)	(0.3)	—

Income (loss) before tax	(34.1)	(3,007.5)	20.9	28.0	24.7	18.5	26.2	26.0	25.7	15.5
Income tax benefit (expense)	16.8	905.8	(11.2)	(8.6)	(7.9)	(6.0)	(8.6)	(7.5)	(9.4)	(5.6)

Net income (loss)	(17.3)%	(2,101.7)%	9.7%	19.4%	16.8%	12.5%	17.6%	18.5%	16.3%	9.9%

The following table presents a reconciliation of non-GAAP revenues to total revenues, the most comparable GAAP measure, for the Successor quarter ended March 31, 2013, the Successor period from December 29, 2012 to December 31, 2012, the Predecessor period from October 1, 2012 to December 28, 2012 and for the three Predecessor quarters ended September 30, 2012 and the four Predecessor quarters ended December 31, 2011:

	Successor		Predecessor
	Three Months Ended March 31, 2013	Period From Dec. 29, 2012 to Dec. 31, 2012	Period From Oct. 1, 2012 to Dec. 28, 2012	Three Months Ended
				Sept. 30, 2012	June 30, 2012	Mar. 31, 2012	Dec. 31, 2011	Sept. 30, 2011	June 30, 2011	Mar. 31, 2011
	(In thousands)
Reconciliation of Non-GAAP revenues to total revenues
Total revenues	$123,522	$3,458	$127,658	$128,355	$119,078	$108,536	$104,224	$103,101	$101,308	$91,028
Non-cash revenue adjustment (1)	11,500	550	—	—	—	—	—	—	—	—

Non-GAAP revenues	$135,022	$4,008	$127,658	$128,355	$119,078	$108,536	$104,224	$103,101	$101,308	$91,028

(1)	Represents non-cash adjustments to revenue or the revenues that would have been recognized, except for the write-down of deferred revenue to fair value as a result of the application of purchase accounting for the Transaction.

The following table presents a reconciliation of adjusted EBITDA and free cash flows to net income (loss), the most comparable GAAP measure and other financial data, for the Successor quarter ended March 31, 2013, the Successor period from December 29, 2012 to December 31, 2012, the Predecessor period from October 1, 2012 to December 28, 2012 and for the three Predecessor quarters ended September 30, 2012 and the four Predecessor quarters ended December 31, 2011. For additional information, refer to the discussion of adjusted EBITDA and free cash flow in “Selected Consolidated Historical Financial Data.”

	Successor		Predecessor
	Three Months Ended March 31, 2013	Period from Dec. 29, 2012 to Dec. 31, 2012	Period from Oct. 1, 2012 to Dec. 28, 2012	Three Months Ended
				Sept. 30, 2012	June 30, 2012	Mar. 31, 2012	Dec. 31, 2011	Sept. 30, 2011	June 30, 2011	Mar. 31, 2011
	(In thousands)
Reconciliation of adjusted EBITDA and free cash flow to net income (loss):
Net income (loss):	$(21,427)	$(72,675)	$12,365	$24,900	$19,977	$13,547	$18,316	$19,051	$16,557	$8,971
Non-cash revenue adjustment (1)	11,500	550	—	—	—	—	—	—	—	—
Interest expense, net	22,008	730	391	380	128	167	171	146	134	138
Other expense (income), net	551	—	19	(482)	(74)	(206)	126	247	295	(31)
Income tax expense (benefit)	(20,764)	(31,324)	14,346	11,080	9,381	6,570	9,032	7,711	9,470	5,132
Depreciation	3,773	—	3,792	3,754	3,606	3,547	3,657	3,341	3,188	3,264
Amortization	52,893	1,688	9,403	7,554	5,811	5,111	6,254	6,681	6,576	6,405
Stock-based compensation expense	446	—	4,335	4,083	4,056	2,947	3,107	2,942	2,201	1,725
Transaction-related expenses (2)	—	102,264	4,226	2,878	—	—	—	—	—	—

Adjusted EBITDA	$48,980	$1,233	$48,877	$54,147	$42,885	$31,683	$40,663	$40,119	$38,421	$25,604

Capitalization of content databases	(4,753)	—	(4,572)	(6,288)	(7,538)	(5,140)	(5,784)	(4,673)	(4,204)	(5,747)
Purchases of property and equipment	(3,523)	—	(3,333)	(7,326)	(5,024)	(5,093)	(4,904)	(4,573)	(3,693)	(725)
Cash paid for interest	(11,781)	—	(831)	(337)	(83)	(117)	(133)	(107)	(111)	(115)
Cash received (paid) for income taxes	21,768	—	(95)	(6,537)	(13,904)	(6,620)	—	(126)	(3,282)	(275)

Free cash flow	$50,691	$1,233	$40,046	$33,659	$16,336	$14,713	$29,842	$30,640	$27,131	$18,742

Stock-based compensation expense included in:
Cost of subscription revenues	$—	$—	$261	$235	$248	$152	$172	$127	$85	$62
Technology and development	214	—	2,342	2,008	2,054	1,354	1,493	1,375	911	776
Marketing and advertising	—	—	419	498	546	450	439	406	383	325
General and administrative	232	—	1,313	1,342	1,208	991	1,003	1,034	822	562
Transaction-related expenses	—	53,118	—	—	—	—	—	—	—	—

Total stock-based compensation expense	$446	$53,118	$4,335	$4,083	$4,056	$2,947	$3,107	$2,942	$2,201	$1,725

(1)	Represents non-cash adjustments to revenue or the revenues that would have been recognized, except for the write-down of deferred revenue to fair value as a result of the application of purchase accounting for the Transaction.
(2)	Transaction-related expenses for the period from December 29, 2012 to December 31, 2012 include $53.1 million of stock-based compensation expense due to the acceleration of vesting for outstanding Predecessor stock-based awards upon closing of the Transaction. See Note 10 in the Consolidated Financial Statements for further detail.

The following table presents our key business metrics for the nine quarters ended March 31, 2013 (in thousands):

	Three Months ended
	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011
Key Business Metrics:
Total subscribers	2,096	2,016	2,020	2,005	1,870	1,703	1,701	1,672	1,615
Net subscriber additions	80	(4)	15	135	167	2	29	57	220

Liquidity and Capital Resources

Credit Facility

In December 2012, in connection with the Transaction, the Issuer entered into a $720 million Credit Facility, consisting of a $670 million Term Loan maturing in December 2018 and a $50 million Revolving Facility expiring in December 2017. On May 15, 2013, we completed a repricing of the Credit Facility and the Issuer entered into the Amended Credit Facility. The Amended Credit Facility repriced the Term Loan, which had approximately $668.3 million principal outstanding immediately prior to the repricing, for a new $488 million tranche of term B loans maturing in December 2018 and a new $150 million tranche of term A loans maturing in May 2018. Additionally, we used $30 million of cash-on-hand to decrease the aggregate principal amount of the Term Loan. The Issuer continues to have a $50 million Revolving Facility expiring in December 2017. In addition to customary fees and expenses, we paid a fee equal to 1% of the principal amount of the loans that were repriced in connection with the Amended Credit Facility, or approximately $6.4 million.

The Amended Credit Facility allows the Issuer to borrow up to $150 million plus additional amounts provided the pro forma total net secured leverage ratio does not exceed 4.00 to 1.00. Amounts borrowed under the Term Loan B are required to be paid in equal quarterly installments totaling 1% of the aggregate principal amount of the Term Loan B after giving effect to the Amended Credit Facility annually, with the balance payable upon maturity. Amounts borrowed under the Term Loan A are payable in equal quarterly installments of $7.5 million until maturity, with the balance payable upon maturity. Additionally, subject to certain conditions, mandatory prepayments are required to be made annually with up to 50% of excess cash flow, based on our net secured leverage ratio, and net cash proceeds of certain other transactions. As of March 31, 2013, no funds had been drawn against the Revolving Facility. Borrowings under the Revolving Facility may be used to finance our on-going working capital needs and for general corporate purposes, including permitted business acquisitions and capital expenditures.

The Term Loan B, Term Loan A and Revolving Facility bear interest on the outstanding unpaid principal amount at a rate equal to an applicable margin plus, at the Company’s option, either: (a) a base rate determined by reference to the highest of (i) the Barclays Bank PLC prime rate at such time, (ii) 0.50% in excess of the overnight federal funds rate at such time and (iii) the LIBOR rate that is in effect for a LIBOR loan with an interest period of one month plus 1.00%, provided that the base rate for the Term Loan B is not less than 2.25% and that the base rate for the Term Loan A is not less than 2.00%; or (b) a LIBOR rate, provided that the LIBOR rate for the Term Loan B is not less than 1.25% and that the LIBOR rate for the Term Loan A is not less than 1.00%. The applicable margin shall mean either: (a) in the case of a base rate Term Loan B, 3.00%, and in the case of a base rate Term Loan A, 2.25%, or (b) in the case of a LIBOR Term Loan B, 4.00%, and in the case of a LIBOR Term Loan A, 3.25%. At March 31, 2013, the interest rate on the Term Loan was equal to a LIBOR floor of 1.25% plus an applicable margin of 5.75%. The applicable margin for the Revolving Facility is subject to step-ups and step-downs based on the Company’s leverage ratio. Ancestry is also required to pay a commitment fee of 0.50% per annum on the unutilized commitments under the Revolving Facility, which fee decreases to 0.375% if the total net secured leverage ratio is less than or equal to 2.75 to 1.00.

The Issuer’s obligations under the Amended Credit Facility are guaranteed by Parent and all existing and future, wholly owned material restricted subsidiaries of Parent, except (i) any subsidiaries constituting controlled foreign corporations (“CFCs”) or any direct subsidiaries thereof, (ii) any wholly owned domestic restricted subsidiaries substantially all of the assets of which constitute the equity of CFCs, (iii) any wholly owned foreign subsidiaries to the extent a guaranty by such subsidiary is not permitted or materially restricted under the law of the jurisdiction of such foreign subsidiary and (iv) wholly owned subsidiaries that contributed less than 5.0% of Consolidated EBITDA (as defined in the Amended Credit Facility) (10.0% of revenues in respect of any foreign subsidiary of Parent) and, in the case of domestic subsidiaries, less than 5.0% of total assets, provided that if at any time the aggregate amount of Consolidated EBITDA or total assets attributable to such domestic subsidiaries exceeds 7.5% of Consolidated EBITDA or total assets or the aggregate amount of revenue attributable to such foreign subsidiaries exceeds 10% of revenues, Parent must designate sufficient subsidiaries as guarantors to eliminate such excess. All obligations under the Amended Credit Facility and the related guarantees are secured by a perfected first priority lien or security interest in substantially all of the Issuer’s and the guarantors’ tangible and intangible assets.

The Amended Credit Facility contains customary affirmative and negative covenants, including limitations on indebtedness; limitations on liens; limitations on certain fundamental changes (including, without limitation, mergers, consolidations, liquidations and dissolutions); limitations on dispositions; limitations on dividends, other payments in respect of capital stock and other restricted payments; limitations on investments, loans, advances and acquisitions; limitations on guarantees and other contingent obligations; limitations on payments, repayments and modifications of subordinated indebtedness and certain other indebtedness; limitations on transactions with affiliates; limitations on sale and leaseback transactions; limitations on changes in fiscal periods; limitations on agreements restricting liens and/or dividends; and limitations on changes in lines of business. In addition, the Amended Credit Facility contains a maximum total net secured leverage ratio, which will be tested quarterly if outstanding loans and letters of credit under the Revolving Credit Facility exceed $15 million or upon the drawdown of loans and/or issuance letters of credit if such drawdown and/or issuance exceeds $15 million after giving effect thereto. Events of default under the Amended Credit Facility include, among others, nonpayment of principal when due; nonpayment of interest, fees or other amounts; cross-defaults; covenant defaults; material inaccuracy of representations and warranties; bankruptcy events with respect to us, or any of our material restricted subsidiaries; material unsatisfied or unstayed judgments; certain ERISA events; a change of control; or actual or asserted invalidity of any material guarantee or security document.

The Credit Facility also required the Company to enter into an interest rate protection agreement within 90 days of closing for a period of not less than three years such that not less than 50% of the outstanding debt of the Issuer and its restricted subsidiaries at the closing date is (i) subject to an interest rate protection agreement or (ii) fixed rate borrowings. During the three months ended March 31, 2013, the Company entered into interest rate cap agreements with a $190 million total notional amount that caps the three-month LIBOR rate at 1.50% for three years. These agreements, in conjunction with the fixed interest rate borrowings discussed below, met the stipulations prescribed by the Credit Facility agreement. See Note 5 in the Condensed Consolidated Financial Statements as of March 31, 2013 and Note 8 in the Consolidated Financial Statements as of December 31, 2012 for further description of the terms of our Credit Facility.

Notes

In December 2012, in connection with the Transaction, Ancestry.com Inc. issued $300 million of the notes. Interest is payable semi-annually in arrears on June 15 and December 15 commencing on June 15, 2013. The Issuer may redeem all or any portion of the notes at any time prior to December 15, 2016 at a price equal to 100% of the aggregate principal plus the applicable premium, as defined in the indenture, and accrued interest. The Issuer may redeem any portion or all of the notes after December 15, 2016 at redemption prices as set forth in the indenture, plus accrued and unpaid interest. In addition, the Issuer may redeem up to 35% of the aggregate principal of the notes with an amount equal to the proceeds of certain equity offerings any time prior to December 2015 at 111% plus accrued interest. Upon a change of control, the Issuer is required to make an offer to redeem all of the notes from the holders at 101% of the principal amount thereof plus accrued interest. The notes are guaranteed by the Company and certain of our subsidiaries. See “Description of Exchange Notes.”

Predecessor Credit Facility

In September 2010, the Predecessor entered into a $100.0 million principal amount senior secured revolving credit facility (“Predecessor Credit Facility”). The Predecessor Credit Facility had a maturity date of September 9, 2013 and was secured by a first-priority security interest in all of the capital stock of the Predecessor’s wholly-owned domestic subsidiaries and 65% of the capital stock in material foreign subsidiaries, as well as the real and personal property assets. The Predecessor Credit Facility was terminated in conjunction with the Transaction.

Liquidity

Our primary sources of liquidity are our cash and cash equivalents, our cash flows from operations and our Revolving Facility. As of March 31, 2013, we had $72.0 million in cash and cash equivalents and $50.0 million of availability on our Revolving Facility. As of March 31, 2013, approximately $22.4 million of our cash and cash equivalents was held by our foreign subsidiaries. We have provided for the additional taxes that would be due if we repatriated these funds for use in our operations in the United States.

Operating costs include costs such as marketing and advertising, personnel-related expenses, capital expenditures related to content databases, equipment and business acquisitions, investments in new service offerings and technologies and Web hosting costs. Expenditures have increased as operations and personnel have grown, and we anticipate that our expenditures will continue to increase in the future. We also significantly increased our investment in content databases in 2012, and we expect our investment in content databases in 2013 to be consistent with 2012. Our future cash expenditures may vary significantly from those now planned and will depend on many factors including:

•	amounts we must pay to service our debt;

•	the levels of advertising and promotion required to acquire and retain subscribers;

•	the development of new services and enhancement of functionality in our technology and tools;

•	market acceptance of our services;

•	the launch of additional services and improvement of our competitive position in the marketplace;

•	our engaging in additional business acquisitions;

•	the level of new content acquisition required to retain and acquire subscribers;

•	the expansion of our development, marketing and administrative organizations;

•	amounts we must spend to integrate and operate acquired businesses;

•	the building of infrastructure necessary to support our growth; and

•	our relationships with subscribers and vendors

We expect cash and cash equivalents on hand, cash flow from operations and our Revolving Facility will provide adequate funds for our currently anticipated operating and recurring cash needs (e.g., debt service, working capital and capital expenditures) for at least the next twelve months; however, our substantial level of debt and debt service obligations could have important consequences including:

•

making it more difficult for us to satisfy our obligations with respect to our debt, which could result in an event of default under the indenture governing the notes and the agreements governing our other debt, including the Amended Credit Facility;

•

limiting our ability to obtain additional financing on satisfactory terms to fund our working capital requirements, capital expenditures, acquisitions, investments, debt service requirements and other general corporate requirements;

•

increasing our vulnerability to general economic downturns and industry conditions, which could place us at a disadvantage compared to our competitors that are less leveraged and can therefore take advantage of opportunities that our leverage prevents us from pursuing;

•	potentially allowing increases in floating interest rates to negatively impact our cash flows;

•

having our financing documents place restrictions on the manner in which we conduct our business, including restrictions on our ability to pay dividends, make investments, incur additional debt and sell assets; and

•

reducing the amount of our cash flows available to fund working capital requirements, capital expenditures, acquisitions, investments, other debt obligations and other general corporate requirements, because we will be required to use a substantial portion of our cash flows to service debt obligations.

In the future, any credit ratings agency may lower a given credit rating, if that rating agency judges that our business, the economic environment, or other future circumstances so warrant. A ratings downgrade could impair our ability to access the capital markets and the cost of obtaining capital.

We may also seek, depending on market conditions, to refinance certain categories of our debt, including the Amended Credit Facility and the notes. We may also, from time to time, seek to repurchase the notes in the open market or otherwise. Any such transaction would be subject to market conditions, compliance with the Amended Credit Facility agreement and the indenture agreement governing the notes and various other factors.

Cash Flow Analysis

For the three months ended March 31, 2013 compared to March 31, 2012

Summary cash flow information for cash and cash equivalents for the three months ended March 31, 2013 and 2012 is set forth below. We consider cash and cash equivalents in evaluating our overall cash position.

	Successor	Predecessor	% Change
	Three Months Ended March 31,
	2013	2012
	(In thousands)
Net cash and cash equivalents provided by (used in):
Operating activities	$43,602	$40,729	7.1%
Investing activities	(8,276)	(21,964)	(62.3)
Financing activities	1,001	(19,726)	(105.1)

Net cash provided by operating activities

For the three months ended March 31, 2013, net cash provided by operating activities was $43.6 million, an increase of $2.9 million compared to the three months ended March 31, 2012. Net cash provided by operating activities consisted of a net loss of $21.4 million, adjustments for non-cash items of $53.0 million and changes in operating assets and liabilities of $12.0 million. For the three months ended March 31, 2013, this represented a $35.0 million decrease in net income, a $40.2 million increase in non-cash adjustments and a $2.4 million decrease in the changes in operating assets and liabilities over the three months ended March 31, 2012. The increase in adjustments for non-cash items primarily consisted of a $47.8 million increase in amortization of intangible assets and content databases and an $11.5 million non-cash adjustment to deferred revenue, which were due to the changes in fair value of the related assets and liabilities as a result of the Transaction. The increase also included a $1.9 million increase in amortization of deferred financing costs due to the issuance of the Credit Facility. These increases were partially offset by a decrease in deferred income taxes of $18.7 million and a decrease in stock-based compensation expense of $2.5 million. The decrease in the changes in operating assets and liabilities was due primarily to the timing of cash receipts and payments offset in part by cash received from tax refunds.

Net cash used in investing activities

For the three months ended March 31, 2013, net cash used in investing activities totaled $8.3 million, a decrease of $13.7 million compared to the three months ended March 31, 2012. For the three months ended March 31, 2013, investments in content databases and property and equipment decreased by $0.4 million and $1.6 million, respectively. There were no acquisitions of businesses during the three months ended March 31, 2013, resulting in a decrease of $11.7 million in cash paid for acquisitions of businesses compared to March 31, 2012.

Net cash provided by (used in) financing activities

For the three months ended March 31, 2013, net cash provided by financing activities totaled $1.0 million, a change from cash used in financing activities of $20.7 million compared to the three months ended March 31, 2012. The change was primarily due to a decrease of principal payments on debt of $8.3 million, proceeds from member’s capital contributions of $2.5 million and a decrease in repurchases of shares of common stock of $12.8 million. These changes were primarily offset by a $2.0 million decrease in proceeds from the exercise of stock options and a $1.0 million decrease in excess tax benefits from stock-based compensation.

For the Successor period from December 29, 2012 to December 31, 2012, the Predecessor period from January 1, 2012 to December 28, 2012 and for the years ended December 31, 2011 and 2010

Summary cash flow information for cash and cash equivalents and short-term investments for the Successor period from December 29, 2012 to December 31, 2012, the Predecessor period from January 1, 2012 to December 28, 2012 and the Predecessor years ended December 31, 2011 and 2010 is set forth below. For the purpose of this cash flow analysis, we have included the purchase, maturity and sale of the highly liquid short-term investments that we held during 2010, which we believe were readily convertible to cash on a short-term basis. We consider cash, cash equivalents and any short-term investments in evaluating our overall cash position.

	Successor	Predecessor
	Period from Dec. 29, 2012 to Dec. 31, 2012	Period from Jan.1, 2012 to Dec. 28, 2012	Year Ended December 31,
			2011	2010
(In thousands)
Net cash and cash equivalents and short term investments provided by (used in):
Operating activities	$(85,335)	$153,501	$131,032	$105,941
Investing activities	(1,352,744)	(158,820)	(34,303)	(41,432)
Financing activities	1,473,730	(3,657)	(113,300)	(99,306)

Successor

Net Cash Used in Operating Activities

During the period from December 29, 2012 to December 31, 2012, net cash used in operating activities was $85.3 million. The Company incurred a net loss of $72.7 million during the period primarily due to the recognition of $102.3 million of Transaction-related expenses offset by an expected tax benefit of $31.3 million. Adjustments for non-cash activities during the period were $6.2 million and were primarily due to stock-based compensation expense from Predecessor stock-based awards and amortization of intangible assets. The change in operating assets and liabilities of $18.8 million was due primarily to an increase in the income tax receivable for the deduction of Transaction-related expenses, including the excess tax benefits from stock-based compensation, offset by additional liabilities from transaction-related expenses, which were not paid by the end of the year.

Net Cash Used in Investing Activities

During the period from December 29, 2012 to December 31, 2012, net cash used in investing activities was $1.4 billion. We acquired our Predecessor, Ancestry.com Inc. for $1.5 billion, of which $1.4 billion, net of cash acquired, was paid in cash.

Net Cash Provided by Financing Activities

During the period from December 29, 2012 to December 31, 2012, net cash provided by financing activities was $1.5 billion. In December 2012, in connection with the Transaction, the Issuer entered into a $670 million Term Loan and issued notes of $300 million, for which $943.2 million in cash, net of the original issue discount, was received. We also paid $38.0 million of deferred financing costs in connection with obtaining the debt financing. Additionally, capital of $555.4 million was contributed as a part of the Transaction. Excess tax benefits of $13.1 million were primarily due to the cash settlement of outstanding equity awards of our Predecessor as a part of the Transaction. See Note 10 in the Consolidated Financial Statements for further information regarding settlement of stock-based awards.

Predecessor

Net Cash Provided by Operating Activities

In the 2012 Predecessor period, net cash provided by operating activities was $153.5 million, an increase of $22.5 million compared to 2011. Net cash provided by operating activities consisted of net income of $70.8 million, adjustments for non-cash items of $57.6 million and the changes in operating assets and liabilities of $25.2 million. In 2012, this represented a $7.9 million increase in net income, a $14.1 million net increase in non-cash adjustments and a $0.4 million net increase in the changes in operating assets and liabilities over 2011. The increase in net income is primarily a product of subscriber growth and increased profitability margins. The increase in adjustments for non-cash items was primarily due to an increase in stock-based compensation expense, depreciation, and amortization of content databases due to the overall growth of the business and our continued investment in personnel and content. The change in adjustments for non-cash items also increased due to a change in deferred income taxes. The increase in the changes in operating assets and liabilities was due to timing of cash receipts and payments offset in part by the change in our income tax position due to less excess tax benefits from stock-based award activity.

In 2011, net cash provided by operating activities was $131.0 million, an increase of $25.1 million compared to 2010. Net cash provided by operating activities consisted of net income of $62.9 million, adjustments for non-cash items of $43.4 million and the changes in operating assets and liabilities of $24.7 million. In 2011, this represented a $26.1 million increase in net income, a $0.4 million net decrease in non-cash adjustments and a $0.6 million net decrease in the changes in operating assets and liabilities over 2010. The increase in adjustments for non-cash items primarily consisted of a $4.1 million increase in depreciation and amortization due to increased investment in long-lived assets and a $4.9 million increase in stock-based compensation expense due to additional employee stock-based awards. These changes were partially offset by a $7.2 million decrease in deferred income taxes and a $2.2 million decrease in amortization of deferred financing costs due to our having terminated and paid in full our outstanding term loan in 2010. The decrease in the changes in operating assets and liabilities was primarily driven by a $12.3 million decrease in the change in accounts payable and other liabilities primarily due to the timing of cash receipts and payments. In addition, the change in other operating assets decreased $3.5 million primarily due to the prepayment of certain expenses and the timing of cash receipts. These decreases were offset by a $26.2 million increase in the change in our income tax position, including a $13.1 million increase in the change in the excess tax benefits due to the exercise of stock options. In addition, the change in deferred revenues increased $2.2 million primarily due to subscriber growth and changes in subscription package mix.

Net Cash Used in Investing Activities

In the 2012 Predecessor period, net cash used in investing activities totaled $158.8 million, an increase of $124.5 million compared to 2011. In the period January 1, 2012 to December 28, 2012, we completed acquisitions for a total of $114.5 million, net of cash acquired. No acquisitions were completed by our Predecessor in 2011. In addition, our investment in content databases and property and equipment increased by $10.0 million compared to 2011.

In 2011, net cash used in investing activities totaled $34.3 million, a decrease of $7.1 million compared to 2010. In 2010, we used $14.6 million, net of acquired cash, to acquire businesses. As we had no business acquisitions in 2011, this resulting decrease was partially offset by a $6.5 million increase in our investment in content databases in 2011.

Net Cash Used in Financing Activities

In the 2012 Predecessor period, net cash used in financing activities totaled $3.7 million, a decrease of $109.6 million compared to 2011. This decrease was primarily due to a $149.3 million decrease in repurchases of shares of common stock in the Predecessor period of 2012. This decrease was offset, in part, by a $20.0 million net decrease in debt-related cash flows due to our borrowing $10.0 million under a prior credit facility in 2011, which were repaid in 2012. Proceeds from stock options also decreased by $2.0 million and we paid an additional $2.2 million in taxes related to the net share settlement of stock-based awards in 2012. Excess tax benefits also decreased by $15.5 in 2012 due to less stock-based activity.

In 2011, net cash used in financing activities totaled $113.3 million, an increase of $14.0 million compared to 2010. This increase was primarily due to a $137.2 million increase in repurchases of shares of common stock in 2011. This increase was substantially offset by a decrease in principal payments on long-term debt of $100.0 million compared to 2010 and a $13.1 million increase in excess tax benefits from stock-based compensation in 2011. In addition, we borrowed $10.0 million under our Predecessor Credit Facility in December 2011.

Contractual Obligations

The following table summarizes our principal contractual obligations as of December 31, 2012:

		Payments Due by Period
	Total	Less than 1 Year	1-3 Years	4-5 Years	After 5 Years
	(In thousands)
Debt	$970,000	$6,700	$13,400	$13,400	$936,500
Interest payments	539,390	80,372	159,317	157,542	142,159
Operating leases	29,853	5,787	11,083	7,129	5,854
Co-location service agreement	5,712	3,062	2,650	—	—
Purchase obligations	5,640	5,640	—	—	—
Capital leases	83	65	18	—	—

Total contractual cash obligations (1)	$1,550,678	$101,626	$186,468	$178,071	$1,084,513

(1)	Amounts exclude uncertain tax position liability of $4.5 million, for which timing of payments are not determinable.

In April 2013, we entered into a contract with a third-party provider to perform certain services and to provide goods related to its Ancestry DNA service offering. Under the terms of the contract, the Company is required to purchase $24 million of DNA-related services or goods before April 30, 2016 with a minimum purchase requirement of $1.8 million per quarter. The Company may be required to pay additional amounts at the end of each year if certain minimum volume requirements are not met.

On May 15, 2013, we entered into the Amended Credit Facility, which reduced our future debt and interest payments. For a description of the terms of the Amended Credit Facility, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Credit Facility”

There have been no other significant changes to our contractual obligation table since December 31, 2012.

Outstanding purchase orders, which represent authorizations to purchase goods and services that are not legally binding, are not included in contractual obligations. We believe current cash balances, cash generated by future operating activities and cash available under our Amended Credit Facility will be sufficient to meet our contractual cash obligations, debt obligations, and other operating cash requirements in 2013.

Off-balance sheet arrangements

We do not engage in transactions that generate relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, as part of our ongoing business. Accordingly, our operating results, financial condition and cash flows are not subject to off-balance sheet risks.

Indemnifications

In the ordinary course of business, we enter into contractual arrangements under which we agree to provide indemnification of varying scope and terms to business partners and other parties with respect to certain matters, including, but not limited to, losses arising out of our breach of such agreements and out of intellectual property infringement claims made by third parties. In these circumstances, payment may be conditional on the other party making a claim pursuant to the procedures specified in the particular contract. The terms of such obligations may vary. Further, our obligations under these agreements may be limited in terms of time and/or amount, and in some instances, we may have recourse against third parties for certain payments. In addition, we have indemnification agreements with the members of the Operating Committee and certain executive officers that require us, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as members of the Operating Committee or officers.

Notes Guarantees

The notes are unconditionally, guaranteed, jointly and severally, on a senior unsecured basis by Parent and each of its direct and indirect restricted subsidiaries that guarantee indebtedness under the Credit Facility. Not all of Parent’s subsidiaries guarantee the notes and restricted subsidiaries guarantee the notes only to the extent provided for in the indenture. In the event of a bankruptcy, liquidation or reorganization of any of the non-guarantor subsidiaries, the non-guarantor subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to the Issuer. For the three months ended March 31, 2013 and for the periods from December 29, 2012 to December 31, 2013 and January 1, 2012 to December 28, 2012, the non-guarantor subsidiaries generated less than 1% of the Company’s consolidated net revenue (excluding intercompany revenues) for all three periods.

Recent Accounting Pronouncements

As an “emerging growth company” under the JOBS Act, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. We are an emerging growth company until the earliest of: (i) the last day of the fiscal year during which we had total annual gross revenues of $1 billion or more, (ii) the last day of the fiscal year following the fifth anniversary of the date of the first sale of our common stock pursuant to an effective registration statement, (iii) the date on which we have, during the previous 3-year period, issued more than $1 billion in non-convertible debt or (iv) the date on which we are deemed a “large accelerated issuer” as defined under the federal securities laws. For so long as we remain an emerging growth company, we will not be required to:

•	have an auditor report on our internal control over financial reporting pursuant to Section 404(b) of Sarbanes-Oxley;

•

submit certain executive compensation matters to shareholders advisory votes pursuant to the “say on frequency” and “say on pay” provisions (requiring a non-binding shareholder vote to approve compensation of certain executive officers) and the “say on golden parachute” provisions (requiring a non-binding shareholder vote to approve golden parachute arrangements for certain executive officers in connection with mergers and certain other business combinations) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010; and

•	include detailed compensation discussion and analysis in our filings under the Exchange Act, and instead may provide a reduced level of disclosure concerning executive compensation.

Although we intend to rely on the exemptions provided in the JOBS Act, the exact implications of the JOBS Act for us are still subject to interpretations and guidance by the SEC and other regulatory agencies. In addition, as our business grows, we may no longer satisfy the conditions of an emerging growth company. We are currently evaluating and monitoring developments with respect to these new rules, and we cannot assure you that we will be able to take advantage of all of the benefits from the JOBS Act.

In addition, as an “emerging growth company,” we have elected under the JOBS Act to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. Therefore, our financial statements may not be comparable to those of companies that comply with standards that are otherwise applicable to public companies.

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to market risks in the ordinary course of our business which currently are comprised primarily of interest rate risks and foreign currency exchange risks.

On May 15, 2013, the Issuer completed a repricing of the Term Loan and entered into the Amended Credit Facility, consisting of a $488 million tranche of term B loans maturing in December 2018, a $150 million tranche of term A loans maturing in May 2018. The Issuer continues to have a $50 million Revolving Facility maturing in December 2017. Our Amended Credit Facility bears interest at variable rates and exposes us to interest rate risk. As such, our net income (loss) and debt service payments are sensitive to movements in interest rates. There are many economic factors outside our control that have in the past, and may in the future, impact rates of interest, including publicly announced indices that underlie the interest obligations related to a certain portion of our debt. Factors that impact interest rates include domestic or international governmental monetary policies, inflation, recession, changes in unemployment, the money supply, international disorder and instability in domestic and foreign financial markets. If interest rates increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income (loss) would decrease (increase). Such increases in interest rates could have a material adverse effect on our financial condition and results of operations.

The Credit Facility also required the Company to enter into an interest rate protection agreement within 90 days of closing for a period of not less than three years such that not less than 50% of the outstanding debt of the Issuer and its restricted subsidiaries at the closing date is (i) subject to an interest rate protection agreement or (ii) fixed rate borrowings. During the three months ended March 31, 2013, the Company entered into interest rate cap agreements with a $190 million total notional amount that caps the three-month LIBOR rate at 1.50% for three years. These agreements, in conjunction with the fixed interest rate on the notes met the stipulations prescribed by the Credit Facility agreement.

A hypothetical interest rate change of 1% on the variable portion of our Term Loan B and Term Loan A would change expected interest expense in 2013 by $5.0 million. See Note 8 of the notes to the audited consolidated financial statements and Note 5 to the unaudited condensed consolidated financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Credit Facility” for additional information regarding our Credit Facility and Amended Credit Facility.

We have foreign currency exchange rate risks related to our revenues, operating expenses and cash and other account balances denominated in currencies other than the United States dollar. The volatility of exchange rates depends on many factors that we cannot forecast with reliable accuracy. As a result, we pay the majority of our foreign currency expenses with cash generated from revenues earned in the relevant currency. In the event our foreign sales, expenses and cash and other account balances increase, our operating results and balance sheet may be more greatly affected by fluctuations in the exchange rates of the currencies in which we do business. At this time we have not, but we may in the future, enter into derivatives or other financial instruments in an attempt to hedge our foreign currency exchange risk relating to our results of operations and account balances denominated in foreign currencies. However, it is difficult to predict the impact hedging activities would have on our results of operations.

BUSINESS

Overview

Ancestry.com is the world’s largest online family history resource, with approximately 2.1 million paying subscribers around the world as of March 31, 2013. Total subscribers across all Web sites, including Ancestry.com branded Web sites, Archives.com, Fold3.com and Newspapers.com, were approximately 2.7 million as of March 31, 2013. We are a pioneer and the leader in the online family history research market. We believe that most people have a fundamental desire to understand who they are and from where they came. Our mission is to help everyone discover, preserve and share their family history. We strive to make our services valuable to individuals ranging from the most committed family historians to those taking their first steps towards satisfying their curiosity about their family stories.

The foundation of our service is an extensive collection of over 11 billion historical records that we have digitized, indexed and added to our Web sites over the past 17 years. We have developed and acquired efficient and proprietary systems for digitizing handwritten historical documents, and we have established relationships with national, state and local government archives, historical societies, religious institutions and private collectors of historical content around the world. Our subscribers use our Web-based platform, proprietary technology and content collection to research their family histories, build their family trees, collaborate with other subscribers, upload their own records and publish and share their stories. Ancestry.com users have uploaded over 163 million items, such as photographs, scanned documents and written stories. This growing pool of user-generated content adds color and context to the family histories assembled from the institutional content available through our Web-based services.

We operate Web sites accessible worldwide, including dedicated sites in the U.S., U.K., Australia, Canada and Sweden. We charge each subscriber for their subscription at the commencement of their subscription period and at each renewal date. Subscriptions automatically renew into the existing package and duration selected, unless cancelled. As of March 31, 2013, approximately 75% of our subscribers had subscription durations greater than one month. Our subscriber retention results coupled with a growing base of longer than one-month duration subscribers have enhanced our near-term visibility on our revenues, which we believe has enabled us to more effectively manage the growth of our business and provide working capital benefits.

As a company, we strive to deliver family history discoveries to subscribers through our extensive content collection. Increasingly, subscriber discoveries are driven by our proprietary technology that provides “hints” of possible record matches to our subscribers. In 2012, over 1.3 billion hints were accepted by our subscribers compared to the approximately 700 million hints accepted in 2011. The increase in hints accepted is a product of subscriber growth, new content, enhanced hinting technologies and changes to how hints are served to subscribers. We also continue to deploy tools and technologies to provide our registered users with an expanding family history collaborative network. Users can invite family and friends to help build their family trees, add personal memories and upload photographs and stories of their own. As of March 31, 2013, our users had created more than 47 million family trees containing over 5 billion profiles. Trees that are shared with others offer many subscribers a substantial head start in their family history research by allowing them to review information collected by users with common ancestry.

We believe we provide ongoing value to our subscribers by regularly adding new historical content and enhancing our Web-based service and platforms with new tools, features and services that enable greater collaboration among our users through the growth of our global community.

In 2012, we delivered strong financial results and continued to position the company for long-term growth through execution of our business strategy. Our key business highlights during the year include the following:

•	the acquisition of the Predecessor by a company controlled by the Sponsors for approximately $1.5 billion on December 28, 2012 (see “The Transaction” section below for further information);

•	total subscribers to Ancestry.com branded Web sites increased to approximately 2.0 million or 18% compared to December 31, 2011;

•	total revenues increased to $487.1 million or 22% for the combined period December 29, 2012 to December 31, 2012 and January 1, 2012 to December 28, 2012 compared to the year ended December 31, 2011;

•	we added over 3.1 billion records to our content collections;

•	we participated in the third season of NBC’s television show “Who Do You Think You Are?” which aired 12 original episodes in the first half of 2012;

•	we acquired Archives.com in August 2012 for approximately $100.0 million in cash plus assumed liabilities;

•	we were the first family history source to publicly release the complete indexed and searchable 1940 U.S. Federal Census; and

•	we launched AncestryDNA, combining state-of-the-art DNA science with the Ancestry.com subscriber network.

Growth Strategy

Our goal is to remain the leading online resource for family history and to grow our worldwide subscriber base by offering a superior value proposition to anyone interested in learning more about their family history. Our plan to achieve long-term and sustainable growth is to serve our loyal base of existing subscribers, to attract new subscribers and to invest in new service offerings and technologies.

We believe our previous investments in technology and content have provided a foundation for a scalable business model. We have devoted and expect to continue to devote substantial resources and funds to improve our Web-based services, technologies, and platforms. We also expect to continue to acquire new and relevant historical content and to expand awareness of our brand, products and category through marketing.

The Transaction

On October 21, 2012, the Predecessor entered into the Merger Agreement with Merger Sub and Holdings to acquire the Predecessor for $32.00 per share of common stock. Holdings is a wholly-owned subsidiary of Parent. On December 28, 2012, pursuant to the Merger Agreement, Parent, through its wholly-owned subsidiaries, completed its acquisition of the Predecessor for approximately $1.5 billion. In connection with the Transaction, the following occurred:

•	Merger Sub merged with and into the Predecessor and each share of capital stock of Merger Sub was converted into one share of Ancestry.com Inc. common stock.

•

Each share of common stock of the Predecessor outstanding immediately prior to the Transaction, other than the rollover shares and the Predecessor’s common shares for which appraisal rights have been duly exercised under Delaware law, was cancelled and converted automatically into a right to receive $32.00 in cash. Immediately prior to the Transaction, the Predecessor had 44.1 million common shares outstanding.

•

Each share of common stock of the Predecessor for which appraisal rights were duly exercised under Delaware law was cancelled and converted into the right to receive the fair value of such share in accordance with the provisions of Delaware law. Following the Merger, the holders of such dissenting shares, ceased to have any rights with respect to such shares, except for their rights to seek an appraisal under Delaware law. Parent remains liable for payment for the dissenting shares and restricted cash of $68.0 million for this purpose.

•

Investors in the Predecessor rolled over 2.0 million outstanding common shares of the Predecessor with a fair value of $64.3 million in exchange for common stock in an indirect parent entity of Parent.

•	Each share of the Predecessor’s common stock held in treasury was cancelled and retired.

•

Certain members of management rolled over outstanding stock options and RSUs in the Predecessor with a fair value of $54.8 million, of which $45.3 million was classified as part of the consideration transferred, into an indirect parent entity or subsidiary of Parent.

•	Employees of the Predecessor invested $5.2 million in an indirect parent entity of Parent.

•

The vesting of all outstanding options and RSUs of the Predecessor, with the exception of the rollover RSUs, was accelerated. All stock-based awards outstanding as of that date, with the exception of the rollover options and RSUs, were converted into the right to receive an amount in cash equal to the intrinsic value of the award based on a price of $32.00 per share of common stock of the Predecessor. The total fair value of the awards settled in cash was $95.6 million of which $46.3 million was classified as part of the consideration transferred and $49.3 million was recognized as stock-based compensation expense in the Successor period from December 29, 2012 to December 31, 2012.

In connection with the Transaction, the Issuer entered into the $720 million Credit Facility, consisting of the $670 million Term Loan maturing in December 2018 and the $50 million Revolving Facility expiring in December 2017. At March 31, 2013, the interest rate on the Term Loan was equal to a LIBOR floor of 1.25% plus an applicable margin of 5.75%. The Issuer also issued $300 million of the notes. The proceeds, net of the original issue discount, from the Term Loan and the notes of $943.2 million as well as an equity contribution of $555.4 million in cash from the Sponsors and employees were used to finance the Transaction. Cash proceeds from financing sources of the Transaction were also used to pay for related fees and expenses. See Note 2 and Note 8 to the consolidated financial statements included in this prospectus for additional information regarding the Transaction and our debt, respectively. On May 15, 2013, we completed a repricing of our Credit Facility. See “Summary—Recent Developments” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Credit Facility” for a description of the repricing. As a result of the Transaction, our financial results for the year ended December 31, 2012 are presented for two periods: Successor (December 29, 2012 to December 31, 2012) and Predecessor (January 1, 2012 to December 28, 2012), which relate to the periods succeeding and preceding the Transaction, respectively.

Ancestry.com Web Sites

Through our Ancestry.com Web sites, subscribers can efficiently search through our extensive and growing collection of global and specialized records covering a wide range of historical and cultural subject areas, including birth, marriage and death records, census records, immigration documents, photographs, maps, military records, personal narratives and newspapers. Subscribers can then attach relevant records to individuals in their family trees. In 2012, we added several key content collections to our databases, such as the 1940 U.S. Federal Census, the 1911 England and Wales National Census and the UK National Probate Calendar.

U.S. Ancestry.com. On Ancestry.com, we currently offer new subscribers two subscription packages, U.S. Discovery and World Explorer, for either a monthly or semi-annual duration. Previously, we also offered new subscribers quarterly and annual subscription durations. Subscribers to our U.S. Discovery package gain unlimited access to the complete U.S. collection of records, including the ability to view and download images of original records. Subscribers also can communicate and collaborate with other members of the subscriber network. Our World Explorer package includes unlimited access to the global content in our collection, including the content from our U.S. Discovery package.

We offer new registered users a 14-day free trial, after which, unless they cancel, we charge the full period subscription amount. Subscriptions automatically renew into the existing package and duration selected, unless cancelled. We also offer gift subscriptions to both the U.S. Discovery and World Explorer packages for either annual or semi-annual durations.

International Ancestry.com. We also operate multiple country-specific Ancestry.com-branded Web sites tailored to the respective local markets, for which we offer various subscription packages and durations.

Generally, our international Ancestry.com Web sites are modeled after our U.S. Ancestry.com Web site and offer similar services as in the U.S. Each country specific Web site is in the local market language and includes family trees, user-generated content and collections of digitized historical records obtained from local market sources.

Other Products, Services and Web Sites

AncestryDNA. AncestryDNA is an advanced DNA testing service that uses some of the latest DNA technology and science to help people discover their ethnicity and find family connections. Launched in 2012, AncestryDNA leverages a combination of publically available and proprietary DNA reference samples from around the world to provide detailed genetic ethnicity. Additionally, AncestryDNA connects users whose DNA suggests they have ancestors in common, enabling new discoveries and collaboration between members. AncestryDNA provides users with continuous updates as more people join the service and new discoveries are made.

Archives.com. Archives.com is a leading family history Web site that makes discovering family history simple and affordable. Archives.com offers a differentiated service to a complementary segment of the family history market and access to approximately 2.5 billion historical records, including birth records, obituaries, immigration and passenger lists, historical newspapers and U.S. and U.K. censuses. We acquired Archives.com in August 2012.

Family Tree Maker. Family Tree Maker is the leading family history desktop software on the market. Certain Family Tree Maker versions include a complimentary subscription to the Ancestry.com Web site for a limited duration. Family Tree Maker 2012 allows users to synchronize their desktop family trees between platforms, including online at our Ancestry.com Web sites and mobile devices. Family Tree Maker is sold on Ancestry.com, other retail Web sites and in retail stores.

Fold3.com. Fold3.com is our Web site specializing in U.S. military records, including the largest online repository of Civil War records. Access to these records is provided on an annual or monthly subscription basis.

ProGenealogists. ProGenealogists is our provider of professional genealogy services that offers customers dedicated, personal support for their family history research. These services range from record searches to the preparation of comprehensive family histories. Clients typically pay a per-hour rate for these services. In addition, ProGenealogists conducts research that supports Ancestry’s marketing and public relations initiatives.

Subscribers

Our subscribers range from the most committed family historians to those taking their first steps towards satisfying a simple curiosity about their family story, and we seek to make our service valuable to all of our subscribers. As of March 31, 2013, we had approximately 2.1 million subscribers, approximately 71% of whom reside in the United States. These U.S. subscribers represented approximately 76% of our subscription revenues for the three months ended March 31, 2013.

Marketing and Advertising

Our marketing efforts are focused on three primary goals: promoting our brand and acquisition of new subscribers; retention of existing subscribers; and converting registered users to subscribers.

Brand Marketing and Subscriber Acquisition. We pursue a multi-channel brand marketing and subscriber acquisition program that includes television advertising, paid search, online display advertising, promotions and sponsorships and affiliate programs. Through our advertising, we seek to increase brand and category awareness and to attract new subscribers. We actively manage our media mix with a goal of maximizing the efficiency of our marketing investment while driving new subscriber growth.

Retention Marketing. Our retention marketing is focused on establishing and maintaining long-term relationships with our subscribers through personalized direct marketing, including on-site messaging and email and through subscriber support. We seek to maximize retention and encourage subscribers to upgrade to premium packages by delivering a superior customer experience and value. We monitor subscription package mix and durations, payment processing, cancellation reasons and overall subscriber satisfaction.

Conversion Marketing. Our conversion marketing efforts are focused on converting visitors to the site to paying subscribers through on-site messaging, email, targeted offers and compelling product features like record hinting on new and existing content collections and matches to other users’ family trees.

Product and Technologies

We have applied substantial resources to develop and maintain proprietary technologies designed to provide a rewarding experience and compelling value proposition to our subscribers. Our Web-based services allow our subscribers to make family history discoveries by accessing our content collections, building family trees, exploring genetic ethnicity and connections, collaborating with other users of our community and sharing their discoveries with friends and relatives. We believe our technologies provide us with a significant competitive advantage, and we intend to continue developing and enhancing these proprietary technologies.

Vertical Search Engine. Historical documents can be difficult to search effectively using traditional search engines because of variations in names, changes in geographic boundaries and other factors. Our proprietary vertical search engine provides an innovative, technology-driven solution to the challenges created by the inherent difficulty of searching historical content.

Hinting. Our proprietary record hinting technology performs an algorithmic analysis of users’ family trees and then suggests new records to help subscribers discover more information about their ancestors. Similarly, we provide hinting to AncestryDNA members that suggests possible genetic relationships and connections. We believe that these personalized hints can accelerate our subscribers’ research, thereby making them more successful and their experience more rewarding.

Mobile. We offer free mobile apps for both the iOS and Android-based platforms. We believe mobile technology is well-suited to provide a simple way to get started in family history and to help existing users continue their research and share their discoveries with others. Mobile platforms have become an increasingly important way for new users to register or subscribe.

Collaboration. Subscribers benefit from the research posted by other Ancestry.com registered users. We offer subscribers alerts to research performed by others that may be relevant to their own research. In addition, while considering one family history record, we suggest other relevant family history records based on the previous actions of other users. Subscribers may also connect and collaborate with each other to further assist in their research.

Content Process and Technologies

Our extensive content offering includes a global collection of birth, marriage and death records, census records, immigration documents, photographs, maps, military records, personal narratives, newspapers and other collections that are accumulated on our Web sites through various content acquisition methods, including through our traditional institutional digitization process, as contributed by users and through Web-crawling techniques.

Institutional Content. Institutional content represents content that we have acquired, digitized and indexed, including content we have acquired through business acquisitions. The primary expenses associated with content are typically digitization and indexing. In 2012, we added more than 1.6 billion institutional records and over 71.5 million images to our Ancestry.com Web sites. We also released the first indexed and searchable 1940 U.S. Federal Census database, with approximately 134 million searchable records.

Acquisition. We acquire historical records from national, state and local government archives, historical societies, religious institutions and private collectors of historical content around the world. We have built long-term relationships with these content partners, such as the United States National Archives and Records Administration and The National Archives of the United Kingdom, and we believe our content collections and relationships provide us with a significant competitive advantage. We plan to continue to acquire new content and build new relationships on an ongoing basis to offer our users additional historical records for their research. We own most of the images in our databases, in most cases on a non-exclusive basis, though we generally do not own the underlying original historical documents.

Digitization. Working with historical documents is challenging because many source documents are handwritten or damaged, and many microfilm images are of poor quality. We have developed proprietary technologies and processes that have allowed us to efficiently handle and digitize hundreds of millions of documents that vary significantly in format and quality. We digitize content in our headquarters in Provo, Utah, in the Washington, D.C. area, in London, England and in multiple distributed locations around the world.

Indexing. We have invested significant resources in the indexing of records to make our content collection accessible and searchable for our subscribers. We outsource a significant portion of our indexing projects to vendors to transcribe handwritten documents to create indexes. We generally own the indexes that our vendors create. We have also developed proprietary algorithmic technologies that allow us to efficiently create fielded and searchable indexes for printed record sources, such as directories and electoral rolls.

User-Generated Content. Our registered users are a meaningful source of content, principally by creating family trees through their research. As of March 31, 2013, we have more than 47 million family trees containing more than 5 billion profiles on our Web sites. Individuals often have significant family records, information, photographs and stories that are of interest to others with common family history. Uploading these records not only preserves them from damage or destruction, but also makes them sharable and accessible globally to other registered users of Ancestry.com. The publicly-shared family trees on our Web site can offer many subscribers a head start in their family history research. Through March 31, 2013, users have uploaded over 163 million pieces of content, such as photographs, written stories and scanned documents.

Web-Crawling Content. We also scan, or crawl, searchable external online resources for additional content that is then made accessible on our Web sites. Crawling content in this manner allows the Ancestry.com Web sites to function as a genealogical search engine, providing users access to the full range of family history content on the Web with the functionality of Ancestry.com’s proprietary tools and features. The source of the crawled content is attributed to the third parties from which the content is derived, and can provide a valuable source of traffic to the Web sites of countless small archives, libraries, family history societies and individuals around the world.

Operations

Web Sites and Technology Operations. Our Ancestry.com Web sites are currently hosted on hardware and software co-located at a third-party facility in Salt Lake City, Utah. We have established a disaster recovery facility located at a third-party facility in Denver, Colorado. We have designed our Web sites to be highly available, secure and cost-effective using a variety of proprietary software and freely available and commercially supported tools. We can scale to accommodate increasing numbers of registered users by adding relatively inexpensive industry-standard hardware. We use encryption technologies and certificates for secure transmission of personal information between users and our Web sites. Maintaining the integrity and security of our Web sites is critical and we have a dedicated security team that promotes industry best practices and drives compliance with data security standards.

Subscriber Services. Our subscriber services support team seeks to ensure that existing subscribers gain maximum value from their subscriptions, to promote engagement, and to assist other users in finding any assistance they need to become subscribers. Support is provided seven days a week via phone and email to answer questions about product sales, features, support and help getting started utilizing the services. Assistance is also available via our online help website and through our community forums, which are moderated by the Subscriber Services team.

Competition

We face competition in our business from a variety of organizations, some of which provide genealogical records free of charge. We expect competition to increase in the future. We generally compete on the basis of content, technology, ease of use, brand recognition, quality and breadth of products, service and support, price and the number of network users with whom other users can collaborate. Many external factors, including the cost of marketing, content acquisition, technology and our current and future competitors’ pricing and marketing strategies, can significantly affect our competitive strategies, including pricing. We believe that we compete favorably with respect to these factors, and that none of our competitors offers as broad an array of products and services or as compelling a value proposition to consumers interested in online family history research. Our Ancestry.com-branded Web sites face competition from:

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FamilySearch, and its Web site FamilySearch.org, a genealogy organization that is part of The Church of Jesus Christ of Latter-day Saints. FamilySearch has an extensive collection of paper and microfilm records. FamilySearch has digitized a large quantity of these records and has published them online at FamilySearch.org, where it makes them available to the public for free and through thousands of family history centers located throughout the world. FamilySearch is a well-funded organization and is undertaking a large-scale digitization project to make its collection available online. FamilySearch has partnered and may in the future partner with other commercial entities to broaden the distribution of its records.

•

Commercial entities, including online genealogical research services, library content distributors, search engines and portals, retailers of books and software related to genealogical research and family tree creation and family history oriented social networking Web sites.

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Non-profit entities and organizations, genealogical societies, governments and agencies that may make vital statistics or other records available to the public for free or that partner with commercial entities to make their records widely-available.

We expect our competition to grow, through industry consolidation and the emergence of new participants in our existing markets. We will also face competitors in new markets in which we enter. For example, we face competition from other companies, such as 23andme, in providing family history DNA services. Our future competitors may include other Internet-based businesses, governments, religious organizations, not-for-profit entities and other entities. The market for Internet-based services evolves at a very rapid pace, and our competitors may offer products and services that are superior to any of our products and services. In addition, Internet business models are constantly changing. The online family history market could move to an advertising-supported model to the detriment of our subscription-based model. Our competitors may have greater resources, more well-established brand recognition or more sophisticated technologies, such as search algorithms, than we do. Additionally, our competitors may more easily obtain relevant records in domestic and international markets or offer new categories of content, products or services before we do, or at lower prices, which may give them a competitive advantage in attracting subscribers.

To compete effectively, we may need to expend significant resources on content acquisition, technology or marketing and advertising, which could reduce our margins and have a material adverse effect on our business, financial condition and results of operations. We currently plan to distinguish ourselves from our competitors on the basis of our proprietary technologies, access to content and the depth of our subscriber community.

Intellectual Property

To protect our proprietary content and intellectual property, we rely on the protections afforded by trademark, copyright, patent and trade secret law and on contractual agreements with third parties. In the United

States, we own several patents, and we also own a number of patent applications, all related to the digitization, indexing, storage, correlation, searching and display of content. Ancestry.com and Family Tree Maker are among our key registered trademarks, in addition to numerous other trademark registrations that we own. We additionally own pending trademark applications for trademarks like Archives, iArchives and Newspapers.com. In addition to our trademark properties in the United States, we have also secured registration of our key trademarks in numerous foreign jurisdictions. Because certain of our trademarks contain words or terms that have a common usage, there is an ongoing risk that certain of our trademarks can be challenged by third parties, but we believe those marks have become distinctive and associated solely with the Company by virtue of our long and successful use of the marks.

In the United States, we currently have a number of granted patents and pending applications relating to various aspects of our business. We may pursue additional patent coverage in both the U.S. and in foreign countries to the extent we believe such coverage is appropriate and cost-efficient, also taking into consideration additional product developments and inventions. We cannot be certain that any of our pending or future applications will be granted or that any of our granted patents would not be invalidated if challenged in the patent office or in federal court. We also rely on trade secret and similar intellectual property laws to protect our search technology, software products and digitization and indexing processes. Protection of trade secret and other intellectual property rights can be uncertain, both within and outside the United States. See “Risk Factors—Risks Related to Intellectual Property.”

We also possess intellectual property rights in aspects of our digital content databases. While we do not typically register the copyright in these content databases, we routinely include prominent notices on the works that clearly identify the works as copyright works of the Company. Our content databases are also protected by user agreements that limit access to and the use of our data without authorization. However, compliance with these use restrictions is difficult to monitor, and our proprietary rights in these content databases may be more difficult to enforce or protect than other forms of intellectual property rights.

Our employees, contractors and other third parties with which we work and who have access to our proprietary content and confidential information sign agreements that prohibit the unauthorized disclosure of our proprietary rights, information and technologies.

Employees

At March 31, 2013 and December 31, 2012, our full-time employee equivalents by functional area were as follows:

	As of March 31, 2013	As of December 31, 2012
Web hosting and fulfillment	76	76
Technology and development	407	420
Marketing and advertising	106	114
General and administrative	152	144
Subscriber services	271	230
Digital processing services	188	184

Total	1,200	1,168

None of our employees is covered by a collective bargaining agreement, except to the extent required by the laws of certain foreign jurisdictions. We have not experienced employment-related work stoppages, and we consider our employee relations to be good.

Financial Information about Segments and Geographic Areas

We report our financial results as a single segment. For financial information about our geographic areas, refer to Note 17 to the audited consolidated financial statements included in this prospectus.

Other Information

Our corporate headquarters are located at 360 West 4800 North, Provo, UT 84604, and our telephone number at that address is (801) 705-7000. Our corporate Web site address is http://corporate.ancestry.com. The contents of our Web sites are not incorporated in, or otherwise to be regarded as part of, this prospectus. Our primary operating subsidiary, Ancestry.com Operations Inc. was originally incorporated in Utah in 1983 and reincorporated in Delaware in 1998.

Ancestry.com LLC is a holding company, and substantially all of our operations are conducted by wholly-owned subsidiaries.

MANAGEMENT

Executive Officers and Operating Committee Members

The following table sets forth the names, ages (as of March 31, 2013) and positions of each person who is an executive officer or member of the Operating Committee of Ancestry.com LLC (and the biographies following the table reflect the positions held by each of the named individuals at Ancestry.com LLC):

Name	Age	Position
Timothy Sullivan	49	President, Chief Executive Officer and Operating Committee member
Howard Hochhauser	42	Chief Financial Officer and Chief Operating Officer
Eric Shoup	40	Executive Vice President of Product
Scott Sorensen	47	Chief Technology Officer
William Stern	49	General Counsel and Corporate Secretary
Bruce Chizen	57	Operating Committee Member
Victor Parker	43	Operating Committee Member
Brian Ruder	40	Operating Committee Member
Richard Sanders	41	Operating Committee Member
Janice Chaffin	59	Operating Committee Member
Brad Garlinghouse	42	Operating Committee Member

Timothy Sullivan has served as our President and Chief Executive Officer, as a director of the Predecessor since September 2005 and has been a member of the Operating Committee since January 2013. Prior to joining us, Mr. Sullivan was Chief Operating Officer and then President and CEO of Match.com from January 2001 to September 2004. From May 1999 to January 2001, Mr. Sullivan served as Vice President of E-commerce for Ticketmaster Online-Citysearch, Inc. From June 1991 to May 1999, Mr. Sullivan held multiple positions at The Walt Disney Company, including Vice President and Managing Director of Buena Vista Home Entertainment Asia Pacific from July 1997 to May 1999. From December 2005 to February 2008, Mr. Sullivan served as a director of Live Nation Entertainment, Inc. Mr. Sullivan holds an M.B.A. from Harvard Business School and was a Morehead Scholar at the University of North Carolina at Chapel Hill. The Operating Committee believes that Mr. Sullivan’s qualifications to serve on the Operating Committee include extensive executive management experience, including experience as our own Chief Executive Officer as well as the former chief executive officer of a subscription-based Internet company.

Howard Hochhauser has served as our Chief Financial Officer and Chief Operating Officer since February 2012, having served as our Chief Financial Officer since January 2009. From May 2000 to December 2008, Mr. Hochhauser held multiple positions at Martha Stewart Living Omnimedia, Inc., most recently serving as Chief Financial Officer from March 2006 to December 2008. He held multiple positions at Bear Stearns & Co. Inc. from September 1996 to May 2000, serving most recently as Vice President Equity Research Analyst. Prior to joining Bear Stearns & Co. Inc., he worked at First Boston and he was a Staff Accountant at KPMG Peat Marwick. Mr. Hochhauser is a Certified Public Accountant and holds an M.B.A. from Columbia University and a B.S. from Boston University.

Eric Shoup has served as our Executive Vice President of Product since February 2012. He previously served as our Senior Vice President of Product from March 2010 to February 2012 and as Vice President of Product from August 2008 to March 2010. Prior to working with us, Mr. Shoup was at eBay for over five years, where he served as Director of ProStores from January 2007 to August 2008, Group Product Manager from March 2005 to January 2007, Senior Product Manager from August 2004 to March 2005 and Product Manager from April 2003 to August 2004. Mr. Shoup holds a B.A. from the University of California, Los Angeles.

Scott Sorensen has served as our Chief Technology Officer since April 2013. Mr. Sorensen has been at Ancestry.com since June 2002 and has held multiple positions including Senior Vice President of Engineering, Vice President of Search and Vice President of Commerce. Prior to joining Ancestry.com, Mr. Sorensen was co-

founder and Vice President of Engineering and then President at Coresoft Technologies. Mr. Sorensen was an engineering manager at WordPerfect / Novell and a software engineer at IBM. He holds a B.S in Computer Science from Brigham Young University.

William Stern has served as our General Counsel and Corporate Secretary since July 2009. From October 2005 to July 2009, Mr. Stern held multiple positions at Martha Stewart Living Omnimedia, Inc., most recently serving as the General Counsel and Secretary from September 2008 to July 2009. From October 2002 to September 2005, Mr. Stern was a Principal at Fish & Richardson, PC. Prior to joining Fish & Richardson, PC, he was a Partner at Morrison & Foerster, LLP. Mr. Stern holds an M.B.A. and a J.D. from the University of Chicago and an A.B. from Brown University.

Bruce Chizen has been a member of the Operating Committee since January 2013. Mr. Chizen is currently an independent consultant and has served as senior adviser to Permira Adviser LLP since 2008 and as a venture partner at Voyager Capital since 2009. Mr. Chizen served as a strategic adviser to Adobe Systems Incorporated, a provider of design, imaging and publishing software for print, internet and dynamic media production, from 2007 through 2008. From 2000 to 2007, Mr. Chizen served as CEO of Adobe and as its president from 2000 to 2005. He also served as Adobe’s acting CFO from 2006 to 2007. From 1998 to 2000, he was Adobe’s executive vice president, Products and Marketing. Mr. Chizen joined Adobe Systems in 1994 and held various positions in its Consumer Products and Graphics Products divisions. He served as a director of Adobe from 2000 to 2008. Mr. Chizen also currently serves as a director of Oracle Corp. and Synopsys, Inc. The Operating Committee believes that Mr. Chizen’s qualifications to serve on the Operating Committee include extensive executive management experience along with Mr. Chizen’s financial expertise and significant audit and financial reporting knowledge.

Victor Parker has been a member of the Operating Committee since January 2013. Mr. Parker served as an observer on the board of directors of the Predecessor since 2003 and served as one the Predecessor’s directors since 2006 until the completion of the Transaction in December 2012. Mr. Parker is a Managing Director of Spectrum Equity Investors, a private equity firm, and joined the firm in September 1998. He was previously at ONYX Software and was an associate at Summit Partners from October 1992 to June 1996. Mr. Parker serves on the board of directors of Demand Media, Inc., iSelect Limited and SurveyMonkey.com, LLC. Mr. Parker previously served on the board of directors of NetQuote, Inc. from September 2005 to July 2010 and on the board of Interbank FX, LLC from July 2007 to November 2011, both privately held entities. He holds an M.B.A. from Stanford Graduate School of Business and a B.A. from Dartmouth College. The Operating Committee believes Mr. Parker’s qualifications to serve on the Operating Committee include his financial experience, his experience advising technology companies and a long history and familiarity with Ancestry.com.

Brian Ruder has been a member of the Operating Committee since December 2012. Mr. Ruder joined Permira as a Partner in 2008 and became Head of the Menlo Park office in 2010. He focuses on investments in the technology, media and telecommunications (TMT) sector. From 2000-2008, Mr. Ruder was Partner at Francisco Partners where he covered investments in the software and services sector. He has also worked with Hellman & Friedman and in Corporate Finance for Morgan Stanley. Mr. Ruder is also a member of the operating committee of Genesys Telecommunications and a director of Renaissance Learning, Inc. and Foundation 9 Entertainment. Mr. Ruder has a degree in Mathematics and Philosophy from Harvard College and an MBA from Harvard Business School. The Operating Committee believes Mr. Ruder’s qualifications to serve on the Operating Committee include his extensive financial experience and his experience advising technology companies.

Richard Sanders has been a member of the Operating Committee since January 2013. Mr. Sanders became a Partner of Permira in 2006 and has been Head of the TMT Sector Team since 2010. Mr. Sanders spent his first nine years at Permira in the London office before relocating to the U.S. in 2008 to set up the Menlo Park office. Mr. Sanders returned to London in 2011. Prior to joining Permira in 1999, Mr. Sanders worked for Morgan Stanley in London in the M&A and High Yield Capital Markets divisions. Mr. Sanders is also a director of Asia Broadcast Satellite.

Mr. Sanders has a degree in Classics from Oxford University, England, and an MBA from the Graduate School of Business, Stanford University. The Operating Committee believes Mr. Sanders’ qualifications to serve on the Operating Committee include his extensive financial experience and his experience advising technology companies.

Janice Chaffin has been a member of the Operating Committee since June 2013. Ms. Chaffin served as the Group President, Consumer Business Unit for Symantec Corporation from April 2007 until March 2013, when she retired from that position. From May 2006 to April 2007, Ms. Chaffin served as Symantec’s Executive Vice President and Chief Marketing Officer. Ms. Chaffin joined Symantec in May 2003 as Senior Vice President and Chief Marketing Officer. Prior to Symantec, Ms. Chaffin spent 21 years at Hewlett-Packard Company, where she held a variety of marketing and business management positions and most recently served as Vice President of Enterprise Marketing and Solutions. Ms. Chaffin is a member of the board of directors of International Game Technology (IGT). Ms. Chaffin also serves on the board of visitors at the UCLA Anderson School of Management and the board of trustees of the Montalvo Arts Center and is a member of the advisory council of Illuminate Ventures. Ms. Chaffin previously served on the board of directors of Informatica Corporation (2001-2008), the duration of which she served on either the audit committee or the compensation committee. Ms. Chaffin graduated summa cum laude from the University of California, San Diego with a B.A. and earned an M.B.A. in business from the University of California, Los Angeles, where she was a Henry Ford Scholar. The Operating Committee believes that Ms. Chaffin’s qualifications to serve on the Operating Committee include her extensive experience advising technology companies along with her past audit committee experience.

Brad Garlinghouse has been a member of the Operating Committee since July 2013. Mr. Garlinghouse has served as the Chief Executive Officer of Hightail, which is in the process of changing its name from Yousendit, Inc., a file collaboration service for both consumers and enterprise headquartered in Campbell, CA, since May 2012. Prior to joining Hightail, Mr. Garlinghouse was President of Consumer Applications at AOL from September 2009 through January 2012. Prior to AOL, Mr. Garlinghouse held various positions at Yahoo! from January 2003 to January 2009, culminating in the position of Senior Vice-President. Mr. Garlinghouse has also been CEO of Dialpad Communications, held management positions at SBC Communications and @Home Network and was an advisor to Silverlake Partners, a private equity fund, from January to September 2009. Mr. Garlinghouse also serves on the board of directors of Animoto and MC Industries. Mr. Garlinghouse holds a B.A. in economics from the University of Kansas and an M.B.A. from Harvard. The Operating Committee believes that Mr. Garlinghouse’s qualifications to serve on the Operating Committee include his extensive experience advising technology companies.

Committees of the Operating Committee

We have established an Audit Committee and a Compensation Committee. Each of these committees operates under a written charter that establishes its roles and responsibilities.

Audit Committee

The Audit Committee provides assistance to the Operating Committee in fulfilling its oversight responsibilities regarding the integrity of financial statements, our compliance with applicable legal and regulatory requirements, the integrity of our financial reporting processes, including our systems of internal accounting and financial controls, the performance of our internal audit function and independent auditor and our financial policy matters by approving the services performed by our independent accountants and reviewing their reports regarding our accounting practices and systems of internal accounting controls. The Audit Committee also oversees the audit efforts of our independent accountants and takes those actions it deems necessary to satisfy itself that the accountants are independent of management.

The members of this committee are Mr. Parker and Mr. Ruder. None of the current members of the Operating Committee are independent as defined under the rules of the Nasdaq Stock Market or meet the additional independence requirements for audit committee members under Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We believe that each member of our Audit Committee meets the financial statement literacy requirements of the Nasdaq listing standards and are audit committee financial experts, as defined under applicable SEC rules.

Compensation Committee

The Compensation Committee oversees our overall compensation structure, policies and programs, and assesses whether our compensation structure establishes appropriate incentives for officers and employees. The Compensation Committee reviews and recommends to the Operating Committee corporate goals and objectives relevant to compensation of our Chief Executive Officer and reviews and approves corporate goals and objectives relevant to compensation of our other executive officers. The Compensation Committee evaluates the performance of these officers in light of those goals and objectives, recommends to the Operating Committee the compensation of the Chief Executive Officer and approves the compensation of our other executive officers, including all individuals named with Mr. Sullivan in the Summary Compensation Table (with Mr. Sullivan, the “named executive officers”). Finally, the Compensation Committee recommends to the Operating Committee any employment-related agreements, any proposed severance arrangements or change of control or similar agreements with respect to our Chief Executive Officer and approves any employment-related agreements, any proposed severance arrangements or change of control or similar agreements with respect to our other executive officers. The Compensation Committee also administers the issuance of stock options and other awards under the Ancelux Topco S.C.A. Equity Incentive Plan. The Compensation Committee will review and evaluate, at least annually, the performance of the Compensation Committee and its members and the adequacy of the charter of the Compensation Committee. The Compensation Committee will also prepare a report on executive compensation, as required by the SEC rules, to be included in our annual report.

Mr. Sullivan, our President and Chief Executive Officer, reviews the performance of each named executive officer other than himself and makes recommendations regarding their compensation.

The members of our Compensation Committee are Mr. Chizen and Mr. Sanders. None of the current members of the Operating Committee are independent under the Nasdaq listing standards.

Risk Management

The Operating Committee is involved in the oversight of risks that could affect the company. The Audit Committee is charged with overseeing the principal risk exposures we face and our mitigation efforts in respect of these risks. The Audit Committee is responsible for discussing with management the Company’s principal risk exposures and the steps management has taken to monitor and control risk exposures, including risk assessment and risk management policies. The Audit Committee oversees risks associated with overall financial reporting and disclosure issues, as well as those associated with any related-party transaction. The Compensation Committee also plays a role, in that it is charged in overseeing the Company’s overall compensation structure, with assessing whether that compensation structure creates risks that are reasonably likely to have a material adverse effect on us. The Compensation Committee has reviewed our compensation philosophy and practices and concluded that the current philosophy and practices do not give rise to risks that are reasonably likely to have a material adverse effect on the Company. The Compensation Committee determined that the compensation practices generally balance near-term incentives (annual cash bonuses) with long-term incentives (equity-based awards), resulting in an environment that does not encourage excessive risk taking. The annual cash bonuses are discretionary and tied to Company performance, as well as individual and business unit goals, rewarding near-term performance without incentivizing inappropriate risk.

EXECUTIVE COMPENSATION

The discussion and tabular disclosure that follows describes the Company’s executive compensation program during the fiscal year ended December 31, 2012, our most recently completed fiscal year (“FY 2012”), with a focus on our executive compensation program prior to the closing of the Transaction relating to the following individuals: Timothy Sullivan, Howard Hochhauser and Eric Shoup (our “named executive officers”).

Summary Compensation Table

The following table sets forth the portion of compensation paid to the named executive officers that is attributable to services performed during FY 2012 and FY 2011.

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
Timothy Sullivan, President & Chief Executive Officer	2012	350,000	—	—	403,200	4,244	757,444
	2011	350,000	5,901,000	4,611,810	402,500	6,058	11,271,368

Howard Hochhauser, Chief Financial Officer (and Chief Operating Officer)	2012	300,000	2,335,000	1,794,920	259,200	4,244	4,693,364
	2011	275,000	—	—	237,188	5,837	518,025

Eric Shoup, Executive Vice President	2012	275,000	1,868,000	1,435,936	190,080	4,244	3,773,260
	2011	220,000	—	—	125,000	5,674	350,674

(1)	The amounts included in the “Stock Awards” column represent the grant date fair value computed in accordance with FASB ASC Topic 718. The grant date fair value of the stock awards, which consist of restricted stock units, was calculated using the closing price on the grant date multiplied by the number of shares. See the narrative disclosure following the Summary Compensation Table for information on the treatment of unvested stock awards in the Transaction.
(2)	The amounts included in the “Option Awards” column represent the grant date fair value computed in accordance with FASB ASC Topic 718. The valuation assumptions used in determining such amounts are described in Note 10. Stock-Based Awards to the audited consolidated financial statements included elsewhere in this prospectus. See the narrative disclosure following the Summary Compensation Table for further information on the treatment of outstanding options in the Transaction.
(3)	Amounts reflected in this column are awards earned pursuant to the Issuer’s Performance Incentive Plan, as described in further detail below.
(4)	Amounts in this column include premiums paid by the Company for the named executive officers’ disability, life insurance and accidental death and dismemberment coverage and 401(k) matching contributions. The amounts paid during FY2012 in respect of these items for each of the named executive officers was as follows: (i) $900 for short-term and long-term disability coverage, (ii) $344 for life insurance and accidental death and dismemberment coverage and (iii) $3,000 in matching contributions under the company’s 401(k) plan.

Executive Agreements

On December 28, 2012, each of Mr. Sullivan and Mr. Hochhauser entered into an amended and restated employment agreement with the Company. The agreements provide for employment without a specified term. Pursuant to the agreements, Messrs. Sullivan and Hochhauser are entitled to base salaries in the amount of $350,000 and $300,000, respectively. Mr. Sullivan is eligible to receive a target annual bonus equal to a percentage of his base salary, which will be determined by the Board of Managers of Parent based on Mr. Sullivan’s performance, but in no event will such target be less than 100% of his base salary. Mr. Hochhauser is eligible to receive a target annual bonus equal to 75% of his base salary. In addition, Mr. Sullivan’s agreement provides that he will be a member of the Board of Managers of Parent for as long as he remains Chief Executive Officer of the Company. Each of the executives is required to abide by a perpetual confidentiality restrictive covenant and covenants that prohibit (i) competition with the Issuer and its affiliates and (ii) solicitation of employees, customers, suppliers and distributors of the Issuer and its affiliates.

Mr. Shoup is a party to an employment agreement with the Issuer dated March 30, 2010, which was amended on July 22, 2010 and March 9, 2012, and which remains in effect following the Transaction. The agreement provides for at-will employment without a specified term. The agreement, as currently in effect, provides for an annual base salary equal to $275,000 and a target annual bonus equal to 60% of Mr. Shoup’s base salary.

Each of these agreements also provide for certain severance payments that may be due following the termination of employment under certain circumstances, which are described below under the heading “Potential Payments Upon Termination or Change in Control.”

Annual Incentive Awards

The Company maintains the Performance Incentive Plan, pursuant to which annual bonuses are payable to the named executive officers and other participants. Under the plan, the Compensation Committee establishes financial performance objectives which serve as the basis for determining the amount of bonuses to be paid under the program. For 2012, the Compensation Committee established two such performance objectives, one tied to our revenues and the other to adjusted EBITDA, with both objectives weighted equally and both subject to adjustment for certain unusual or one-time events under the terms of the plan. We used revenues because the Board considered it a consistent measure of growth and market acceptance. We used adjusted EBITDA because it is a measure of operating performance that excludes items that we do not consider indicative of our core performance. For purposes of the 2012 Performance Incentive Plan, the calculation of these measures for 2012 excluded the financial impact of DNA-related services and one-time costs, including the Transaction and the Archives.com acquisition. The Compensation Committee determined target levels for each of these goals in consultation with management and taking into account our performance for the immediately preceding year.

The 2012 Performance Incentive Program had a revenue target of $462.0 million, representing a 16% growth in revenues. With respect to the half of the bonus pool attributable to revenue, no pool funding would occur below 98% of target; at 100% of target revenue, the pool was to be funded at 100% of the budgeted bonus pool attributable to revenue, and the maximum funding of 120% of the budgeted bonus pool attributable to revenue would occur at 103% of target revenue. Results between 98% and 100% of target revenues and between 100% and 103% of target revenues would have been interpolated such that 100% funding of the budgeted bonus pool attributable to revenue would occur at 100% of target revenue. The company achieved revenue as defined in the Performance Incentive Plan at 101.6% of the revenue target (including the adjustments discussed above), resulting in the Compensation Committee funding the bonus pool at 110% with respect to the half attributable to revenue.

The 2012 Performance Incentive Program had an adjusted EBITDA target of $179.0 million. With respect to the half of the bonus pool attributable to adjusted EBITDA, no pool funding would occur below 95% of the target; at 95% of target adjusted EBITDA, the pool was to be funded at 80% of the budgeted bonus pool attributable to adjusted EBITDA (i.e., the other 50% of the pool). The maximum funding of 120% of the budgeted bonus pool attributable to adjusted EBITDA would occur at 105% of target adjusted EBITDA. Results between 95% and 105% of budgeted adjusted EBITDA would have been interpolated such that 100% funding of the budgeted bonus pool attributable to adjusted EBITDA would occur at 100% of target adjusted EBITDA. The company achieved adjusted EBITDA for purposes of the Performance Incentive Plan in excess of 105% of target adjusted EBITDA (including the adjustments discussed above), resulting in the Compensation Committee funding the bonus pool at the 120% maximum with respect to the half attributable to adjusted EBITDA.

Individual employees received bonuses in amounts greater or less than 120% depending on their respective manager’s discretion on how to allocate the dollars within the pool allocated to their respective groups. Top performing employees received bonuses that were typically significantly higher than 120% while most employees received bonuses ranging from 110% to 120% of each individual’s target. The Compensation Committee determined that each of the named executive officers would receive a bonus for 2012 performance equal to 115% of their respective targets. The amounts of these awards for the named executive officers are disclosed in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. Bonuses were paid in February 2013.

2013 Performance Incentive Plan

The Compensation Committee has approved the 2013 Performance Incentive Plan. Like the 2012 plan, the 2013 plan also provides for revenue and adjusted EBITDA-based corporate performance measures, except that adjusted EBITDA will be the primary component for determining the amount of the bonus pool. No bonus pool will be created if performance is below either 95% of target adjusted EBITDA or 98% of target revenue. The maximum bonus pool would be created upon attainment of both 108% of the EBITDA target or greater and 105% of the revenue target or greater. Performance between the minimum and maximum is determined pursuant to a matrix of bonus pool amounts.

Individual payments made from the pool to each participant in the 2013 Performance Incentive Plan, including the named executive officers, will be based on each named executive officer’s target bonus percentage of salary, as such amount may be adjusted by (1) the achievement of individual performance goals, (2) individual performance ratings, (3) business unit performance and (4) such other factors as the Compensation Committee may determine.

Equity Incentive Awards

Prior to the Transaction, our named executive officers were eligible to receive long-term equity-based incentive awards with respect to the common stock of the Issuer pursuant to one of several equity incentive plans maintained by the Issuer. The named executive officers had received grants of incentive stock options, nonqualified stock options and restricted stock units. We believe that stock options are an effective tool for meeting our compensation goal of increasing long-term stockholder value. We find this to be particularly true for senior management, because they are able to profit from stock options only if our stock price increases relative to the stock option’s exercise price. We have also granted restricted stock units, which we believe also align the interests of employees with those of stockholders over the longer term because they also vest over time, while giving recipients greater certainty (as compared to stock options) with respect to the value of equity they will receive over time.

Both prior to and following the Transaction, in determining the size of an equity award, the Compensation Committee took and will continue to take into account company and individual performance (generally consisting of financial performance as compared to our internal operating plan for the year with no specific targets in mind, as well as a subjective, qualitative review of each named executive officer’s contribution to the success of the business), internal pay equity considerations and the value of existing long-term incentive awards.

Except as described below, all outstanding stock options and restricted stock units became fully vested upon the consummation of the Transaction and were cancelled in exchange for the right to receive a cash payment equal to $32 (which was the price paid per share of the Issuer’s common stock in the Transaction) less, in the case of options, the exercise price per share subject to the option. The amount of proceeds each of the named executive officers received in respect of these cancellation payments is set forth below:

Named Executive Officer	Equity Incentive Award Cancellation Proceeds
Timothy Sullivan	$16,583,737
Howard Hochhauser	$5,658,049
Eric Shoup	$5,148,558

Messrs. Sullivan and Hochhauser each also entered into a stock option rollover agreement and a restricted stock unit rollover agreement with Ancelux Topco S.C.A. (“Topco”), which is a parent company of the Issuer and Ancestry.com LLC. Pursuant to these agreements, certain of the options and restricted stock units held by Messrs. Sullivan and Hochhauser prior to the Transaction were converted into options to purchase shares of Topco and restricted share units with respect to shares of Topco, respectively. In connection with the Transaction, Topco assumed the underlying equity plans of the Issuer pursuant to which the rolled over equity awards were granted. Messrs. Sullivan and Hochhauser each also entered into an option rollover agreement with Holdings (which is also a parent company of the Issuer), pursuant to which certain incentive stock options that they held prior to the Transaction were converted into incentive stock options with respect to the common stock of Holdings. All of the rolled over options became fully vested upon the consummation of the Transaction. The rollover options will generally expire on the same date that they would have prior to the conversion, provided, that, the term will be extended if the executive terminates employment in certain circumstances at a time when net exercise of the options is not permitted under the terms of the agreement. The rolled over restricted stock units remain subject to the vesting schedule to which they were subject prior to the Transaction. These vesting schedules are described in the Outstanding Equity Awards at Fiscal Year-End table below. Following the Transaction, employees of the Company (including the named executive officers) will generally be required to contribute any shares of Topco received upon exercise of an option or settlement of restricted share units to a “management investment vehicle” or “MIV,” which tracks the value of Topco and will hold management’s collective interest in Topco on behalf of management. The value of a unit in the MIV is equal to the value of a share of the equivalent class in Topco.

Equity Incentive Plan

Topco has adopted the Ancelux Topco S.C.A. Equity Incentive Plan, pursuant to which grants of options or restricted share units with respect to “investor interests” in Topco may be made to service providers of Topco or its subsidiaries following the Transaction. An “investor interest” is a bundled security in Topco consisting of one ordinary share of Topco and one share of each of the seven classes of Class A shares of Topco outstanding. The purpose of the Topco plan is to assist Topco to attract, retain, incentivize and motivate officers and employees of, consultants to and non-employee directors providing services to Topco and its subsidiaries and affiliates and to promote the success of Topco’s business by providing such participating individuals with a proprietary interest in the performance of Topco. Under the Topco plan as amended and restated, an aggregate of 3,927,740 investor interests may be the subject of grants of options or restricted share units (subject to adjustment as provided in the plan).

Subject to certain conditions set forth in the Topco plan, the board of managers of Topco may amend or terminate the Topco plan at any time. The Topco plan will terminate on March 18, 2023. Awards granted prior to termination of the Topco plan may, however, continue to vest and be outstanding beyond the date of such termination.

Grants of options under the Topco plan have been made to certain employees of the Company, including the named executive officers, pursuant to one of the forms of option agreement that have been approved by the board of managers of Topco. The agreements generally provide that options will vest pro rata on a quarterly basis over the five-year period commencing on January 1, 2013 (or a later date that may be set forth in the option agreement). Any portion of an option that is not vested as of the date of an optionee’s termination of employment for any reason will be forfeited for no consideration. The vested portion would remain exercisable for the period of time set forth in the option agreement, which varies depending on the reason for the termination. Notwithstanding the foregoing, an option will terminate in its entirety (including any vested portion) upon the optionee’s termination for cause (as defined in the plan). The named executive officers were granted options under the Topco plan subsequent to March 31, 2013 with respect to the following number of investor interests: Mr. Sullivan, 30,417; Mr. Hochhauser, 30,417; and Mr. Shoup, 22,121.

Grants of restricted share units under the plan have been made to certain employees of the Issuer but not to any named executive officers.

Treatment of the options granted under the Topco plan upon a change in control of Topco is described below under the heading “Potential Payments Upon Termination or Change in Control.”

Outstanding Equity Awards at Fiscal Year End

	Option Awards (1)				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Yet Vested ($) (1)
Timothy Sullivan	281,172	(2)	22.28	11/15/2015	30,969	(3)	4,799,885
	95	(4)	442.51	3/27/2018	—		—

Howard Hochhauser	792	(4)	450.71	2/11/2019	20,646	(5)	3,199,924
	33,970	(6)	26.64	2/11/2019	—		—
	96	(4)	603.13	5/27/2019	—		—
Eric Shoup	—		—	—	—		—

(1)	Market value is calculated by multiplying the number of investor interests subject to the restricted share units that have not yet vested by $154.99, which is the per investor interest price as of December 31, 2012.
(2)	These options are rollover options granted under the MyFamily.com Inc. 2004 Executive Stock Plan that were converted into options in respect of investor interests of Topco in connection with the Transaction, each of which is fully vested. The number of securities set forth in the table above represents the number of investor interests subject to the option.
(3)	These restricted share units are rollover restricted share units granted under the Ancestry.com Inc. 2009 Stock Incentive Plan. Thirty-three percent of these restricted share units vests on May 16 in each of 2014 and 2015 and thirty-four percent vest on May 16, 2016.
(4)	These options are rollover options granted under the Generations Holdings Inc. 2008 Stock Purchase and Option Plan that were converted into options in respect of shares of common stock of Holdings in connection with the Transaction, each of which is fully vested.
(5)	These restricted share units are rollover restricted share units granted under the Ancestry.com Inc. 2009 Stock Incentive Plan. These restricted share units vest ratably on a quarterly basis over a four-year period commencing on the first anniversary of the date of grant.
(6)	These options are rollover options granted under the Generations Holdings Inc. 2008 Stock Purchase and Option Plan that were converted into options in respect of investor interests of Topco in connection with the Transaction, each of which is fully vested. The number of securities set forth in the table above represents the number of investor interests subject to the option.

Retirement Benefit Programs

We offer our executive officers who reside and work in the United States, including our named executive officers, retirement benefits, including participation in the Company’s 401(k) Plan (the “401(k) Plan”) in the same manner as other employees.

Pursuant to the 401(k) Plan, executive officers are eligible to receive, at the discretion of the Company, company matching contributions. The named executive officers each received matching contributions under the 401(k) plan for FY2012 of $3,000.

Potential Payments Upon Termination or Change in Control

Under the employment agreements for Messrs. Sullivan and Hochhauser, if the executive is terminated by the Company without “Cause” or resigns for “Good Reason,” as those terms are defined in their respective agreements, he will receive in 12 equal monthly installments a sum equal to 12 months of salary and one times his average annual bonus payment over the three preceding fiscal years. If the executive is terminated within three months before or 24 months after a “Change of Control” (as defined in the applicable agreement), without Cause or he resigns for Good Reason, he will receive a lump sum payment equal to two times the sum of his salary and the average annual bonus he earned over the prior three years. The Transaction constituted a Change in Control for purposes of the agreements. In either case, the executive will be entitled to reimbursement of COBRA premiums and life insurance premiums for 18 months and a pro rata portion of the annual bonus he would have earned for the year of termination based on the company’s actual results, generally payable with the bonus payments for that year. The payment of the foregoing severance is subject to the executive executing a release of claims in favor of the Company and its affiliates and the executive complying with the terms of any restrictive covenant to which he is subject. In addition, upon the termination of Messrs. Sullivan or Hochhauser by the Company without Cause or due to the executive’s disability, or upon a resignation by the executives for Good Reason, any outstanding rollover restricted stock units held by the executive that remain unvested shall become fully vested.

Pursuant to his employment agreement, Mr. Shoup is eligible for severance benefits consisting of base salary and reimbursement of COBRA premiums for six months if his employment is terminated by the Company without “Cause” or if Mr. Shoup resigns for “Good Reason,” each as defined in his employment agreement. If such a termination occurs within three months before or 12 months after a “Change of Control” (as defined in the agreement), then (i) the period of reimbursement for COBRA premiums increases to 12 months. The Transaction constituted a Change in Control for purposes of the agreement. The severance is paid out over six months. In addition, Mr. Shoup would be entitled to an additional lump sum severance payment equal to 80% of his average annual bonus payment over the preceding two years, prorated based on the number of months he was employed by us in the year of termination. Mr. Shoup’s entitlement to the foregoing severance is subject to him executing a release of claims in favor of the Company and its affiliates.

In addition to the benefits under their employment agreements, for the named executive officers as well as other option holders, Topco is required to use best efforts to secure the assumption of the unvested portion of any options granted under the Topco plan upon a Change in Control of Topco (as defined in the Topco plan). Any such assumed options will continue to vest as set forth in the option agreement pursuant to which they were granted, subject to the named executive officer’s continued employment. Notwithstanding the foregoing, if the named executive officer’s employment is terminated by the Company without Cause or if the named executive officer resigns for Good Reason (each term as defined in the named executive officer’s employment agreement) following a Change in Control or in contemplation of a Change in Control, any such options will become fully vested. If Topco is not able to secure the assumption of such unvested options, Topco will be required to make a cash-out payment to the named executive officers (and other option holders) in respect of the unvested options. The named executive officers would be required to deposit the after-tax amount of such cash-out payment into escrow. An allocable portion of the escrowed amount would be distributed to the named executive officers at the time the underlying options would have vested, subject to the named executive officer’s continued employment. Notwithstanding the foregoing, upon a termination of the named executive officer by the Company without Cause, or upon the named executive officer’s resignation for Good Reason prior to the distribution of such amounts, any amounts remaining in escrow would be distributed to the named executive officer.

Compensation of Directors

Beginning effective January 1, 2012, but prior to the Transaction, our non-employee directors received a $30,000 annual fee. The Audit Committee chairperson received an additional annual fee of $20,000 and other members of the Audit Committee received an additional annual fee of $10,000. The Compensation Committee chairperson received an additional $12,000 annual fee and other members of the Compensation Committee received an additional $6,000 annual fee. The Nominating and Corporate Governance Committee chairperson received an additional $10,000 annual fee and other members of the Nominating and Corporate Governance Committee receive an additional $5,000 annual fee. In addition, directors who were elected at or whose term continues through an annual meeting of stockholders received restricted stock units valued at $95,000 immediately following that annual meeting of stockholders, to vest upon the earlier of the first anniversary of the date of grant or the business day immediately preceding the next annual meeting of stockholders. The following table summarizes the fees and other compensation that our non-employee directors earned for services as members of the board of directors of the Issuer and any committee of the board of directors of the Issuer during the period beginning January 1, 2012 through December 28, 2012 (the “Predecessor Period”).

Director Compensation for Year 2012

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($) (1)	Option Awards ($) (2)	Total $
Charles M. Boesenberg	61,495		94,983	—	156,478
David Goldberg	42,715		94,983	—	137,698
Thomas Layton	39,415		94,983	—	134,398
Elizabeth Nelson	55,543		94,983	—	150,526
Victor Parker (3)	29,755		94,983	—	124,738
Michael Schroepfer	35,707		94,983	—	130,690
Paul Billings	179,419	(4)	94,983	78,445	352,847
Benjamin Spero (3)	29,755		94,983	—	124,738

(1)	The amounts included in the “Stock Awards” column represent the grant date fair value computed in accordance with FASB ASC Topic 718. The grant date fair value of the stock awards, which consist of restricted stock units, was calculated using the closing price on the grant date multiplied by the number of shares. See the narrative disclosure following the Director Compensation Table for information on the treatment of unvested stock awards in the Transaction.
(2)	The amounts included in the “Option Awards” column represent the grant date fair value computed in accordance with FASB ASC Topic 718. The valuation assumptions used in determining such amounts are described in Note 10. Stock-Based Awards to our consolidated financial statements appearing elsewhere in this prospectus. See the narrative disclosure following the Director Compensation Table for further information on the treatment of outstanding options in the Transaction.
(3)	Fees to which Mr. Parker and Mr. Spero are entitled are paid to Applegate and Collatos, Inc., Spectrum’s management company, in lieu of being paid to either director individually
(4)	In conjunction with the Transaction, the Company made a cash payment of approximately $155,000 to Dr. Billings in order to compensate him for issuing too few options to him in connection with his appointment to the Board in May 2012. At that time, the Company erroneously issued to Dr. Billings a number of options calculated based on the closing price of Common Stock on the grant date rather than on the options’ Black-Scholes value, as stated in the Company’s Board compensation guidelines then in effect, resulting in an issuance of fewer options than the Company had intended.
(5)	The following individuals served as members of the Board of Directors of Issuer during 2012 following the closing of the Transaction: Brian Ruder and Nic Volpi. These individuals did not receive any compensation for service on the board following the Transaction.

In connection with the Transaction, all outstanding stock options and restricted stock units held by directors became fully vested upon the consummation of the Transaction and were cancelled in exchange for the right to receive a cash payment equal to $32 (which was the price paid per share of the Issuer’s common stock in the Transaction) less, in the case of options, the exercise price per share subject to the option. As of the effective time of the Transaction, each director resigned from his or her position on the Board. The amount of proceeds each of the directors received in respect of these cancellation payments is set forth below:

Name	Equity Incentive Award Cancellation Proceeds
Charles M. Boesenberg	$5,500,130
David Goldberg	$2,466,988
Thomas Layton	$881,412
Elizabeth Nelson	$909,258
Victor Parker	$139,488
Michael Schroepfer	$509,538
Paul Billings	$239,247
Benjamin Spero	$139,488

We have not formalized a compensation policy for the members of our Operating Committee. We currently do not pay compensation to the members of our Operating Committee other than Bruce Chizen, Janice Chaffin and Brad Garlinghouse. For his service as Chairman of the Operating Committee and incidental services related thereto, Mr. Chizen receives an annual fee of $250,000. For their service as members of the Operating Committee, Ms. Chaffin and Mr. Garlinghouse each receive an annual fee of $50,000. In addition, Mr. Chizen, Ms. Chaffin and Mr. Garlinghouse have been granted options to purchase 10,231 investor interests, 3,226 investor interests and 3,226 investor interests, respectively, under the Ancelux Topco S.C.A. Equity Incentive Plan. In connection with their appointments to the Operating Committee, Ms. Chaffin purchased 1,613 investor interests, and Mr. Garlinghouse is expected to purchase 645 investor interests.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee has ever been one of our officers or employees. In addition, during fiscal year 2012, none of our executive officers served as a member of a compensation committee or board of directors of an entity that had an executive officer serving as a member of our Board of Directors.

PRINCIPAL STOCKHOLDERS

The following table sets forth as of June 1, 2013 certain information regarding the beneficial ownership of Ancestry.com LLC by:

•	each person who beneficially owns five percent or more of the membership interests of Ancestry.com LLC;

•	each of the members of the Operating Committee and named executive officers of Ancestry.com LLC individually; and

•	each of the members of the Operating Committee and executive officers of Ancestry.com LLC as a group.
All of the membership interests of Ancestry.com LLC are held indirectly by Ancelux Topco S.C.A., a Luxembourg société en commandite par actions (“Topco”). Accordingly, all of the ownership of Ancestry.com LLC represented in the chart below reflects the holders’ effective pecuniary interest in Ancestry.com LLC held through such holders’ interest in Topco. The ownership percentages shown below are based on 32,129,040 shares of Topco outstanding as of June 1, 2013.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all equity interests beneficially owned, subject to community property laws where applicable. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities. Unless otherwise specified, the address of each beneficial owner is c/o Ancestry.com LLC, 360 West 4800 North, Provo, UT 84604.

Name and Address of Beneficial Owner	Percentage of Ancestry.com LLC Beneficially Owned
Ancelux Topco S.C.A. (1)	100.0%
Permira Advisers LLC (2) 64 Willow Place, Suite 101 Menlo Park, California 94025	92.0%
Spectrum Equity Investors V, L.P. and an affiliate (3) c/o Spectrum Equity Investors 333 Middlefield Road Suite 200 Menlo Park, California 94025	8.0%
Timothy Sullivan (4)	8.8%
Howard Hochhauser (5)	1.0%
Eric Shoup (6)	*
Bruce Chizen (7)	*
Victor Parker (8)	8.0%
Brian Ruder (9)	92.0%
Richard Sanders (10)	92.0%
All members of the Operating Committee and executive officers as a group (9 persons) (11)	100.0%

*	Less than 1%.
(1)	Topco is a holding company with no assets or liabilities other than its indirect ownership of one hundred percent of Ancestry.com LLC.
(2)

Permira IV Continuing L.P.1, Permira IV Continuing L.P.2, Permira Investments Limited and P4 Co-Investment L.P. (collectively, “Permira IV”), which are investment funds advised by Permira Advisers LLC, collectively indirectly own 17,184,440 shares, or approximately 53.5%, of Topco. Permira Advisers LLC may be deemed to beneficially own, in the aggregate, 92.0% of the Company because (i) Permira Advisers LLC is an investment advisor to Permira IV, (ii) Permira IV controls Topco and, other than with respect to the 2,580,832 shares, or approximately 8.0%, of Topco beneficially owned by the Spectrum Funds, has the power to the vote of all of the shares of Topco and (iii) currently has dispositive power over all of the shares of Topco. Mr. Ruder is a member of Permira Advisers LLC, part of the Permira group. Mr. Sanders is a member of Permira Advisers LLP, an affiliate of Permira Advisers LLC and part of the Permira group. Mr. Ruder, Mr. Sanders and Permira Advisers LLC each expressly disclaim beneficial ownership of the Company owned indirectly by Topco and Permira IV, except to the extent of their pecuniary interest therein, if any.
(3)	Spectrum Equity Investors V, L.P. (“SEI V”) and Spectrum V Investment Managers’ Fund, L.P. (“IMF V” and, together with SEI V, the “Spectrum Funds”) beneficially own in the aggregate 2,580,832 shares, or approximately 8.0%, of Topco. Mr. Parker is a managing director of the general partner of the general partner of SEI V and a managing director of the general partner of IMF V. Mr. Parker expressly disclaims beneficial ownership of the Company owned indirectly by Topco.
(4)	Mr. Sullivan owns (i) vested options with respect to 2,249,376 shares of Topco which were received in exchange for options of the Issuer that were rolled over in the Transaction; (ii) options with respect to 24,328 shares of Topco that were granted following the Transaction that are currently vested or that will vest within 60 days following June 1, 2013; (iii) indirectly owns 740,072 shares of Topco through his beneficial ownership interest in Purefoy, LLC; and (iv) 95 shares of Class B common stock of Ancestry US Holdings Inc. The number of shares in clause (ii) represents the vested portion of a grant of options to purchase a total of 243,336 shares of Topco made to Mr. Sullivan.
(5)	Mr. Hochhauser owns no shares of Topco directly. Mr. Hochhauser owns (i) options with respect to 271,760 shares of Topco which were received in exchange for options of the Issuer that were rolled over in the Transaction; (ii) options with respect to 24,328 shares of Topco that were granted following the Transaction that are currently vested or that will vest within 60 days following June 1, 2013; (iii) vested RSUs with respect to 20,640 shares of Topco and (iv) 888 shares of Class B common stock of Ancestry US Holdings Inc. The number of shares in clause (ii) represents the vested portion of a grant of options to purchase a total of 243,336 shares of Topco made to Mr. Hochhauser.
(6)	Mr. Shoup owns no shares of Topco directly. Mr. Shoup owns (i) options with respect to 17,696 shares of Topco that were granted following the Transaction that are currently vested or that will vest within 60 days following June 1, 2013 and (ii) indirectly owns 77,424 shares of Topco. The number of shares in clause (i) represents the vested portion of a grant of options to purchase a total of 176,968 shares of Topco made to Mr. Shoup.
(7)	Mr. Chizen owns 129,040 shares of Topco through Chizen Family Investment Partnership, L.P. Mr. Chizen owns options with respect to 8,185 shares of Topco that are currently vested or that will vest within 60 days following June 1, 2013, which represents the vested portion of a grant of options to purchase a total of 81,848 shares of Topco made to Mr. Chizen.
(8)	Mr. Parker owns no shares of Topco directly. By virtue of being an authorized officer of Spectrum Equity, Mr. Parker may be deemed to have or share beneficial ownership of interests beneficially owned by Spectrum Equity. Mr. Parker expressly disclaims beneficial ownership of such interests, except to the extent of his pecuniary interest therein, if any.
(9)	Mr. Ruder owns no shares of Topco directly. By virtue of being a member of Permira Advisers LLC, part of the Permira group, Mr. Ruder may be deemed to have or share beneficial ownership of interests beneficially owned by Permira Advisers LLC. Mr. Ruder expressly disclaims beneficial ownership of such interests, except to the extent of his pecuniary interest therein, if any.
(10)	Mr. Sanders owns no shares of Topco directly. By virtue of being a member of Permira Advisers LLP, an affiliate of Permira Advisers LLC and part of the Permira group, Mr. Sanders may be deemed to have or share beneficial ownership of interests beneficially owned by Permira Advisers LLC. Mr. Sanders expressly disclaims beneficial ownership of such interests, except to the extent of his pecuniary interest therein, if any.
(11)	The number of percentage ownership of all members of the Operating Committee and executive officers, as a group, reflects (i) all of the 92.0% interest deemed to be owned by Permira Advisers LLC, with respect to which Mr. Ruder and Mr. Sanders may be deemed to share beneficial ownership, (ii) the 8.0% interest deemed to be owned by the Spectrum Funds, with respect to which Mr. Parker may be deemed to share beneficial ownership (which beneficial ownership Mr. Parker expressly disclaims), and (iii) the shares of Topco owned directly and indirectly by the members of the Operating Committee and the executive officers of the Company.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

From time-to-time, we enter into transactions in the normal course of business with related parties. We believe that such transactions are at arm’s-length and have terms that would have been obtained from unaffiliated third parties. See Note 18 to the audited consolidated financial statements for additional information regarding related party transactions.

Transaction Fee and Monitoring Agreement

In connection with the Transaction, we entered into a transaction fee and monitoring agreement with Permira and Spectrum pursuant to which we agreed to pay Permira a one-time fee of $15.8 million related to the Transaction and to pay Permira and Spectrum an annual advisory fee in the aggregate amount of $1.5 million and to reimburse Permira and Spectrum for all reasonable expenses that they incur in connection with providing management services to us. The transaction fee and monitoring agreement also includes customary indemnification provisions.

THE EXCHANGE OFFER

In this subsection, “we”, “us”, and “our” refer only to Ancestry.com Inc., a Delaware corporation, as issuer of the notes, exclusive of its subsidiaries.

Terms of the Exchange Offer

We are offering to exchange our exchange notes for a like aggregate principal amount of our initial notes.

The exchange notes that we propose to issue in this exchange offer will be substantially identical to our initial notes except that, unlike our initial notes, the exchange notes will have no transfer restrictions or registration rights. You should read the description of the exchange notes in the section in this prospectus entitled “Description of Exchange Notes.”

We reserve the right in our sole discretion to purchase or make offers for any initial notes that remain outstanding following the expiration or termination of this exchange offer and, to the extent permitted by applicable law, to purchase initial notes in the open market or privately negotiated transactions, one or more additional tender or exchange offers or otherwise. The terms and prices of these purchases or offers could differ significantly from the terms of this exchange offer.

Expiration Date; Extensions; Amendments; Termination

This exchange offer will expire at 5:00 p.m., New York City time, on August 26, 2013, unless we extend it in our reasonable discretion. The expiration date of this exchange offer will be at least 20 business days after the commencement of the exchange offer in accordance with Rule 14e-1(a) under the Exchange Act.

We expressly reserve the right to extend or terminate this exchange offer and not accept any initial notes that we have not previously accepted if any of the conditions described below under “—Conditions to the Exchange Offer” have not been satisfied or waived by us. Consequently, in the event we extend the period the exchange offer is open, we may delay acceptance of any initial notes. We will notify the exchange agent of any extension or delay by oral notice promptly confirmed in writing or by written notice. We will also notify the holders of the initial notes by a press release or other public announcement communicated before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date unless applicable laws require us to do otherwise.

We also expressly reserve the right to amend the terms of this exchange offer in any manner. If we make any material change, we will promptly disclose this change in a manner reasonably calculated to inform the holders of our initial notes of the change including providing public announcement or giving oral or written notice to these holders. A material change in the terms of this exchange offer could include a change in the timing of the exchange offer, a change in the exchange agent and other similar changes in the terms of this exchange offer. If we make any material change to this exchange offer, we will disclose this change by means of a post-effective amendment to the registration statement which includes this prospectus and will distribute an amended or supplemented prospectus to each registered holder of initial notes. In addition, we will extend this exchange offer for an additional five to ten business days as required by the Exchange Act, depending on the significance of the amendment, if the exchange offer would otherwise expire during that period. We will promptly notify the exchange agent by oral notice, promptly confirmed in writing, or written notice of any delay in acceptance, extension, termination or amendment of this exchange offer.

Procedures for Tendering Initial Notes

Proper Execution and Delivery of Letters of Transmittal

To tender your initial notes in this exchange offer, you must use one of the three alternative procedures described below:

(1) Regular delivery procedure: Complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal. Have the signatures on the letter of transmittal guaranteed if required by the letter of transmittal. Mail or otherwise deliver the letter of transmittal or the facsimile together with the certificates representing the initial notes being tendered and any other required documents to the exchange agent on or before 5:00 p.m., New York City time, on the expiration date.

(2) Book-entry delivery procedure: Send a timely confirmation of a book-entry transfer of your initial notes, if this procedure is available, into the exchange agent’s account at The Depository Trust Company in accordance with the procedures for book-entry transfer described under “—Book-Entry Delivery Procedure” below, on or before 5:00 p.m., New York City time, on the expiration date.

(3) Guaranteed delivery procedure: If time will not permit you to complete your tender by using the procedures described in (1) or (2) above before the expiration date and this procedure is available, comply with the guaranteed delivery procedures described under “—Guaranteed Delivery Procedure” below.

The method of delivery of the initial notes, the letter of transmittal and all other required documents is at your election and risk. Instead of delivery by mail, we recommend that you use an overnight or hand-delivery service. If you choose the mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. You should not send any letters of transmittal or initial notes to us. You must deliver all documents to the exchange agent at its address provided below. You may also request your broker, dealer, commercial bank, trust company or nominee to tender your initial notes on your behalf.

Only a holder of initial notes may tender initial notes in this exchange offer. A holder is any person in whose name initial notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder.

If you are the beneficial owner of initial notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your notes, you must contact that registered holder promptly and instruct that registered holder to tender your notes on your behalf. If you wish to tender your initial notes on your own behalf, you must, before completing and executing the letter of transmittal and delivering your initial notes, either make appropriate arrangements to register the ownership of these notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

You must have any signatures on a letter of transmittal or a notice of withdrawal guaranteed by:

(1) a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.;

(2) a commercial bank or trust company having an office or correspondent in the United States; or

(3) an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act, unless the initial notes are tendered:

(a) by a registered holder or by a participant in The Depository Trust Company whose name appears on a security position listing as the owner, who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal and only if the exchange notes are being issued directly to this registered holder or deposited into this participant’s account at The Depository Trust Company; or

(b) for the account of a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, Inc., a commercial bank or trust company having an office or correspondent in the United States or an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act.

If the letter of transmittal or any bond powers are signed by:

(1) the recordholder(s) of the initial notes tendered: the signature must correspond with the name(s) written on the face of the initial notes without alteration, enlargement or any change whatsoever.

(2) a participant in The Depository Trust Company: the signature must correspond with the name as it appears on the security position listing as the holder of the initial notes.

(3) a person other than the registered holder of any initial notes: these initial notes must be endorsed or accompanied by bond powers and a proxy that authorize this person to tender the initial notes on behalf of the registered holder, in satisfactory form to us as determined in our sole discretion, in each case, as the name of the registered holder or holders appears on the initial notes.

(4) trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity: these persons should so indicate when signing. Unless waived by us, evidence satisfactory to us of their authority to so act must also be submitted with the letter of transmittal.

To tender your initial notes in this exchange offer, you must make the following representations:

(1) you are authorized to tender, sell, assign and transfer the initial notes tendered and to acquire exchange notes issuable upon the exchange of such tendered initial notes, and that we will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim when the same are accepted by us;

(2) any exchange notes acquired by you pursuant to the exchange offer are being acquired in the ordinary course of business, whether or not you are the holder;

(3) you or any other person who receives exchange notes, whether or not such person is the holder of the exchange notes, has no arrangement or understanding with any person to participate in a distribution of such exchange notes within the meaning of the Securities Act and is not participating in, and does not intend to participate in, the distribution of such exchange notes within the meaning of the Securities Act;

(4) you or such other person who receives exchange notes, whether or not such person is the holder of the exchange notes, is not an “affiliate,” as defined in Rule 405 of the Securities Act, of ours, or if you or such other person is an affiliate, you or such other person will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

(5) if you are not a broker-dealer, you represent that you are not engaging in, and do not intend to engage in, a distribution of exchange notes; and

(6) if you are a broker-dealer that will receive exchange notes for your own account in exchange for initial notes, you represent that the initial notes to be exchanged for the exchange notes were acquired by you as a result of market-making or other trading activities and acknowledge that you will deliver a prospectus in connection with any resale, offer to resell or other transfer of such exchange notes.

You must also warrant that the acceptance of any tendered initial notes by the issuers and the issuance of exchange notes in exchange therefor shall constitute performance in full by the issuers of its obligations under the registration rights agreement relating to the initial notes.

To effectively tender notes through The Depository Trust Company, the financial institution that is a participant in The Depository Trust Company will electronically transmit its acceptance through the Automatic Tender Offer Program. The Depository Trust Company will then edit and verify the acceptance and send an agent’s message to the exchange agent for its acceptance. An agent’s message is a message transmitted by The Depository Trust Company to the exchange agent stating that The Depository Trust Company has received an express acknowledgment from the participant in The Depository Trust Company tendering the notes that this participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce this agreement against this participant.

Book-Entry Delivery Procedure

Any financial institution that is a participant in The Depository Trust Company’s systems may make book-entry deliveries of initial notes by causing The Depository Trust Company to transfer these initial notes into the exchange agent’s account at The Depository Trust Company in accordance with The Depository Trust Company’s procedures for transfer. To effectively tender notes through The Depository Trust Company, the financial institution that is a participant in The Depository Trust Company will electronically transmit its acceptance through the Automatic Tender Offer Program. The Depository Trust Company will then edit and verify the acceptance and send an agent’s message to the exchange agent for its acceptance. An agent’s message is a message transmitted by The Depository Trust Company to the exchange agent stating that The Depository Trust Company has received an express acknowledgment from the participant in The Depository Trust Company tendering the notes that this participation has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce this agreement against this participant. The exchange agent will make a request to establish an account for the initial notes at The Depository Trust Company for purposes of the exchange offer within two business days after the date of this prospectus.

A delivery of initial notes through a book-entry transfer into the exchange agent’s account at The Depository Trust Company will only be effective if an agent’s message or the letter of transmittal or a facsimile of the letter of transmittal with any required signature guarantees and any other required documents is transmitted to and received by the exchange agent at the address indicated below under “—Exchange Agent” on or before the expiration date unless the guaranteed delivery procedures described below are complied with. Delivery of documents to The Depository Trust Company does not constitute delivery to the exchange agent.

Guaranteed Delivery Procedure

If you are a registered holder of initial notes and desire to tender your notes, and (1) these notes are not immediately available, (2) time will not permit your notes or other required documents to reach the exchange agent before the expiration date or (3) the procedures for book-entry transfer cannot be completed on a timely basis and an agent’s message delivered, you may still tender in this exchange offer if:

(1) you tender through a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act;

(2) on or before the expiration date, the exchange agent receives a properly completed and duly executed letter of transmittal or facsimile of the letter of transmittal, and a notice of guaranteed delivery, substantially in the form provided by us, with your name and address as holder of the initial notes and the amount of notes tendered, stating that the tender is being made by that letter and notice and guaranteeing that within three New York Stock Exchange trading days after the expiration date the certificates for all the initial notes tendered, in proper form for transfer, or a book-entry confirmation with an agent’s message, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

(3) the certificates for all your tendered initial notes in proper form for transfer or a book-entry confirmation as the case may be, and all other documents required by the letter of transmittal are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

Acceptance of Initial Notes for Exchange; Delivery of Exchange Notes

Your tender of initial notes will constitute an agreement between you and us governed by the terms and conditions provided in this prospectus and in the related letter of transmittal.

We will be deemed to have received your tender as of the date when your duly signed letter of transmittal accompanied by your initial notes tendered, or a timely confirmation of a book-entry transfer of these notes into the exchange agent’s account at The Depository Trust Company with an agent’s message, or a notice of guaranteed delivery from an eligible institution is received by the exchange agent.

All questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tenders will be determined by us in our sole discretion. Our determination will be final and binding.

We reserve the absolute right to reject any and all initial notes not properly tendered or any initial notes which, if accepted, would, in our opinion or our counsel’s opinion, be unlawful. We also reserve the absolute right to waive any conditions of this exchange offer or irregularities or defects in tender as to particular notes with the exception of conditions to this exchange offer relating to the obligations of broker dealers, which we will not waive. If we waive a condition to this exchange offer, the waiver will be applied equally to all note holders. Our interpretation of the terms and conditions of this exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of initial notes must be cured within such time as we shall determine. We, the exchange agent or any other person will be under no duty to give notification of defects or irregularities with respect to tenders of initial notes. We and the exchange agent or any other person will incur no liability for any failure to give notification of these defects or irregularities. Tenders of initial notes will not be deemed to have been made until such irregularities have been cured or waived. The exchange agent will return without cost to their holders any initial notes that are not properly tendered and as to which the defects or irregularities have not been cured or waived promptly following the expiration date.

If all the conditions to the exchange offer are satisfied or waived on the expiration date, we will accept all initial notes properly tendered and will issue the exchange notes promptly thereafter. Please refer to the section of this prospectus entitled “—Conditions to the Exchange Offer” below. For purposes of this exchange offer, initial notes will be deemed to have been accepted as validly tendered for exchange when, as and if we give oral or written notice of acceptance to the exchange agent.

We will issue the exchange notes in exchange for the initial notes tendered pursuant to a notice of guaranteed delivery by an eligible institution only against delivery to the exchange agent of the letter of transmittal, the tendered initial notes and any other required documents, or the receipt by the exchange agent of a timely confirmation of a book-entry transfer of initial notes into the exchange agent’s account at The Depository Trust Company with an agent’s message, in each case, in form satisfactory to us and the exchange agent.

If any tendered initial notes are not accepted for any reason provided by the terms and conditions of this exchange offer or if initial notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged initial notes will be returned without expense to the tendering holder, or, in the case of initial notes tendered by book-entry transfer procedures described above, will be credited to an account maintained with the book-entry transfer facility, promptly after withdrawal, rejection of tender or the expiration or termination of the exchange offer.

By tendering into this exchange offer, you will irrevocably appoint our designees as your attorney-in-fact and proxy with full power of substitution and resubstitution to the full extent of your rights on the notes tendered. This proxy will be considered coupled with an interest in the tendered notes. This appointment will be effective only when, and to the extent that we accept your notes in this exchange offer. All prior proxies on these notes will then be revoked and you will not be entitled to give any subsequent proxy. Any proxy that you may give subsequently will not be deemed effective. Our designees will be empowered to exercise all voting and other rights of the holders as they may deem proper at any meeting of note holders or otherwise. The initial notes will be validly tendered only if we are able to exercise full voting rights on the notes, including voting at any meeting of the note holders, and full rights to consent to any action taken by the note holders.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, you may withdraw tenders of initial notes at any time before 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective, you must send a written or facsimile transmission notice of withdrawal to the exchange agent before 5:00 p.m., New York City time, on the expiration date at the address provided below under “—Exchange Agent” and before acceptance of your tendered notes for exchange by us.

Any notice of withdrawal must:

(1) specify the name of the person having tendered the initial notes to be withdrawn;

(2) identify the notes to be withdrawn, including, if applicable, the registration number or numbers and total principal amount of these notes;

(3) be signed by the person having tendered the initial notes to be withdrawn in the same manner as the original signature on the letter of transmittal by which these notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to permit the trustee for the initial notes to register the transfer of these notes into the name of the person having made the original tender and withdrawing the tender;

(4) specify the name in which any of these initial notes are to be registered, if this name is different from that of the person having tendered the initial notes to be withdrawn; and

(5) if applicable because the initial notes have been tendered through the book-entry procedure, specify the name and number of the participant’s account at The Depository Trust Company to be credited, if different than that of the person having tendered the initial notes to be withdrawn.

We will determine all questions as to the validity, form and eligibility, including time of receipt, of all notices of withdrawal and our determination will be final and binding on all parties. Initial notes that are withdrawn will be deemed not to have been validly tendered for exchange in this exchange offer.

The exchange agent will return without cost to their holders all initial notes that have been tendered for exchange and are not exchanged for any reason, promptly after withdrawal, rejection of tender or expiration or termination of this exchange offer.

You may retender properly withdrawn initial notes in this exchange offer by following one of the procedures described under “—Procedures for Tendering Initial Notes” above at any time on or before the expiration date.

Conditions to the Exchange Offer

We will not be required to complete this exchange offer if the exchange offer does not violate applicable law or any applicable interpretation of the staff of the SEC.

In addition, we will not accept for exchange any initial notes tendered, and no exchange notes will be issued in exchange for any of those initial notes, if at the time the notes are tendered any stop order is threatened by the SEC or in effect with respect to the registration statement of which this prospectus is a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended.

If we determine that we may terminate this exchange offer because any of these conditions is not satisfied, we may:

(1) refuse to accept and return to their holders any initial notes that have been tendered;

(2) extend the exchange offer and retain all notes tendered before the expiration date, subject to the rights of the holders of these notes to withdraw their tenders; or

(3) waive any condition that has not been satisfied and accept all properly tendered notes that have not been withdrawn or otherwise amend the terms of this exchange offer in any respect as provided under the section in this prospectus entitled “—Expiration Date; Extensions; Amendments; Termination.”

Accounting Treatment

We will record the exchange notes at the same carrying value as the initial notes as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. We will amortize the costs of the exchange offer and the unamortized expenses related to the issuance of the exchange notes over the term of the exchange notes.

Exchange Agent

We have appointed Wells Fargo Bank, National Association as exchange agent for this exchange offer. You should direct all questions and requests for assistance on the procedures for tendering and all requests for additional copies of this prospectus or the letter of transmittal to the exchange agent as follows:

By Registered or Certified Mail:

Wells Fargo Bank, National Association

Corporate Trust Operation

MAC N9303-121

PO Box 1517

Minneapolis, MN 55480

By Regular Mail or Overnight Carrier:

Wells Fargo Bank, National Association

Corporate Trust Operation

MAC N9303-121

Sixth & Marquette Avenue

Minneapolis, MN 55479

By Regular Mail or Overnight Carrier:

Wells Fargo Bank, National Association

12th Floor—Northstar East Building

Corporate Trust Operations

608 Second Avenue South

Minneapolis, MN 55479

Facsimile Transmission for Eligible Institutions only: (612) 667-6282

Information or Confirmation by Telephone: (800) 344-5128

Fees and Expenses

We will bear the expenses of soliciting tenders in this exchange offer, including fees and expenses of the exchange agent and trustee and accounting, legal, printing and related fees and expenses.

We will not make any payments to brokers, dealers or other persons soliciting acceptances of this exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses in connection with this exchange offer. We will also pay brokerage houses and other custodians, nominees and fiduciaries their reasonable out-of-pocket expenses for forwarding copies of the prospectus, letters of transmittal and related documents to the beneficial owners of the initial notes and for handling or forwarding tenders for exchange to their customers.

We will pay all transfer taxes, if any, applicable to the exchange of initial notes in accordance with this exchange offer. However, tendering holders will pay the amount of any transfer taxes, whether imposed on the registered holder or any other persons, if:

(1) certificates representing exchange notes or initial notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the notes tendered;

(2) tendered initial notes are registered in the name of any person other than the person signing the letter of transmittal; or

(3) a transfer tax is payable for any reason other than the exchange of the initial notes in this exchange offer.

If you do not submit satisfactory evidence of the payment of any of these taxes or of any exemption from this payment with the letter of transmittal, we will bill you directly the amount of these transfer taxes.

Your Failure to Participate in the Exchange Offer Will Have Adverse Consequences

The initial notes were not registered under the Securities Act or under the securities laws of any state and you may not resell them, offer them for resale or otherwise transfer them unless they are subsequently registered or resold under an exemption from the registration requirements of the Securities Act and applicable state securities laws. If you do not exchange your initial notes for exchange notes in accordance with this exchange offer, or if you do not properly tender your initial notes in this exchange offer, you will not be able to resell, offer to resell or otherwise transfer the initial notes unless they are registered under the Securities Act or unless you resell them, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act.

In addition, except as set forth in this paragraph, you will not be able to obligate us to register the initial notes under the Securities Act. You will not be able to require us to register your initial notes under the Securities Act unless:

(1) you are prohibited by law or SEC policy from participating in the exchange offer;

(2) you may not resell the exchange notes you acquire in the exchange offer to the public without delivering a prospectus and that the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales by you; or

(3) you are a broker-dealer and hold initial notes acquired directly from us or one of our affiliates,

in which case the registration rights agreement requires us to file a registration statement for a continuous offer in accordance with Rule 415 under the Securities Act for the benefit of the holders of the initial notes described in this sentence.

After completion of the Exchange Offer, we will have no further obligation to provide for the registration under the Securities Act of any initial notes except in limited circumstances and we do not currently anticipate that we will register under the Securities Act any notes that remain outstanding after completion of the exchange offer.

Delivery of Prospectus

Each broker-dealer that receives exchange notes for its own account in exchange for initial notes, where such initial notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

DESCRIPTION OF EXCHANGE NOTES

General

Certain terms used in this description are defined under the subheading “Certain Definitions.” In this description, (i) the term “Issuer” refers to Ancestry.com Inc. (the “Company” or “Ancestry”) and not any of its Subsidiaries, (ii) the term “Parent” refers to Ancestry.com LLC, a Delaware limited liability company, (iii) the term “Holdings” refers to Ancestry US Holdings Inc. (f/k/a Global Generations International Inc.), and (iv) the terms “we,” “our” and “us” each refer to Parent and the Issuer.

The Company issued $300,000,000 aggregate principal amount of 11.00% Senior Notes due 2020 (the “Notes”) under an indenture dated as of December 28, 2012 (the “Initial Indenture”). The Notes were issued in a private transaction that was not subject to the registration requirements of the Securities Act. Wells Fargo Bank, National Association acts as trustee (the “Trustee”) under the Indenture. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act.

The following description is only a summary of the material provisions of the Indenture and does not purport to be complete and is qualified in its entirety by reference to the provisions of the Indenture, including the definitions therein of certain terms used below. We urge you to read the Indenture because it, and not this description, defines your rights as Holders of the Notes. A copy of the Indenture has been filed with the SEC and appear elsewhere in the registration statement of which this prospectus forms a part.

Brief Description of Notes

The Notes:

•	are unsecured senior obligations of the Issuer;

•	are guaranteed on a senior unsecured basis by each Guarantor;

•

rank equal in right of payment to all existing and future unsecured Indebtedness and other obligations of the Issuer and the Guarantors that are not, by their terms, expressly subordinated in right of payment to the Notes;

•

are effectively subordinated to all secured existing and future Indebtedness and other obligations of the Issuer and the Guarantors, including the obligations of the Issuer and the Guarantors under the Senior Secured Credit Facility, to the extent of the value of the collateral securing such Indebtedness and other obligations;

•	are structurally subordinated to all indebtedness of Parent’s non-Guarantor Subsidiaries; and

•	rank senior in right of payment to any existing and future Subordinated Indebtedness of the Issuer and the Guarantors.

Guarantees

The Guarantors, as primary obligors and not merely as sureties, jointly and severally fully and unconditionally Guarantee, on an unsecured senior basis, the performance and full and punctual payment when due, whether at maturity, by acceleration or otherwise, of all obligations of the Issuer under the Indenture and the Notes, whether for payment of principal of, premium, if any, or interest or Additional Interest in respect of the Notes, expenses, indemnification or otherwise, on the terms set forth in the Indenture by executing the Indenture.

The Notes are unconditionally guaranteed, jointly and severally, on a senior unsecured basis by Parent and each of Parent’s direct and indirect Restricted Subsidiaries (other than the Excluded Subsidiaries) that guarantees any Indebtedness of the Issuer or any Guarantor or incurs Indebtedness under a Credit Facility pursuant to clause (1) of the second paragraph under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.” Each of the Guarantees of the Notes is a general unsecured obligation of each Guarantor and ranks equally in right of payment with all existing and future unsecured Indebtedness and other obligations of each such entity that are not, by their terms, expressly subordinated in right of payment to the Notes, is effectively subordinated to all secured Indebtedness and other obligations of each such entity (including obligations of such entity under the Senior Secured Credit Facility) to the extent of the value of the collateral securing such Indebtedness and other obligations, and is senior in right of payment to all existing and future Subordinated Indebtedness of each such entity. The Notes are structurally subordinated to the Indebtedness and other obligations of Subsidiaries of Parent that do not Guarantee the Notes.

Not all of Parent’s Subsidiaries Guarantee the Notes, and Restricted Subsidiaries Guarantee the Notes only to the extent provided for under “—Certain Covenants—Guarantors.” In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to the Issuer. For the three months ended March 31, 2013, the non-guarantor Subsidiaries of Parent generated less than 1% of the Company’s consolidated net revenue (excluding intercompany revenues). See the risk factors under the heading “Risk Factors—Risks Related to the Notes and Our Indebtedness”: “—The exchange notes are structurally subordinated to the debt and other liabilities of our non-guarantor subsidiaries, including certain of our foreign subsidiaries”; “—The exchange notes are only guaranteed by entities that also guarantee our Credit Facility. Therefore, certain current and future subsidiaries of the Company that are considered controlled foreign corporations and certain other subsidiaries that are not required to guarantee the Credit Facility do not provide guarantees of the Credit Facility and do not guarantee the exchange notes.” The obligations of each Guarantor under its Guarantee is limited as necessary to prevent the Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law; “—A substantial portion of our assets are owned, and a substantial portion of our revenue is generated, by guarantors organized outside the United States. Foreign laws applicable to such guarantors might not be as favorable to note holders as analogous United States federal and state laws.”

Any entity that makes a payment under its Guarantee is entitled upon payment in full of all guaranteed obligations under the Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

If a Guarantee is rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the Guarantor, and, depending on the amount of such indebtedness, a Guarantor’s liability on its Guarantee could be reduced to zero. See “Risk Factors—Risks Related to Our Indebtedness—Federal and state statutes allow courts, under specific circumstances, to void guarantees of the exchange notes. In such event, holders of exchange notes would be structurally subordinated to creditors of the issuer of the voided guarantee.”

The Guarantees by the Subsidiary Guarantors provide by their terms that they shall be automatically and unconditionally released and discharged upon:

(1) (a) any sale, exchange or transfer (by merger or otherwise) of (i) the Capital Stock of such Subsidiary Guarantor (including any sale, exchange or transfer), after which the applicable Subsidiary Guarantor is no longer a Restricted Subsidiary, or (ii) all or substantially all the assets of such Subsidiary Guarantor; provided that such sale, exchange or transfer of Capital Stock or assets is made in compliance with the applicable provisions of the Indenture;

(b) the release or discharge of the guarantee by such Restricted Subsidiary of Indebtedness of the Issuer or a Guarantor (other than a release or discharge by, or as a result of, payment under such other guarantee) or the repayment of the Indebtedness, in each case, which resulted in the obligations to Guarantee the Notes pursuant to the covenant described under “Certain Covenants—Guarantors”;

(c) the proper designation of any Restricted Subsidiary that is a Subsidiary Guarantor as an Unrestricted Subsidiary; or

(d) the Issuer exercising its legal defeasance option as described under “Legal Defeasance and Covenant Defeasance” or the Issuer’s obligations under the Indenture being discharged in accordance with the terms of the Indenture; and

(2) Parent delivering to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in the Indenture relating to such transaction have been complied with.

Ranking

The payment of the principal of, premium, if any, and interest on the Notes and the payment of any Guarantee rank equal in right of payment to all existing and future Indebtedness and other obligations of the Issuer or the relevant Guarantor, as the case may be, that are not, by their terms, expressly subordinated in right of payment to the Notes or the Guarantee of such Guarantor.

The Notes are effectively subordinated to all of the Issuer’s and the Guarantors’ existing and future Secured Indebtedness and other secured obligations (including the Issuer’s and the Guarantors’ obligations under the Senior Secured Credit Facility) to the extent of the value of the collateral securing such Indebtedness and other secured obligations. As of March 31, 2013, the Issuer and the Guarantors had in the aggregate $968.3 million of Indebtedness (of which $668.3 million was Secured Indebtedness) and $50.0 million of availability under the revolving portion of the Senior Secured Credit Facility.

Although the Indenture contains limitations on the amount of additional Indebtedness that the Issuer and the Guarantors may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Secured Indebtedness. See “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.”

Holding Company Structure

The Issuer is a holding company with no material operations of its own and only limited assets. Accordingly, the Issuer is dependent upon the distribution of the earnings from its and Parent’s Subsidiaries, whether in the form of dividends, advances or payments on account of intercompany obligations, including management fees, to service its debt obligations.

Paying Agent and Registrar for the Notes

The Issuer maintains one or more paying agents for the Notes. The paying agent for the Notes is currently the Trustee.

The Issuer also maintains a registrar. The initial registrar is the Trustee. The registrar maintains a register reflecting ownership of the Notes outstanding from time to time and makes payments on and facilitates transfer of Notes on behalf of the Issuer.

The Issuer may change the paying agents or the registrars without prior notice to the Holders. The Issuer or any of its Subsidiaries may act as a paying agent or registrar.

Transfer and Exchange

A Holder may transfer or exchange Notes in accordance with the Indenture. The registrar and the Trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders will be required to pay all taxes due on transfer. The Issuer will not be required to transfer or exchange any Note selected for redemption or tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer or an Asset Sale Offer. Also, the Issuer will not be required to transfer or exchange any Notes for a period of 15 days before the mailing of a notice of redemption of Notes to be redeemed. The registered Holder of a note will be treated as the owner of the Notes for all purposes.

Principal, Maturity and Interest

The Issuer issued $300,000,000 in aggregate principal amount of Notes. The Notes will mature on December 15, 2020. Subject to compliance with the covenant described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” the Issuer may issue additional Notes from time to time under the Indenture (“Additional Notes”). The Notes offered by the Issuer and any Additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context requires otherwise, references to “Notes” for all purposes of the Indenture and this “Description of Exchange Notes” include any Additional Notes that are actually issued. Additional Notes may not be fungible with the Notes for U.S. federal income tax purposes, in which case the Additional Notes will have a separate CUSIP number, as applicable. Any Additional Notes will be issued in denominations of $2,000 and in integral multiples of $1,000 in excess of $2,000.

Interest on the Notes accrues at the rate of 11.00% per annum and is payable semi-annually in arrears on June 15 and December 15, commencing on June 15, 2013, to the Holders of record on the immediately preceding June 1 and December 1. Interest on the Notes accrues from the most recent date to which interest has been paid or, if no interest has been paid, from and including the Issue Date. Interest on the Notes is computed on the basis of a 360-day year comprised of twelve 30-day months.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

The Issuer is not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Issuer may be required to offer to purchase Notes as described under the caption “Repurchase at the Option of Holders.” We may at any time and from time to time purchase Notes in the open market or otherwise.

Optional Redemption

At any time prior to December 15, 2016, the Issuer may redeem all or a part of the Notes, upon prior notice at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, to the date of redemption, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date.

On and after December 15, 2016, the Issuer may redeem the Notes, in whole or in part, upon prior notice at the redemption prices (expressed as percentages of the principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest thereon and Additional Interest, if any, to the applicable date of redemption, subject to the rights of Holders of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on December 15 of each of the years indicated below:

Year	Percentage
2016	105.500%
2017	102.750%
2018 and thereafter	100.000%

In addition, until December 15, 2015, the Issuer may, at its option, on one or more occasions, redeem up to 35% of the aggregate principal amount of Notes at a redemption price equal to 111.000% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon and Additional Interest, if any, to the applicable date of redemption, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date, with cash contributed directly or indirectly by Parent or any of its direct or indirect parent companies to the common equity capital of the Issuer in an amount not to exceed the net cash proceeds of one or more Equity Offerings by Parent or any of its direct or indirect parent companies; provided that at least 65% of the sum of the original aggregate principal amount of Notes issued under the Indenture and the original principal amount of any Additional Notes issued under the Indenture after the Issue Date remains outstanding immediately after the occurrence of each such redemption; provided further that each such redemption occurs within 180 days of the date of closing of each such Equity Offering.

Selection and Notice

If the Issuer is redeeming less than all of the Notes issued by it at any time, the Trustee will select the Notes to be redeemed (a) on a pro rata basis to the extent practicable (or, in the case of Notes in global form, the Trustee will select Notes for redemption based on DTC’s method that most nearly approximates a pro rata selection or by such other method that the Trustee shall deem fair and appropriate) or (b) by lot or such other similar method in accordance with the procedures of DTC.

Notices of purchase or redemption shall be sent electronically or mailed by first-class mail, postage prepaid, at least 15 but not more than 60 days before the purchase or redemption date to each Holder of Notes at such Holder’s registered address, except that redemption notices may be sent more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. If any Note is to be purchased or redeemed in part only, any notice of purchase or redemption that relates to such Note shall state the portion of the principal amount thereof that has been or is to be purchased or redeemed.

Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption. Redemption amounts shall only be paid upon presentation and surrender of any such Notes to be redeemed. Payment of the redemption price and performance of the Issuer’s obligations in connection with any redemption may be performed by another Person.

In connection with any redemption of Notes (including with funds in an equal aggregate amount not exceeding the net cash proceeds of an Equity Offering), any such redemption may, at the Issuer’s discretion, be subject to one or more conditions precedent, including any related Equity Offering. In addition, if such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Issuer’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date so delayed.

Repurchase at the Option of Holders

Change of Control

The Indenture provides that if a Change of Control occurs, unless the Issuer has previously or concurrently sent a redemption notice with respect to all the outstanding Notes as described under “Optional Redemption,” the Issuer will make an offer to purchase all of the Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase, subject to the right of Holders of the Notes of record on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Issuer will send notice of such Change of Control Offer by first class mail or electronically, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the security register, with the following information:

(1) that a Change of Control Offer is being made pursuant to the covenant entitled “Change of Control,” and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Issuer;

(2) the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is sent (the “Change of Control Payment Date”);

(3) that any Note not properly tendered will remain outstanding and continue to accrue interest;

(4) that unless the Issuer defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(5) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the Business Day preceding the Change of Control Payment Date;

(6) that Holders will be entitled to withdraw their tendered Notes and their election to require the Issuer to purchase such Notes; provided that the paying agent receives, not later than the close of business on the second Business Day prior to the Change of Control Payment Date, a facsimile transmission or letter setting forth the name of the Holder of the Notes, the principal amount of Notes tendered for purchase and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased;

(7) that if the Issuer is purchasing less than all of the Notes, the Holders of the remaining Notes will be issued new Notes and such new Notes will be equal in principal amount to the unpurchased portion of the Notes surrendered. The unpurchased portion of the Notes must be equal to $2,000 or an integral multiple of $1,000 in excess thereof;

(8) if such notice is sent prior to the occurrence of a Change of Control, stating the Change of Control Offer is conditional on the occurrence of such Change of Control; and

(9) the other instructions, as determined by the Issuer, consistent with the covenant described hereunder, that a Holder must follow in order to have its Notes repurchased.

Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

The Issuer will comply with the applicable requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the applicable provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

On the Change of Control Payment Date, the Issuer will, to the extent permitted by law,

(1) accept for payment all Notes issued by it or portions thereof properly tendered pursuant to the Change of Control Offer,

(2) deposit with the paying agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered, and

(3) deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate to the Trustee stating that such Notes or portions thereof have been tendered to and purchased by the Issuer.

Future credit agreements or other agreements relating to Indebtedness to which the Issuer becomes a party may prohibit or limit the Issuer from purchasing any Notes as a result of a Change of Control. In the event a Change of Control occurs at a time when the Issuer is prohibited from purchasing the Notes, the Issuer could seek the consent of its lenders to permit the purchase of the Notes or could attempt to refinance the borrowings that contain such prohibition. If the Issuer does not obtain such consent or repay such borrowings, the Issuer will remain prohibited from purchasing the Notes. In such case, the Issuer’s failure to purchase tendered Notes would constitute an Event of Default under the Indenture after any required giving of notice and lapse of time as described under “—Events of Default and Remedies.”

The Senior Secured Credit Facility provides that certain change of control events with respect to Parent and the Issuer would constitute a default thereunder (including a Change of Control under the Indenture). If we experience a change of control that triggers a default under our Senior Secured Credit Facility, we could seek a waiver of such default or seek to refinance our Senior Secured Credit Facility. In the event we do not obtain such a waiver or refinance the Senior Secured Credit Facility, such default could result in amounts outstanding thereunder being declared due and payable.

Our ability to pay cash to the Holders following the occurrence of a Change of Control may be limited by our then-existing financial resources. Therefore, sufficient funds may not be available when necessary to make any required repurchases. See “Risk Factors—Risks Related to the Notes and Our Indebtedness—We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture.”

The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of us and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Initial Purchasers and us. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional Indebtedness are contained in the covenants described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “Certain Covenants—Liens.”

Such restrictions in the Indenture can be waived only with the consent of the Holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture does not contain any covenants or provisions that may afford Holders of the Notes protection in the event of a highly leveraged transaction.

We will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

The definition of “Change of Control” includes a disposition of all or substantially all of the assets of Parent or the Issuer to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of Parent or the Issuer. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of Notes may require the Issuer to make an offer to repurchase the Notes as described above.

In addition, Holders may not be entitled to require the Issuer to repurchase their Notes in certain circumstances involving a significant change in the composition of the Operating Committee of Parent or the Board of Directors of Issuer, including in connection with a proxy contest, where the Parent’s Operating Committee or the Issuer’s Board of Directors does not endorse a dissident slate of directors but approves them as directors.

The provisions under the Indenture relating to the Issuer’s obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes.

Asset Sales

The Indenture provides that Parent will not, and will not permit any of its Restricted Subsidiaries to, cause, make or suffer to exist an Asset Sale, unless:

(1) Parent or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by Parent or such Restricted Subsidiary, as the case may be, is in the form of (a) cash or Cash Equivalents, (b) Replacement Assets or (c) any combination of the consideration specified in clauses (a) and (b); provided that the amount of:

(a) any liabilities (as shown on Parent’s or such Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto) of Parent or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the Notes and that are assumed by the transferee of any such assets,

(b) any securities, notes or other obligations received by Parent or such Restricted Subsidiary from such transferee that are converted by Parent or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of such Asset Sale,

(c) any Designated Non-cash Consideration received by Parent or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received since the date of this Indenture pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of (x) $45.0 million and (y) 5.0% of Total Assets at the time of the receipt of such Designated Non-cash Consideration (with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value); and

(d) any securities publicly-traded on a national securities exchange;

shall be deemed to be cash or Cash Equivalents for purposes of this provision and for no other purpose.

Within 365 days after the receipt of any Net Proceeds of any Asset Sale, Parent or such Restricted Subsidiary, at its option, may apply the Net Proceeds from such Asset Sale,

(1) to permanently reduce:

(a) Secured Indebtedness under one or more Credit Facilities;

(b) Obligations under Pari Passu Indebtedness (and to correspondingly reduce commitments with respect thereto); provided that the Issuer shall equally and ratably (based on the aggregate principal amounts (or accreted value, as applicable)) reduce Obligations under the Notes as provided under “Optional Redemption,” through open-market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase their Notes at or above 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the amount of Notes that would otherwise be prepaid; or

(c) Indebtedness of a Restricted Subsidiary that is not a Guarantor, other than Indebtedness owed to Parent or another Restricted Subsidiary; or

(2) to make (a) an Investment in any one or more businesses operating or engaged in a Similar Business (provided that such Investment in any business is in the form of the acquisition of Capital Stock and results in Parent or another of its Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary); (b) capital expenditures; or (c) acquisitions of other properties or assets, in each of the foregoing subclauses (b) and (c), used or useful in a Similar Business or that replace the businesses, properties or assets that are the subject of such Asset Sale; or

(3) any combination of the foregoing.

Any Net Proceeds from the Asset Sale that are not invested or applied as provided and within the time period set forth in the preceding paragraph (it being understood that any portion of such Net Proceeds used to make an offer to purchase notes, as described in clause (1) above, shall be deemed to have been invested whether or not such offer is accepted) will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $25.0 million, the Issuer shall make an offer to all Holders and, if required by the terms of any Pari Passu Indebtedness, to the holders of such Pari Passu Indebtedness (an “Asset Sale Offer”), to purchase the maximum aggregate principal amount (or accreted value, as applicable) of the Notes and such Pari Passu Indebtedness that is a minimum amount of $2,000 and in an integral multiple of $1,000 in excess thereof that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof (or accreted value, as applicable), plus accrued and unpaid interest and Additional Interest, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. The Issuer will commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceed $25.0 million by mailing or electronically sending the notice required pursuant to the terms of the Indenture, with a copy to the Trustee. The Issuer may satisfy the foregoing obligations with respect to any Net Proceeds from an Asset Sale by making an Asset Sale Offer with respect to such Net Proceeds prior to the expiration of the relevant 365 days or with respect to Excess Proceeds of $25.0 million or less.

To the extent that the aggregate principal amount (or accreted value, as applicable) of Notes and such Pari Passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for general corporate purposes, subject to the other covenants contained in the Indenture, and they will no longer constitute Excess Proceeds. If the aggregate principal amount (or accreted value, as applicable) of Notes or the Pari Passu Indebtedness surrendered by such holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and the Issuer shall select such Pari Passu Indebtedness to be purchased on a pro rata basis (or, in the case of Notes in global form, the Trustee will select Notes for redemption based on DTC’s method that most nearly approximates a pro rata selection or by such other method that the Trustee shall deem fair and appropriate) based on the accreted value or principal amount of the Notes or such Pari Passu Indebtedness tendered. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

Pending the final application of any Net Proceeds pursuant to this covenant, the holder of such Net Proceeds may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise invest such Net Proceeds in any manner not prohibited by the Indenture.

The Issuer will comply with the applicable requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the applicable provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

The Senior Secured Credit Facility limits, and future credit agreements or other agreements relating to Indebtedness to which Parent or the Issuer becomes a party may prohibit or limit, the Issuer from purchasing any

Notes pursuant to this Asset Sales covenant. In the event the Issuer is prohibited from purchasing the Notes, the Issuer could seek the consent of its lenders to the purchase of the Notes or could attempt to refinance the borrowings that contain such prohibition. If the Issuer does not obtain such consent or repay such borrowings, it will remain prohibited from purchasing the Notes. In such case, the Issuer’s failure to purchase tendered Notes would constitute an Event of Default under the Indenture after any required giving of notice and lapse of time as described under “Events of Default and Remedies.”

The provisions under the Indenture relating to the Issuer’s obligation to make an Asset Sale Offer may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes.

Certain Covenants

Set forth below are summaries of certain covenants contained in the Indenture.

Limitation on Restricted Payments

Parent will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(I) declare or pay any dividend or make any payment or distribution on account of Parent’s or any of its Restricted Subsidiaries’ Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation other than:

(a) dividends, payments or distributions by Parent payable solely in Equity Interests (other than Disqualified Stock) of Parent; or

(b) dividends, payments or distributions by a Restricted Subsidiary so long as, in the case of any dividend, payment or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary that is not a Wholly-Owned Subsidiary of Parent, Parent or a Restricted Subsidiary receives at least its pro rata share of such dividend, payment or distribution in accordance with its Equity Interests in such class or series of securities;

(II) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of Parent or any direct or indirect parent of Parent, including in connection with any merger or consolidation;

(III) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value or give any irrevocable notice of redemption with respect thereto, in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness, other than:

(a) Indebtedness permitted under clauses (7) and (8) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(b) the purchase, repurchase or other acquisition of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition; or

(c) the giving of an irrevocable notice of redemption with respect to the transactions described in clauses (2) and (3) of the next paragraph; or

(IV) make any Restricted Investment

(all such payments and other actions set forth in clauses (I) through (IV) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(1) no Default shall have occurred and be continuing or would occur as a consequence thereof;

(2) immediately after giving effect to such transaction on a pro forma basis, Parent could incur $1.00 of additional Indebtedness under the provisions of the first paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Parent and its Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by clauses (1), (10) and (18) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the sum of (without duplication):

(a) 50% of the Consolidated Net Income of Parent for the period (taken as one accounting period) beginning October 1, 2012 to the end of Parent’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit; plus

(b) 100% of the aggregate net cash proceeds and the fair market value of marketable securities or other property received by Parent since immediately after the Issue Date from the sale of:

(i) Equity Interests of Parent, including Treasury Capital Stock (as defined below), but excluding cash proceeds and the fair market value of marketable securities or other property received from the sale of Equity Interests to any future, present or former employees, directors or consultants of Parent, any direct or indirect parent company of Parent and Parent’s Subsidiaries after the Issue Date to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph;

(ii) to the extent actually contributed to Parent, Equity Interests of Parent’s direct or indirect parent companies but excluding cash proceeds and the fair market value of marketable securities or other property received from the sale of Equity Interests to any future, present or former employees, directors or consultants of Parent, any direct or indirect parent company of Parent and the Parent’s Subsidiaries after the Issue Date to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph; or

(iii) debt securities of Parent that have been converted into or exchanged for such Equity Interests of Parent;

provided, however, that this clause (b) shall not include the proceeds (W) from Equity Interests or convertible debt securities of Parent sold to a Restricted Subsidiary, as the case may be, (X) from Disqualified Stock or debt securities that have been converted into Disqualified Stock, (Y) from Excluded Contributions or (Z) the extent used to incur Indebtedness pursuant to clause (20) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; plus

(c) 100% of the aggregate amount of cash and the fair market value of marketable securities or other property or assets contributed to the capital of Parent following the Issue Date (other than (i) by a Restricted Subsidiary, (ii) any Excluded Contribution and (iii) to the extent used to incur Indebtedness pursuant to clause (20) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”); plus

(d) 100% of the aggregate amount received in cash and the fair market value of marketable securities or other property received by means of:

(i) the sale or other disposition (other than to Parent or a Restricted Subsidiary) of Restricted Investments made by Parent or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from Parent or its Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments by Parent or its Restricted Subsidiaries, in each case after the Issue Date; or

(ii) the sale (other than to Parent or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary (other than to the extent the Investment in such Unrestricted Subsidiary constituted a Permitted Investment) or a dividend or distribution from an Unrestricted Subsidiary after the Issue Date (other than to the extent the Investment in such Unrestricted Subsidiary constituted a Permitted Investment); plus

(e) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary after the Issue Date, the fair market value of the Investment in such Unrestricted Subsidiary at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary, other than an Unrestricted Subsidiary to the extent the Investment in such Unrestricted Subsidiary constituted a Permitted Investment.

The foregoing provisions will not prohibit:

(1) the payment of any dividend or distribution or the consummation of any redemption within 60 days after the date of declaration thereof or the giving of the redemption notice, as applicable, if at the date of declaration or notice such payment would have complied with the provisions of the Indenture;

(2) the redemption, repurchase, retirement or other acquisition of any Equity Interests of Parent or any Equity Interests of any of its direct or indirect parent companies (“Treasury Capital Stock”) or Subordinated Indebtedness of the Issuer or a Guarantor in exchange for, or out of the proceeds of a sale (other than to a Restricted Subsidiary) within 60 days thereof of, Equity Interests of Parent (in each case, other than any Disqualified Stock); provided that the amount of any proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clauses (b) and (c) of the preceding paragraph;

(3) the redemption, repurchase, retirement, defeasance or other acquisition of Subordinated Indebtedness of the Issuer or a Guarantor made in exchange for, or out of the proceeds of a sale within 60 days thereof of, new Indebtedness of the Issuer or a Guarantor, as the case may be, which is incurred in compliance with “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” so long as:

(a) the principal amount (or accreted value, if applicable) of such new Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on, the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value, plus the amount of any reasonable premium paid (including reasonable tender premiums) and any reasonable fees and expenses incurred in connection with the issuance of such new Indebtedness;

(b) such new Indebtedness is subordinated to the Notes or the applicable Guarantee at least substantially to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, acquired or retired for value;

(c) such new Indebtedness has a final scheduled maturity date equal to or later than either (i) the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired or (ii) the date that is six months after the maturity date of the Notes; and

(d) such new Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired;

(4) a Restricted Payment to pay for the repurchase, retirement or other acquisition of Equity Interests of Parent or any of its direct or indirect parent companies held by any future, present or former employee, director or consultant of Parent, any of its Subsidiaries or any of its direct or indirect parent companies; provided, however, that the aggregate Restricted Payments made under this clause (4) do not exceed in any calendar year $7.5 million (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $15.0 million in any calendar year); provided further that such amount in any calendar year may be increased by an amount not to exceed:

(a) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of Parent or any of its direct or indirect parent companies to members of management, directors or consultants of Parent, any of its direct or indirect parent companies or any of its Subsidiaries that occurs after the

Issue Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (3) of the preceding paragraph or clause (8) of the definition of Permitted Investments; plus

(b) the cash proceeds of key man life insurance policies received by Parent, any of its direct or indirect parent companies or its Restricted Subsidiaries after the Issue Date; less

(c) the amount of any Restricted Payments made in any prior calendar year pursuant to this clause (4);

provided further that cancellation of Indebtedness owing to Parent or the Issuer from directors, officers, consultants and employees of Parent or any of its direct or indirect parent companies or any Restricted Subsidiary in connection with a repurchase of Equity Interests of Parent or any of its direct or indirect parent companies from such Persons will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of the Indenture;

(5) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of Parent or any of its Restricted Subsidiaries issued in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” to the extent such dividends are included in the definition of “Fixed Charges”;

(6) repurchases of Equity Interests deemed to occur upon exercise or vesting of stock options, warrants or similar rights if such Equity Interests (i) represent all or a portion of the exercise price of such options or warrants or (ii) are surrendered in connection with satisfying any federal, state or local income tax obligation (including any withholding in respect thereof) incurred in connection with such exercise or vesting;

(7) the repurchase, redemption or other acquisition for value of Equity Interests of Parent representing fractional shares of such Equity Interests in connection with a stock dividend, split or combination or any merger, consolidation, amalgamation or other combination involving Parent;

(8) the redemption, repurchase, retirement or other acquisition, in each case for nominal value per right, of any rights granted to all holders of Equity Interests of Parent pursuant to any stockholders’ rights plan adopted for the purpose of protecting stockholders from unfair takeover tactics; provided that any such redemption, repurchase, retirement or other acquisition of such rights shall not be for the purpose of evading the limitations described under this covenant;

(9) payments or distributions to dissenting stockholders pursuant to applicable law in connection with a merger, consolidation or transfer of all or substantially all of Parent’s property or assets that complies with the Indenture; provided that as a result of such merger, consolidation or transfer of all or substantially all of Parent’s property or assets, the Issuer shall have made a Change of Control Offer or Asset Sale Offer and all Notes tendered by Holders in connection therewith shall have been repurchased, redeemed or acquired for value;

(10) the declaration and payment of dividends on Parent’s common stock following the first public offering of Parent’s common stock or the common stock of any of its direct or indirect parent companies after the Issue Date, of up to 6% per annum of the net proceeds received by or contributed to Parent in or from that or any subsequent public offering, other than public offerings with respect to Parent’s common stock registered on Form S-4 or Form S-8;

(11) the declaration and payment of dividends or distributions by Parent to, or the making of loans to, its direct parent company or any indirect parent of Parent, in amounts sufficient for any direct or indirect parent company of Parent to pay:

(A) any franchise and excise taxes and other fees, taxes and expenses required to maintain their corporate existence;

(B) for any taxable period in which (x) Parent is treated as a disregarded entity or a passthrough entity for tax purposes or (y) Parent or any of its Subsidiaries are members of a consolidated, combined, affiliated, unitary or similar tax group of which a direct or indirect parent of Parent is the common parent, the tax liability attributable to Parent and any of its Subsidiaries; provided that (i) the amount of such dividends, distributions, loans or other payments for any taxable year shall not exceed the amount of such taxes that Parent or its Subsidiaries, as applicable, would have been required to pay had Parent or its Subsidiaries, as applicable, been a standalone taxpayer or a stand-alone group and (ii) dividends, distributions, loans or other payments in respect of an Unrestricted Subsidiary shall be permitted only to the extent that cash distributions were made by such Unrestricted Subsidiary to Parent or any of its Subsidiaries for such purpose;

(C) customary salary, bonus and other benefits payable to officers and employees of any direct or indirect parent company of Parent to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of Parent and the Restricted Subsidiaries;

(D) general corporate overhead expenses of any direct or indirect parent company of Parent (including indemnification claims made by directors or officers of any direct or indirect parent company of Parent) to the extent such expenses are attributable to the ownership or operation of Parent and the Restricted Subsidiaries; and

(E) reasonable fees and expenses incurred by such direct or indirect parent company of Parent in connection with any unsuccessful debt or equity offering by such parent company, Parent or a Restricted Subsidiary of Parent or any unsuccessful acquisition by Parent or a Restricted Subsidiary;

(12) Restricted Payments that are made with Excluded Contributions;

(13) the payment of fees and expenses to the Sponsors or any of their Affiliates (a) pursuant to the Management Agreement in effect on the Issue Date or as such agreement may be amended in accordance with the covenant under “Certain Covenants—Transactions with Affiliates” (so long as any such amendment is not materially disadvantageous to the Holders when taken as a whole as compared to the Management Agreement as in effect on the Issue Date) and (b) for any other financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, in each case to the extent permitted under clause (19) of the covenant “—Transactions with Affiliates”;

(14) other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (14) not to exceed the greater of $50.0 million and 2.5% of Total Assets;

(15) the repurchase, redemption retirement, defeasance or other acquisition of any Subordinated Indebtedness required in accordance with provisions applicable thereto similar to those described under the captions “Repurchase at the Option of Holders—Change of Control” and “Repurchase at the Option of Holders—Asset Sales”; provided that all Notes tendered by Holders in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

(16) cash payments in settlement of restricted stock units not to exceed, in any fiscal year, $5.0 million;

(17) payments in respect of withholding or similar taxes payable by any future, present or former employee, director, manager or consultant (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributes of any of the foregoing) relating to their acquisition of, or exercise of options, vesting of restricted Capital Stock or settlement of restricted stock units relating to the Capital Stock of Parent; and

(18) Restricted Payments in an amount not to exceed $82.0 million in the aggregate made to a direct or indirect parent of Parent in connection with the exercise or vesting of stock options, warrants, restricted stock units or similar rights so long as such parent entity contributes the identical amount of such Restricted Payments to Parent or any of its Restricted Subsidiaries on the same day as such Restricted Payments were made (provided that the amounts available under this clause (18) shall be used for any such Restricted Payments described in this clause (18) prior to using any amounts available under any other provision of this covenant);

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clause (13) or (14), no Default shall have occurred and be continuing or would occur as a consequence thereof.

As of the Issue Date, all of Parent’s Subsidiaries became Restricted Subsidiaries. Parent will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the last sentence of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by Parent and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investment.” Such designation will be permitted only if a Restricted Payment or Permitted Investment in such amount would be permitted at such time pursuant to this covenant or the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in the Indenture.

In the event that a Restricted Payment or Permitted Investment meets the criteria of more than one of the types of Restricted Payments described in the above clauses (including, without limitation, the first paragraph of this “Limitation on Restricted Payments” covenant) or Permitted Investment described in the definition thereof, Parent and its Restricted Subsidiaries, in their sole discretion, may divide, classify or reclassify all or any portion of such Restricted Payment or Permitted Investment in any manner that complies with this covenant and such Restricted Payment or Permitted Investment shall be treated as having been made pursuant to only the clause or clauses of this covenant or of the definition of “Permitted Investment” to which such Restricted Payment or Permitted Investment has been classified or reclassified.

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock

Parent will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and Parent will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or Preferred Stock; provided, however, that Parent may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of Preferred Stock, if the Fixed Charge Coverage Ratio on a consolidated basis for Parent and its Restricted Subsidiaries’ most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period; provided that the amount of Indebtedness, Disqualified Stock and Preferred Stock that may be incurred or issued, as applicable, pursuant to the foregoing by Restricted Subsidiaries that are not Guarantors (other than the Issuer) shall not exceed $125.0 million at any one time outstanding.

The foregoing limitations will not apply to:

(1) the incurrence of Indebtedness under the Credit Facilities by Parent or any of its Restricted Subsidiaries and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof), up to an aggregate principal amount of $870.0 million outstanding at any one time, less the amount of Indebtedness then outstanding under clause (19);

(2) the incurrence by the Issuer and any Guarantor of Indebtedness represented by the Notes (including any Guarantee) and the exchange notes and related exchange guarantees to be issued in exchange for the Notes and the Guarantees pursuant to the Registration Rights Agreement (other than any Additional Notes);

(3) Indebtedness of Parent and its Restricted Subsidiaries in existence on the Issue Date (other than Indebtedness described in clauses (1) and (2));

(4) Indebtedness (including Capitalized Lease Obligations), Disqualified Stock and Preferred Stock incurred by Parent or any of its Restricted Subsidiaries to finance the purchase, lease, construction, installation, repair or improvement of property (real or personal) or equipment (including software) that is used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets, in an aggregate principal amount (including any refinancing thereof), not to exceed at any time outstanding the greater of (x) $50.0 million and (y) 2.5% of Total Assets of Parent;

(5) Indebtedness incurred by Parent or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, unemployment insurance and other types of social security or property, casualty or liability insurance or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided, however, that, upon the drawing of such letters of credit, such obligations are reimbursed within 30 days following such drawing;

(6) Indebtedness arising from agreements of Parent or its Restricted Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by Parent and its Restricted Subsidiaries in connection with such disposition;

(7) Indebtedness of Parent or the Issuer to a Restricted Subsidiary; provided that any such Indebtedness owing to a Restricted Subsidiary that is not a Guarantor (other than the Issuer) is unsecured and expressly subordinated in right of payment to the Notes; provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such other Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to Parent or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause (7);

(8) Indebtedness of a Restricted Subsidiary (other than the Issuer) to Parent or another Restricted Subsidiary; provided that if a Guarantor incurs such Indebtedness to a Restricted Subsidiary that is not a Guarantor, such Indebtedness is unsecured and expressly subordinated in right of payment to the Guarantee of the Notes of such Guarantor; provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such other Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to Parent or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause (8);

(9) shares of Preferred Stock of a Restricted Subsidiary issued to Parent or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such other Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to Parent or another of its Restricted Subsidiaries) shall be deemed in each case to be an issuance of such shares of Preferred Stock not permitted by this clause (9);

(10) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting interest rate risk, exchange rate risk or commodity pricing risk;

(11) obligations (including reimbursement obligations with respect to letters of credit and bank guarantees) in respect of performance, bid, appeal and surety bonds and completion guarantees provided by Parent or any of its Restricted Subsidiaries in the ordinary course of business;

(12) Indebtedness or Disqualified Stock of Parent and Indebtedness, Disqualified Stock or Preferred Stock of Parent or any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference which, when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this clause (12) (including any refinancing thereof), does not at any one time outstanding exceed $75.0 million;

(13) the incurrence by Parent or any Restricted Subsidiary of Indebtedness, Disqualified Stock or Preferred Stock which serves to refund, replace or refinance any Indebtedness, Disqualified Stock or Preferred Stock incurred as permitted under the first paragraph of this covenant and clauses (2) and (3) above, this clause (13), clauses (14) and (20) below or any Indebtedness, Disqualified Stock or Preferred Stock issued to so refund, replace or refinance such Indebtedness, Disqualified Stock or Preferred Stock including additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay premiums (including tender premiums), defeasance costs and fees in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(a) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded or refinanced,

(b) to the extent such Refinancing Indebtedness refinances (i) Indebtedness subordinated or pari passu to the Notes or any Guarantee thereof, such Refinancing Indebtedness is subordinated or pari passu to the Notes or the Guarantee at least to the same extent as the Indebtedness being refinanced or refunded, or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively, and

(c) shall not include:

(i) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of Parent that is not a Guarantor (other than the Issuer) that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Issuer;

(ii) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of Parent that is not a Guarantor (other than the Issuer) that refinances Indebtedness, Disqualified Stock or Preferred Stock of a Guarantor; or

(iii) Indebtedness, Disqualified Stock or Preferred Stock of Parent or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;

(14) Indebtedness, Disqualified Stock or Preferred Stock, and any related earn-out obligations (whether constituting Indebtedness at the time of such acquisition or thereafter) of (x) the Issuer or a Guarantor incurred to finance an acquisition or (y) Persons that are acquired by the Issuer or any Guarantor or merged into the Issuer or a Guarantor in accordance with the terms of the Indenture; provided that after giving pro forma effect to such acquisition or merger, either

(a) Parent would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of this covenant, or

(b) the Fixed Charge Coverage Ratio of Parent and the Restricted Subsidiaries is greater than immediately prior to such acquisition or merger;

(15) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of its incurrence;

(16) (a) any guarantee by Parent or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of the Indenture; or

(b) any guarantee by a Restricted Subsidiary of Indebtedness of Parent, the Issuer or any Subsidiary Guarantor; provided that such guarantee is incurred in accordance with the covenant described below under “—Guarantors”;

(17) Indebtedness of Foreign Subsidiaries of Parent that are not Guarantors not to exceed at any one time outstanding and together with any other Indebtedness incurred under this clause (17) the greater of (x) $75.0 million and (y) 4.0% of the Total Assets of Parent, including any refinancing thereof;

(18) Indebtedness of Parent or any of its Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, incurred in the ordinary course of business;

(19) Indebtedness incurred by a Receivables Subsidiary in a Qualified Receivables Financing that is not recourse to Parent or any Restricted Subsidiary other than a Receivables Subsidiary (except for Standard Securitization Undertakings);

(20) Indebtedness of Parent or any of its Restricted Subsidiaries not to exceed at any one time outstanding, which, when aggregated with all other Indebtedness then outstanding that was incurred pursuant to this clause (20) does not exceed the net cash proceeds received by Parent since immediately after the Issue Date from the issue or sale of Equity Interests or from contributions to the capital of Parent (other than proceeds from Disqualified Stock, from sales to any Restricted Subsidiary of Parent, or that have been applied to make Restricted Payments pursuant to the covenant described under “—Limitation on Restricted Payments” or to make Permitted Investments, pursuant to the definition thereof);

(21) Indebtedness incurred by Parent or any Restricted Subsidiary to the extent that the net proceeds thereof are promptly deposited to defease or to satisfy and discharge the Notes;

(22) guarantees (a) incurred in the ordinary course of business in respect of obligations of (or to) suppliers, customers, franchisees, lessors and licensees that, in each case, are non-Affiliates or (b) otherwise constituting Investments permitted under the Indenture;

(23) Indebtedness issued by Parent or any of its Restricted Subsidiaries to current or former employees, directors, managers and consultants thereof to finance the purchase or redemption of Equity Interests of Parent or any direct or indirect parent company of Parent to the extent described in clause (4) of the second paragraph under “—Limitation on Restricted Payments”;

(24) (a) Indebtedness in respect of overdraft facilities, employee credit card programs and other cash management arrangements in the ordinary course of business; and (b) Indebtedness representing deferred compensation to employees of Parent (or any direct or indirect parent of Parent) and its Restricted Subsidiaries incurred in the ordinary course of business;

(25) cash management obligations and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections and similar arrangements in each case in connection with deposit accounts;

(26) Indebtedness in respect of any bankers’ acceptance, bank guarantees, letters of credit, warehouse receipt or similar facilities, and reinvestment obligations related thereto, entered into in the ordinary course of business; and

(27) Indebtedness of a Restricted Subsidiary (which includes the Issuer) to a direct or indirect parent of Parent in connection with, and in an amount not exceeding that set out in, clause (18) of the second paragraph of the covenant described under “—Limitation on Restricted Payments.”

For purposes of determining compliance with this covenant:

(1) in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (2) through (27) above or is entitled to be incurred pursuant to the first paragraph of this covenant, Parent, in its sole discretion, may divide, classify or reclassify, or later divide, classify or reclassify, such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock in one or more of the above clauses; provided that all Indebtedness outstanding under the Credit Facilities on the Issue Date will be deemed to have been incurred on such date in reliance on clause (1) of the preceding paragraph; and

(2) at the time of incurrence, Parent will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in the first and second paragraphs above.

Accrual of interest, the accretion of accreted value, the amortization of original issue discount, and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as applicable, the accretion of liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this covenant. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that are otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this covenant.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced plus the amount of any reasonable premium (including reasonable tender premiums), defeasance costs and any reasonable fees and expenses incurred in connection with the issuance of such new Indebtedness.

The Indenture provides that Parent will not, and will not permit the Issuer or any other Guarantor to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is subordinated or junior in right of payment to any Indebtedness of Parent, the Issuer or such other Guarantor, as the case may be, unless such Indebtedness is expressly subordinated in right of payment to the Notes or such Guarantor’s Guarantee substantially to the extent in the same manner as such Indebtedness is subordinated to other Indebtedness of Parent, the Issuer or such other Guarantor, as the case may be.

The Indenture does not treat (1) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured or (2) Indebtedness as subordinated or junior to any other Indebtedness merely because it has a junior or different priority with respect to the same collateral.

Liens

Parent will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien (an “Initial Lien”) (except Permitted Liens) that secures obligations under any Indebtedness or any related guarantee, on any asset or property of Parent or any Restricted Subsidiary, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless:

(1) in the case of Liens securing Subordinated Indebtedness, the Notes and related Guarantees are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; or

(2) in all other cases, the Notes or the Guarantees are equally and ratably secured, except that the foregoing shall not apply to (a) Liens securing the Notes and the related Guarantees, (b) Liens securing Indebtedness permitted to be incurred under Credit Facilities, including any letter of credit facility relating thereto, that was permitted by the terms of the Indenture to be incurred pursuant to clause (1) of the second paragraph under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” and (c) Liens securing additional Indebtedness permitted to be incurred pursuant to the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that, in the case of this clause (c), at the time of the incurrence of such Indebtedness and after giving pro forma effect thereto, the Secured Net Leverage Ratio shall not exceed 4.25 to 1.00.

Any Lien created for the benefit of the Holders pursuant to the preceding paragraph shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon discharge of the Initial Lien. In the event that any Lien restricted by this covenant meets the criteria of clause (b) or (c) of the preceding paragraph or one or more clauses in the definition of Permitted Liens, Parent, in its sole discretion, may classify or reclassify such Lien among one or more such clauses pursuant to which such Lien would have been permitted at the time so classified or reclassified, as the case may be.

Merger, Consolidation or Sale of All or Substantially All Assets

Neither Parent nor the Issuer may consolidate or merge with or into or wind up into (whether or not it is the surviving entity), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(1) Parent or the Issuer, as applicable, is the surviving entity or the Person formed by or surviving any such consolidation or merger (if other than Parent or the Issuer, as applicable) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership, limited liability company or similar entity organized or existing under the laws of the jurisdiction of organization of the United States, any state thereof, the District of Columbia, or any territory thereof (such Person, as the case may be, being herein called the “Successor Company”); provided that at any time the Issuer or the Successor Company is not a corporation, there shall be a joint and several co- obligor of the Notes that is a Wholly-Owned Restricted Subsidiary of the Issuer and a corporation organized or existing under such laws;

(2) the Successor Company, if other than Parent or the Issuer, as applicable, expressly assumes all the obligations of Parent or the Issuer, as applicable, under the Notes or Guarantee, as the case may be, pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(3) immediately after such transaction, no Default exists;

(4) immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period, either (x) the Successor Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” or (y) the Fixed Charge Coverage Ratio of the Successor Company would not be lower than the Fixed Charge Coverage Ratio of the Issuer immediately prior to such transaction;

(5) each Guarantor, unless it is the other party to the transactions described above, in which case clause (1)(b) of the second succeeding paragraph shall apply, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under the Indenture, the Notes and the Registration Rights Agreement; and

(6) Parent shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture.

The Successor Company will succeed to, and be substituted for Parent or the Issuer, as the case may be, under the Indenture, the Guarantees and the Notes, as applicable. Notwithstanding the foregoing clauses (3) and (4),

(1) any Restricted Subsidiary may consolidate with or merge into or transfer all or part of its properties and assets to Parent or the Issuer, and

(2) Parent or the Issuer may merge with an Affiliate thereof solely for the purpose of reincorporating such Person in another jurisdiction (provided that such other jurisdiction is the United States, any state or territory thereof or the District of Columbia) so long as the amount of Indebtedness of Parent and its Restricted Subsidiaries is not increased thereby.

No Guarantor (other than Parent) will, and Parent will not permit any such Guarantor to, consolidate or merge with or into or wind up into (whether or not Parent or such Guarantor is the surviving entity), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(1) (a) such Guarantor is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership, limited partnership, limited liability company or trust or similar entity organized or existing under the laws of the jurisdiction of organization of such Guarantor, as the case may be, or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Guarantor or such Person, as the case may be, being herein called the “Successor Person”);

(b) the Successor Person, if other than such Guarantor, expressly assumes all the obligations of such Guarantor under the Indenture and such Guarantor’s related Guarantee pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(c) immediately after such transaction, no Default exists; and

(d) Parent shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture; or

(2) the transaction is made in compliance with the covenant described under “Repurchase at the Option of Holders—Asset Sales.”

In the case of clause (1) above, the Successor Person will succeed to, and be substituted for, such Guarantor under the Indenture and such Guarantor’s Guarantee. Notwithstanding the foregoing, any Guarantor may merge into or transfer all or part of its properties and assets to another Guarantor or the Issuer.

Transactions with Affiliates

Parent will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Parent (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $25.0 million unless:

(1) such Affiliate Transaction is on terms that are not materially less favorable to Parent or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Parent or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis; and

(2) Parent delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $30.0 million, a resolution adopted by the majority of the Operating Committee of Parent approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (1) above.

The foregoing provisions will not apply to the following:

(3) (a) transactions between or among Parent or any of its Restricted Subsidiaries (or an entity that becomes a Restricted Subsidiary as a result of such transaction) and (b) any merger or consolidation of Parent or any direct parent company of Parent;

(4) Restricted Payments permitted by the provisions of the Indenture described above under the covenant “—Limitation on Restricted Payments” and Investments constituting “Permitted Investments”;

(5) the payment of reasonable and customary fees, compensation, benefits and incentive arrangements paid or provided to, and indemnities provided on behalf of, current, former or future officers, directors, employees or consultants of Parent, any of its direct or indirect parent companies or any of its Restricted Subsidiaries;

(6) any agreement, instrument or arrangement as in effect as of the Issue Date or any transaction contemplated thereby, or any amendment or replacement agreement, instrument or arrangement thereto (so long as any such amendment is not materially disadvantageous to the Holders when taken as a whole as compared to the applicable agreement as in effect on the Issue Date);

(7) the existence of, or the performance by Parent or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders or similar agreement (including any registration rights agreement or purchase agreement related thereto) to which it was a party as of the Issue Date and any amendment thereto or similar agreements, transactions or arrangements which it may enter into thereafter; provided, however, that the existence of, or the performance by Parent or any of its Restricted Subsidiaries of obligations under any future amendment or replacement agreement to any such existing agreement or under any similar agreement, transaction or arrangement entered into after the Issue Date shall only be permitted by this clause (5) to the extent that the terms of any such amendment or new agreement, transaction or arrangement are not otherwise materially disadvantageous to the Holders when taken as a whole;

(8) any transaction effected as part of a Qualified Receivables Financing permitted hereunder;

(9) any non-recourse pledge of Equity Interests of an Unrestricted Subsidiary to support the Indebtedness of such Unrestricted Subsidiary;

(10) the Transaction and the payment of all fees and expenses related to the Transaction, in each case as disclosed in this prospectus;

(11) (a) transactions with customers, clients, suppliers, joint venture partners, or purchasers or sellers of goods or services (including pursuant to joint venture agreements), in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture, which are fair to Parent and its Restricted Subsidiaries, in the reasonable determination of the Operating Committee of Parent or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party or (b) transactions with joint ventures or Unrestricted Subsidiaries entered into in the ordinary course of business;

(12) the sale or issuance of Equity Interests (other than Disqualified Stock) of Parent or contributions to the capital of Parent;

(13) payments, loans, advances or guarantees (or cancellation of payments, loans, advances or guarantees) to employees or consultants of Parent, any of its direct or indirect parent companies or any of its Restricted Subsidiaries and employment agreements, stock option plans and other similar arrangements with such employees or consultants which, in each case, are approved by Parent in good faith;

(14) transactions in which Parent or any Restricted Subsidiary, as the case may be, delivers to the trustee a letter from an Independent Financial Advisor stating that such transaction is fair to Parent or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (1) of the preceding paragraph;

(15) transactions with Affiliates solely in their capacity as holders of Indebtedness or Equity Interests of Parent or any of its Subsidiaries, so long as such transaction is with all holders of such class (and there are such non-Affiliate holders) and such Affiliates are treated no more favorably than all other holders of such class generally; provided, however, that with regard to an issue of indebtedness of Parent or any of its Subsidiaries, such Affiliate holds no more than 15% of such issue;

(16) transactions between Parent or any Restricted Subsidiary and any Person that is an Affiliate of Parent or any Restricted Subsidiary solely because a director of such Person is also a director of Parent or any direct or indirect parent of Parent; provided that such director abstains from voting as a director of Parent or any direct or indirect parent, as the case may be, on any matter involving such other Person;

(17) transactions with a Person that is an Affiliate of Parent solely because Parent or any of its Subsidiaries directly or indirectly owns Capital Stock in or controls such Person;

(18) any Guarantee by any parent company of Parent of Indebtedness of Parent or any Restricted Subsidiary;

(19) a transaction with a Person who was not an Affiliate of Parent before the transaction but becomes an Affiliate solely as a result of such transaction;

(20) sales of accounts receivable, or participations therein, in connection with any Qualified Receivables Financing;

(21) payments by Parent or any of its Restricted Subsidiaries to, and agreements with, the Sponsors or any of their Affiliates for any financial advisory, management, monitoring or consulting services, financing, mergers and acquisitions advisory, insurance brokerage, hedging arrangements, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, pursuant to agreements in effect on the Issue Date or which are approved by a majority of the Operating Committee of Parent or any direct or indirect parent of Parent in good faith;

(22) any contribution to the capital of Parent or any Restricted Subsidiary;

(23) the entering into of any tax sharing agreement or arrangement and any payments permitted by clause (11)(B) of the second paragraph of the covenant described under “—Limitation on Restricted Payments”; and

(24) any Indebtedness permitted by clause (27) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.”

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

Parent will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

(1) (a) pay dividends or make any other distributions to Parent or any of the Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or

(b) pay any Indebtedness owed to Parent or any of the Restricted Subsidiaries;

(2) make loans or advances to Parent or any of the Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to Parent or any of the Restricted Subsidiaries, except (in each case) for such encumbrances or restrictions existing under or by reason of:

(a) contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Senior Secured Credit Facility and the related documentation;

(b) the Indenture, the Notes, the Guarantees and any exchange notes and related exchange guarantees to be issued in exchange for Notes and the Guarantees pursuant to the Registration Rights Agreement;

(c) purchase money obligations and capital lease obligations for property acquired in the ordinary course of business that impose restrictions of the nature discussed in clause (3) above on the property so acquired;

(d) applicable law or any applicable rule, regulation or order;

(e) any agreement or other instrument of a Person acquired by Parent or any of its Restricted Subsidiaries in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired;

(f) contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of Parent pursuant to an agreement that has been entered into for the sale or disposition of some or all of the Capital Stock or assets of such Subsidiary, that impose restrictions on the assets to be sold;

(g) Secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness or place any restriction on Parent’s or its Restricted Subsidiaries’ use of the assets securing such Secured Indebtedness;

(h) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(i) other Indebtedness, Disqualified Stock or Preferred Stock of Foreign Subsidiaries permitted to be incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” that impose restrictions solely on such Foreign Subsidiaries party thereto;

(j) existing under, by reason of or with respect to customary provisions in joint venture, operating agreements, asset sale agreements, stock sale agreements, sale and leaseback agreements and other similar agreements;

(k) customary provisions contained in leases or licenses of intellectual property (including grants, licenses or sublicenses of software, technology, patents, trademarks, copyrights, know-how, trade secrets, content (including genealogical, historical and DNA content), databases and any other intellectual property) and other agreements, in each case, entered into in the ordinary course of business;

(l) contractual requirements of a Receivables Subsidiary in connection with a Qualified Receivables Financing; provided that such restrictions apply only to such Receivables Subsidiary or the receivables that are subject to the Qualified Receivables Financing;

(m) protective Liens filed in connection with a Sale and Lease-Back Transaction permitted under the Indenture;

(n) any other agreement governing Indebtedness entered into after the Issue Date that contains encumbrances and restrictions that are not materially more restrictive taken as a whole with respect to Parent or any Restricted Subsidiary than those in effect on the Issue Date pursuant to agreements in effect on the Issue Date;

(o) any Restricted Investment not prohibited by the covenant described under “—Limitation on Restricted Payments” and any Permitted Investment;

(p) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of Parent or any Restricted Subsidiary thereof in any manner material to Parent or any Restricted Subsidiary thereof;

(q) existing under, by reason of or with respect to Refinancing Indebtedness; provided that the encumbrances and restrictions contained in the agreements governing that Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(r) in the case of the provision described in clause (3) of the first paragraph of this covenant: (i) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset, or (ii) existing under, by reason of or with respect to (x) purchase money obligations for property acquired in the ordinary course of business or (y) capital leases or operating leases that impose encumbrances or restrictions on the property so acquired or covered thereby;

(s) existing under, by reason of or with respect to Indebtedness of Parent or a Restricted Subsidiary not prohibited to be incurred under the indenture; provided that (i) such encumbrances or restrictions are ordinary and customary in light of the type of Indebtedness being incurred and the jurisdiction of the obligor and (b) such encumbrances or restrictions will not affect in any material respect Parent’s, the Issuer’s or any Guarantor’s ability to make principal and interest payments on the notes, as determined in good faith by Parent;

(t) restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which Parent or any of its Restricted Subsidiaries is a party entered into in the ordinary course of business; provided that such agreement prohibits the encumbrance of solely the property or assets of Parent or such Restricted Subsidiary that are the subject of such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of Parent or such Restricted Subsidiary or the assets or property of any other Restricted Subsidiary; and

(u) any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (t) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of Parent, not materially more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

For purposes of determining compliance with this covenant (i) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (ii) the subordination of loans or advances made to Parent or a Restricted Subsidiary to other Indebtedness incurred by Parent or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

Guarantors

Parent will not permit any of its Restricted Subsidiaries (other than an Excluded Subsidiary) to either (i) guarantee the payment of any Indebtedness of the Issuer or any Guarantor or (ii) incur any Indebtedness under any Credit Facility pursuant to clause (1) of the second paragraph under “Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” above unless such Restricted Subsidiary shall:

(1) within 20 Business Days execute, and deliver to the Trustee, a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Restricted Subsidiary shall unconditionally Guarantee all of the Issuer’s obligations under the Notes and the Indenture on the terms set forth in the Indenture; and

(2) deliver to the Trustee an Opinion of Counsel that such supplemental indenture has been duly authorized, executed and delivered by such Restricted Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such Restricted Subsidiary;

provided that to the extent that any Excluded Subsidiary no longer satisfies the definition of Excluded Subsidiary, it shall be subject to this covenant; provided further that the Guarantee of any Foreign Subsidiary may be limited as to its full and unconditional nature as required by the laws of the jurisdiction of organization of such Foreign Subsidiary.

Parent may elect, in its sole discretion, to cause any Subsidiary that is not otherwise required to be a Guarantor to become a Guarantor. Each Guarantee of a Guarantor shall be released in accordance with the provisions of the Indenture described under “—Guarantees” above.

Notwithstanding the foregoing, this covenant shall not prohibit a guarantee or pledge by a Foreign Subsidiary that is not a Guarantor securing the payment of Indebtedness of another Foreign Subsidiary that is not a Guarantor.

Reports and Other Information

Whether or not required by the SEC, so long as any notes are outstanding, Parent will furnish to the Trustee and the Holders, within the time periods specified in the SEC’s rules and regulations (as in effect on the Issue Date) for non-accelerated filers:

(1) all quarterly and annual financial information that would be required to be contained in a filing by a non-accelerated filer with the SEC on Forms 10-Q and 10-K (or any successor or comparable forms) if Parent were required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by Parent’s certified independent accountants; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if Parent were required to file such reports;

provided that (I) Parent shall not be required to provide any reports pursuant to clause (2) above prior to the earliest of (i) the date it first files an exchange offer or shelf registration statement pursuant to the Registration Rights Agreement and (ii) the deadline for consummating an exchange offer or filing a shelf registration statement pursuant to the Registration Rights Agreement; (II) prior to the earliest of (i) the date Parent first files an exchange offer or shelf registration statement pursuant to the Registration Rights Agreement and (ii) the deadline for consummating an exchange offer or filing a shelf registration statement pursuant to the Registration Rights Agreement, the reports described in clause (1) above will not be required to (A) include financial information contemplated by Rule 3-10 of Regulation S-X promulgated by the SEC provided that Parent shall include disclosure relating to the assets, liabilities, net revenues and Transaction Adjusted EBITDA of the non-Guarantor Subsidiaries of Parent in a manner consistent in all material respects with such information provided for in this prospectus and (B) provide the exhibits required by the reports described in clause (1) above, other than exhibits consisting of financial statements, other financial information or financial schedules; and (III) prior to the earliest of (i) the date the exchange offer or shelf registration statement is declared effective by the SEC and (ii) the deadline for consummating an exchange offer or filing a shelf registration statement pursuant to the Registration Rights Agreement, (A) Parent shall not be required to file any reports described in clause (2) above with respect to executive compensation matters and (B) Parent shall not be required to file or furnish any exhibits required by the reports described in clause (2) above with respect to material contracts to the extent Parent has determined in good faith that such material contracts may be entitled to confidential treatment as determined by the SEC.

In addition, whether or not required by the SEC, Parent will file a copy of all of the information and reports referred to in clause (1) and (2) above with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. Parent will be deemed to have furnished to the Holders the reports referred to in clauses (1) and (2) of the first paragraph of this covenant if Parent has either (i) filed such reports with the SEC (and such reports are publicly available) or (ii) posted such reports on the Issuer Website and issued a press release announcing such posting; provided that the Trustee shall have no obligation whatsoever to determine if such filing or posting has been made. For purposes of this covenant, the term “Issuer Website” means the collection of web pages that may be accessed on the World Wide Web using the URL address http://www.ancestry.com or such other address as Parent may from time to time designate in writing to the Trustee.

Until such time as either the exchange offer registration statement or shelf registration statement provided for in the Registration Rights Agreement shall have been declared effective by the SEC, Parent shall also (i) not later than ten days after the date on which the annual and quarterly reports required by clause (1) of the first paragraph of this covenant are provided to Holders, hold a live conference call (including a customary question-and-answer session for investors) in order to discuss such information and results of operations for the relevant reporting period and (ii) no fewer than three Business Days prior to the date of the conference call required to be held in accordance with clause (i), issue a press release to the appropriate internationally recognized wire services announcing the date that such information will be made available or the time and date of such conference call and directing Holders, prospective investors and securities analysts to contact the investor relations office of the Issuer to obtain such information or access such conference call. In addition, Parent has agreed that, for so long as any notes remain outstanding, it will furnish to Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

In addition, if at any time any direct or indirect parent company of Parent becomes a guarantor of the notes (there being no obligation of such parent to do so), the reports, information and other documents required to be filed and furnished to the Holders pursuant to this covenant may, at the option of Parent, be filed by and be those of such parent rather than Parent; provided that, the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to Parent and its Restricted Subsidiaries on a standalone basis, on the other hand.

In addition, the report requirements described in the first paragraph above shall be deemed satisfied prior to the commencement, if required, of the exchange offer contemplated by the Registration Rights Agreement relating to the Notes or the effectiveness of the shelf registration statement by the filing with the SEC of the exchange offer registration statement or shelf registration statement in accordance with the provisions of such Registration Rights Agreement, and any amendments thereto, if such registration statement or amendments thereto are filed at times that otherwise satisfy the time requirements set forth in the first paragraph of this covenant. For the avoidance of doubt, this covenant will not require Parent or the Restricted Subsidiaries to provide or file any information pursuant to the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the SEC that would not otherwise be applicable to them.

Notwithstanding anything herein to the contrary, (a) Parent will not be deemed to have failed to comply with any of its obligations hereunder for purposes of clause (3) under “Events of Default and Remedies” until 120 days after the date any report hereunder is due and (b) any failure to comply with this covenant shall be automatically cured when Parent or any direct or indirect parent of Parent, as the case may be, provides all required reports to the holders of the notes.

Suspension of Covenants

Following the first day (the “Suspension Date”) that (a) the Notes have an Investment Grade Rating from both Rating Agencies, and (b) no Default has occurred and is continuing, Parent and its Restricted Subsidiaries will not be subject to the provisions of the Indenture summarized herein under: (i) “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; (ii) “—Limitation on Restricted Payments”; (iii) “—Transactions with Affiliates”; (iv) “—Repurchase at the Option of Holders—Asset Sales”; (v) “—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries”; (vi) clause (4) under the first paragraph of “—Merger, Consolidation or Sale of All or Substantially All Assets”; and (vii) “—Guarantors” (collectively, the “Suspended Covenants”). If and while Parent and its Restricted Subsidiaries are not subject to the Suspended Covenants, the Notes will be entitled to substantially less covenant protection.

In the event that Parent and its Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraws its Investment Grade Rating or downgrades the rating assigned to the Notes below an Investment Grade Rating, then Parent and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants with respect to future events. The period of time between the Suspension Date and the Reversion Date is referred to herein as the “Suspension Period.” Notwithstanding that the Suspended Covenants may be reinstated, no Default will be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during the Suspension Period. Additionally, upon the occurrence of a Suspension Date, the amount of Excess Proceeds from Net Proceeds shall be reset at zero.

During the Suspension Period, Parent and its Restricted Subsidiaries will be entitled to incur Liens to the extent provided for under “—Liens” (including, without limitation, Permitted Liens) and any Permitted Liens which may refer to one or more Suspended Covenants shall be interpreted as though such applicable Suspended Covenant(s) continued to be applicable during the Suspension Period (but solely for purposes of the “—Liens” covenant and for no other covenant).

After any Reversion Date, (1) with respect to any Restricted Payments made after such Reversion Date, the amount of any Restricted Payments made will be calculated as though the covenant described above under the caption “—Limitation on Restricted Payments” had been in effect since the Issue Date and throughout the Suspension Period; (2) all Indebtedness incurred, or Disqualified Stock or preferred stock issued, during the Suspension Period will be classified to have been incurred or issued pursuant to clause (3) of the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; and (3) any agreement or other instrument entered into by Parent or a Restricted Subsidiary during the Suspension Period that contains an encumbrance or restriction of the type described in the covenant described under “—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries” shall, for purposes of that covenant, be treated as if they were in existence on the Issue Date. Notwithstanding the foregoing, during the Suspension Period, Parent shall not designate any of its Restricted Subsidiaries to be Unrestricted Subsidiaries. Parent will notify the Trustee in writing promptly following the occurrence of any Suspension Date or Reversion Date.

There can be no assurance that the Notes will ever achieve or maintain Investment Grade Ratings.

Events of Default and Remedies

The Indenture provides that each of the following is an Event of Default:

(1) default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of or premium, if any, on the Notes;

(2) default for 30 days or more in the payment when due of interest or Additional Interest on or with respect to the Notes;

(3) (a) failure by the Issuer, Parent or any other Guarantor to comply with its obligations under “Certain Covenants—Merger, Consolidation or Sale of All or Substantially All Assets,” (b) failure by Parent or any Restricted Subsidiary to comply with its obligations under the covenants described under “Repurchase at the Option of Holders” (other than a failure to purchase Notes that will constitute an Event of Default under clause (1) above and other than a failure to comply with its obligations that would cause a default under clause (a)), or (c) failure by Parent or any Restricted Subsidiary to comply with any of its obligations, covenants or agreements (other than a default referred to in clauses (1), (2) and (a) and (b) above) contained in the Indenture or the Notes, in the case of clause (b) for 30 days and in the case of clause (c) for 60 days, in each such case after receipt of written notice given to Parent by the Trustee or the Holders of not less than 25% in principal amount of the Notes;

(4) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by Parent or any of its Restricted Subsidiaries or the payment of which is guaranteed by Parent or any Restricted Subsidiaries, other than Indebtedness owed to Parent or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the issuance of the Notes, if both:

(a) such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity; and

(b) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregates to $25.0 million or more at any one time outstanding;

(5) failure by Parent or any Significant Subsidiary (or group of Restricted Subsidiaries that taken together would constitute a Significant Subsidiary) to pay non-appealable final judgments aggregating in excess of $25.0 million (excluding amounts covered by insurance provided by a carrier that has acknowledged coverage or amounts covered by valid third party indemnification obligations from a third party which is solvent), which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final and non-appealable, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(6) certain events of bankruptcy or insolvency with respect to Parent, the Issuer or any other Significant Subsidiary; or

(7) the Guarantee of Parent or any Significant Subsidiary (or group of Guarantors that taken together would constitute a Significant Subsidiary) shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of such Guarantor, as the case may be, denies that it has any further liability under its Guarantee or gives notice to such effect, other than by reason of the termination of the Indenture or the release of any such Guarantee in accordance with the Indenture and such default continues for 10 Business Days.

If any Event of Default (other than of a type specified in clause (6) above with respect to Parent or the Issuer) occurs and is continuing under the Indenture, the Trustee or the Holders of at least 25% in principal amount of the then total outstanding Notes may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately.

Upon the effectiveness of such declaration, such principal and interest will be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising under clause (6) of the first paragraph of this section with respect to Parent or the Issuer, all outstanding Notes will become due and payable without further action or notice. The Indenture provides that the Trustee may withhold from the Holders notice of any continuing Default, except a Default relating to the payment of principal, premium, if any, or interest, if it determines that withholding notice is in their interest.

The Indenture provides that the Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default and its consequences under the Indenture except a continuing Default in the payment of interest on, premium, if any, or the principal of any Note held by a non-consenting Holder or a continuing Default in respect of a covenant or provision of the Indenture which cannot be amended or modified without the consent of all Holders.

Subject to the provisions of the Indenture relating to the duties of the Trustee thereunder, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders unless the Holders have offered to the Trustee indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder may pursue any remedy with respect to the Indenture or the Notes unless:

(1) such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(2) Holders of at least 25% in principal amount of the total outstanding Notes have requested in writing the Trustee to pursue the remedy;

(3) Holders have offered the Trustee security or indemnity satisfactory to it against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5) Holders of a majority in principal amount of the total outstanding Notes have not given the Trustee a written direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, under the Indenture the Holders of a majority in principal amount of the total outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability.

The Indenture provides that Parent is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and Parent is required, within ten days after becoming aware of any Default, to deliver to the Trustee a statement specifying such Default, unless such Default has been cured before the end of the ten-day period.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder, member or limited partner of Parent or any Restricted Subsidiary or any of their parent companies shall have any liability for any obligations of the Issuer or the Guarantors under the Notes, the Guarantees or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

The obligations of the Issuer and the Guarantors under the Indenture will terminate (other than certain obligations) and will be released upon payment in full of all of the Notes. The Issuer may, at its option and at any time, elect to have all of its obligations discharged with respect to the Notes and have the Issuer and each Guarantor’s obligation discharged with respect to its Guarantee (“Legal Defeasance”) and cure all then existing Events of Default except for:

(1) the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due solely out of the trust created pursuant to the Indenture;

(2) the Issuer’s obligations with respect to Notes concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Issuer’s and Parent’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.

In addition, the Issuer may, at its option and at any time, elect to have its obligations and those of each Guarantor released with respect to certain covenants in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including bankruptcy, receivership, rehabilitation and insolvency events pertaining to Parent or the Issuer) described under “Events of Default and Remedies” will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the Notes:

(1) the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest due on the Notes on the stated maturity date or on the redemption date, as the case may be, and the Issuer must specify whether such Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, Parent shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions,

(a) Parent or the Issuer has received from, or there has been published by, the United States Internal Revenue Service a ruling, or

(b) since the issuance of the Notes, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the Holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes, as applicable, as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, Parent shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to such tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default (other than that resulting from borrowing funds to be applied to make such deposit and the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;

(5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under any Credit Facility or any other material agreement or instrument (other than the Indenture) to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound;

(6) Parent shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or any Guarantor or others; and

(7) Parent shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all Notes, when either:

(1) all Notes theretofore authenticated and delivered, except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

(2) (a) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, will become due and payable within one year or are to be called for redemption and redeemed within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer and the Issuer or any Guarantor have irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(b) the Issuer has paid or caused to be paid all sums payable by it under the Indenture; and

(c) the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

In addition, upon its request for written acknowledgement of satisfaction and discharge, Parent must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture, any Guarantee and the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding, including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes, and any existing Default or compliance with any provision of the Indenture or the Notes issued thereunder may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes, other than Notes beneficially owned by Parent or its Affiliates, including consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes.

The Indenture provides that, without the consent of each affected Holder of Notes, an amendment or waiver may not, with respect to any Notes held by a non-consenting Holder:

(1) reduce the percentage of the aggregate principal amount of such Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed final maturity of any such Note or alter or waive the provisions with respect to the redemption of such Notes (other than provisions relating to the covenants described above under the caption “Repurchase at the Option of Holders”);

(3) reduce the rate of or change the time for payment of interest on any Note;

(4) waive a Default in the payment of principal of or premium, if any, or interest on the Notes, except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration;

(5) make any Note payable in currency other than that stated therein;

(6) make any change in the provisions of the Indenture relating to the rights of Holders to receive payments of principal of or premium, if any, or interest on the Notes;

(7) make any change in these amendment and waiver provisions;

(8) impair the right of any Holder to receive payment of principal of, or interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(9) make any change to or modify the ranking of the Notes that would adversely affect the Holders; or

(10) except as expressly permitted by the Indenture, modify the Guarantee of Parent or any Significant Subsidiary in any manner adverse to the Holders.

Notwithstanding the foregoing, the Issuer, any Guarantor (with respect to a Guarantee or the Indenture to which it is a party) and the Trustee may amend or supplement the Indenture and any Guarantee or Notes without the consent of any Holder:

(1) to cure any ambiguity, omission, mistake, defect or inconsistency;

(2) to provide for uncertificated Notes of such series in addition to or in place of certificated Notes;

(3) to comply with the covenant relating to mergers, consolidations and sales of assets;

(4) to provide for the assumption of the Issuer’s or any Guarantor’s obligations to the Holders;

(5) to make any change that would provide any additional rights or benefits to the Holders or that does not materially adversely affect the rights under the Indenture of any such Holder;

(6) to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Issuer or any Guarantor;

(7) to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(8) to evidence and provide for the acceptance and appointment under the Indenture of a successor Trustee thereunder pursuant to the requirements thereof;

(9) to provide for the issuance of exchange notes or private exchange notes, which are identical to exchange notes except that they are not freely transferable;

(10) to add a Guarantor or release any Guarantor from its Guarantee if such release is in accordance with the terms of the Indenture;

(11) to conform the text of the Indenture, Guarantees or the Notes to any provision of this “Description of Exchange Notes” to the extent that such provision in this “Description of Exchange Notes” was intended to be a substantially verbatim recitation of a provision of the Indenture, Guarantee or Notes, as provided in an Officer’s Certificate;

(12) to make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes as permitted by the Indenture, including, without limitation, to facilitate the issuance and administration of the Notes; provided, however, that (i) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer Notes;

(13) to provide for the issuance of Additional Notes in accordance with the terms of the Indenture;

(14) to mortgage, pledge, hypothecate or grant any other Lien in favor of the Trustee for the benefit of the Holders, as security for the payment and performance of all or any portion of the Notes, in any property or assets; or

(15) to comply with the rules of any applicable securities depositary.

The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Concerning the Trustee

The Indenture contains certain limitations on the rights of the Trustee thereunder, should it become a creditor of the Issuer or any Guarantor, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his own affairs.

Governing Law

The Indenture, the Notes and any Guarantee are governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflicts of laws principles thereof.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. For purposes of the Indenture, unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

“Acquired Indebtedness” means, with respect to any specified Person,

Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness assumed or incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person, and

Indebtedness secured by a Lien encumbering any asset acquired by such specified Person;

provided that any Indebtedness of such other Person that is extinguished, redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transaction pursuant to which such other Person becomes a Restricted Subsidiary of the specified Person will not be Acquired Indebtedness.

“Additional Interest” means all additional interest then owing pursuant to the Registration Rights Agreement.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. No Person (other than Parent or any Subsidiary of Parent) in whom a Receivables Subsidiary makes an Investment in connection with a financing of accounts receivable will be deemed to be an Affiliate of Parent or any of its Subsidiaries solely by reason of such Investment.

“Applicable Premium” means, with respect to any Note on any date of redemption, the greater of:

(1) 1.0% of the principal amount of such Note; and

(2) the excess, if any, of (a) the present value at such date of redemption of (i) the redemption price of such Note at December 15, 2016 (such redemption price being set forth in the table appearing above under the caption “Optional Redemption”), plus (ii) all required interest payments due on such Note through December 15, 2016 (excluding accrued but unpaid interest to the date of redemption), with respect to each of subclause (i) and (ii), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over (b) the then-outstanding principal amount of such Note.

“Asset Sale” means:

(3) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets outside the ordinary course of business (including by way of a Sale and Lease-Back Transaction) of Parent or any of the Restricted Subsidiaries (each referred to in this definition as a “disposition”); or

(4) the issuance or sale of Equity Interests (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable law) of any Restricted Subsidiary, whether in a single transaction or a series of related transactions (other than Preferred Stock of Restricted Subsidiaries issued in compliance with the covenant described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”);

in each case, other than:

(a) any disposition of Cash Equivalents or obsolete, damaged, unnecessary, unsuitable or worn out equipment or of assets no longer used in the business or any sale or disposition of property or assets in connection with scheduled turnarounds, maintenance and equipment and facility updates or any disposition of products, services or inventory held for sale in the ordinary course of business;

(b) the disposition of all or substantially all of the assets of Parent or the Issuer in a manner permitted pursuant to the provisions described above under “Certain Covenants—Merger, Consolidation or Sale of All or Substantially All Assets” or any disposition that constitutes a Change of Control pursuant to the Indenture;

(c) the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described above under “Certain Covenants—Limitation on Restricted Payments”;

(d) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary (other than the Issuer) in any transaction or series of related transactions with an aggregate fair market value of less than $10.0 million;

(e) any disposition of property or assets or issuance of securities by a Restricted Subsidiary to Parent or by Parent or a Restricted Subsidiary to another Restricted Subsidiary;

(f) to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(g) the lease, assignment or sublease of any real or personal property in the ordinary course of business;

(h) foreclosures, condemnations or any similar actions on assets;

(i) any financing transaction with respect to property built or acquired by Parent or any Restricted Subsidiary after the Issue Date, including Sale and Lease-Back Transactions permitted by the Indenture;

(j) licenses or sub-licenses of intellectual property (including grants, licenses or sublicenses of software, technology, patents, trademarks, copyrights, know-how, trade secrets, content (including genealogical, historical and DNA content), databases and any other intellectual property) in the ordinary course of business;

(k) the creation of any Lien permitted under this Indenture;

(l) any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(m) the surrender or waiver of contract rights or settlement, release or surrender of a contract, tort or other litigation claim in the ordinary course of business;

(n) a disposition of accounts receivable and related assets by a Receivables Subsidiary in a Qualified Receivables Financing;

(o) the unwinding of any Hedging Obligations;

(p) the sale, lease, assignment, license or sublease of inventory, equipment, accounts receivable or other assets held for sale in the ordinary course of business;

(q) a sale of accounts receivable and related assets to a Receivables Subsidiary in a Qualified Receivables Financing or in factoring or similar transactions; and

(r) grants, licenses or sublicenses of software, technology, patents, trademarks, copyrights, know-how, trade secrets, content (including genealogical, historical and DNA content), databases and any other intellectual property in the ordinary course of business.

“Business Day” means each day which is not a Legal Holiday.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP (it being understood that any changes to generally accepted accounting principles after the Issue Date shall be disregarded in making this determination and that any obligation that would not be characterized as a capital lease obligation but for such changes, shall for all purposes under the Indenture (including, without limitation, the calculation of Consolidated Net Income and EBITDA) not be treated as capital lease obligations, Capitalized Lease Obligations or Indebtedness).

“Cash Equivalents” means:

(1) United States dollars, Euros, Pounds Sterling, Canadian Dollars, Australian Dollars and Swedish Krona (including such United States dollars, Euros, Pounds Sterling, Canadian Dollars, Australian Dollars and Swedish Krona as are held as overnight bank deposits and demand deposits with banks);

(2) securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(3) obligations maturing not more than one (1) year after such time issued or guaranteed by the government of a country (“OECD Country”) that is a member of the Organization for Economic Cooperation and Development or any agency thereof that is rated at least A by S&P or A by Moody’s;

(4) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $100.0 million:

(5) commercial paper rated at least P-2 by Moody’s or at least A-2 by S&P and in each case maturing within 24 months after the date of creation thereof;

(6) marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively, and in each case maturing within 24 months after the date of creation thereof;

(7) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having one of the two highest ratings obtainable from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) with maturities of 24 months or less from the date of acquisition;

(8) repurchase obligations of any lender or of any commercial bank satisfying (at the time of acquisition) the requirements of clause (4) of this definition, having a term of not more than ninety (90) days, with respect to securities issued or fully guaranteed or insured by the United States government;

(9) securities with maturities of one (1) year or less from the date of acquisition issued or fully guaranteed or insured by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated either (I) A or better by S&P or A or better by Moody’s or (II) SP1 or better by S&P or V-MIG 1 or better by Moody’s;

(10) securities issued or directly and fully guaranteed or insured by any OECD Country or any instrumentality or agency thereof (provided that the full faith and credit of such OECD Country is pledged in support thereof) having maturities of not more than twelve (12) months from the date of acquisition and rated either (I) at least A by S&P or A by Moody’s or (II) at least SP1 by S&P or V-MIG by Moody’s;

(11) securities with maturities of one (1) year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of any OECD Country, by any political subdivision or taxing authority of any such state, commonwealth or territory, the securities of which state, commonwealth, territory, political subdivision or taxing authority (as the case may be) are rated either (I) at least A by S&P or A by Moody’s or (II) at least SP1 by S&P or V-MIG by Moody’s;

(12) securities with maturities of one (1) year or less from the date of acquisition backed by standby letters of credit issued by any lender or any commercial bank satisfying the requirements of clause (4) or (5) of this definition;

(13) Indebtedness or preferred stock issued by Persons with a rating, at the time of acquisition thereof, of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of one (1) year or less from the date of acquisition;

(14) investment funds investing 95% of their assets in securities of the types described in clauses (1) through (13) above; and

(15) in the case of any Restricted Subsidiary organized or having its principal place of business outside of the United States, Investments of comparable tenor and credit quality to those described in the foregoing clauses (1) through (14) customarily utilized in countries in which such Restricted Subsidiary operates.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clause (1) above; provided that such amounts are converted into any currency listed in clause (1) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Change of Control” means the occurrence of any of the following:

(1) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the ultimate “beneficial owner” (as such term is used in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1) such person or group shall be deemed to have “beneficial ownership” of all Equity Interests that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the Voting Stock in Parent or the Issuer; or

(2) after the consummation of an initial public offering, during any period of two consecutive years, individuals who at the beginning of such period constituted the Operating Committee of Parent or the Board of Directors of Issuer (together with any new directors or members whose election by the Board of Directors or Operating Committee or whose nomination for election by the equityholders of Parent or the Issuer was approved by a vote of a majority of the members or directors of Parent or the Issuer then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of Parent’s Operating Committee or the Issuer’s Board of Directors then in office; or

(3) (a) all or substantially all of the assets of Parent and the Restricted Subsidiaries are sold or otherwise transferred to any Person other than a Wholly Owned Restricted Subsidiary or one or more Permitted Holders or (b) Parent or the Issuer consolidates or merges with or into another Person or any Person consolidates or merges with or into Parent or the Issuer, in any case under this clause (3), in one transaction or a series of related transactions in which immediately after the consummation thereof Persons beneficially owning (as defined above in clause (1)), directly or indirectly, all the Voting Stock of Parent or the Issuer, as the case may be, immediately prior to such consummation do not beneficially own (as defined above in clause (1)), directly or indirectly, Voting Stock representing a majority of the total voting power of the Voting Stock of Parent or the Issuer, as the case may be, or the surviving or transferee Person.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of goodwill and other intangibles, deferred financing fees of such Person and its Restricted Subsidiaries, for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(1) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income, including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments, (d) the interest component of Capitalized Lease Obligations, and (e) net cash payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (v) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (w) any expensing of bridge, commitment and other financing fees, (x) any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP, (y) Additional Interest and (z) commissions, discounts yields and other fees and charges (including any interest expense) related to any Receivables Facility; plus

(2) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(3) interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate determined in good faith by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income, of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication,

(1) any after-tax effect of extraordinary gains or losses or any non-recurring or unusual gains or losses or expenses (including, without limitation, any expenses related to any severance, relocation expenses and one-time compensation charges or any expenses directly attributable to the implementation of cost-saving initiatives), in each case, less all fees and expenses relating thereto, shall be excluded,

(2) the cumulative effect of a change in accounting principles during such period shall be excluded,

(3) any after-tax effect of income (loss) attributable to discontinued operations shall be excluded,

(4) any after-tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, as determined in good faith by the Issuer, shall be excluded,

(5) the Net Income (but not loss) for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of Parent shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period by such Person and shall be decreased by the amount of any losses that have been funded with cash from Parent or a Restricted Subsidiary during such period,

(6) solely for the purpose of determining the amount available for Restricted Payments under clause (3)(a) of the first paragraph of “—Certain Covenants—Limitation on Restricted Payments,” the Net Income (but not loss) for such period of any Restricted Subsidiary (other than the Issuer or any Guarantor) shall be excluded if the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income of Parent will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to Parent or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein,

(7) effects of adjustments (including the effects of such adjustments pushed down to Parent and its Restricted Subsidiaries) in the property and equipment, software and other intangible assets, deferred revenue and debt line items in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting in relation to any consummated acquisition (including the Transaction) and any increase in amortization or depreciation or other noncash charges resulting therefrom and any write-off of any amounts thereof, net of taxes, shall be excluded,

(8) any impairment charge or asset write-off, in each case, pursuant to GAAP and the amortization of intangibles arising pursuant to GAAP shall be excluded,

(9) any non-cash gains and losses due solely to fluctuations in currency values in accordance with GAAP shall be excluded,

(10) any fees, charges, costs and expenses incurred in connection with the Transaction (including any cash compensation expense) shall be excluded;

(11) costs or expenses incurred by Parent or a Restricted Subsidiary to assess and improve its internal controls and procedures for financial reporting in order to be in compliance with the requirement of the Sarbanes-Oxley Act of 2002 upon completion of the exchange offer or effectiveness of a shelf registration statement as required by the Registration Rights Agreement;

(12) to the extent covered by insurance and actually reimbursed, or, so long as Parent has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is in fact reimbursed within 365 days of the date of such determination (with a deduction in the applicable future period for any amount so excluded to the extent not so reimbursed within such 365 day period), expenses, charges or losses with respect to liability or casualty events or business interruption shall be excluded;

(13) any net after-tax gains or losses (including the effect of all fees and expenses or charges relating thereto) attributable to the early extinguishment of Indebtedness shall be excluded;

(14) unrealized gains and losses relating to hedging transactions and mark-to-market of Indebtedness resulting from the application of GAAP shall be excluded;

(15) any charges resulting from the application of Accounting Standards Codification Topic 805 “Business Combinations,” Accounting Standards Codification Topic 350 “Intangibles—Goodwill and Other,” Accounting Standards Codification Topic 360-10-35-15129 “Impairment or Disposal of Long Lived Assets,” Accounting Standards Codification Topic 480-10-25-4 “Distinguishing Liabilities from Equity—Overall—Recognition” or Accounting Standards Codification Topic 820 “Fair Value Measurements and Disclosures” shall be excluded;

(16) non-cash interest expense resulting from the application of Accounting Standards Codification Topic 470-20 “Debt—Debt with Conversion Options—Recognition” shall be excluded;

(17) any expenses or charges related to any Equity Offering, Permitted Investment, acquisition (including earn-out provisions) or Indebtedness permitted to be incurred by the Indenture including a refinancing thereof (in each case, whether or not successful) and any amendment or modification to the terms of any such transactions shall be excluded; and

(18) any non-cash compensation expense realized from employee benefit plans or other post-employment benefit plans, grants of stock appreciation or similar rights, stock options or other rights to officers, directors and employees of such Person or any of its Restricted Subsidiaries shall be excluded.

Notwithstanding the foregoing, for the purpose of the covenant described under “Certain Covenants—Limitation on Restricted Payments” only (other than clauses (3)(d) and (3)(e) of the first paragraph thereof), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by Parent and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from Parent and its Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by Parent or any of its Restricted Subsidiaries, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under such covenant pursuant to clauses (3)(d) or (3)(e) of the first paragraph thereof.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2) to advance or supply funds

(a) for the purchase or payment of any such primary obligation, or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Credit Facilities” means, with respect to Parent or any of its Restricted Subsidiaries, one or more debt facilities, including the Senior Secured Credit Facility, or other financing arrangements (including, without limitation, commercial paper facilities or indentures) providing for revolving credit loans, term loans, letters of credit or other long-term indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock”) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by Parent or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, executed by the principal financial officer of Parent, less the amount of cash and Cash Equivalents received in connection with a subsequent sale of or collection of such Designated Non-cash Consideration.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is putable or exchangeable) or upon the happening of any event, matures or is mandatorily redeemable (other than solely as a result of a change of control or asset sale) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the Notes or the date the Notes are no longer outstanding; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of Parent or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by Parent or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Domestic Restricted Subsidiary” means a Restricted Subsidiary incorporated or otherwise organized or existing under the laws of the United States, any state thereof or the District of Columbia, other than any such Restricted Subsidiary (i) of a controlled foreign corporation within the meaning of Section 957 of the Code (a “CFC”) or (ii) that has no material assets other than capital stock of one or more Foreign Subsidiaries that are CFCs.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period

(1) increased (without duplication) by:

(a) provision for taxes based on income or profits or capital gains, including, without limitation, state, franchise and similar taxes and foreign withholding taxes of such Person paid or accrued during such period deducted (and not added back) in computing Consolidated Net Income; plus

(b) Fixed Charges of such Person for such period to the extent the same was deducted (and not added back) in calculating such Consolidated Net Income; plus

(c) Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus

(d) any expenses or charges (other than depreciation or amortization expense) related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by the Indenture (including a refinancing thereof) (whether or not successful), including (i) such fees, expenses or charges related to the offering of the Notes and the Credit Facilities and (ii) any amendment or other modification of the Notes, and, in each case, deducted (and not added back) in computing Consolidated Net Income; plus

(e) the amount of any restructuring charge or reserve deducted (and not added back) in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions after the Issue Date, costs related to the closure and/or consolidation of facilities and severance costs; plus

(f) any other non-cash charges, including any write-offs or write-downs, reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(g) any costs or expense incurred by Parent or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan (including, without limitation, phantom stock plans and cash settled stock plans) or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of Parent or net cash proceeds of an issuance of Equity Interest of Parent (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation set forth in clause (3) of the first paragraph under “Certain Covenants—Limitation on Restricted Payments,”; plus

(h) any non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights; plus

(i) the amount of management, monitoring, consulting and advisory fees and related expenses paid (or any accruals related to such fees or related expenses) during such period to the Sponsors and the amount of any directors’ fees or reimbursements, including pursuant to the Management Agreement, in each case, to the extent permitted under “—Certain Covenants—Transactions with Affiliates”; plus

(j) earn-out expenses and retention payments resulting from acquisitions in which Parent or any Restricted Subsidiary is required to treat such earn-out expenses and retention payments as compensation costs;

(k) the amount of cost savings, operating expense reductions, restructuring charges and expense and cost-saving synergies projected by Parent in good faith to be realized as a result of actions taken or expected to be taken (calculated on a pro forma basis as though such cost savings, operating expense reductions, restructuring charges and expenses and cost-saving synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (v) such cost savings, operating expense reductions, restructuring charges and expense and cost-saving synergies are reasonably identifiable and factually supportable, (w) such cost savings, operating expense reductions, restructuring charges and expense and cost-saving synergies are expected to be realized within 12 months of the last day of such period, (x) no cost savings, operating expense reductions, restructuring charges and expense and cost-saving synergies may be added pursuant to this clause (k) to the extent duplicative of any expense or charges relating thereto that are either excluded in computing Consolidated Net Income or included (i.e., added back) in computing “EBITDA” for such period, (y) other than in the case of any such cost savings, operating expense reductions, restructuring charges and expenses and cost saving synergies relating to (A) an acquisition by Parent or any Restricted Subsidiary of Parent of either Capital Stock of a Person such that such Person shall become a Restricted Subsidiary of Parent or all or substantially all of the properties and assets of a Person or (B) any other acquisition by Parent or any Restricted Subsidiary of Parent of Capital Stock or property or assets other than in the ordinary course of business, the aggregate amount of cost savings, operating expense reductions, restructuring charges and expenses and cost-saving synergies added pursuant to this clause (k) shall not exceed 15.0% of EBITDA for such four quarter period (calculated on a pro forma basis) and (z) such adjustments may be incremental to (but not duplicative of) pro forma adjustments made pursuant to the second paragraph of the definition of “Fixed Charge Coverage Ratio”);

(l) the amount of any minority interest expense deducted in computing Consolidated Net Income;

(m) actual expenses incurred in connection with obtaining and maintaining private credit ratings; and

(n) the tax effect of any items excluded from the calculation of Consolidated Net Income pursuant to clauses (1), (3), (4), (8) and (13) of the definition thereof;

(2) decreased by (without duplication) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period, and

(3) increased or decreased by (without duplication):

(a) any net gain or loss resulting in such period from Hedging Obligations and the application of Statement of Financial Accounting Standards No. 133; plus or minus, as applicable,

(b) any net gain or loss resulting in such period from currency translation gains or losses related to currency remeasurements of Indebtedness (including any net loss or gain resulting from Hedging Obligations for currency exchange risk); plus or minus, as applicable,

(c) any net after-tax income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative, all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any public or private sale of common stock or Preferred Stock of Parent or any of its direct or indirect parent companies (excluding Disqualified Stock), other than:

(1) public offerings with respect to the Parent’s or any direct or indirect parent company’s common stock registered on Form S-8;

(2) issuances to any Subsidiary of Parent; and

(3) any such public or private sale that constitutes an Excluded Contribution.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Contribution” means net cash proceeds and Cash Equivalents received by Parent from:

(a) contributions to its common equity capital; and

(b) the sale (other than to a Subsidiary of Parent or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of Parent) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock and other than to the extent used to incur Indebtedness pursuant to clause (20) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) of Parent,

in each case designated as Excluded Contributions pursuant to an Officer’s Certificate and which are excluded from the calculation set forth in clause (3) of the first paragraph under “—Certain Covenants—Limitation on Restricted Payments.”

“Excluded Subsidiaries” means (a) any non-Wholly-Owned Subsidiary of the Parent (other than a non-Wholly-Owned Subsidiary that guarantees any other capital markets Indebtedness of the Issuer or a Guarantor), (b) any Immaterial Subsidiary, (c) any Receivables Subsidiary or (d) any Foreign Subsidiary of the Issuer.

“fair market value” means, with respect to any asset or liability, the fair market value of such asset or liability as determined by the Issuer in good faith; provided that if the fair market value is equal to or exceeds $50.0 million, such determination shall be made in good faith by the Operating Committee of Parent.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that Parent or any Restricted Subsidiary incurs, assumes, guarantees, redeems, retires or extinguishes any Indebtedness (other than Indebtedness incurred under any revolving credit facility or other incurrence of Indebtedness for working capital purposes pursuant to working capital facilities unless, in each case, such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Ratio Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (as determined in accordance with GAAP) that have been made by Parent or any of its Restricted Subsidiaries during the reference period or subsequent to such reference period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (and the change in any associated Fixed Charges and the change in EBITDA resulting therefrom) had occurred on the first day of the reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into Parent or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation or discontinued operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or discontinued operation had occurred at the beginning of the applicable period.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of Parent and may include, without duplication, cost savings, operating expense reductions, restructuring charges and expenses and cost-saving synergies resulting from such Investment, acquisition, disposition, merger, consolidation or discontinued operation or other transaction (including the Transaction), in each case calculated in a manner consistent with clause (1)(k) of the definition of “EBITDA” herein. For the avoidance of doubt, the actual adjustments set forth in the computation of “Transaction Adjusted EBITDA” as described in this prospectus shall be deemed to comply with the standards set forth in the immediately preceding sentence. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of Parent to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period except as set forth in the first paragraph of this definition. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as Parent may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(1) Consolidated Interest Expense of such Person for such period;

(2) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock of such Person during such period; and

(3) all cash dividends or other distributions paid or accrued (excluding items eliminated in consolidation) on any series of Disqualified Stock of such Person during such period.

“Foreign Subsidiary” means, with respect to any Person, any Restricted Subsidiary other than a Domestic Restricted Subsidiary.

“GAAP” means generally accepted accounting principles in the United States as in effect on the Issue Date; provided that the financial statements and other financial information required by “—Certain Covenants—Reports and Other Information” shall be prepared in accordance with generally accepted accounting principles in the United States as in effect from time to time.

“Government Securities” means securities that are:

(1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means the guarantee by any Guarantor of the Issuer’s Obligations under the Indenture.

“Guarantor” means Parent and each Restricted Subsidiary that Guarantees the Notes in accordance with the terms of the Indenture.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1) any interest rate protection agreements including, without limitation, interest rate swap agreements, interest rate cap agreements and interest rate collar agreements;

(2) any foreign exchange contracts, currency swap agreements or other agreements or arrangements designed to protect such Person against fluctuations in interest rates or foreign exchange rates;

(3) any commodity futures contract, commodity option or other similar arrangement or agreement designed to protect such Person against fluctuations in the prices of commodities; and

(4) indemnity agreements and arrangements entered into in connection with the agreements and arrangements described in clauses (1), (2) and (3).

“Holder” means the Person in whose name a Note is registered on the registrar’s books.

“Immaterial Domestic Subsidiary” means each Restricted Subsidiary that is a Domestic Subsidiary which, as of the most recent four fiscal quarter period of Parent for which internal financial statements of Parent are available, (i) contributed less than 5.0% of EBITDA of Parent and the Restricted Subsidiaries and (ii) had assets with a net book value of less than 5.0% of Total Assets as of such date; provided, however, that, if at any time the aggregate amount of EBITDA of Parent and the Restricted Subsidiaries or Total Assets, as applicable, attributable to all Restricted Subsidiaries (other than Restricted Subsidiaries that are Excluded Subsidiaries pursuant to clauses (a), (c) or (d) of the definition of “Excluded Subsidiaries”) that are Immaterial Domestic Subsidiaries exceeds 7.5% of EBITDA of Parent and all of the Restricted Subsidiaries for any such four-quarter period or 7.5% of Total Assets as of such date, as applicable, then such Restricted Subsidiary or Restricted Subsidiaries shall no longer be deemed Immaterial Domestic Subsidiaries to the extent of such excess.

“Immaterial Foreign Subsidiary” means each Restricted Subsidiary that is a Foreign Subsidiary which, as of the most recent four fiscal quarter period of Parent for which internal financial statements of Parent are available, contributed less than 10.0% of consolidated net revenues of Parent and the Restricted Subsidiaries for such four-quarter period; provided, however, that, if at any time the aggregate amount of consolidated net revenues of Parent and the Restricted Subsidiaries attributable to all Restricted Subsidiaries (other than Restricted Subsidiaries that are Excluded Subsidiaries pursuant to clauses (a), (c) or (d) of the definition of “Excluded Subsidiaries”) that are Immaterial Foreign Subsidiaries exceeds 10.0% of consolidated net revenues of Parent and all of the Restricted Subsidiaries for any such four-quarter period, then such Restricted Subsidiary or Restricted Subsidiaries shall no longer be deemed Immaterial Foreign Subsidiaries to the extent of such excess.

“Immaterial Subsidiary” means, collectively each Immaterial Domestic Subsidiary and each Immaterial Foreign Subsidiary.

“Indebtedness” means, with respect to any Person, without duplication:

(1) any indebtedness (including principal and premium) of such Person, whether or not contingent:

(a) in respect of borrowed money;

(b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(c) representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except (i) any such balance that constitutes an accrued expense or trade payable or similar obligation to a trade creditor, in each case, accrued in the ordinary course of business that are not overdue by 90 days or more or are being contested in good faith and (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP; or

(d) representing any Hedging Obligations;

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2) to the extent not otherwise included, any Obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (1) of a third Person (whether or not such items would appear upon the balance sheet of the such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

(3) to the extent not otherwise included, the obligations of the type referred to in clause (1) of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person; provided that if such Indebtedness has not been so assumed the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at the date of determination and (B) the amount of the Indebtedness so secured; provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include Contingent Obligations incurred in the ordinary course of business.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing that is, in the good faith judgment of Parent, qualified to perform the task for which it has been engaged.

“Initial Purchasers” means Morgan Stanley & Co. LLC, Barclays Capital Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., RBC Capital Markets, LLC and HSBC Securities (USA) Inc.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or equivalent) by Moody’s and BBB- (or equivalent) by S&P, or an equivalent rating by any Successor Rating Agency.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of Parent in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “Certain Covenants—Limitation on Restricted Payments”:

(1) “Investments” shall include the portion (proportionate to Parent’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of Parent at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, Parent shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(a) Parent’s “Investment” in such Subsidiary at the time of such redesignation; less

(b) the portion (proportionate to Parent’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.

“Issue Date” means the date of original issuance of the Notes under the Indenture.

“Issuer” has the meaning set forth in the first paragraph under “General.”

“Legal Holiday” means a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York or place of payment.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Management Agreement” means the Transaction and Monitoring Fee Agreement, dated on or before the Issue Date, among the Issuer, Permira Advisers LLC and Spectrum Equity Investors V, L.P. or Affiliates thereof.

“Merger Agreement” means the Agreement and Plan of Merger dated as of October 21, 2012 by and among Holdings, Merger Sub and Ancestry.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined on a consolidated basis in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds (including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not the interest component, thereof)) received by Parent or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including legal, accounting and investment banking fees, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of principal, premium, if any, and interest on Secured Indebtedness required (other than required by clause (1) of the second paragraph of “Repurchase at the Option of Holders—Asset Sales”) to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by Parent or any of the Restricted Subsidiaries determined in good faith as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by Parent or any of the Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations (fixed or contingent) associated with such transaction.

“Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness; provided that Obligations with respect to the Notes shall not include fees or indemnification obligations in favor of the Trustee and other third parties other than the Holders.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer, any Assistant Treasurer, the Controller or the Secretary of Parent.

“Officer’s Certificate” means a certificate signed on behalf of Parent by an Officer of Parent that meets the requirements set forth in the Indenture, and delivered to the Trustee.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to Parent, any Subsidiary of Parent or the Trustee.

“Pari Passu Indebtedness” means, with respect to the Issuer or any Guarantor, Indebtedness of the Issuer or such Guarantor unless, with respect to any item of Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding or any other agreement governing the terms of such Indebtedness expressly provides that such Indebtedness shall be subordinated in right of payment to any other item of Indebtedness of the Issuer or such Guarantor. Notwithstanding the foregoing, “Pari Passu Indebtedness” shall not include:

(i) Indebtedness of Parent owed to any Restricted Subsidiary or Indebtedness of any such Restricted Subsidiary owed to Parent or any other Restricted Subsidiary of such Restricted Subsidiary; or

(ii) Indebtedness incurred in violation of the Indenture.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of Replacement Assets or a combination of Replacement Assets and cash or Cash Equivalents between Parent or any Restricted Subsidiary and another Person; provided that any cash or Cash Equivalents received must be applied in accordance with the “Repurchase at the Option of Holders—Asset Sales” covenant.

“Permitted Genealogical Data Acquisitions” means Investments consisting of the acquisition by Parent or any of its Restricted Subsidiaries of genealogical, historical and/or DNA data or any acquisition by Parent or any of its Restricted Subsidiaries of the Equity Interests of another Person for which the primary purpose of consummating such acquisition is to obtain genealogical, historical and/or DNA data.

“Permitted Holders” means each of the Sponsors and members of management of Parent (or its direct or indirect parent or Subsidiary) on the Issue Date who are holders of Equity Interests of Parent (or any of its direct or indirect parent companies) and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that, in the case of such group and without giving effect to the existence of such group or any other group, the Sponsors and such members of management, collectively, have beneficial ownership of more than 50% of the total voting power of the Voting Stock of Parent or any of its direct or indirect parent companies.

“Permitted Investments” means:

(1) any Investment in Parent or any of its Restricted Subsidiaries;

(2) any Investment in cash and Cash Equivalents;

(3) any Investment by Parent or any of its Restricted Subsidiaries in a Person if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary; or

(b) such Person, in one transaction or a series of related transactions, is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Parent or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(4) any Investment in securities or other assets not constituting cash or Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of “Repurchase at the Option of Holders—Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(5) any Investment existing on the Issue Date, and any extension, modification or renewal of any Investments existing on the Issue Date, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases thereof (other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investment as in effect on the Issue Date);

(6) any Investment acquired by Parent or any of its Restricted Subsidiaries in compromise of, or in respect of, obligations of, claims against or disputes with, any Person (other than Parent or any Restricted Subsidiary or Affiliate), including, but not limited to:

(a) in exchange for any other Investment or accounts receivable held by Parent or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable; or

(b) as a result of a foreclosure by Parent or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(7) Hedging Obligations permitted under clause (10) of the covenant described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(8) Investments made with the net cash proceeds of, or the payment for which consists of, Equity Interests (exclusive of Disqualified Stock) of Parent, or any of its direct or indirect parent companies; provided, however, in each case, that such cash proceeds or such Equity Interests, as the case may be, will not increase the amount available for Restricted Payments under clause (3) of the first paragraph under the covenant described in “Certain Covenants—Limitations on Restricted Payments”;

(9) guarantees of Indebtedness permitted under the covenant described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(10) [intentionally omitted];

(11) any Investment by Parent or any Restricted Subsidiary in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Financing; provided, however that any Investment in a Receivables Subsidiary is in the form of a purchase money note, contribution of additional receivables or an Equity Interest;

(12) additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (12) that are at that time outstanding (without giving effect to the sale of an Investment to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed the greater of (x) $100.0 million and (y) 5.0% of Total Assets of Parent (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(13) loans and advances to, or guarantees of Indebtedness of, officers, directors and employees in an amount not to exceed $2.0 million at any time outstanding;

(14) loans and advances to officers, directors and employees for business related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business consistent with past practice;

(15) advances to customers or suppliers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of Parent or the Restricted Subsidiaries and endorsements for collection or deposit arising in the ordinary course of business;

(16) lease, utility and other similar deposits in the ordinary course of business;

(17) Investments consisting of the licensing or contribution of intellectual property (including grants, licenses or sublicenses of software, technology, patents, trademarks, copyrights, know-how, trade secrets, content (including genealogical, history and DNA content), databases and any other intellectual property) pursuant to joint marketing arrangements with other Persons, in each case in the ordinary course of business;

(18) Investments in a Similar Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (18) that are at that time outstanding (without giving effect to the sale of an Investment to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed the greater of (x) $125.0 million and (y) 6.0% of Total Assets of Parent at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(19) Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business;

(20) Investments received in satisfaction of judgments or in settlements of debt or compromises of obligations incurred in the ordinary course of business;

(21) Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business;

(22) Investments in the ordinary course of business consisting of (a) endorsements for collection or deposit and (b) customary trade arrangements with customers consistent with past practices;

(23) Investments made in the ordinary course of business and consistent with past practice in connection with obtaining, maintaining or renewing client contracts and loans or advances made to distributors in the ordinary course of business and consistent with past practice;

(24) advances, loans, rebates and extensions of credit (including the creation of receivables) to suppliers, customers and vendors, and performance guarantees, in each case in the ordinary course of business;

(25) the acquisition of assets or Capital Stock solely in exchange for the issuance of common Equity Interests of Parent;

(26) Permitted Genealogical Data Acquisitions having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (26) that are at that time outstanding (without giving effect to the sale of an Investment to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed $10.0 million (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); and

(27) Investments by Parent or its Restricted Subsidiaries in joint ventures not to exceed $50.0 million at any one time outstanding (without giving effect to the sale of an Investment to the extent the proceeds of such sale do not consist of cash or marketable securities and with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value).

“Permitted Liens” means, with respect to any Person:

(1) pledges or deposits by such Person under workers’ compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(2) Liens, imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet overdue for a period of more than 30 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review and for which adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(3) Liens for taxes, assessments or other governmental charges not yet (i) overdue for a period of more than 30 days or (ii) subject to penalties for nonpayment, or which are being contested in good faith by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(4) Liens to secure public or statutory obligations, surety, stay, appeal, indemnity, bid, performance and similar bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5) survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental, to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6) Liens (i) securing Indebtedness permitted to be incurred pursuant to clause (4) or (17) of the second paragraph under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that such Liens incurred pursuant to clause (17) extend only to the property and assets of Foreign Subsidiaries that are not Guarantors securing such Indebtedness and (ii) on property and assets of Foreign Subsidiaries that are not Guarantors securing additional Indebtedness of Foreign Subsidiaries that are not Guarantors incurred pursuant to the covenant described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(7) Liens existing on the Issue Date (other than Liens in favor of secured parties under the Senior Secured Credit Facility);

(8) Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided further, however, that such Liens may not extend to any other property owned by Parent or any of its Restricted Subsidiaries;

(9) Liens on property at the time Parent or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into Parent or any of its Restricted Subsidiaries; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; provided further, however, that the Liens may not extend to any other property owned by Parent or any of its Restricted Subsidiaries;

(10) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to Parent or another Restricted Subsidiary permitted to be incurred in accordance with the covenant described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(11) Liens securing Hedging Obligations;

(12) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13) leases, subleases, licenses or sublicenses granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of Parent or any of its Restricted Subsidiaries and do not secure any Indebtedness;

(14) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases or consignments entered into by Parent and its Restricted Subsidiaries in the ordinary course of business;

(15) Liens in favor of the Issuer or any Guarantor;

(16) Liens on equipment of Parent or any of its Restricted Subsidiaries granted in the ordinary course of business to Parent’s clients;

(17) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8) and (9) and any Lien permitted by clause (c) of the second paragraph under “—Liens”; provided, however, that (a) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or in the case of Indebtedness described under clauses (6), (7), (8) and (9) only, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8) and (9) at the time the original Lien became a Permitted Lien under the Indenture, and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(18) deposits made in the ordinary course of business to secure liability to insurance carriers;

(19) other Liens securing Obligations incurred in the ordinary course of business which Obligations do not exceed at any one time outstanding the greater of (x) $50.0 million and (y) 2.5% of Total Assets of Parent;

(20) Liens securing judgments for the payment of money not constituting an Event of Default under clause (5) under the caption “Events of Default and Remedies” so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(21) Liens (i) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation and exportation of goods in the ordinary course of business or (ii) on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;

(22) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code (or any comparable or successor provision) on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of setoff) and which are within the general parameters customary in the banking industry;

(23) Liens deemed to exist in connection with Investments in repurchase agreements permitted under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(24) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(25) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of Parent or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Parent and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of Parent or any of its Restricted Subsidiaries in the ordinary course of business;

(26) Liens on accounts receivable and related assets contemplated by a Qualified Receivables Financing;

(27) Liens on property or assets securing Indebtedness used to defease or to satisfy and discharge the Notes in their entirety; provided that the incurrence of such Indebtedness and such defeasance or satisfaction and discharge were not prohibited by the Indenture;

(28) Non-recourse Liens on the Equity Interests of an Unrestricted Subsidiary to secure Obligations of such Unrestricted Subsidiary;

(29) Liens on Equity Interests deemed to exist in connection with any options, put and call arrangements, rights of first refusal and similar rights relating to Investments in Persons that are not Subsidiaries under the Indenture;

(30) grants, licenses or sublicenses of software, technology, patents, trademarks, copyrights, know-how, trade secrets, content (including genealogical, historical and DNA content), databases and any other intellectual property in the ordinary course of business;

(31) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(32) Liens Incurred to secure cash management services (and other “bank products”), owed to a lender under the Senior Secured Credit Facility in the ordinary course of business;

(33) Liens on receivable and related assets including proceeds thereof being sold in factoring arrangements entered into in the ordinary course of business;

(34) restrictions on dispositions of assets to be disposed of pursuant to merger agreements, stock or asset purchase agreements and similar agreements;

(35) customary options, put and call arrangements, rights of first refusal and similar rights relating to Investments in joint ventures and partnerships; and

(36) customary Liens on deposits required in connection with the purchase of property, equipment and inventory, in each case incurred in the ordinary course of business.

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Qualified Receivables Financing” means any transaction or series of transactions entered into by Parent or any of its Restricted Subsidiaries pursuant to which Parent or any of its Restricted Subsidiaries sells, conveys or otherwise transfers to (i) a Receivables Subsidiary (in the case of a transfer by Parent or any of its Restricted Subsidiaries) and (ii) any other Person (in the case of a transfer by a Receivables Subsidiary), or grants a security interest in, any accounts receivable (whether now existing or arising in the future) of Parent or any of its Restricted Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted.

“Rating Agencies” mean Moody’s and S&P; provided that if S&P, Moody’s or any Successor Rating Agency (as defined below) shall cease to be in the business of providing rating services for debt securities generally, Parent shall be entitled to replace any such Rating Agency or Successor Rating Agency, as the case may be, which has ceased to be in the business of providing rating services for debt securities generally with a security rating agency which is in the business of providing rating services for debt securities generally and which is nationally recognized in the United States (such rating agency, a “Successor Rating Agency”).

“Receivables Subsidiary” means a Subsidiary of Parent (or another Person formed for the purposes of engaging in a Qualified Receivables Financing with Parent or its Restricted Subsidiaries in which Parent or any Restricted Subsidiary makes an Investment and to which Parent or any Restricted Subsidiary transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of Parent and its Restricted Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Operating Committee of Parent (as provided below) as a Receivables Subsidiary and:

(a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by Parent or any of its Restricted Subsidiaries (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates Parent or any other Subsidiary of Parent in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of Parent or any other Subsidiary of Parent, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings,

(b) with which neither Parent nor any of its Restricted Subsidiaries has any material contract, agreement, arrangement or understanding other than on terms which Parent reasonably believes to be no less favorable to Parent or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of Parent, and

(c) to which neither Parent nor any of its Restricted Subsidiaries has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Operating Committee of Parent shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Operating Committee of Parent giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing conditions.

“Registration Rights Agreement” means the Registration Rights Agreement with respect to the Notes dated as of the Issue Date, among the Issuer, the Guarantors and the Initial Purchasers.

“Replacement Assets” means (a) substantially all the assets of a business operating or engaged in a Similar Business, (b) Capital Stock in any Person operating or engaged in a Similar Business that results in the Issuer or another of the Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such Person such that it constitutes a Restricted Subsidiary or (c) any other property or assets used or useful in a Similar Business.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of Parent (including any Foreign Subsidiary and the Issuer) that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any arrangement providing for the leasing by Parent or any of its Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by Parent or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness of Parent or any of its Restricted Subsidiaries secured by a Lien.

“Secured Net Leverage Ratio” means, as of the date of determination, the ratio of (a) the Secured Indebtedness of Parent and its Restricted Subsidiaries as of such date of determination less the amount of cash and Cash Equivalents (excluding restricted cash) held by Parent and its Restricted Subsidiaries as of such date of determination, in each case, determined after giving pro forma effect to such incurrence of Indebtedness, and each other incurrence, assumption, guarantee, redemption, retirement and extinguishment of Indebtedness as of such date of determination to (b) EBITDA of Parent and its Restricted Subsidiaries for the most recently ended four fiscal quarters ending immediately prior to such date for which internal financial statements are available. For purposes of determining the “Secured Net Leverage Ratio,” “EBITDA” shall be subject to the adjustments applicable to “EBITDA” as provided for in the definition of “Fixed Charge Coverage Ratio.”

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Senior Secured Credit Facility” means the credit facilities under the credit agreement entered into on the Issue Date, by and among, the Issuer, as borrower, Parent, Holdings, the subsidiary guarantors party thereto, the lenders party thereto, and Barclays Bank PLC, as administrative agent, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings or refinancings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” above).

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation was in effect on the Issue Date.

“Similar Business” means any business conducted by Ancestry and its Restricted Subsidiaries on the Issue Date or any business that is similar, reasonably related, complementary, incidental or ancillary thereto.

“Sponsors” means Permira Advisers LLC, AlpInvest Partners B.V., GIC Special Investments Pte Ltd, Spectrum Equity Investors V, L.P., Esta Investments Pte Ltd. and each of their Affiliates, but not including any of their portfolio companies.

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by Parent or any Subsidiary of Parent, which Parent, has determined in good faith to be customary in an accounts receivable securitization transaction.

“Subordinated Indebtedness” means, with respect to the Notes or the Guarantee of a Guarantor,

(1) any Indebtedness of the Issuer which is by its terms subordinated in right of payment to the Notes, and

(2) any Indebtedness of any Guarantor which is by its terms subordinated in right of payment to the Guarantee of such entity of the Notes or the Guarantee of a Guarantor.

“Subsidiary” means, with respect to any Person:

(3) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof or is consolidated under GAAP with such Person at such time; and

(4) any partnership, joint venture, limited liability company or similar entity of which

(x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

(y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Subsidiary Guarantors” means all of Parent’s direct and indirect Restricted Subsidiaries that provide a Guarantee of the Notes in accordance with the Indenture.

“Total Assets” means the total assets of Parent and its Restricted Subsidiaries on a consolidated basis, as shown on the most recent consolidated balance sheet of Parent and its Restricted Subsidiaries and computed in accordance with GAAP. Total Assets shall be calculated after giving effect to the transaction giving rise to the need to calculate Total Assets.

“Transaction” means the transactions contemplated by the Merger Agreement, the issuance of the Notes and the entry into and borrowings under the Senior Secured Credit Facility, consummated in connection with the foregoing on the Issue Date.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to December 15, 2016; provided, however, that if the period from the redemption date to December 15, 2016, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb).

“Unrestricted Subsidiary” means:

(1) any Subsidiary of Parent which at the time of determination is an Unrestricted Subsidiary (as designated by Parent, as provided below); and

(2) any Subsidiary of an Unrestricted Subsidiary.

Parent may designate any Subsidiary of Parent (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, Parent or any Subsidiary of Parent (other than solely any Subsidiary of the Subsidiary to be so designated); provided that

(1) any Unrestricted Subsidiary must be an entity of which the Equity Interests entitled to cast at least a majority of the votes that may be cast by all Equity Interests having ordinary voting power for the election of directors or Persons performing a similar function are owned, directly or indirectly, by Parent;

(2) such designation complies with the covenants described under “Certain Covenants—Limitation on Restricted Payments”; and

(3) each of:

(a) the Subsidiary to be so designated; and

(b) its Subsidiaries

has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of Parent or any Restricted Subsidiary.

Parent may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Default shall have occurred and be continuing and Parent could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described in the first paragraph under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.”

Any such designation by Parent shall be notified by Parent to the Trustee by promptly filing with the Trustee a copy of the resolution of the Operating Committee of Parent or any committee thereof giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment; by

(2) the sum of all such payments.

“Wholly Owned Restricted Subsidiary” of any Person means a Restricted Subsidiary of such Person that is a Wholly-Owned Subsidiary.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Equity Interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material United States federal income tax consequences relating to the exchange of initial notes for exchange notes in the exchange offer. This summary is based on United States federal income tax law, including the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, administrative rulings and judicial authority, all as in effect or in existence as of the date of this prospectus. Subsequent developments in United States federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the United States federal income tax consequences of the exchange of initial notes for exchange notes in the exchange offer. We have not sought and will not seek any rulings from the Internal Revenue Service (the “IRS”) with respect to the matters summarized below, and there can be no assurance that the IRS will not take a different position concerning the tax consequences of the exchange of initial notes for exchange notes in the exchange offer or that any such position would not be sustained.

This summary does not discuss all of the aspects of United States federal income taxation that may be relevant to you in light of your particular investment or other circumstances, or to holders subject to special provisions of United States federal tax law (such as dealers in securities or currencies, traders in securities, persons holding notes as part of a conversion, constructive sale, wash sale or other integrated transaction or a hedge, straddle or synthetic security, persons subject to the alternative minimum tax, United States expatriates, financial institutions, insurance companies, controlled foreign corporations and passive foreign investment companies, and shareholders of such corporations, regulated investment companies, real estate investment trusts, entities that are tax-exempt for United States federal income tax purposes and retirement plans, individual retirement accounts and tax-deferred accounts and pass-through entities, including entities and arrangements classified as partnerships for United States federal tax purposes, and beneficial owners of pass-through entities). This summary applies only to a beneficial owner of a note who holds the note as a capital asset within the meaning of the Code (generally, property held for investment). This summary does not discuss any state, local or non-U.S. income or other tax consequences.

The exchange of initial notes for exchange notes in the exchange offer will not be a taxable event for United States federal income tax purposes. Your tax basis in your exchange notes immediately after the exchange will be the same as your tax basis in your initial notes immediately before the exchange, and your holding period in your exchange notes will include your holding period for your initial notes exchanged therefor.

Before you exchange initial notes for exchange notes in the exchange offer, you should consult your own tax advisor regarding the particular United States federal, state, local and non-U.S. tax consequences of the exchange that may be applicable to you.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for unregistered notes where such unregistered notes were acquired as a result of market-making activities or other trading activities. To the extent any such broker-dealer participates in the exchange offer, we have agreed that for a period of up to 180 days we will make this prospectus, as amended or supplemented, available to such broker-dealer for use in connection with any such resale, and will deliver as many additional copies of this prospectus and each amendment or supplement to this prospectus as such broker-dealer may reasonably request.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own accounts pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incident to the exchange offer and will indemnify the holders of outstanding notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

BOOK-ENTRY, DELIVERY AND FORM

Except as described below, we will initially issue the exchange notes in the form of one or more registered exchange notes in global form without coupons. We will deposit each global note on the date of the closing of this exchange offer with, or on behalf of, The Depository Trust Company in New York, New York, and register the exchange notes in the name of The Depository Trust Company or its nominee, or will leave these notes in the custody of the trustee.

Depository Procedures

For your convenience, we are providing you with a description of the operations and procedures of The Depository Trust Company, the Euroclear System (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”). These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We are not responsible for these operations and procedures and urge you to contact the system or its participants directly to discuss these matters.

The Depository Trust Company has advised us that it is a limited-purpose trust company created to hold securities for its participating organizations and to facilitate the clearance and settlement of transactions in those securities between its participants through electronic book entry changes in the accounts of these participants. These direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. Access to The Depository Trust Company’s system is also indirectly available to other entities that clear through or maintain a direct or indirect, custodial relationship with a direct participant. The Depository Trust Company may hold securities beneficially owned by other persons only through its participants and the ownership interests and transfers of ownership interests of these other persons will be recorded only on the records of the participants and not on the records of The Depository Trust Company.

The Depository Trust Company has also advised us that, in accordance with its procedures,

(1) upon deposit of the global notes, it will credit the accounts of the direct participants with an interest in the global notes, and

(2) it will maintain records of the ownership interests of these direct participants in the global notes and the transfer of ownership interests by and between direct participants.

The Depository Trust Company will not maintain records of the ownership interests of, or the transfer of ownership interests by and between, indirect participants or other owners of beneficial interests in the global notes. Both direct and indirect participants must maintain their own records of ownership interests of, and the transfer of ownership interests by and between, indirect participants and other owners of beneficial interests in the global notes.

Investors in the global notes may hold their interests in the notes directly through The Depository Trust Company if they are direct participants in The Depository Trust Company or indirectly through organizations that are direct participants in The Depository Trust Company. Investors in the global notes may also hold their interests in the notes through Euroclear and Clearstream if they are direct participants in those systems or indirectly through organizations that are participants in those systems. Euroclear and Clearstream will hold omnibus positions in the global notes on behalf of the Euroclear participants and the Clearstream participants, respectively, through customers’ securities accounts in Euroclear’s and Clearstream’s names on the books of their respective depositories, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. These depositories, in turn, will hold these positions in their names on the books of The Depository Trust Company. All interests in a global note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of The Depository Trust Company. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of those systems.

The laws of some states require that some persons take physical delivery in definitive certificated form of the securities that they own. This may limit or curtail the ability to transfer beneficial interests in a global note to these persons. Because The Depository Trust Company can act only on behalf of direct participants, which in turn act on behalf of indirect participants and others, the ability of a person having a beneficial interest in a global note to pledge its interest to persons or entities that are not direct participants in The Depository Trust Company or to otherwise take actions in respect of its interest, may be affected by the lack of physical certificates evidencing the interests.

Except as described below, owners of interests in the global notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or holders of these notes under the indenture governing the notes for any purpose.

Payments with respect to the principal of and interest on any notes represented by a global note registered in the name of The Depository Trust Company or its nominee on the applicable record date will be payable by the trustee to or at the direction of The Depository Trust Company or its nominee in its capacity as the registered holder of the global note representing these notes under the indenture governing the notes. Under the terms of the indenture governing the notes, we and the trustee will treat the person in whose names the notes are registered, including notes represented by global notes, as the owners of the notes for the purpose of receiving payments and for any and all other purposes whatsoever. Payments in respect of the principal and interest on global notes registered in the name of The Depository Trust Company or its nominee will be payable by the trustee to The Depository Trust Company or its nominee as the registered holder under the indenture. Consequently, none of the Issuer, any Guarantor or the trustee has or will have any responsibility or liability for:

(1) any aspect of The Depository Trust Company’s records or any direct or indirect participant’s records relating to, or payments made on account of, beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any of The Depository Trust Company’s records or any direct or indirect participant’s records relating to the beneficial ownership interests in any global note or

(2) any other matter relating to the actions and practices of The Depository Trust Company or any of its direct or indirect participants.

The Depository Trust Company has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes, including principal and interest, is to credit the accounts of the relevant participants with the payment on the payment date, in amounts proportionate to their respective holdings in the principal amount of beneficial interest in the security as shown on its records, unless it has reasons to believe that it will not receive payment on the payment date. Payments by the direct and indirect participants to the beneficial owners of interests in the global note will be governed by standing instructions and customary practice and will be the responsibility of the direct or indirect participants and will not be the responsibility of The Depository Trust Company, the trustee or us.

None of the Issuer, any Guarantor or the trustee will be liable for any delay by The Depository Trust Company or any direct or indirect participant in identifying the beneficial owners of the notes and the Issuer, the Guarantors and the trustee may conclusively rely on, and will be protected in relying on, instructions from The Depository Trust Company or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the notes.

Transfers between participants in The Depository Trust Company will be effected in accordance with The Depository Trust Company’s procedures, and will be settled in same day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures. Cross-market transfers between the participants in The Depository

Trust Company, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through The Depository Trust Company in accordance with The Depository Trust Company’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note in The Depository Trust Company, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to The Depository Trust Company. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

The Depository Trust Company has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account The Depository Trust Company has credited the interests in the global notes and only in respect of the portion of the aggregate principal amount of the notes as to which the participant or participants has or have given that direction. However, if there is an event of default with respect to the notes (as defined in the indenture governing the notes), The Depository Trust Company reserves the right to exchange the global notes for legended notes in certificated form and to distribute them to its participants.

Although The Depository Trust Company, Euroclear and Clearstream have agreed to these procedures to facilitate transfers of interests in the global notes among participants in The Depository Trust Company, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform these procedures and may discontinue them at any time. None of the Company, the Guarantors, the trustee or any of our or the trustee’s respective agents will have any responsibility for the performance by The Depository Trust Company, Euroclear or Clearstream or their direct or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Book-Entry Notes for Certificated Notes

A global note will be exchangeable for definitive notes in registered certificated form if:

(1) The Depository Trust Company (a) notifies us that it is unwilling or unable to continue as depository for the global notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, we fail to appoint a successor depositary; or

(2) a default or an event of default under the indenture governing the notes has occurred and is continuing.

In all cases, certificated notes delivered in exchange for any global note or beneficial interests in a global note will be registered in the name, and issued in any approved denominations, requested by or on behalf of The Depository Trust Company, in accordance with its customary procedures.

Exchange of Certificated Notes for Book-Entry Notes

Initial notes issued in certificated form may be exchanged for beneficial interests in the global note.

LEGAL MATTERS

The validity of the exchange notes offered hereby and the guarantees thereof will be passed upon for us by Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York. Certain matters with respect to Utah law will be passed upon for us by Snell & Wilmer L.L.P. Certain matters with respect to Luxembourg law will be passed upon for us by Clifford Chance. Certain matters with respect to Irish law will be passed upon for us by Matheson.

EXPERTS

The consolidated financial statements of Ancestry.com LLC as of December 31, 2012 (Successor) and 2011 (Predecessor), and for the periods from December 29, 2012 to December 31, 2012 (Successor) and January 1, 2012 to December 28, 2012 (Predecessor) and for the years ended December 31, 2011 and 2010 (Predecessor), appearing in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

INDEPENDENT AUDITORS

The statements of assets acquired and liabilities assumed as of December 31, 2011, and the related statement of revenue and direct expenses of the Family History Business of Inflection LLC for the year then ended, included in this prospectus, have been audited by Mohler, Nixon & Williams Accountancy Corporation, independent auditors, as stated in their report appearing herein.

WHERE YOU CAN FIND MORE INFORMATION

We and the guarantors have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the exchange notes. As allowed by SEC rules, this prospectus, which is a part of the registration statement, omits certain information included in that registration statement and the exhibits thereto. For further information with respect to us and the exchange notes, we refer you to the registration statement, including all amendments, supplements, schedules and exhibits thereto.

We are not currently subject to the informational requirements of the Securities Exchange Act of 1934, as amended. However, under the indenture for the notes, we have agreed to furnish to holders of the notes (1) all quarterly and annual reports that would be required to be filed the SEC on Forms 10-Q and 10-K if we were required to file such reports and (2) all current reports that would be required to be filed with the SEC on Form 8-K if we were required to file such reports.

After consummation of the exchange offer, the indenture for the notes provides that, if we are no longer subject to the periodic reporting requirements of the Exchange Act for any reason, we will nonetheless continue to file the reports specified in the immediately preceding paragraph unless the SEC will not accept such a filing.

In addition, we have agreed that, for so long as any notes remain outstanding, if at any time we are not required to file with the SEC the reports required by the preceding paragraphs, we will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act. See “Description of Exchange Notes—Certain Covenants—Reports and Other Information.”

You may read and copy any document we file or furnish with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. In addition, the SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. You can review the registration statement, as well as our future SEC filings, by accessing the SEC’s Internet site at http://www.sec.gov. You may also request copies of those documents, at no cost to you, by contacting us at the following address:

360 West 4800 North

Provo, UT 84604

(801) 705-7000

To ensure timely delivery, please make your request as soon as practicable and, in any event, no later than August 19, 2013, which is five business days prior to the expiration of the exchange offer.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Unaudited Condensed Consolidated Financial Statements of Ancestry.com LLC:

Condensed Consolidated Balance Sheets as of March 31, 2013 (unaudited) and December 31, 2012	F-2
Condensed Consolidated Statements of Comprehensive Income (Loss) for the three months ended March 31, 2013 and 2012 (unaudited)	F-3
Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2013 and 2012 (unaudited)	F-4
Notes to Condensed Consolidated Financial Statements (unaudited)	F-5

Audited Consolidated Financial Statements of Ancestry.com LLC:

Report of Independent Registered Public Accounting Firm	F-18
Consolidated Balance Sheets as of December 31, 2012 (Successor) and 2011 (Predecessor)	F-19

Consolidated Statements of Operations for the periods from December 29, 2012 to December  31, 2012 (Successor) and January 1, 2012 to December 28, 2012 (Predecessor) and for the years ended December 31, 2011 and 2010 (Predecessor)

F-20

Consolidated Statements of Comprehensive Income (Loss) for the periods from December  29, 2012 to December 31, 2012 (Successor) and January 1, 2012 to December 28, 2012 (Predecessor) and for the years ended December 31, 2011 and 2010 (Predecessor)

F-21

Consolidated Statements of Member’s Interests/Stockholders’ Equity for the periods from December 29, 2012 (Successor) to December 31, 2012 and January 1, 2012 to December 28, 2012 (Predecessor) and for the years ended December 31, 2011 and 2010 (Predecessor)

F-22

Consolidated Statements of Cash Flows for the periods from December 29, 2012 to December  31, 2012 (Successor) and January 1, 2012 to December 28, 2012 (Predecessor) and for the years ended December 31, 2011 and 2010 (Predecessor)

F-23
Notes to Consolidated Financial Statements	F-24

Audited Financial Statements of the Family History Business of Inflection LLC:

Report of Mohler, Nixon & Williams Accountancy Corporation, Independent Auditors	F-59
Statements of Assets Acquired and Liabilities Assumed as of June 30, 2012 (unaudited) and December 31, 2011	F-60
Statements of Revenue and Direct Expenses for the six months ended June 30, 2012 and 2011 (unaudited) and for the year ended December 31, 2011	F-61
Notes to Financial Statements	F-62

ANCESTRY.COM LLC

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2013 (unaudited)	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$71,978	$35,651
Restricted cash	68,655	83,863
Accounts receivable, net of allowances of $559 and $661 at March 31, 2013 and December 31, 2012, respectively	10,894	11,089
Income tax receivable	25,667	41,799
Deferred income taxes	4,375	—
Prepaid expenses and other current assets	9,261	9,816

Total current assets	190,830	182,218
Property and equipment, net	27,563	27,813
Content databases, net	269,230	270,984
Intangible assets, net	554,276	600,628
Goodwill	944,267	945,619
Other assets	41,069	50,192

Total assets	$2,027,235	$2,077,454

LIABILITIES AND MEMBER’S INTERESTS
Current liabilities:
Accounts payable	$15,172	$11,432
Accrued expenses	40,361	62,120
Acquisition-related liabilities	68,655	83,863
Deferred revenues	140,171	116,953
Current deferred income taxes	—	2,021
Current portion of long-term debt	6,432	6,432

Total current liabilities	270,791	282,821
Long-term debt, net	936,009	936,797
Deferred income taxes	222,611	235,167
Other long-term liabilities	6,783	13,323

Total liabilities	1,436,194	1,468,108
Commitments and contingencies
Member’s interests
Member’s interests	685,143	682,021
Accumulated deficit	(94,102)	(72,675)

Total member’s interests	591,041	609,346

Total liabilities and member’s interests	$2,027,235	$2,077,454

See accompanying notes to condensed consolidated financial statements

ANCESTRY.COM LLC

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(in thousands)

	Successor	Predecessor
	Three Months Ended March 31,
	2013	2012
	(unaudited)
Revenues:
Subscription revenues	$113,774	$102,596
Product and other revenues	9,748	5,940

Total revenues	123,522	108,536
Costs of revenues:
Cost of subscription revenues	21,743	16,294
Cost of product and other revenues	5,731	2,785

Total cost of revenues	27,474	19,079

Gross profit	96,048	89,457

Operating expenses:
Technology and development	20,517	16,627
Marketing and advertising	36,958	39,549
General and administrative	11,819	10,642
Amortization of acquired intangible assets	46,386	2,561

Total operating expenses	115,680	69,379

Income (loss) from operations	(19,632)	20,078
Interest expense, net	(22,008)	(167)
Other income (expense), net	(551)	206

Income (loss) before income taxes	(42,191)	20,117
Income tax benefit (expense)	20,764	(6,570)

Net income (loss)	$(21,427)	$13,547

Comprehensive income (loss)	$(21,427)	$13,813

See accompanying notes to condensed consolidated financial statements

ANCESTRY.COM LLC

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Successor	Predecessor
	Three Months Ended March 31,
	2013	2012
	(unaudited)
Operating activities:
Net income (loss)	$(21,427)	$13,547
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	3,773	3,547
Amortization of content databases	6,507	2,550
Amortization of acquired intangible assets	46,386	2,561
Amortization of deferred financing costs and original issue discount	1,986	69
Deferred income taxes	(17,600)	1,090
Stock-based compensation expense	446	2,947
Non-cash adjustment to deferred revenues	11,500	—
Changes in operating assets and liabilities, net of effects of business acquisitions:
Accounts receivable	195	(5,246)
Other assets	795	(451)
Income taxes, net	18,650	(1,136)
Accounts payable and other liabilities	(19,327)	2,556
Excess tax benefit from stock-based compensation	—	(980)
Deferred revenues	11,718	19,675

Net cash provided by operating activities	43,602	40,729
Investing activities:
Capitalization of content databases	(4,753)	(5,140)
Purchases of property and equipment	(3,523)	(5,093)
Acquisition of businesses	—	(11,731)

Net cash used in investing activities	(8,276)	(21,964)
Financing activities:
Proceeds from exercise of stock options	457	2,452
Taxes paid related to net share settlement of stock-based awards	(280)	(326)
Principal payments on debt	(1,675)	(10,000)
Excess tax benefit from stock-based compensation	—	980
Member’s capital contributions	2,499	—
Repurchases of common stock	—	(12,832)

Net cash provided by (used in) financing activities	1,001	(19,726)
Effect of changes in foreign currency exchange rates on cash and cash equivalents	—	11
Net increase (decrease) in cash and cash equivalents	36,327	(950)
Cash and cash equivalents at beginning of period	35,651	48,998

Cash and cash equivalents at end of period	$71,978	$48,048

Supplemental disclosures of cash flow information:
Cash paid for interest	$11,781	$117
Cash paid (received) for income taxes	(21,768)	6,620
Supplemental disclosures of noncash investing and financing activities:
Capitalization of stock-based compensation	—	27

See accompanying notes to condensed consolidated financial statements

ANCESTRY.COM LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Ancestry.com Inc. (the “Predecessor” or “Issuer”) is an online family history resource that derives revenue on a subscription basis primarily from providing customers access to a proprietary technology platform and an extensive collection of billions of historical records that have been digitized, indexed and put online. On October 21, 2012, the Predecessor entered into a definitive merger agreement (the “Merger Agreement”) with Global Generations Merger Sub Inc. (the “Merger Sub”) and its parent company, Ancestry US Holdings Inc. (f/k/a Global Generations International Inc.) (“Holdings”) to acquire the Predecessor for $32.00 per share of common stock (the “Merger”). Holdings is a wholly-owned subsidiary of Ancestry.com LLC, which is controlled by Permira funds and co-investors (the “Sponsors”). On December 28, 2012, pursuant to the Merger Agreement, Ancestry.com LLC through its wholly-owned subsidiaries completed its acquisition of the Predecessor for approximately $1.5 billion. The Merger and all activity related to the Merger is referred to collectively as the “Transaction”. See Note 2 for further discussion.

Other than the change of control, Ancestry.com Inc.’s primary business activities remain unchanged after the Transaction. Ancestry.com LLC is a holding company and all operations are conducted by its wholly-owned subsidiaries.

Basis of Presentation

The consolidated financial statements include the accounts of Ancestry.com LLC and its consolidated subsidiaries (the “Successor”, “Ancestry.com” or the “Company”), and have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Due to the Transaction, the interim condensed consolidated financial statements are presented for Successor and Predecessor periods which relate to periods succeeding and preceding the Transaction, respectively. As a result of the Transaction, the condensed consolidated financial statements prior to and subsequent to the Transaction are not necessarily comparable. All significant intercompany accounts and transactions have been eliminated in consolidation.

Certain prior period amounts have been reclassified to conform to the current year presentation of the financial statements. These reclassifications did not have a significant impact on the consolidated financial statements.

Unaudited Interim Financial Statements

The accompanying condensed consolidated balance sheet at March 31, 2013 and the condensed consolidated statements of comprehensive income (loss) and cash flows for the three months ended March 31, 2013 and 2012 are unaudited. These unaudited interim condensed consolidated financial statements have been prepared in accordance with GAAP on the same basis as the audited consolidated financial statements and, in the opinion of management, reflect all adjustments (all of which are considered of normal recurring nature) considered necessary to present fairly the Company’s financial position, results of operations and cash flows for the three months ended March 31, 2013 and 2012. The majority of the Company’s revenues are subscription revenues, which are recognized ratably over the subscription periods; the costs to acquire subscribers are generally incurred before the Company recognizes the associated subscription revenues. Results of operations may vary between periods due to the timing of when revenues and expenses are recognized. As such, the results of operations for the three months ended March 31, 2013 are not necessarily indicative of the results that may be expected for the year ending December 31, 2013.

These unaudited interim condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and related notes for the year ended December 31, 2012 included elsewhere in this prospectus.

Use of Estimates

The preparation of interim condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported and disclosed in the financial statements and accompanying notes. Actual results could differ materially from these estimates.

The Company evaluates its estimates to determine their appropriateness, including the fair value of acquired intangible assets and goodwill in a business combination, testing goodwill for impairment, recoverability of long-lived assets, income taxes, the estimated useful lives of the Company’s intangible assets, including content databases, the fair value of financial instruments, the fair value of stock-based awards and allowances for sales returns and uncollectible accounts receivable among others. The Company bases its estimates on historical experience and on various assumptions that are believed to be reasonable, the results of which form the basis for the amounts recorded within the consolidated financial statements.

There have been no changes to the Company’s significant accounting policies as described in the consolidated financial statements and related notes for the year ended December 31, 2012 included elsewhere in this prospectus for the three months ended March 31, 2013.

2. TRANSACTION

As discussed in Note 1 above, on December 28, 2012, pursuant to the Merger Agreement, Ancestry.com LLC through its wholly-owned subsidiaries completed the acquisition of the Predecessor for approximately $1.5 billion.

The Transaction was accounted for under FASB Accounting Standards Codification (“ASC”) Topic 805, Business Combinations. The purchase price was allocated to the underlying tangible and intangible assets acquired and liabilities assumed based on their respective fair values, with the remainder allocated to goodwill. The purchase price allocation is subject to change based on the finalization of the fair value of the assets and liabilities acquired. ASC 805 requires that as the fair value of assets and liabilities are finalized, resulting increases or decreases to the preliminary values are offset by a change in goodwill. Modifications to the purchase price allocation reflected in the “Adjustments” column below were to adjust the deferred tax liability. The purchase price was allocated as follows (in thousands):

	December 31, 2012	Adjustments	March 31, 2013
Assets acquired:
Cash	$40,051	$—	$40,051
Property and equipment	27,813	—	27,813
Other tangible assets	42,008	—	42,008
Acquired intangible assets including content databases:
Content databases	271,200	—	271,200
Subscriber and partner relationships	220,400	—	220,400
Core technology	247,300	—	247,300
Trade names	118,000	—	118,000
Other intangible assets	16,400	—	16,400
Goodwill	945,619	(1,352)	944,267

Total assets	1,928,791	(1,352)	1,927,439
Liabilities assumed:
Accrued expenses and other liabilities	(75,066)	—	(75,066)
Deferred revenues	(114,700)	—	(114,700)
Deferred tax liability	(236,617)	1,352	(235,265)

Total net assets acquired	$1,502,408	$—	$1,502,408

In conjunction with the Transaction, shares of the Predecessor’s common stock for which appraisal rights were duly exercised under Delaware law were cancelled and converted into the right to receive the fair value of such share in accordance with Delaware law. Following the Merger, the holders of such dissenting shares ceased to have any rights with respect to such shares, except for their rights to seek an appraisal under Delaware law. Ancestry.com LLC remained liable for payment for the dissenting shares. As of March 31, 2013 and December 31, 2012, the Company had restricted cash of $45.3 million and $68.0 million, respectively, for this purpose. The related liability is recorded in Acquisition-related liabilities on the condensed consolidated balance sheets as of March 31, 2013 and December 31, 2012. If the fair value of these shares is determined to be greater than the $32.00 per share merger price, the Company would incur additional expense. The fair value of the liability was considered a Level 2 measurement as the value was determined based on observable prices that are based on inputs not quoted on active markets. See Note 9 for further information regarding the litigation.

3. CASH AND CASH EQUIVALENTS

Cash and cash equivalents consisted of the following (in thousands):

	March 31, 2013	December 31, 2012
Cash	$30,768	$30,649
Cash equivalents:
Money market funds	41,210	5,002

Total cash and cash equivalents	$71,978	$35,651

4. FAIR VALUE MEASUREMENTS

Fair value is based on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In order to increase consistency and comparability in fair value measurements, accounting guidance establishes a fair value hierarchy that prioritizes observable and unobservable inputs used to measure fair value into three broad levels. These levels, in order of highest priority to lowest priority, are described below:

Level 1: Quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities.

Level 2: Observable prices that are based on inputs not quoted on active markets, but corroborated by market data.

Level 3: Unobservable inputs are used when little or no market data is available.

Cash equivalents are classified within Level 1 due to readily available market prices in an active market. There were no movements between fair value measurement levels of the Company’s cash equivalents during the three months ended March 31, 2013. The following table summarizes the financial instruments of the company at fair value based on the valuation approach applied at March 31, 2013 (in thousands):

		Fair Value Measurement at Reporting Date Using
	Balance at March 31, 2013	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Cash equivalents:
Money market funds	$41,210	$41,210	$—	$—

Total assets	$41,210	$41,210	$—	$—

The following table summarizes the financial instruments of the company at fair value based on the valuation approach applied at December 31, 2012 (in thousands):

		Fair Value Measurement at Reporting Date Using
	Balance at December 31, 2012	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Cash equivalents:
Money market funds	$5,002	$5,002	$—	$—

Total assets	$5,002	$5,002	$—	$—

The carrying amounts as of March 31, 2013 and December 31, 2012 for accounts receivable and accounts payable approximated their fair values due to the immediate or short-term maturities of these financial instruments. As of March 31, 2013, the fair value of debt was $995.5 million. As of December 31, 2012, the carrying value of debt approximated its fair value based on interest rates available to the Company for debt with similar terms. The fair value of debt was considered a Level 2 measurement as the value was determined using observable market inputs, such as current interest rates as well as prices observable from inactive markets.

5. DEBT

Credit Facility

In December 2012, in connection with the Transaction, the Issuer entered into a $720 million Credit Facility, consisting of a $670 million Term Loan maturing in December 2018 and a $50 million Revolving Facility expiring in December 2017, of which $50 million was available to borrow at March 31, 2013 and December 31, 2012. The Credit Facility allows the Issuer to borrow up to $150 million plus additional amounts provided the pro forma total net secured leverage ratio does not exceed 3.5 to 1.0. Amounts borrowed under the Term Loan are required to be paid in equal quarterly installments totaling 1% of the original principal amount of the term loan annually, with the balance payable upon maturity. Additionally, subject to certain conditions, mandatory prepayments are required to be made annually with up to 75% of excess cash flow, based on the net secured leverage ratio and net cash proceeds of certain other transactions. As of March 31, 2013 and December 31, 2012, the Company was in compliance with all covenants.

As of March 31, 2013 and December 31, 2012, the interest rate on the Term Loan was equal to a LIBOR floor of 1.25% plus an applicable margin of 5.75%. Ancestry is also required to pay a commitment fee of 0.50% per annum on the unutilized commitments under the Revolving Facility. The effective interest rate of the Term Loan is approximately 8.6%.

As of March 31, 2013 and December 31, 2012, no funds had been drawn against the Revolving Facility. Borrowings under the Revolving Facility may be used to finance the on-going working capital needs and for general corporate purposes, including permitted business acquisitions and capital expenditures.

The Credit Facility also required the Issuer to enter into an interest rate protection agreement within 90 days of closing for a period of not less than three years such that not less than 50% of the outstanding debt of the Issuer and its restricted subsidiaries at the closing date is (i) subject to an interest rate protection agreement or (ii) fixed rate borrowings. During the three months ended March 31, 2013, Ancestry.com LLC entered into interest rate cap agreements with a $190 million total notional amount which caps the three-month LIBOR rate at 1.50% for three years. These agreements, in conjunction with the fixed interest rate borrowings discussed below, met the stipulations prescribed by the Credit Facility agreement. Changes in the fair value of the interest rate cap are recorded in the condensed consolidated statements of comprehensive income (loss) during the period of the change. The fair value and the change in fair value of the interest rate cap as of and for the three months ended March 31, 2013 were immaterial.

Senior Notes

In December 2012, in connection with the Transaction, the Issuer issued $300 million of fixed rate 11.0% Notes due in December 2020. Interest is payable semi-annually in arrears on June 15 and December 15, commencing on June 15, 2013. The effective interest rate of the Notes is approximately 12.0%.

Outstanding long-term debt consists of the following (in thousands):

	March 31, 2013			December 31, 2012
	Outstanding Principal	Unamortized Discount	Net Carrying Amount	Outstanding Principal	Unamortized Discount	Net Carrying Amount
Term Loan	$668,325	$(25,884)	$642,441	$670,000	$(26,771)	$643,229
Notes	300,000	—	300,000	300,000	—	300,000

Total debt	968,325	(25,884)	942,441	970,000	(26,771)	943,229
Less: Current portion	(6,700)	268	(6,432)	(6,700)	268	(6,432)

Long-term debt	$961,625	$(25,616)	$936,009	$963,300	$(26,503)	$936,797

6. MEMBER’S INTERESTS

Ancestry.com LLC is a wholly-owned subsidiary of a holding company (the “Member”), which is controlled by the Sponsors. The Member is not individually responsible for any liabilities of the Company solely for reason of being a member or participating in management of the Company.

7. STOCK-BASED AWARDS

In connection with the Transaction, the Company adopted the Predecessor’s 2009 Stock Incentive Plan, the Generations Holding, Inc. Stock Purchase and Option Plan and the 2004 Stock Option Plan. The Company does not anticipate issuing additional awards under these plans. All awards granted and outstanding pursuant to these plans have a term not greater than ten years from the original date of grant.

During the three months ended March 31, 2013 the Company’s parent adopted the 2013 Equity Incentive Plan, which provides for employees, directors and consultants of the Company to be granted options and restricted stock units, which represent the option to purchase or rights to own “Investor Interests” in the Company’s parent, respectively. Grants of awards under this plan were made subsequent to March 31, 2013.

Stock Options

Stock options granted are in an indirect parent entity or a subsidiary of the Company.

Each option in the indirect parent entity entitles the grantee to an investor interest in that entity upon exercise. The activity for stock options in an indirect parent entity of the Company for the period from December 31, 2012 to March 31, 2013 was as follows:

	Number of Units (In thousands)	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (In years)	Aggregate Intrinsic Value Price (In thousands)
Outstanding at December 31, 2012	315	$22.75
Granted	—	—
Exercised	—	—
Canceled	—	—

Outstanding at March 31, 2013	315	22.75	2.98	$41,674

Exercisable at March 31, 2013	315	22.75	2.98	41,674
Vested and expected to vest at March 31, 2013	315	22.75	2.98	$41,674

Each option in the Company’s subsidiary entitled the grantee to one common share in the subsidiary entity. Per the terms of the Transaction agreement, outstanding options in the subsidiary of the Company were required to be exercised within 30 days of the closing date of the Transaction. Immediately following the first anniversary of the option exercise date the shares must then be contributed to the indirect parent entity in exchange for an equivalent number of investor interests. The activity for stock options in the subsidiary of the Company for the three months ended March 31, 2013 was as follows:

	Number of Units (In thousands)	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (In years)	Aggregate Intrinsic Value Price (In thousands)
Outstanding at December 31, 2012	1	$464.80
Granted	—	—
Exercised	(1)	464.80
Canceled	—	—

Outstanding at March 31, 2013	—	—	—	—

Exercisable at March 31, 2013	—	—	—	—
Vested and expected to vest at March 31, 2013	—	—	—	—

Restricted Stock Units

Each RSU entitles the grantee to an investor interest in an indirect parent entity of the Company, or, at the discretion of the indirect parent entity, cash equal to the fair market value of the award at the settlement date. The rollover awards are subject to the same vesting terms and conditions as the original award granted by the Predecessor. These awards will vest over the next three to four years.

RSU activity for the three months ended March 31, 2013 was as follows:

	Number of Units (in thousands)	Weighted Average Grant Date Fair Value
Outstanding at December 31, 2012	71	$154.99
Granted	—	—
Vested	(6)	154.99
Forfeited	—	—

Outstanding at March 31, 2013	65	154.99

Summary of Stock-Based Compensation Expense

Stock-based compensation expense for the three months ended March 31, 2013 was $0.4 million. Unrecognized stock-based compensation, net of estimated forfeitures, for RSUs at March 31, 2013 was $9.0 million, which will be recognized over a weighted average period of 3.2 years. As of March 31, 2013, there was no unrecognized stock-based compensation for options; all outstanding options were fully vested. Stock-based compensation was included in the following captions within the condensed consolidated statements of comprehensive income (in thousands):

	Successor	Predecessor
	Three Months Ended March 31,
	2013	2012
	(In thousands)
Cost of subscription revenues	$—	$152
Technology and development	214	1,354
Marketing and advertising	—	450
General and administrative	232	991

Total stock-based compensation	$446	$2,947

8. INCOME TAXES

The Company recorded an income tax benefit of $20.8 million for the three months ended March 31, 2013, resulting in an effective income tax rate of 49.2%, compared with an income tax expense of $6.6 million for the three months ended March 31, 2012, resulting in an effective income tax rate of 32.7%. The 16.5% increase in the effective income tax rate for the three months ended March 31, 2013 compared to the three months ended March 31, 2012, resulted primarily from the recognition of 2012 federal research and development tax credits during the first quarter of 2013. This credit, which increased the effective tax rate, was recorded during the first quarter of 2013 as a result of the American Taxpayer Relief Act of 2012, enacted on January 2, 2013. Additionally, the foreign tax rate benefit, which reduced the effective income tax rate during the three months ended March 31, 2012, increased the effective income tax rate during the three months ended March 31, 2013 due to the Company’s loss before income taxes.

The Company is subject to income taxes in U.S. and foreign jurisdictions and to examination by tax authorities. Significant judgment is required in evaluating the Company’s uncertain tax positions and determining its provision for income taxes. The Company’s total gross unrecognized tax benefits at March 31, 2013 and December 31, 2012 were $6.4 million and $4.5 million, respectively. The $1.9 million increase in the gross unrecognized tax benefits at March 31, 2013 compared to December 31, 2012 resulted primarily from positions taken on the Company’s income tax returns related to various tax credits. The gross uncertain tax positions, if recognized, would result in a reduction of tax expense.

9. COMMITMENTS AND CONTINGENCIES

Litigation Challenging the Transaction (In re: Ancestry.com Inc. Shareholder Litigation)

Following the announcement on October 22, 2012 of the execution of the Merger Agreement, the following complaints were filed in the Delaware Court of Chancery of the State of Delaware challenging the proposed acquisition of the Company: Heck v. Sullivan, et al. (C.A. No. 7893), Smilow v. Ancestry.com Inc., et al. (C.A. No. 7987) Boca Raton Police & Firefighters’ Retirement System v. Billings, et al. (C.A. No. 7989), Pontiac General Employees Retirement System v. Billings (C.A. No. 7988), Dale G. & Donella M. Jacobs Trust v. Ancestry.com Inc., et al. (C.A. No. 8004), Palumbo et ano. Vv. Spectrum Equity Investors LP, et al. (C.A. No. 8016), Windemuth v. Ancestry.com Inc., et al. (C.A. No. 8013), Althaver v. Ancestry.com Inc., et al. (C.A. No. 8023), and Steamfitters Local 449 Pension Fund v. Ancestry.com Inc., et al. (C.A. No. 8034). Each of the actions is a putative class action filed on behalf of the public stockholders of the Predecessor and names as defendants the Company, its directors, Holdings and Merger Sub. All but the Heck action also name Permira as a defendant. The Boca Raton Police & Firefighters’ Retirement System, Pontiac General Employees Retirement System, Dale G. & Donella M. Jacobs Trust, Palumbo, Windemuth, Althaver and Steamfitters Local 449 Pension Fund complaints also name Howard Hochhauser and Spectrum as defendants. All of these actions have been consolidated as In re: Ancestry.com Inc. Shareholder Litigation (Consolidated C.A. No. 7988). The complaints generally allege that the individual defendants breached their fiduciary duties in connection with their consideration and approval of the Merger and that the entity defendants aided and abetted those breaches. The complaints seek, among other relief, declaratory and injunctive relief enjoining the Acquisition. On December 17, 2012, the Delaware Court of Chancery heard argument in In re: Ancestry.com Inc. Shareholder Litigation on plaintiffs’ motion to preliminarily enjoin the proposed merger between the Predecessor and Merger Sub and the upcoming special meeting of the Predecessor’s stockholders that was to be held to vote on the Merger. At the conclusion of the hearing, the Court required that the Predecessor disclose certain information before the special meeting of the Predecessor’s stockholders could proceed and otherwise denied the substantive aspects of the motion for a preliminary injunction. The information required to be disclosed by the Court was disclosed on December 19, 2012 and the Merger was consummated on December 28, 2012. The litigation has continued following the consummation of the transaction.

On March 8, 2013, the plaintiffs filed an amended complaint. The amended complaint, like the original operative complaint, names Ancestry, the members of Ancestry’s then-board of directors, Ancestry’s Chief Executive Officer and Chief Financial Officer, Permira, Holdings, Global Generations Merger Sub Inc. and entities associated with Spectrum as defendants. The amended complaint generally alleges that Ancestry’s then-board of directors, its Chief Executive Officer and Chief Financial Officer and the entities associated with Spectrum breached their fiduciary duties in connection with their consideration and approval of the merger transaction and that Ancestry filed a materially false and misleading proxy in connection with the Merger. In addition, the amended complaint alleges that Permira and its affiliated entities aided and abetted the above-described alleged breaches of fiduciary duty. The amended complaint seeks compensatory damages and an award of the costs and disbursements incurred in the litigation. On April 26, 2013, all of the defendants named in the amended complaint filed motions seeking to have the amended complaint dismissed. On July 19, 2013, the motions to dismiss were fully briefed.

Appraisal Litigation (Merion Capital, L.P. v. Ancestry.com, Inc. and Merlin Partners LP, and The Ancora Merger Arbitrage Fund, LP v. Ancestry.com Inc.)

Following the consummation of the Transaction, three former shareholders, who, combined, owned approximately 1.415 million shares of our Predecessor’s common stock have instituted two separate appraisal proceedings in the Court of Chancery of the State of Delaware pursuant to Del. C. § 262: Merion Capital, L.P. v. Ancestry.com, Inc. (C.A. No. 8173) and Merlin Partners LP et al. v. Ancestry.com Inc. (C.A. No. 8175). The two appraisal petitions allege that the $32 per share price paid to our Predecessor’s shareholders in the Transaction did not represent the fair value of the Company on the date the Transaction was consummated. On June 24, 2013, the Court of Chancery consolidated the two pending appraisal proceedings.

In view of the inherent difficulty of predicting the outcome of such litigation, particularly where the claimants seek very large or indeterminate damages or where the matters present novel legal theories or involve a large number of parties, we generally cannot predict or reasonably estimate what the eventual outcome of the pending matters will be, what the timing of the ultimate resolution of these matters will be, or what any loss or range of loss related to each pending matter may be. With respect to our outstanding legal matters, we believe that we have substantial defenses to the claims asserted by the claimants in the litigations to which we are a party. Based on our current knowledge, we do not believe that a loss, if any, arising from the pending matters should have a material adverse effect on our consolidated financial position.

The Company is party to various legal proceedings and other claims that arise in the ordinary course of business or otherwise in the future. Such matters are subject to many uncertainties and outcomes are not predictable with assurance. While the Company cannot assure the ultimate outcome of any legal proceeding or contingency in which it is or may become involved, the Company does not believe that any pending legal claim or proceeding arising in the ordinary course will be resolved in a manner that would have a material adverse effect on its business. Although the Company considers the likelihood of such an outcome to be remote, if one or more these legal matters resulted in an adverse money judgment against the Company, such a judgment could have a material adverse effect on its operating results and financial conditions.

10. SUBSEQUENT EVENTS

In April 2013, the Company entered into a tier-pricing contract with a third-party provider to perform certain services and to provide goods related to its Ancestry DNA service offering. Under the terms of the contract the Company is required to purchase $24.0 million of DNA-related services or goods before April 30, 2016 with a minimum purchase requirement of $1.8 million per quarter. The Company may be required to pay additional amounts at the end of each year if certain minimum volumes requirements are not met.

On May 15, 2013, the Company completed a repricing of the Credit Facility and entered into Amendment No. 1 to the Credit Facility agreement (the “Amended Credit Facility”). The Company repriced the Term Loan, which had approximately $668.3 million principal outstanding immediately prior to the repricing, by amending certain of the prior Term Loans such that the holders thereof will hold $488 million of term B loans (which will have the same maturity as the prior Term Loan) (the “Term Loan B) and a new $150 million tranche of term A loans maturing in May 2018 (the “Term Loan A”). The Company used $30 million of cash-on-hand to decrease the aggregate principal amount of the Term Loan. The Company continues to have a $50 million Revolving Facility. In addition to customary fees and expenses, the Company paid a fee equal to 1% of the principal amount of the term loan that was repriced in connection with the Amended Credit Facility, or approximately $6.4 million. The Company has not yet determined the accounting impact of the repricing of the Credit Facility. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Credit Facility” for a detailed description of the terms of the Amended Credit Facility.

11. GUARANTOR CONDENSED CONSOLIDATING FINANCIAL STATEMENTS

In December 2012, in connection with the Transaction, the Issuer issued $300.0 million of fixed rate 11.0% Notes due in December 2020. The Notes are fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by Ancestry.com LLC (the “Parent”) and by certain of our direct and indirect restricted subsidiaries (“Guarantor Subsidiaries”) in accordance with the indenture. All other subsidiaries that do not guarantee the notes are “Non-Guarantors”. Each subsidiary is 100% owned directly or indirectly by the Parent and there are no significant restrictions on the ability of the Parent or any of the Guarantor Subsidiaries to obtain funds from its subsidiaries by dividend or loan. We conduct substantially all of our business through our subsidiaries. In servicing payments to be made on the Notes and other indebtedness, we will rely on cash flows from these subsidiaries. See Note 5 for further information regarding the Notes.

The Guarantor Subsidiaries are exempt from reporting under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), pursuant to Rule 12h-5 under the Exchange Act. As such, we are presenting the following condensed consolidating balance sheets, statements of comprehensive income (loss) and statements of cash flows as set forth below of the Parent, Issuer, Guarantor Subsidiaries and the Non-Guarantor subsidiaries.

Basis of Presentation

The same accounting policies as described in the consolidated financial statements are used by each entity in the condensed consolidating financial statements, except for the use of the equity method of accounting to reflect ownership interests in subsidiaries which are eliminated upon consolidation. Consolidating entries and eliminations in the following condensed consolidating financial statements represent adjustments to (a) eliminate intercompany transactions between or among the Parent Company, the Guarantor Subsidiaries and the Non-Guarantors, (b) eliminate the investments in subsidiaries and (c) record consolidating entries.

All direct and indirect domestic subsidiaries are included in Ancestry.com Inc.’s consolidated U.S. tax return. In the condensed consolidating financial statements, tax expense has been allocated based on each such domestic subsidiary’s relative pretax income to the consolidated pretax income.

Certain transfers of cash between subsidiaries and their parent companies and intercompany dividends are reflected as cash flows from financing activities in the accompanying condensed consolidating statements of cash flows. All other intercompany activity is reflected in cash flows from operations.

Management believes that the allocations and adjustments noted above are reasonable. However, such allocations and adjustments may not be indicative of the actual amounts that would have been incurred had the Parent, Guarantor Subsidiaries and Non-Guarantors operated independently.

ANCESTRY.COM LLC

CONDENSED CONSOLIDATING BALANCE SHEETS

(in thousands)

March 31, 2013

	Parent	Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Elimination	Total
ASSETS

Total current assets	$—	$45,942	$135,227	$9,661	$—	$190,830
Property and equipment, net	—	—	27,061	502	—	27,563
Content databases, net	—	—	268,234	996	—	269,230
Intangible assets, net	—	—	554,276	—	—	554,276
Goodwill	—	—	943,466	801	—	944,267
Investment in subsidiary	591,041	1,493,382	669,595	86,750	(2,840,768)	—
Other assets	—	36,669	4,198	202	—	41,069

Total assets	$591,041	$1,575,993	$2,602,057	$98,912	$(2,840,768)	$2,027,235

LIABILITIES AND MEMBER’S INTERESTS
Total current liabilities	$—	$51,757	$213,338	$5,696	$—	$270,791
Intercompany balances	—	(6,301)	3,550	2,751	—	—
Intercompany loans	—	—	(27,400)	27,400	—	—
Long-term debt, net	—	936,009	—	—	—	936,009
Deferred income taxes	—	—	222,611	—	—	222,611
Other long-term liabilities	—	—	6,783	—	—	6,783

Total liabilities	—	981,465	418,882	35,847	—	1,436,194
Total member’s interests	591,041	594,528	2,183,175	63,065	(2,840,768)	591,041

Total liabilities and member’s interests	$591,041	$1,575,993	$2,602,057	$98,912	$(2,840,768)	$2,027,235

December 31, 2012

	Parent	Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Elimination	Total
ASSETS
Total current assets	$—	$68,838	$103,146	$10,234	$—	$182,218
Property and equipment, net	—	—	27,255	558	—	27,813
Content databases, net	—	—	269,963	1,021	—	270,984
Intangible assets, net	—	—	600,628	—	—	600,628
Goodwill	—	—	944,818	801	—	945,619
Investment in subsidiary	609,346	1,513,942	626,375	13,671	(2,763,334)	—
Other assets	—	37,769	12,211	212	—	50,192

Total assets	$609,346	$1,620,549	$2,584,396	$26,497	$(2,763,334)	$2,077,454

LIABILITIES AND MEMBER’S INTERESTS
Total current liabilities	$—	$74,456	$201,930	$6,435	$—	$282,821
Intercompany balances	—	—	(2,964)	2,964	—	—
Long-term debt, net	—	936,797	—	—	—	936,797
Deferred income taxes	—	—	235,167	—	—	235,167
Other long-term liabilities	—	—	13,305	18	—	13,323

Total liabilities	—	1,011,253	447,438	9,417	—	1,468,108
Total member’s interests	609,346	609,296	2,136,958	17,080	(2,763,334)	609,346

Total liabilities and member’s interests	$609,346	$1,620,549	$2,584,396	$26,497	$(2,763,334)	$2,077,454

ANCESTRY.COM LLC

CONDENSED CONSOLIDATING STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(in thousands)

Three Months Ended March 31, 2013 (Successor)

	Parent	Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Elimination	Total
Total revenues	$—	$—	$122,843	$5,859	$(5,180)	$123,522
Total cost of revenues	—	—	31,624	1,030	(5,180)	27,474

Gross profit	—	—	91,219	4,829	—	96,048
Operating expenses:
Technology and development	214	—	19,967	336	—	20,517
Marketing and advertising	—	—	33,690	3,268	—	36,958
General and administrative	232	201	10,635	751	—	11,819
Amortization of acquired intangible assets	—	—	46,386	—	—	46,386

Total operating expenses	446	201	110,678	4,355	—	115,680

Income (loss) from operations	(446)	(201)	(19,459)	474	—	(19,632)
Interest income (expense), net	—	(22,025)	12	5	—	(22,008)
Other expense, net	—	—	(302)	(249)	—	(551)

Income (loss) before income taxes	(446)	(22,226)	(19,749)	230	—	(42,191)
Income tax benefit	163	8,112	12,481	8	—	20,764

Income (loss) before loss from subsidiaries	(283)	(14,114)	(7,268)	238	—	(21,427)
Loss from subsidiaries	(21,144)	(19,134)	(33,372)	(331)	73,981	—

Net loss	$(21,427)	$(33,248)	$(40,640)	$(93)	$73,981	$(21,427)

Comprehensive loss	$(21,427)	$(33,248)	$(40,640)	$(93)	$73,981	$(21,427)

Three Months Ended March 31, 2012 (Predecessor)
	Parent	Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Elimination	Total
Total revenues	$—	$—	$107,699	$6,236	$(5,399)	$108,536
Total cost of revenues	—	152	22,944	1,382	(5,399)	19,079

Gross profit (loss)	—	(152)	84,755	4,854	—	89,457
Operating expenses:
Technology and development	—	1,354	14,894	379	—	16,627
Marketing and advertising	—	449	35,602	3,498	—	39,549
General and administrative	—	1,246	8,259	1,137	—	10,642
Amortization of acquired intangible assets	—	—	2,359	202	—	2,561

Total operating expenses	—	3,049	61,114	5,216	—	69,379

Income (loss) from operations	—	(3,201)	23,641	(362)	—	20,078
Interest expense, net	—	—	(165)	(2)	—	(167)
Other income (expense), net	—	(11)	(30)	247	—	206

Income (loss) before income taxes	—	(3,212)	23,446	(117)	—	20,117
Income tax (expense) benefit	—	1,171	(7,737)	(4)	—	(6,570)

Income (loss) before income from subsidiaries	—	(2,041)	15,709	(121)	—	13,547
Income from subsidiaries	—	15,588	1,928	2,050	(19,566)	—

Net income	$—	$13,547	$17,637	$1,929	$(19,566)	$13,547

Comprehensive income	$—	$13,547	$17,637	$2,195	$(19,566)	$13,813

ANCESTRY.COM LLC

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

(in thousands)

Three Months Ended March 31, 2013 (Successor)

	Parent	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Elimination	Total
Net cash provided by (used in) operating activities	$—	$(12,048)	$55,568	$82	$—	$43,602

Investing activities:
Capitalization of content databases	—	—	(4,753)	—	—	(4,753)
Purchases of property and equipment	—	—	(3,493)	(30)	—	(3,523)

Net cash used in investing activities	—	—	(8,246)	(30)	—	(8,276)
Financing activities:
Proceeds from exercise of stock options	—	—	457	—	—	457
Taxes paid related to net share settlement of stock-based awards	—	—	(280)	—	—	(280)
Principal payments on debt	—	(1,675)	—	—	—	(1,675)
Proceeds from member’s capital contributions	2,499	—	—	—	—	2,499
Proceeds (payments) from intercompany loans	—	—	(27,400)	27,400
Proceeds (payments) on intercompany investments, net	(2,499)	13,604	16,193	(27,298)	—	—

Net cash provided by (used in) financing activities	—	11,929	(11,030)	102	—	1,001
Effect of changes in foreign currency exchange rates on cash and cash equivalents	—	—	—	—	—	—

Net increase (decrease) in cash and cash equivalents	—	(119)	36,292	154	—	36,327
Cash and cash equivalents at beginning of period	—	470	28,925	6,256	—	35,651

Cash and cash equivalents at end of period	$—	$351	$65,217	$6,410	$—	$71,978

Three Months Ended March 31, 2012 (Predecessor)
	Parent	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Elimination	Total
Net cash provided by operating activities	$—	$474	$40,137	$118	$—	$40,729

Investing activities:
Capitalization of content databases	—	—	(5,140)	—	—	(5,140)
Purchases of property and equipment	—	—	(5,061)	(32)	—	(5,093)
Acquisitions of businesses, net of cash acquired	—	—	(11,731)	—	—	(11,731)

Net cash used in investing activities	—	—	(21,932)	(32)	—	(21,964)
Financing activities:
Proceeds from exercise of stock options	—	2,452	—	—	—	2,452
Taxes paid related to net share settlement of stock-based awards	—	—	(326)	—	—	(326)
Principal payments on debt	—	—	(10,000)	—	—	(10,000)
Excess tax benefits from stock-based awards activity	—	—	980	—	—	980
Repurchases of common stock	—	(12,832)	—	—	—	(12,832)
Proceeds (payments) on intercompany investments, net	—	10,057	(10,157)	100	—	—

Net cash provided by (used in) financing activities	—	(323)	(19,503)	100	—	(19,726)
Effect of changes in foreign currency exchange rates on cash and cash equivalents	—	—	—	11	—	11

Net increase (decrease) in cash and cash equivalents	—	151	(1,298)	197	—	(950)
Cash and cash equivalents at beginning of period, less cash acquired	—	2,003	39,162	7,833	—	48,998

Cash and cash equivalents at end of period	$—	$2,154	$37,864	$8,030	$—	$48,048

Report of Independent Registered Public Accounting Firm

The Operating Committee

Ancestry.com LLC

We have audited the accompanying consolidated balance sheets of Ancestry.com LLC as of December 31, 2012 (Successor) and 2011 (Predecessor), and the related consolidated statements of operations, comprehensive income (loss), member’s interests/stockholders’ equity, and cash flows for the period from December 29, 2012 to December 31, 2012 (Successor), the period from January 1, 2012 to December 28, 2012 (Predecessor) and the years ended December 31, 2011 and 2010 (Predecessor). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Ancestry.com LLC at December 31, 2012 (Successor) and 2011 (Predecessor), and the consolidated results of its operations and its cash flows for the period from December 29, 2012 to December 31, 2012 (Successor), the period from January 1, 2012 to December 28, 2012 (Predecessor) and the years ended December 31, 2011 and 2010 (Predecessor), in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Salt Lake City, Utah

March 25, 2013,

except for Note 20, as to which the date is

June 5, 2013

ANCESTRY.COM LLC

CONSOLIDATED BALANCE SHEETS

(in thousands, except par value data)

	Successor	Predecessor
	December 31, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$35,651	$48,998
Restricted cash	83,863	1,702
Accounts receivable, net of allowances of $661 and $527 at December 31, 2012 and 2011, respectively	11,089	7,599
Income tax receivable	41,799	1,763
Deferred income taxes	—	4,823
Prepaid expenses and other current assets	9,816	7,945

Total current assets	182,218	72,830
Property and equipment, net	27,813	21,701
Content databases, net	270,984	76,646
Intangible assets, net	600,628	17,594
Goodwill	945,619	302,422
Other assets	50,192	2,656

Total assets	$2,077,454	$493,849

LIABILITIES AND MEMBER’S INTERESTS/STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$11,432	$9,817
Accrued expenses	62,120	33,428
Acquisition-related liabilities	83,863	1,297
Deferred revenues	116,953	108,654
Current deferred income taxes	2,021	—
Current portion of long-term debt	6,432	10,000

Total current liabilities	282,821	163,196
Long-term debt, net	936,797	—
Deferred income taxes	235,167	14,925
Other long-term liabilities	13,323	5,219

Total liabilities	1,468,108	183,340
Commitments and contingencies
Member’s interests/Stockholders’ equity:
Member’s interests	682,021
Preferred stock, $0.001 par value; 5,000 shares authorized; no shares issued and outstanding		—
Common stock, $0.001 par value; 175,000 shares authorized; 47,898 shares issued and 42,793 shares outstanding at December 31, 2011		48
Additional paid-in capital		374,948
Treasury stock, at cost; 5,105 shares at December 31, 2011		(162,168)
Accumulated other comprehensive income	—	564
Retained earnings (deficit)	(72,675)	97,117

Total member’s interests/stockholders’ equity	609,346	310,509

Total liabilities and member’s interests/stockholders’ equity	$2,077,454	$493,849

See accompanying notes to consolidated financial statements

ANCESTRY.COM LLC

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

	Successor	Predecessor
	Period from	Period from	Year Ended December 31,
	Dec. 29, 2012 to Dec. 31, 2012	Jan. 1, 2012 to Dec. 28, 2012	2011	2010

Revenues:
Subscription revenues	$3,194	$451,744	$377,364	$281,670
Product and other revenues	264	31,883	22,297	19,261

Total revenues	3,458	483,627	399,661	300,931
Costs of revenues:
Cost of subscription revenues	664	66,741	58,292	46,409
Cost of product and other revenues	159	19,162	8,216	5,698

Total cost of revenues	823	85,903	66,508	52,107

Gross profit	2,635	397,724	333,153	248,824

Operating expenses:
Technology and development	642	77,512	58,245	42,296
Marketing and advertising	1,145	138,073	122,997	94,573
General and administrative	381	45,995	39,734	35,390
Amortization of acquired intangible assets	1,472	16,551	16,711	15,959
Transaction-related expenses	102,264	7,104	—	—

Total operating expenses	105,904	285,235	237,687	188,218

Income (loss) from operations	(103,269)	112,489	95,466	60,606
Interest and other expense, net	(730)	(323)	(1,226)	(4,258)

Income (loss) before income taxes	(103,999)	112,166	94,240	56,348
Income tax (expense) benefit	31,324	(41,377)	(31,345)	(19,503)

Net income (loss)	$(72,675)	$70,789	$62,895	$36,845

See accompanying notes to consolidated financial statements

ANCESTRY.COM LLC

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(in thousands)

	Successor	Predecessor
	Period from	Period from	Year Ended December 31,
	Dec. 29, 2012 to Dec. 31, 2012	Jan. 1, 2012 to Dec. 28, 2012	2011	2010

Net income (loss)	$(72,675)	$70,789	$62,895	$36,845
Other comprehensive income (loss)
Unrealized gain on short-term investments	—	—	—	41
Foreign currency translation adjustments	—	381	(79)	643

Other comprehensive income (loss)	—	381	(79)	684

Total comprehensive income (loss)	$(72,675)	$71,170	$62,816	$37,529

See accompanying notes to consolidated financial statements

ANCESTRY.COM LLC

CONSOLIDATED STATEMENTS OF MEMBER’S INTERESTS/STOCKHOLDERS’ EQUITY

(in thousands)

	Member’s Interests		Common Shares	Amount	Additional Paid-In Capital	Treasury Shares	Amount	Accumulated Other Comprehensive Income (Loss)	Retained Earnings (Deficit)	Total Member’s Interests/ Stockholders’ Equity
Predecessor
Balance as of January 1, 2010	$		42,416	$42	$272,513	—	$—	$(41)	$22,376	$294,890
Shares issued from the exercise and vesting of stock-based awards, net			2,750	3	13,501	—	—	—	—	13,504
Issuance of common stock for business acquisition, net of costs			1,022	1	24,530	—	—	—	—	24,531
Income tax benefit from stock awards			—	—	13,336	—	—	—	—	13,336
Stock-based compensation			—	—	5,077	—	—	—	—	5,077
Repurchase of common stock			(1,009)	(1)	—	—	—	—	(24,999)	(25,000)
Unrealized gain on short-term investments, net of tax			—	—	—	—	—	41	—	41
Foreign currency translation adjustment			—	—	—	—	—	643	—	643
Net income			—	—	—	—	—	—	36,845	36,845

Balance as of December 31, 2010			45,179	45	328,957	—	—	643	34,222	363,867
Shares issued from the exercise and vesting of stock-based awards, net			2,719	3	12,824	—	—	—	—	12,827
Income tax benefit from stock awards			—	—	23,140	—	—	—	—	23,140
Stock-based compensation			—	—	10,027	—	—	—	—	10,027
Repurchase of common stock			—	—	—	(5,105)	(162,168)	—	—	(162,168)
Foreign currency translation adjustment			—	—	—	—	—	(79)	—	(79)
Net income			—	—	—	—	—	—	62,895	62,895

Balance as of December 31, 2011			47,898	48	374,948	(5,105)	(162,168)	564	97,117	310,509
Shares issued from the exercise and vesting of stock-based awards, net			1,837	2	8,673	—	—	—	—	8,675
Income tax benefit from stock awards			—	—	9,916	—	—	—	—	9,916
Stock-based compensation			—	—	15,509	—	—	—	—	15,509
Repurchase of common stock			—	—	—	(541)	(12,832)	—	—	(12,832)
Foreign currency translation adjustment			—	—	—	—	—	381	—	381
Net income			—	—	—	—	—	—	70,789	70,789

Balance as of December 28, 2012			49,735	50	409,046	(5,646)	(175,000)	945	167,906	402,947
Successor
Elimination of Predecessor equity structure			(49,735)	(50)	(409,046)	5,646	175,000	(945)	(167,906)	(402,947)
Capital contribution in connection with the acquisition of Predecessor		619,756							—	619,756
Fair-value adjustment of rollover equity awards		45,275							—	45,275
Stock-based compensation		3,845							—	3,845
Income tax benefit from stock awards		13,145							—	13,145
Net loss									(72,675)	(72,675)

Balance as of December 31, 2012		$682,021	—	$—	$—	—	$—	$—	$(72,675)	$609,346

See accompanying notes to consolidated financial statements

ANCESTRY.COM LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Successor	Predecessor
	Period from	Period from	Year Ended December 31,
	Dec. 29, 2012 to Dec. 31, 2012	Jan. 1, 2012 to Dec. 28, 2012	2011	2010

Operating activities:
Net income (loss)	$(72,675)	$70,789	$62,895	$36,845
Adjustments to reconcile net income(loss) to net cash provided by (used in) operating activities:
Depreciation	—	14,699	13,450	11,773
Amortization of content databases	216	11,328	9,205	7,579
Amortization of acquired intangible assets	1,472	16,551	16,711	15,947
Amortization of deferred financing costs	64	463	278	2,438
Deferred income taxes	570	(915)	(6,220)	975
Stock-based compensation expense	3,845	15,421	9,975	5,069
Changes in operating assets and liabilities, net of effects of business acquisitions:
Accounts receivable	(4,454)	879	(609)	(419)
Restricted cash	—	405	774	(295)
Other assets	496	(3,723)	(4,235)	128
Income taxes, net	(31,662)	14,360	33,649	7,494
Accounts payable and other liabilities	27,684	5,166	1,876	14,223
Excess tax benefits from stock-based compensation	(13,145)	(10,500)	(26,041)	(12,948)
Deferred revenues	2,254	18,578	19,324	17,132

Net cash provided by (used in) operating activities	(85,335)	153,501	131,032	105,941
Investing activities:
Capitalization of content databases	—	(23,538)	(20,408)	(13,874)
Purchases of property and equipment	—	(20,776)	(13,895)	(12,968)
Acquisitions of businesses, net of cash acquired	(1,352,744)	(114,506)	—	(14,631)
Purchases of short-term investments	—	—	—	(7,193)
Proceeds from sale and maturity of short-term investments	—	—	—	40,565

Net cash used in investing activities	(1,352,744)	(158,820)	(34,303)	(8,101)
Financing activities:
Proceeds from exercise of stock options	—	11,922	13,881	13,504
Taxes paid related to net share settlement of stock-based awards	—	(3,247)	(1,054)	—
Proceeds from issuance of long-term debt	943,200	70,000	10,000	—
Principal payments on debt	—	(80,000)	—	(100,025)
Payment of deferred financing costs	(38,033)	—	—	(733)
Excess tax benefits from stock-based compensation	13,145	10,500	26,041	12,948
Member’s capital contribution	555,418	—	—	—
Repurchases of common stock	—	(12,832)	(162,168)	(25,000)

Net cash provided by (used in) financing activities	1,473,730	(3,657)	(113,300)	(99,306)

Effect of changes in foreign currency exchange rates on cash and cash equivalents	—	29	50	44
Net increase (decrease) in cash and cash equivalents	35,651	(8,947)	(16,521)	(1,422)

Cash and cash equivalents at beginning of period, less cash acquired	—	48,998	65,519	66,941

Cash and cash equivalents at end of period	$35,651	$40,051	$48,998	$65,519

Supplemental disclosures of cash flow information:
Cash paid for interest	$—	$1,368	$466	$2,645
Cash paid for income taxes	—	27,156	3,683	11,128
Supplemental disclosures of non-cash investing and financing activities:
Capitalization of stock-based compensation	—	88	52	8
Member’s capital contribution from the rollover of Predecessor common stock & stock-based awards	109,613	—	—	24,568

See accompanying notes to consolidated financial statements

ANCESTRY.COM LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Ancestry.com Inc. (the “Predecessor” or “Issuer”) is an online family history resource that derives revenue on a subscription basis primarily from providing customers access to a proprietary technology platform and an extensive collection of billions of historical records that have been digitized, indexed and put online. On October 21, 2012, the Predecessor entered into a definitive merger agreement (the “Merger Agreement”) with Global Generations Merger Sub Inc. (the “Merger Sub”) and its parent company, Global Generations International Inc. (“GGI”) to acquire the Predecessor for $32.00 per share of common stock (the “Merger”). GGI is a wholly-owned subsidiary of Ancestry.com LLC, which is controlled by Permira funds and co-investors (the “Sponsors”). On December 28, 2012, pursuant to the Merger Agreement, Ancestry.com LLC through its wholly-owned subsidiaries completed its acquisition of the Predecessor for approximately $1.5 billion. The Merger and all activity related to the Merger is referred to collectively as the “Transaction”. See Note 2 for further discussion.

Other than the change of control, Ancestry.com Inc.’s primary business activities remain unchanged after the Transaction. Ancestry.com LLC is a holding company and all operations are conducted by its wholly-owned subsidiaries.

Basis of Presentation

The consolidated financial statements include the accounts of Ancestry.com LLC and its consolidated subsidiaries (the “Successor”, “Ancestry.com” or the “Company”), and have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Due to the Transaction, the consolidated financial statements are presented for two periods for the year ended 2012: the Successor period from December 29, 2012 to December 31, 2012 and the Predecessor period from January 1, 2012 to December 28, 2012, which relate to the periods succeeding and preceding the Transaction, respectively. As a result of the Transaction, the recorded assets, liabilities and member’s interests/stockholders’ equity reflected in the consolidated balance sheets prior to and subsequent to the Transaction are not necessarily comparable. All significant intercompany accounts and transactions have been eliminated in consolidation.

Certain prior period amounts of the Predecessor financial statements have been reclassified to conform to the current year presentation of the Successor financial statements. These reclassifications did not have a significant impact on the consolidated financial statements.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported and disclosed in the financial statements and accompanying notes. Actual results could differ materially from these estimates.

The Company evaluates its estimates to determine their appropriateness, including the fair value of acquired intangible assets and goodwill in a business combination, testing goodwill for impairment, recoverability of long-lived assets, income taxes, the estimated useful lives of the Company’s intangible assets, including content databases, the fair value of financial instruments, the fair value of stock-based awards and allowances for sales returns and uncollectible accounts receivable among others. The Company bases its estimates on historical experience and on various assumptions that are believed to be reasonable, the results of which form the basis for the amounts recorded within the consolidated financial statements.

Revenue Recognition

In general, the Company recognizes revenue related to sales of subscriptions, products and services when (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred or services have been rendered to the customer, (iii) the fee is fixed or determinable, and (iv) collectability is reasonably assured.

Subscription revenues are derived by providing access to the Company’s technologies and content on its various Web sites. Subscription fees are collected primarily from credit cards through the Company’s Web sites at the beginning of the subscription period. Subscription revenues are recognized ratably over the subscription period, ranging from one month to one year, net of estimated cancellations.

Product and other revenues are generated from sales of DNA testing services, desktop software, genealogical research services, physical delivery of historical vital records (birth, marriage and death certificates), document digitization services and other products and services. Sales of desktop software and other products sold directly from the Company’s Web site are recognized upon shipment, net of estimated returns, provided that collectability is reasonably assured and there are no significant performance obligations. Service revenues are recognized upon completion of the services. Shipping fees billed to customers are included in product and other revenues, and related shipping costs are included in cost of product and other revenues.

Deferred revenues represent the amounts received from customers for which the performance obligation has not been fulfilled. Deferred revenues are expected to be recognized as revenue within one year based on subscription durations and expected fulfillment dates.

The Company also bundles its subscription services with other Ancestry.com products, including its desktop software and DNA testing services. For bundles containing multiple elements, revenue is allocated to the elements based on their relative selling price. Generally, the stand-alone selling price for each deliverable is determined by vendor specific objective evidence of fair value (“VSOE”), if such information is available. VSOE, generally, only exists when the Company sells the deliverable on a stand-alone basis and represents the price actually charged by the Company for that deliverable. In the absence of VSOE, third-party evidence of the selling price is used. Where neither VSOE nor third-party evidence exists for a given element, management’s best estimate of the selling price is used. The subscription element is recognized over its estimated subscription period and other product elements are recognized upon shipment of the product or completion of the service.

In certain sales transactions, the Company is required to collect and remit sales and other value-added taxes. The Company accounts for these taxes on a net basis and such taxes are not included in revenues on the consolidated statements of operations.

The Company maintains a revenue reserve for future subscription cancellations and product returns based on historical trends and data specific to each reporting period. The historical cancellation and returns rates are applied to the current period’s revenues as a basis for estimating future returns. Actual customer subscription cancellations and product returns are charged against this reserve or against deferred revenue to the extent that revenue has not yet been recognized. This reserve has been reflected as a reduction of revenue and accounts receivable.

The following table summarizes the activity for the revenue reserve (in thousands):

	Successor	Predecessor
	Period from	Period from	Year Ended December 31,
	Dec. 29, 2012 to Dec. 31, 2012	Jan. 1, 2012 to Dec. 28, 2012	2011	2010
Balance at beginning of period	$661	$527	$406	$472
Amounts reserved against revenue	—	2,176	2,356	1,576
Actual returns	—	(2,042)	(2,235)	(1,642)

Balance at end of period	$661	$661	$527	$406

Cost of Revenues

Cost of subscription revenues consists of Web server operating costs, personnel-related costs of Web support and subscriber services employees, credit card processing fees, amortization of our content databases, outside service costs for subscriber services and royalty costs on certain content licensed from others. Web server operating costs include depreciation and software licensing on Web servers and related equipment and Web hosting costs.

Cost of product and other revenues consists of DNA testing service costs, personnel-related costs of genealogical research and digitization services employees, shipping costs, direct costs of products sold and credit card processing fees.

Certain Risks and Concentrations

Financial instruments that potentially subject the Company to credit risk consist principally of cash equivalents and accounts receivable. Cash equivalents are comprised of money market funds. Accounts receivable are unsecured and include receivables from businesses and individual customers. No one customer accounted for more than 10% of the Company’s revenues for the periods from December 29, 2012 to December 31, 2012 and from January 1, 2012 to December 28, 2012 and for the years ended December 31, 2011 and 2010. Two customers accounted for 12% and 10% of accounts receivable at December 31, 2012 and two customers accounted for 17% and 10% of accounts receivable at December 31, 2011. The customers that accounted for more than 10% of the Company’s accounts receivable balances, which are not material as a percentage of revenues, are businesses with extended payment terms that are responsible for the sale of various Company services and products.

Cash and Cash Equivalents

Cash and cash equivalents consists of highly liquid investments with original maturities of three months or less.

Restricted Cash

Restricted cash consists primarily of cash held in escrow on behalf of stockholders who exercised their appraisal rights in connection with the Transaction and for potential indemnification obligations from acquisitions completed by the Predecessor. As of December 31, 2012, the Company had restricted cash of $92.1 million, of which $8.3 million is classified as long-term in Other assets on the Consolidated Balance Sheet.

Accounts Receivable

Accounts receivable are recorded at the invoiced amount and are non-interest-bearing. Accounts receivable consists of credit card charges processed by the Company’s credit card processors but not yet deposited into a Company bank account and receivables from businesses with extended payment terms responsible for the sale of various Company services and products. The Company maintains an allowance for doubtful accounts to reserve for potential uncollectible receivables. Allowances are made based upon a specific review of all significant outstanding invoices. For those invoices not specifically reserved, allowances are provided based upon a percentage of aged outstanding invoices. In determining these percentages, the Company analyzes its historical collection experience and current economic trends. The allowance for doubtful accounts was de minimis as of December 31, 2012 and 2011.

Inventory

Net inventory was $2.3 million and $0.5 million at December 31, 2012 and 2011, respectively. Inventory consists primarily of DNA testing and packaging materials, which are classified as raw materials, and DNA testing kits, which are classified as finished goods and are stated at lower of cost or market. Cost is determined using the first-in, first-out method. The Company maintains an allowance for excess and obsolete inventory based on historical product sales and current inventory levels. Inventory is included in prepaid expenses and other current assets on the consolidated balance sheets.

Property and Equipment

Property and equipment acquired in business combinations are recorded at estimated fair value. Other additions are recorded at cost. Property and equipment are stated net of accumulated depreciation and amortization. Depreciation and amortization are calculated using the straight-line method over the estimated useful lives of the assets. The estimated useful lives are three years for computer equipment, purchased software and furniture and fixtures. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful lives of the assets, generally five years. Repairs and maintenance costs are expensed as incurred. Major renewals and improvements that extend the useful lives of existing assets are capitalized and depreciated over their estimated useful lives.

Content Databases

Content databases consists of historical family history records, including census records, birth records, marriage records, death records, immigration documents, photographs, maps, military records, newspapers and other collections that the Company has accumulated in its databases. These records have been digitized and indexed to allow subscribers to search and view the content online and include the costs to acquire or license the historical records, costs incurred by Company employees or by third parties to scan, key and index the content and the fair value allocated to content databases in business acquisitions. The Company amortizes content databases on a straight-line basis over ten years after the content is released for viewing on the Company’s Web sites. The amortization expense associated with content databases is included in cost of subscription revenues in the consolidated statements of operations. Costs to renew or extend the term of licensed content databases are expensed as incurred.

Software Development Costs

Software development costs associated with software to be sold, leased or otherwise marketed are expensed as incurred until technological feasibility has been established, at which time such costs are capitalized. To date, costs incurred between the establishment of technological feasibility and the point at which the product is ready for general release have been insignificant. Accordingly, the Company has generally charged such costs to technology and development in the period incurred.

Fair Value of Acquired Intangible Assets and Goodwill

The Company allocates the fair value of purchase consideration from acquisitions to the tangible assets acquired, liabilities assumed and intangible assets acquired based on their estimated fair values. The excess of the fair value of purchase consideration over the fair values of these identifiable assets and liabilities is recorded as goodwill. The Company engages independent third-party appraisal firms to assist it in determining the fair values of assets acquired and liabilities. Such valuations require management to make significant estimates and assumptions, especially with respect to acquired intangible assets. Significant estimates in valuing certain intangible assets include but are not limited to future expected cash flows, replacement cost of technology assets and discount rates. Management’s estimates of fair value are based upon assumptions believed to be reasonable but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates.

Goodwill

Goodwill represents the excess of the purchase price in a business combination over the fair value of the net tangible and intangible assets acquired. Goodwill is not amortized but rather tested for impairment at least annually or more frequently if events or changes in circumstances indicate that they may be impaired. The Company conducts its annual impairment test in the fourth quarter based on a single reporting unit. Impairment is recognized when the fair value of goodwill is less than the carrying value. No impairment losses related to goodwill were recognized for the periods from December 29, 2012 to December 31, 2012 and from January 1, 2012 to December 28, 2012 and for the years ended December 31, 2011 and 2010.

Intangible Assets

The Company amortizes its finite lived intangible assets over their estimated useful lives, ranging from three to 10 years using methods which approximate the pattern in which the underlying economic benefits are consumed.

Recoverability of Long-Lived Assets

The Company reviews content databases, property and equipment and intangible assets with finite lives for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset or asset group to future undiscounted cash flows that the asset or asset group is expected to generate. If assets are determined to be impaired, the impairment loss to be recognized equals the amount that the carrying value of the asset or group of assets exceeds its fair value. Impairment losses recognized for the periods December 29, 2012 to December 31, 2012 and January 1, 2012 to December 28, 2012 and for the years ended December 31, 2011 and 2010 were immaterial.

Deferred Financing Costs

Costs related to debt financing are deferred and amortized to interest expense over the terms of the underlying debt instruments using the effective-interest method. In connection with obtaining debt financing for the Transaction, the Company incurred $38.0 million of deferred financing costs. As of December 31, 2012, deferred financing costs of $37.8 million are reflected as Other assets on the Consolidated Balance Sheet. As of December 31, 2011, deferred financing costs were immaterial.

Income Taxes

The Company uses the asset and liability method of accounting for income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryovers. Deferred tax assets and liabilities are measured using enacted tax rates expected to be in effect in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided when it is more likely than not that some or all of the deferred tax assets may not be realized.

The Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such positions are then measured based on the largest benefit that has a greater than 50% likelihood of being realized upon settlement. The Company recognizes interest related to uncertain tax positions in income tax expense.

Foreign Currency

The financial statements of foreign subsidiaries whose functional currency is the U.S. dollar are remeasured into U.S. dollars using period-end or historical exchange rates for assets and liabilities and average exchange rates for the period for revenues and expenses. Net foreign currency remeasurement gains and losses are included in Interest and other expense, net in the accompanying Consolidated Statements of Operations. Foreign currency remeasurement gains and (losses), net were insignificant for the period from December 29, 2012 to December 31, 2012; approximately $0.6 million for the period from January 1, 2012 to December 28, 2012; approximately $(0.8) million for the year ended December 31, 2011; and were insignificant for the year ended December 31, 2010.

The Company’s results of operations and cash flows are subject to fluctuations due to changes in foreign currency exchange rates. The financial statements of foreign subsidiaries whose functional currency is the local currency are translated into U.S. dollars using period-end exchange rates for assets and liabilities and average exchange rates for the period for revenues and expenses. These translation gains and losses are included in accumulated other comprehensive income (loss) in the accompanying Consolidated Balance Sheets. Translation gains and (losses) were not significant for the period from December 29, 2012 to December 31, 2012; approximately $0.4 million for the period from January 1, 2012 to December 28, 2012; insignificant for the year ended December 31, 2011; and approximately $0.6 million for the year ended December 31, 2010.

Net gains and losses related to foreign currency transactions are included in Interest and other expense, net in the accompanying Consolidated Statements of Operations. Net gains and (losses) from foreign currency transactions were insignificant for the period from December 29, 2012 to December 31, 2012, for the period from January 1, 2012 to December 28. 2012 and for the years ended December 31, 2011 and 2010.

Stock-Based Compensation

The Company’s stock-based compensation plan allows (and the Predecessor’s stock-based compensation allowed) for the issuance of stock-based awards, including stock options and restricted stock units (“RSUs”) to employees, officers, and directors. As of December 31, 2012, outstanding stock-based awards are in an indirect parent entity or a subsidiary of the Company. Each award represents a contingent right to receive an equivalent investor interest upon exercise of the option or vesting of an RSU. The Predecessor’s awards represented a contingent right to one share of the Predecessor’s common stock. See Note 10 in the Consolidated Financial Statements for further information about stock-based awards.

Stock-based compensation expense is recorded by amortizing the fair value of each stock-based award expected to vest over the requisite service. The fair value of each stock option award is calculated on the date of grant using the Black-Scholes option-pricing model. The Black-Scholes model requires various assumptions including fair value of the underlying investor’s interest or stock, volatility, expected option life, risk-free interest rate and expected dividends. The fair value of RSUs is based on the value of the investor’s interest or the closing price of the Predecessor’s common stock on the date of grant. In addition, assumptions are made regarding the rate of forfeiture of stock-based awards prior to vesting. The Company estimates forfeiture rates based on historical forfeitures of its stock options and RSUs. To the extent the actual forfeiture rate is different from the estimate, stock-based compensation expense is adjusted accordingly. If any of the assumptions used in estimating the fair value of awards change significantly or the actual forfeiture rate is different than the estimate, stock-based compensation expense may differ materially in the future from that recorded in the current period.

Investor interests or shares for RSUs are issued on their respective vesting dates, generally, net of the minimum statutory tax withholding requirements to be paid by the Company on behalf of its employees. As a result, the actual number of investor interests or shares issued will generally be fewer than the actual number of RSUs outstanding.

Leases

Leases are categorized at their inception as either operating or capital leases. Lease costs, including any rent holidays or other incentives, are recognized on a straight-line basis over the term of the lease.

External Marketing and Advertising

External marketing and advertising costs are expensed as incurred. Total external marketing and advertising expenses were $1.0 million for the period from December 29, 2012 to December 31, 2012, $116.6 million for the period from January 1, 2012 to December 28, 2012; $106.4 million for the year ended December 31, 2011; and $82.5 million for the year ended December 31, 2010.

Research and Development

All expenditures for research and development are charged to technology and development expense as incurred.

Recent Accounting Pronouncements

In February 2013, the Financial Accounting Standards Board (“FASB”) issued authoritative guidance related to reclassifications out of accumulated other comprehensive income (“OCI”). Under the amendments in this update, an entity is required to report in one place information about reclassifications out of accumulated OCI and to report changes in its accumulated OCI balances. For significant items reclassified out of accumulated OCI to net income (loss) in their entirety in the same reporting period, reporting is required about the effect of the reclassifications on the respective line items in the statement where net income (loss) is presented. For items that are not reclassified to net income (loss) in their entirety in the same reporting period, a cross reference to other disclosures currently required under GAAP is required in the notes. This guidance is effective prospectively for reporting periods beginning after December 15, 2012. The Company will provide the required disclosures beginning in the first quarter of fiscal year 2013 and does not believe the adoption of this guidance will have a material impact on its consolidated financial statements.

2.	TRANSACTION

As discussed in Note 1 above, on December 28, 2012, pursuant to the Merger Agreement, Ancestry.com LLC through its wholly-owned subsidiaries completed the acquisition of the Predecessor for approximately $1.5 billion. In connection with the Transaction, the following occurred:

•	Merger Sub merged with and into the Predecessor and each share of capital stock of Merger Sub was converted into one share of Ancestry.com Inc. common stock.

•

Each share of common stock of the Predecessor outstanding immediately prior to the Transaction, other than the rollover shares and the Predecessor’s common shares for which appraisal rights have been duly exercised under Delaware law, was cancelled and converted automatically into a right to receive $32.00 in cash. Immediately prior to the Transaction, the Predecessor had 44.1 million common shares outstanding.

•

Each share of common stock of the Predecessor for which appraisal rights were duly exercised under Delaware law was cancelled and converted into the right to receive the fair value of such share in accordance with the provisions of Delaware law. Following the Merger, the holders of such dissenting shares, ceased to have any rights with respect to such shares, except for their rights to seek an appraisal under Delaware law. Ancestry.com LLC remains liable for payment for the dissenting shares and has restricted cash of $68.0 million for this purpose. The related liability is recorded in Acquisition-related liabilities on Consolidated Balance Sheet as of December 31, 2012

•

Investors in the Predecessor rolled over 2.0 million outstanding common shares of the Predecessor with a fair value of $64.3 million in exchange for common stock in an indirect parent entity of Ancestry.com LLC.

•	Each share of Ancestry.com Inc. common stock held in treasury was cancelled and retired.

•

Certain members of management rolled over outstanding stock options and RSUs in the Predecessor with a fair value of $54.8 million, of which $45.3 million was classified as part of the consideration transferred, into an indirect parent entity or subsidiary of Ancestry.com LLC. See Note 10 for further information regarding stock-based awards rolled over.

•	Employees of the Predecessor invested $5.2 million in an indirect parent entity of Ancestry.com LLC.

•

The vesting of all outstanding options and RSUs of the Predecessor, with the exception of certain rollover RSUs, was accelerated. All stock-based awards outstanding as of that date, with the exception of the rollover options and RSUs, were converted into the right to receive an amount in cash equal to the intrinsic value of the award based on a price of $32.00 per share. The total value of awards settled in cash was $95.6 million of which $46.3 million was classified as part of the consideration transferred and $49.3 million was recognized as stock-based compensation expense in the Successor period from December 29, 2012 to December 31, 2012. The stock-based compensation expense of $49.3 million was classified as Transaction-related expenses in the Statement of Operations.

Consideration

The aggregate consideration of $1.5 billion for the Transaction consisted of $1.4 billion in cash and $0.1 billion of equity rolled over from the Predecessor. The table below presents further the composition of the consideration paid (in thousands):

Cash Consideration:
Common stock settled or to be settled for cash	$1,346,499
Fair value of cash-settled equity awards	46,296

Total cash consideration	1,392,795
Rollover equity:
Fair value of rollover common stock	64,338
Fair value of rollover stock-based awards	45,275

Total Consideration	$1,502,408

Financing

The Company financed the Transaction with:

•	equity contributions in cash from the Sponsors and employees of approximately $555.4 million;

•

the issuance the $720 million Credit Facility that includes the $670 million Term Loan for which the Company received proceeds, net of original issue discount, of $643.2 million and a $50 million Revolving Facility; and

•	the issuance of $300 million in aggregate principal amount of senior unsecured notes (the “Notes”) by the Issuer.

Cash proceeds from financing sources of the Transaction were used as consideration to purchase the Predecessor and to pay for related fees and expenses. Equity contributions were made in an indirect parent entity of the Company. Additionally, see Note 8 for further information regarding the Credit Facility and the Notes.

Transaction-Related Expenses

During the Successor period from December 29 to December 31, 2012 and the Predecessor period from January 1 to December 28, 2012, the Company incurred $102.3 million and $7.1 million, respectively, of Transaction-related expenses. These costs have been recorded as Transaction-related expenses in the Consolidated Statements of Operations. Transaction-related expenses consist primarily of investment banking, legal, accounting, consulting, and other merger and acquisition costs. Transaction-related expenses for the successor period also include $53.1 million of stock-based compensation expense due primarily to the acceleration of vesting for outstanding Predecessor stock-based awards upon closing of the Transaction. See Note 10 for further information on stock-based awards.

Purchase Price Allocation

The Transaction was accounted for under FASB Accounting Standards Codification (“ASC”) Topic 805, Business Combinations. The purchase price was allocated to the underlying tangible and intangible assets acquired and liabilities assumed based on their respective fair values, with the remainder allocated to goodwill. The purchase price allocation is subject to change based on the finalization of the fair value of assets and liabilities acquired. The purchase price was allocated as follows (in thousands, except weighted average useful lives):

	Fair Value Allocations	Weighted Average Useful Lives
		(in years)
Assets acquired:
Cash	$40,051
Property and equipment	27,813
Other tangible assets	42,008
Acquired intangible assets including content databases:
Content databases	271,200	10.0
Subscriber and partner relationships	220,400	4.0
Core technology	247,300	5.0
Trade names	118,000	10.0
Other intangible assets	16,400	4.8
Goodwill	945,619

Total assets	1,928,791
Liabilities assumed:
Accrued expenses and other liabilities	(75,066)
Deferred revenues	(114,700)
Deferred tax liability	(236,617)

Total net assets acquired	$1,502,408

The goodwill is primarily attributable to growth opportunities of the Company and the assembled workforce. None of the goodwill recorded in connection with the Transaction will be deductible for income tax purposes. Other acquired intangible assets will be amortized over their estimated useful lives using methods which approximate the pattern in which the underlying economic benefits are consumed. The total weighted average useful life of acquired intangible assets is 8.0 years.

3.	CASH AND CASH EQUIVALENTS

Cash and cash equivalents consisted of the following (in thousands):

	Successor	Predecessor
	December 31, 2012	December 31, 2011
Cash	$30,649	$25,811
Cash equivalents:
Money market funds	5,002	23,187

Total cash and cash equivalents	$35,651	$48,998

4.	FAIR VALUE MEASUREMENTS

Fair value is based on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In order to increase consistency and comparability in fair value measurements, accounting guidance establishes a fair value hierarchy that prioritizes observable and unobservable inputs used to measure fair value into three broad levels. These levels, in order of highest priority to lowest priority, are described below:

Level 1: Quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities.

Level 2: Observable prices that are based on inputs not quoted on active markets, but corroborated by market data.

Level 3: Unobservable inputs are used when little or no market data is available.

Cash equivalents are classified within Level 1 due to readily available market prices in an active market. There were no movements between fair value measurement levels of the Company’s cash equivalents during the periods December 29, 2012 to December 31, 2012 and January 1, 2012 to December 28,2012 and for the year ended December 31, 2011. The following table summarizes the financial instruments of the Company at fair value based on the valuation approach applied to each class of security as of December 31, 2012 (in thousands):

	Successor
	Fair Value Measurement at Reporting Date Using
	Balance at December 31, 2012	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Cash equivalents:
Money market funds	$5,002	$5,002	$—	$—

Total assets	$5,002	$5,002	$—	$—

The following table summarizes the financial instruments of the Company at fair value based on the valuation approach applied to each class of security as of December 31, 2011 (in thousands):

	Predecessor
	Fair Value Measurement at Reporting Date Using
	Balance at December 31, 2011	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Cash equivalents:
Money market funds	$23,187	$23,187	$—	$—

Total assets	$23,187	$23,187	$—	$—

The carrying amounts as of December 31, 2012 and 2011 for accounts receivable and accounts payable approximated their fair values because of the immediate or short-term maturities of these financial instruments. The carrying value of debt approximated its fair value based on interest rates available to the Company for debt with similar terms as of December 31, 2012 and 2011. The fair value of debt was considered a Level 2 measurement as it was based on observable market inputs, such as current interest rates.

5.	PROPERTY AND EQUIPMENT

Property and equipment consisted of the following (in thousands):

	Successor	Predecessor
	December 31, 2012	December 31, 2011
Computer Equipment	$15,644	$49,437
Purchased Software	2,908	12,265
Furniture and Fixtures	2,661	2,510
Leasehold Improvements	6,600	3,170

Gross property and equipment	27,813	67,382
Less: Accumulated Amortization	—	(45,681)

Net property and equipment	$27,813	$21,701

6.	CONTENT DATABASES

Content databases consisted of the following (in thousands):

	Successor	Predecessor
	December 31, 2012	December 31, 2011
Content databases	$256,876	$87,220
Content databases not yet placed in service	14,324	19,921

Gross content databases	271,200	107,141
Less: accumulated amortization	(216)	(30,495)

Content databases, net	$270,984	$76,646

The following schedule summarizes the future expected amortization expense of content databases as of December 31, 2012 for the years indicated (in thousands):

Years Ending December 31,
2013	$27,120
2014	27,120
2015	27,120
2016	27,120
2017	27,120
Thereafter	135,384

Total future expected amortization expense	270,984

7.	INTANGIBLE ASSETS AND GOODWILL

Intangible assets consisted of the following as of December 31, 2012 and 2011 (in thousands):

	Successor			Predecessor
	December 31, 2012			December 31, 2011
	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net
Subscriber relationships and contracts	$220,400	$(682)	$219,718	$39,110	$(32,297)	$6,813
Core technology	247,300	(658)	246,642	26,261	(23,743)	2,518
Trademarks and trade names	118,000	(92)	117,908	26,011	(17,748)	8,263
Other intangible assets	16,400	(40)	16,360	—	—	—

Intangible assets	$602,100	$(1,472)	$600,628	$91,382	$(73,788)	$17,594

The following schedule summarizes the future expected amortization expense of acquired intangible assets as of December 31, 2012 (in thousands):

Years ended December 31,
2013	$185,037
2014	147,135
2015	109,043
2016	70,853
2017	30,474
Thereafter	58,086

Total future expected amortization expense	$600,628

The changes in the carrying amounts of goodwill during the year ended December 31, 2012 were as follows (in thousands):

Balance at December 31, 2011 (Predecessor)	$302,422
Acquisitions by the Predecessor	70,276
Other goodwill adjustments	(300)

Balance at December 28, 2012 (Predecessor)	372,398
Elimination of Predecessor goodwill	(372,398)
Acquisition of the Predecessor by the Successor	945,619

Balance at December 31, 2012 (Successor)	$945,619

8.	DEBT

Successor

Credit Facility

In December 2012, in connection with the Transaction, the Issuer entered into a $720 million Credit Facility, consisting of a $670 million Term Loan maturing in December 2018 and a $50 million Revolving Facility expiring in December 2017, of which $50 million was available to borrow at December 31, 2012. The Credit Facility allows the Issuer to borrow an additional amount up to $150 million provided the total net secured leverage ratio does not exceed limits as defined by the Credit Facility agreement. As of December 31, 2012, the total net secured leverage ratio limit was 3.5 to 1.0. Amounts borrowed under the Term Loan are required to be paid in equal quarterly installments totaling 1% of the original principal amount of the term loan annually, with the balance payable upon maturity. Additionally, subject to certain conditions, mandatory prepayments are required to be made annually with up to 75% of excess cash flow, based on the net secured leverage ratio and net cash proceeds of certain other transactions.

The Term Loan and Revolving Facility bear interest on the outstanding unpaid principal amount at a rate equal to an applicable margin plus, at the Company’s option, either: (a) a base rate determined by reference to the highest of (i) the Barclays Bank PLC prime rate at such time, (ii) 0.50% in excess of the overnight federal funds rate at such time and (iii) the LIBOR rate that is in effect for a LIBOR loan with an interest period of one month plus 1.00%, providing that the base rate for the Term Loan is not less than 2.25%; or (b) a LIBOR rate, providing that the LIBOR rate for the Term Loan is not less than 1.25% . The applicable margin shall mean either: (a) in the case of a base rate loan 4.75%, or (b) in the case of a LIBOR loan, 5.75%. At December 31, 2012, the interest rate on the Term Loan was equal to a LIBOR floor of 1.25% plus an applicable margin of 5.75%. The applicable margin for the Revolving Facility is subject to step-ups and step-downs based on the Company’s leverage ratio. Ancestry is also required to pay a commitment fee of 0.50% per annum on the unutilized commitments under the Revolving Facility.

As of December 31, 2012, no funds had been drawn against the Revolving Facility. Borrowings under the Revolving Facility may be used to finance the on-going working capital needs and for general corporate purposes, including permitted business acquisitions and capital expenditures.

The Term Loan was issued at 96% of par, resulting in an original issue discount of $26.8 million. Deferred financing costs of $23.5 million were incurred in connection with the Credit Facility. The original issue discount and the deferred financing costs are being amortized over the loan term to interest expense using the effective interest method. The effective interest rate of the Term Loan is approximately 8.6%.

The Credit Facility contains affirmative and negative covenants, including limitations on indebtedness, liens, certain fundamental changes (including, mergers, consolidations, liquidations and dissolutions), dispositions, dividends, other payments in respect of capital stock and other restricted payments, investments, loans, advances and acquisitions; guarantees and other contingent obligations; payments, repayments and modifications of subordinated indebtedness and certain other indebtedness, transactions with affiliates, sale and leaseback transactions, changes in fiscal periods, agreements restricting liens and/or dividends, and changes in lines of business. In addition, the Revolving Facility contains a maximum total net secured leverage ratio, which will be tested quarterly if outstanding loans and letters of credit under the Revolving Facility exceed $15 million or upon the drawdown of loans and/or issuance letters of credit if such drawdown and/or issuance exceeds $15 million. As of December 31, 2012, the Company was in compliance with all covenants.

The Credit Facility is guaranteed by Ancestry.com LLC and all existing and future, wholly-owned material restricted subsidiaries, except (i) any subsidiaries constituting controlled foreign corporations (“CFCs”) or any direct subsidiaries thereof, (ii) any wholly-owned domestic restricted subsidiaries substantially all of the assets of which constitute the equity of CFCs, (iii) any wholly-owned foreign subsidiaries to the extent a guaranty by such subsidiary is not permitted or materially restricted under the law of the jurisdiction of such foreign subsidiary and (iv) wholly-owned subsidiaries that contributed less than 5.0% of Consolidated EBITDA (as defined in the Credit Facility), 10.0% of revenues in respect of any foreign subsidiary of the Company and, in the case of domestic subsidiaries, less than 5.0% of total assets, provided that if at any time the aggregate amount of Consolidated EBITDA or total assets attributable to such domestic subsidiaries exceeds 7.5% of Consolidated EBITDA or total assets or the aggregate amount of revenue attributable to such foreign subsidiaries exceeds 10% of revenues, Ancestry.com LLC must designate sufficient subsidiaries as guarantors to eliminate such excess. All obligations under the Credit Facility and the related guarantees will be secured by a perfected first priority lien or security interest in substantially all of Issuer’s, Ancestry.com LLC’s, and the guarantor’s tangible and intangible assets.

The Credit Facility also required Ancestry.com LLC to enter into an interest rate protection agreement within 90 days of closing for a period of not less than three years such that not less than 50% of the outstanding debt of the Issuer and its restricted subsidiaries at the closing date is (i) subject to an interest rate protection agreement or (ii) fixed rate borrowings. Subsequent to December 31, 2012, Ancestry.com LLC entered into interest rate cap agreements with a $190 million total notional amount which caps the three-month LIBOR rate at 1.50% for three years. These agreements, in conjunction with the fixed interest rate borrowings discussed below, met the stipulations prescribed by the Credit Facility agreement.

Senior Notes

In December 2012, in connection with the Transaction, Ancestry.com Inc. issued $300 million of fixed rate 11.0% Notes due in December 2020. Interest is payable semi-annually. Deferred financing costs of $14.6 million incurred in connection with the Notes are being amortized over the term of the Notes to interest expense using the effective interest method. The effective interest rate of the Notes is approximately 12.0%.

The Issuer may redeem all or any portion of the Notes at any time prior to December 15, 2016 at a price equal to 100% of the aggregate principal plus the applicable premium, as defined in the indenture, and accrued interest. The Issuer may redeem any portion or all of the Notes after December 15, 2016 at redemption prices as set forth in the indenture, plus accrued and unpaid interest. In addition, the Issuer may redeem up to 35% of the aggregate principal of the Notes with an amount equal to the proceeds of certain equity offerings any time prior to December 2015 at 111% plus accrued interest. Upon a change of control, the Issuer is required to make an offer to redeem all of the Notes from the holders at 101% plus accrued interest. The Notes are fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by Ancestry.com LLC and each of Ancestry.com LLC’s direct and indirect restricted subsidiaries.

Predecessor

In September 2010, the Predecessor entered into a $100.0 million principal amount senior secured revolving credit facility (“Predecessor Credit Facility”). The Predecessor Credit Facility had a maturity date of September 9, 2013 and was secured by a first-priority security interest in all of the capital stock of the Predecessor’s wholly-owned domestic subsidiaries and 65% of the capital stock in material foreign subsidiaries, as well as the real and personal property assets.

In August 2012, the Predecessor borrowed $70.0 million under its Predecessor Credit Facility to finance the acquisition of Archives.com. All outstanding borrowings under the Predecessor Credit Facility were repaid prior to the closing of the Transaction and the Predecessor Credit Facility was terminated in conjunction with the Transaction. As of December 31, 2011, the Predecessor had $10.0 million outstanding under its Predecessor Credit Facility. The borrowed amount was paid in full in January 2012.

Outstanding long-term debt consists of the following (in thousands):

	Successor			Predecessor
	December 31, 2012			December 31, 2011
	Outstanding Principal	Unamortized Discount	Net Carrying Amount	Outstanding Principal	Unamortized Discount	Net Carrying Amount
Term Loan	$670,000	$(26,771)	$643,229	$—	$—	$—
Notes	300,000	—	300,000	—	—	—
Predecessor Credit Facility	—	—	—	10,000	—	10,000

Total debt	970,000	(26,771)	943,229	10,000	—	10,000
Less: Current portion	(6,700)	(268)	(6,432)	(10,000)	—	(10,000)

Long-term debt	$963,300	$(26,503)	$936,797	$—	$—	$—

The following is a schedule by year of future principal payments at December 31, 2012 (in thousands):

Years Ending December 31,	Term Loan	Notes	Total
2013	$6,700	$—	$6,700
2014	6,700	—	6,700
2015	6,700	—	6,700
2016	6,700	—	6,700
2017	6,700	—	6,700
Thereafter	636,500	300,000	936,500

Total future principal payments	$670,000	$300,000	$970,000

9.	MEMBER’S INTERESTS/STOCKHOLDERS’ EQUITY

Successor

Member’s Interests

Ancestry.com LLC is a wholly-owned subsidiary of a holding company (the “Member”), which is controlled by the Sponsors. In connection with the Transaction, the Member contributed $665.0 million as a capital contribution. The Member is not individually responsible for any liabilities of the Company solely for reason of being a member or participating in management of the Company.

Predecessor

Common Stock

The Company, through its wholly-owned subsidiaries, GGI and Merger Sub, acquired the Predecessor for $32.00 per share of common stock on December 28, 2012. Immediately prior to the Transaction, the Predecessor had 49.7 million shares issued and 44.1 million shares outstanding. All of the outstanding shares on the date of the Transaction were cancelled in exchange for $32.00 per common share or the right to receive the fair value of such shares with the exception of 2.0 million common shares outstanding held by Predecessor investors, which were converted into equity interests in an indirect parent entity of the Company. See Note 2 for further information regarding the Transaction.

At December 31, 2011, the Predecessor had 47.9 million shares issued and 42.8 million shares outstanding. Prior to the Transaction, the Predecessor had 175.0 million authorized shares of common stock.

Preferred Stock

The Predecessor had 5.0 million authorized shares of preferred stock that was issuable in series. Immediately prior to the Transaction and at December 31, 2011, the Predecessor had not issued or designated any series or preferences associated with the preferred stock.

Share Repurchases

During 2012 and 2011, the Predecessor repurchased a total of approximately 5.6 million shares of the Predecessor’s common stock for an aggregate of $175.0 million. Share repurchases in 2012 and 2011 were recorded as treasury stock at cost. The following table summarizes share repurchases by authorization for the period from January 1, 2012 to December 28, 2012 and for the year ended December 31, 2011 (in thousands):

	Predecessor
	Period from Jan. 1, 2012 to Dec. 28, 2012		Year Ended December 31, 2011
	Shares	Amounts	Shares	Amounts
Share Repurchase Authorizations:
October 2011 share repurchase authorization for $50.0 million	541	$12,832	1,591	$37,168
April 2011 share repurchase authorization for $125.0 million	—	—	3,514	125,000

Total share repurchases	541	$12,832	5,105	$162,168

Repurchases under the April 2011 authorization included the repurchase of approximately 1.2 million shares for $50.0 million, respectively, from affiliates of Spectrum Equity V, L.P. and the Company’s Chief Executive Officer. All other repurchases were completed in the open market.

Shares held as treasury stock were cancelled and retired upon closing of the Transaction.

10.	STOCK-BASED AWARDS

Successor

In connection with the Transaction, the Company adopted the Predecessor’s 2009 Stock Incentive Plan, the Generations Holding, Inc. Stock Purchase and Option Plan and the 2004 Stock Option Plan. The Company does not anticipate issuing additional awards under these plans. All awards granted and outstanding pursuant to these plans have a term not greater than ten years from the original date of grant.

Stock Options

As discussed in Note 2, options to purchase shares of the Predecessor held by certain members of management were modified and automatically converted into fully vested options in an indirect parent entity or a subsidiary of the Company upon closing of the Transaction. The rollover awards were adjusted in connection with the Transaction in a manner such that (i) the ratio of the exercise price to fair market value of the underlying investor interest was the same after the closing of the Transaction as it was prior to the closing of the Transaction and (ii) the aggregate intrinsic value of the awards were the same after the closing of the Transaction as it was prior to the closing of the Transaction. In addition, due to the modification of the rollover awards, the fair value of the rollover awards was remeasured as of the Transaction date in accordance with ASC 718, Stock Compensation.

Each option in the indirect parent entity entitles the grantee to an investor interest in that entity upon exercise. The activity for stock options in an indirect parent entity of the Company for the period from December 29, 2012 to December 31, 2012 was as follows:

	Successor
	Number of Units (In thousands)	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (In years)	Aggregate Intrinsic Value Price (In thousands)
Outstanding at December 29, 2012	—	$—
Granted	—	—
Exercised	—	—
Canceled	—	—
Rolled over from Predecessor	315	22.75

Outstanding at December 31, 2012	315	22.75	3.23	$41,674

Exercisable at December 31, 2012	315	22.75	3.23	41,674
Vested and expected to vest at December 31, 2012	315	22.75	3.23	41,674

The fair value of each option in the indirect parent entity as of the Transaction date was determined using the Black-Scholes option-pricing model. The Black-Scholes option-pricing model requires several estimates including an estimate of the fair value of the underlying investor interest. The fair value of the investor interest was based on the fair value on the date of the Transaction. The expected term of the options was based on the remaining contractual term of the options and the expected exercise behavior of employees. The Predecessor calculated its expected volatility based on the volatilities of a peer group of publicly traded companies. The risk-free interest rate of the option is based on the U.S. Treasury rate for the expected term of the option. The weighted average assumptions used in the fair value calculations were as follows:

Period from
Dec. 29, 2012 to Dec. 31, 2012
Expected volatility	42.0%
Expected term (in years)	3.1
Weighted average risk-free interest rate	0.4%
Weighted average fair value of the underlying investor interest	$154.99
Expected dividends	—

Each option in the Company’s subsidiary entitles the grantee to one common share in the subsidiary entity. Per the terms of the Transaction agreement, outstanding options must be exercised within 30 days of the closing date of the Transaction. Immediately following the first anniversary of the option exercise date the shares must be contributed to the indirect parent entity in exchange for an equivalent number of investor interests. The activity for stock options in the subsidiary of the Company for the period from December 29, 2012 to December 31, 2012 was as follows:

	Successor
	Number of Units (In thousands)	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (In years)	Aggregate Intrinsic Value Price (In thousands)
Outstanding at December 29, 2012	—	$—
Granted	—	—
Exercised	—	—
Canceled	—	—
Rolled over from Predecessor	1	464.80

Outstanding at December 31, 2012	1	464.80	0.08	$2,121

Exercisable at December 31, 2012	1	464.80	0.08	2,121
Vested and expected to vest at December 31, 2012	1	464.80	0.08	2,121

The fair value of options in the Company’s subsidiary as of the Transaction date was determined to be approximately equal to the intrinsic value of the awards primarily due to the short expected term of the options.

Restricted Stock Units

As discussed in Note 2, RSUs of the Predecessor held by certain members of management were modified and automatically converted into RSUs in an indirect parent entity of the Company upon closing of the Transaction. The rollover RSUs were adjusted in connection with the Transaction in a manner such that the aggregate intrinsic value of the RSUs were the same after the closing of the Transaction as it was prior to the closing of the Transaction. In addition, due to the modification of the rollover awards, the fair value of the rollover awards was remeasured as of the Transaction date in accordance with ASC 718, Stock Compensation. Each RSU entitles the grantee to an investor interest in an indirect parent entity of the Company, or, at the discretion of the indirect parent entity, cash equal to the fair market value of the award at the settlement date. The rollover awards are subject to the same vesting terms and conditions as the original award granted by the Predecessor. These awards will vest over the next three to four years.

RSU activity for the period from December 29, 2012 to December 31, 2012 was as follows:

Successor
2012
	Number of Units (In thousands)	Weighted Average Grant Date Fair Value
Outstanding at December 29, 2012	—	$—
Granted	—	—
Vested	—	—
Forfeited	—	—
Rolled over from Predecessor	71	154.99

Outstanding at December 31, 2012	71	154.99

Stock-Based Compensation Expense

Stock-based compensation expense for Successor awards for the period from December 29, 2012 to December 31, 2012 was immaterial. Unrecognized stock-based compensation, net of estimated forfeitures, for RSUs at December 31, 2012 was $9.4 million, which will be recognized over a weighted average period of 3.4 years. As of December 31, 2012, there was no unrecognized stock-back compensation for options; all outstanding options were fully vested.

Predecessor

Prior to the Transaction, the Predecessor had various equity incentive plans, whereby equity awards were granted to employees, officers, directors and consultants. With the exception of certain rollover awards, the vesting of all outstanding options and RSUs as of December 28, 2012 was accelerated in connection with the Transaction. All equity awards outstanding as of the Transaction date, with the exception of those awards rolled over, were converted into the right to receive an amount in cash equal to the intrinsic value of the award based on a price of $32.00 per share of the Predecessor’s common stock. The total value of awards settled in cash was $95.6 million. See Note 2 for further information regarding the Transaction.

Stock Options

Stock option activity for the period from January 1, 2012 to December 28, 2012 was as follows:

	Predecessor
	Shares (In thousands)	Weighted Average Exercise Price
Outstanding at December 31, 2011	5,234	$8.43
Granted	859	23.33
Exercised	(1,570)	7.59
Canceled	(438)	31.74
Cash settled	(2,478)	12.40
Rolled over	(1,607)	4.75

Outstanding at December 28, 2012	—	—

The Predecessor estimated the fair value of each option on the date of grant using the Black-Scholes option-pricing model. The Black-Scholes option-pricing model requires several estimates including an estimate of the fair value of common stock. The fair value of the Predecessor’s common stock was determined based on the closing price of the common stock on the stock option grant date. The expected term of the options was based on historical analysis of the exercise behavior of the Predecessor’s employees. The Predecessor calculated its expected volatility based on the volatilities of a peer group of publicly traded companies and the volatility of the Predecessor’s own stock. The risk-free interest rate of the option is based on the U.S. Treasury rate for the expected term of the option at the time of grant. The weighted average assumptions used in the fair value calculations were as follows:

	Predecessor
	Period from	Year Ended December 31,
	Jan. 1, 2012 to Dec. 28, 2012	2011	2010
Expected Volatility	47.5%	42.0%	40.0%
Expected term (in years)	4.2	5.0	4.0
Weighted average risk-free interest rate	0.7%	1.8%	1.7%
Weighted average fair value of the underlying common stock	$23.33	$38.96	$17.99
Expected dividends	—	—	—

Additional information regarding options was as follows (in thousands, except per share data):

	Predecessor
	Period from Jan. 1, 2012 to Dec. 28, 2012	Year Ended December 31,
		2011	2010
Weighted average grant date fair value of options granted	$8.86	$15.24	$6.00
Total intrinsic value of options exercised	34,266	83,495	43,284

Restricted Stock Units

RSU activity for the period from January 1, 2012 to December 28, 2012 was as follows (units in thousands):

	Predecessor
	2012
	Number of Units	Weighted Average Grant Date Fair Value
Outstanding at December 31, 2011	1,280	$28.67
Granted	1,082	24.43
Vested	(387)	27.18
Forfeited	(163)	26.35
Cash settled	(1,469)	25.71
Rolled over	(343)	30.76

Outstanding at December 28, 2012	—	—

The total fair value of RSUs that vested for the period from January 1, 2012 to December 28, 2012 and for the year ended 2011 were $10.4 million and $2.3 million, respectively. No RSUs vested in the year ended December 31, 2010.

Summary of Stock-Based Compensation Expense

Stock-based compensation related to Predecessor awards was included in the following captions within the Consolidated Statements of Operations (in thousands) for the following periods:

	Successor	Predecessor
	Period from	Period from	Year Ended December 31,
	Dec. 29, 2012 to Dec. 31, 2012	Jan. 1, 2012 to Dec. 28, 2012	2011	2010
Cost of subscription revenues	$—	$896	$446	$194
Technology and development	—	7,758	4,555	2,091
Marketing and advertising	—	1,913	1,553	673
General and administrative	—	4,854	3,421	2,111
Transaction-related expenses	53,118	—	—	—

Total stock-based compensation expense	$53,118	$15,421	$9,975	$5,069

Stock-based compensation expense of $49.3 million incurred in the Successor period from December 29, 2012 to December 31, 2012 was due to the acceleration of vesting for outstanding Predecessor equity awards upon closing of the Transaction. In addition, the Company incurred $3.8 million of stock-based compensation expense in the Successor period from December 28, 2012 to December 31, 2012 due to the cancellation of an out-of the-money Predecessor equity award upon closing of the Transaction.

11.	401(k) PLAN

In the United States, the Company offers a savings plan (the “401(k) Plan”) that qualifies as a deferred compensation plan under Section 401(k) of the Internal Revenue Code. Under the 401(k) Plan, employees can contribute a percentage of their compensation not to exceed maximum annual federal limits. The 401(k) Plan also allows for discretionary employer contributions. For the periods from December 29, 2012 to December 31, 2012 and from January 1, 2012 to December 28, 2012, the Company matched employee contributions at 100% for the first 3% of employee contributions and at 50% for the next 9% of contributions, with a maximum annual contribution of $3,000 per participant. For the year ended December 31, 2011, the Company matched employee contributions at 100% for the first 3% of employee contributions and at 50% for the next 3% of contributions, with a maximum annual contribution of $3,000 per participant. For the year ended December 31, 2010 the Company matched employee contributions at 70% of all employee contributions made, with a maximum annual contribution of $2,100 per participant. The employee’s contributions are fully vested, and the matching contributions vest on an annual basis over a four year period, beginning on the employee’s hire date, after which the contributions are fully vested. The U.S. contributions for the period from December 29, 2012 to December 31, 2012 were immaterial. The U.S. contributions were $1.4 million, $1.1 million and $0.6 million for the period from January 1, 2012 to December 28, 2012 and for the years ended December 31, 2011 and 2010, respectively. The Company also offers international employees deferred compensation plans. The Company’s contributions to these international plans were insignificant during 2012, 2011 and 2010.

12.	INTEREST AND OTHER EXPENSE, NET

Interest and other expense, net consisted of the following (in thousands):

	Successor	Predecessor
	Period from	Period from	Year Ended December 31,
	Dec. 29, 2012 to Dec. 31, 2012	Jan. 1, 2012 to Dec. 28, 2012	2011	2010
Interest expense	$(730)	$(1,165)	$(744)	$(5,083)
Interest income	—	100	155	386
Other	—	742	(637)	439

Interest and other expense, net	$(730)	$(323)	$(1,226)	$(4,258)

13.	INCOME TAXES

Income (loss) before income taxes consisted of the following (in thousands):

	Successor	Predecessor
	Period from	Period from	Year Ended December 31,
	Dec. 29, 2012 to Dec. 31, 2012	Jan. 1, 2012 to Dec. 28, 2012	2011	2010
Income (loss) before income taxes
United States	$(103,999)	$101,592	$99,479	$57,253
Foreign	—	10,574	(5,239)	(905)

Total income (loss) before income taxes	$(103,999)	$112,166	$94,240	$56,348

The income tax provision (benefit) consisted of the following (in thousands):

	Successor	Predecessor
	Period from	Period from	Year Ended December 31,
	Dec. 29, 2012 to Dec. 31, 2012	Jan. 1, 2012 to Dec. 28, 2012	2011	2010
Current income tax:
Federal	$(29,721)	$37,992	$35,674	$22,472
State	(1,078)	1,867	2,092	1,048
Foreign	—	694	175	605

Total	(30,799)	40,553	37,941	24,125
Deferred income tax:
Federal	(506)	1,508	(4,626)	(4,778)
State	(19)	(944)	(794)	(639)
Foreign	—	260	(1,176)	795

Total	(525)	824	(6,596)	(4,622)

Provision (benefit) for income taxes	$(31,324)	$41,377	$31,345	$19,503

Total income tax expense (benefit) differed from the amounts computed by applying the U.S. federal income tax rate of 35% to income before income tax expense as a result of the following (in thousands):

	Successor	Predecessor
	For the period from	For the period from	Year Ended December 31,
	Dec. 29, 2012 to Dec. 31, 2012	Jan. 1, 2012 to Dec. 28, 2012	2011	2010
Computed expected tax expense	$(36,400)	$39,258	$32,984	$19,722
State income taxes, net of federal tax benefit	(1,230)	1,405	1,827	1,173
Foreign taxes at rates other than 35%	—	(86)	888	605
Transaction related expenses	5,526	759	—	70
Research and development tax credits	383	(350)	(4,976)	(1,888)
Other	397	391	622	(179)

Provision (benefit) for income taxes	$(31,324)	$41,377	$31,345	$19,503

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of the assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities were as follows (in thousands):

	Successor	Predecessor
	December 31, 2012	December 31, 2011
Deferred tax assets:
Deferred compensation	$15,682	$3,942
Net operating loss carryforwards—U.S.	9,129	9,127
Net operating loss carryforwards—Foreign	1,272	1,939
Tax credits	5,525	3,074
Other accruals and reserves	3,261	3,296
Valuation allowance	(1,872)	(1,195)

Total gross deferred tax assets	32,997	20,183
Deferred tax liabilities:
Intangible assets	(252,004)	(20,830)
Content in process	(2,274)	(4,169)
Deferred revenue	(7,638)	—
Depreciation differences	(4,862)	(5,286)
Foreign earnings	(3,407)	—
Total gross deferred tax liabilities	(270,185)	(30,285)

Net deferred tax liability	$(237,188)	$(10,102)

At December 31, 2012, the Company had $9.0 and $0.1 million in tax-effected federal and state net operating loss carryforwards, respectively. The federal operating loss carryforwards, if unused, begin expiring in 2017. The state operating loss carryforwards, if unused, begin expiring in 2013. Additionally, the Company had $1.3 million in tax-effected foreign net operating loss carryforwards. These operating loss carryforwards, if unused, begin expiring in 2013. Finally, at December 31, 2012, the Company had $5.5 million in income tax credits, consisting primarily of federal and state research and development tax credits. These tax credits, if unused, begin expiring in 2018.

In assessing whether deferred tax assets would be realized, the Company considered whether it is more likely than not that some portion or all of the deferred tax assets would not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. The Company considered the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, the Company believes it is more likely than not that it will realize the benefits of these deductible differences, net of the existing valuation allowance, as of December 31, 2012.

A reconciliation of the beginning and ending amount of gross unrecognized tax benefits is as follows (in thousands):

	Successor	Predecessor
	Period from	Period from
	Dec. 29, 2012 to Dec. 31, 2012	Jan. 1, 2012 to Dec. 28, 2012	Year Ended December 31, 2011
Gross unrecognized tax benefits at beginning of period	$4,500	$4,240	$913
Decreases related to lapse of statute of limitations	—	(121)	(24)
Increases related to tax positions taken in prior years	—	—	2,339
Increases related to tax positions taken in current year	—	463	1,012
Decreases related to settlements with taxing authorities	—	(82)	—

Balance at end of period	$4,500	$4,500	$4,240

If recognized, the unrecognized tax benefit would reduce the Company’s effective tax rate. The Company’s policy is to recognize interest and penalties related to unrecognized tax benefits as income tax expense. Accrued interest and penalties related to unrecognized tax benefits were $0.2 million and $0.2 million as of December 31, 2012 and 2011, respectively. The Company has taken positions in certain taxing jurisdictions for which it is reasonably possible that the total amounts of unrecognized tax benefit may decrease within the next twelve months. The estimated range of potential decreases in the unrecognized tax benefits in the next twelve months is immaterial.

The Company files U.S. federal and various state and foreign income tax returns. With few exceptions, the Company is no longer subject to U.S. federal, state and local or foreign income tax examinations by tax authorities for years prior to 2006.

14.	BUSINESS ACQUISITIONS

On August 17, 2012, the Company acquired Archives.com, a family history Web site, for $100.0 million in cash consideration plus assumed liabilities. Cash consideration of $15.0 million is being held in escrow for potential indemnification obligations; escrow cash of $7.5 million less any indemnified losses will be released on both the nine-month and 18-month anniversaries of the closing date. These amounts are classified as restricted cash and other assets on the Consolidated Balance Sheets at December 31, 2012 based on the scheduled payment dates; the related liabilities are classified as Acquisition-related liabilities and other long-term liabilities on the Consolidated Balance Sheets.

The assets acquired and liabilities assumed were recorded based on their estimated fair values at the date of the acquisition; the fair value of the intangible assets acquired was primarily determined by using the income and cost approaches. The purchase price of this acquisition was allocated as follows:

	Fair Value Allocations	Weighted Average Useful Lives
	(in thousands)	(in years)
Assets acquired:
Restricted cash	$4,818
Other tangible assets	3
Acquired intangible assets including content databases:
Content databases	8,100	10.0
Subscriber and partner relationships	17,200	4.0
Core technology	10,700	3.6
Trade names	3,600	10.0
Other intangible assets	1,500	3.0
Goodwill	68,085

Total assets	114,006
Liabilities assumed:
Deferred revenues	(9,100)
Accrued expenses and other liabilities	(4,906)

Total net assets acquired	$100,000

The goodwill of $68.1 million represents the excess of the purchase price over the fair value of the net tangible and identifiable intangible assets acquired and is expected to be deductible for tax purposes. The goodwill is primarily attributable to expected operational synergies from having a complementary offering serving a fast growing segment of the family history market. Other acquired intangible assets will be amortized over their estimated useful lives using methods that approximate the pattern in which the underlying economic benefits are consumed. The total weighted average useful life of acquired intangible assets was 5.6 years.

As a part of the acquisition, the Company assumed a $4.8 million liability to provide content to a third party. Cash of $4.8 million has been restricted to fund the costs of providing the content and will be released as the work is completed.

The total revenues of Archives.com recorded in the Consolidated Statement of Operations from December 29, 2012 to December 31, 2012 and from the acquisition date to December 28, 2012 were $0.2 million and $7.4 million, respectively. The total net operating loss of Archives.com recorded in the Consolidated Statement of Operations from December 29, 2012 to December 31, 2012 and from the acquisition date to December 29, 2012 were ($0.1) million and ($4.7) million, respectively. During the year ended December 31, 2012, the Company also completed various other acquisitions for total consideration of approximately $14.5 million in cash. These acquisitions included the purchase of the DNA assets of Sorenson Molecular Genealogy Foundation, a non-profit organization with a diverse collection of DNA samples and corresponding genealogical information; the acquisition of We’re Related, LLC, which operates the We’re Related Facebook app; and the assets of 1000memories, Inc., which helps people to digitize, organize and share photographs and family memories through its website and its ShoeBox mobile app. The assets acquired and liabilities assumed from these acquisitions were recorded based on their estimated fair values at the date of acquisition. Cash consideration of $3.1 million is currently being held as restricted cash for potential indemnification obligations and certain other requirements related to these transactions. These acquisitions were not material, either individually or in the aggregate, to the Company’s financial position or results of operations.

The fair value of all intangible assets acquired from acquisitions during the period January 1, 2012 to December 28, 2012 were revalued upon acquisition of the Predecessor by the Successor. See the Note 2 for further information regarding the Transaction.

During the period from January 1, 2012 to December 28, 2012, the Company incurred $2.3 million of costs related to the acquisitions discussed above. These costs have been recorded in general and administrative expense in the Consolidated Statements of Operations.

15.	PRO FORMA INFORMATION

The following pro forma financial information is based on the historical financial statements of the Company and presents the Company’s results as if the Transaction and Company’s acquisition of Archives.com had occurred as of January 1, 2011 (in thousands):

	Year Ended December 31,
	2012	2011
Total revenues	$500,358	$414,480
Net loss	$(125,089)	$(176,410)

These pro forma amounts include adjustments to reflect the additional amortization expense after the net tangible and intangible assets have been adjusted to fair value, the interest expense for the additional debt facilities described in Note 7 and the income tax effects of these adjustments. The 2012 pro forma information was also adjusted for Transaction-related expenses. The unaudited pro forma financial information is presented for informational purposes only and is not necessarily indicative of the results of operations that would have been achieved if the merger had taken place on January 1, 2011 or of results that may occur in the future.

16.	COMMITMENTS AND CONTINGENCIES

The Company has entered into non-cancelable operating leases for facilities and certain equipment. These leases are primarily for office space, which includes the Company’s corporate headquarters located in Provo, Utah, office space located in San Francisco, California, and office space in Dublin, Ireland. The corporate headquarters lease has remaining payments totaling $5.4 million and a term that expires in 2016, with the right to extend the lease term for an additional five years. The San Francisco lease has remaining payments totaling $15.4 million, including rent holidays, and the term expires in 2019. In June 2012, the company entered into a 10-year operating lease for office space in Dublin, Ireland. Total remaining minimum lease payments under the terms of the agreement were approximately $2.9 million. Rent expense for operating leases with escalating lease payment terms and rent holidays is recognized on a straight-line basis over the lives of the related leases. Rental expense for the period from December 29, 2012 to December 31, 2012 was immaterial. Rental expense for operating leases was approximately $4.9 million, $3.4 million and $2.7 million for the period from January 1, 2012 to December 28, 2012 and for the years ended December 31, 2011 and 2010, respectively.

The following is a schedule by year of future minimum lease payments of non-cancelable operating leases at December 31, 2012 (in thousands):

Years Ending December 31,
2013	$5,787
2014	6,133
2015	4,950
2016	4,116
2017	3,013
Thereafter	5,854

Total minimum lease payments	$29,853

The Company has entered into agreements with certain vendors requiring the Company to make royalty payments based on specified future product sales or relative online page views. Products include certain content databases and proprietary genealogical information. Royalty expenses were immaterial for the period from December 29, 2012 to December 31, 2012. Royalty expense were $2.1 million, $2.2 million and $1.9 million for the period from January 1, 2012 to December 28, 2012 and for the years ended December 31, 2011 and 2010, respectively. Royalty expenses are included as a cost of subscription revenues in the Consolidated Statements of Operations.

In addition, the Company utilizes third-party providers to perform certain services and to provide goods related to its Ancestry DNA service offering. As of December 31, 2012, the Company had outstanding commitments to purchase $5.6 million of DNA-related services or goods before September 30, 2013.

Litigation

Litigation Challenging the Transaction (In re: Ancestry.com Inc. Shareholder Litigation)

Following the announcement on October 22, 2012 of the execution of the Merger Agreement, the following complaints were filed in the Delaware Court of Chancery of the State of Delaware challenging the proposed acquisition of the Company: Heck v. Sullivan, et al. (C.A. No. 7893), Smilow v. Ancestry.com Inc., et al. (C.A. No. 7987) Boca Raton Police & Firefighters’ Retirement System v. Billings, et al. (C.A. No. 7989), Pontiac General Employees Retirement System v. Billings (C.A. No. 7988), Dale G. & Donella M. Jacobs Trust v. Ancestry.com Inc., et al. (C.A. No. 8004), Palumbo et ano. Vv. Spectrum Equity Investors LP, et al. (C.A. No. 8016), Windemuth v. Ancestry.com Inc., et al. (C.A. No. 8013), Althaver v. Ancestry.com Inc., et al. (C.A. No. 8023), and Steamfitters Local 449 Pension Fund v. Ancestry.com Inc., et al. (C.A. No. 8034). Each of the actions is a putative class action filed on behalf of the public stockholders of the Predecessor and names as defendants the Company, its directors, GGI and Merger Sub. All but the Heck action also name Permira as a defendant. The Boca Raton Police & Firefighters’ Retirement System, Pontiac General Employees Retirement System, Dale G. & Donella M. Jacobs Trust, Palumbo, Windemuth, Althaver and Steamfitters Local 449 Pension Fund complaints also name Howard Hochhauser and Spectrum as defendants. All of these actions have been consolidated as In re: Ancestry.com Inc. Shareholder Litigation (Consolidated C.A. No. 7988). The complaints generally allege that the individual defendants breached their fiduciary duties in connection with their consideration and approval of the Merger and that the entity defendants aided and abetted those breaches. The complaints seek, among other relief, declaratory and injunctive relief enjoining the Acquisition. On December 17, 2012, the Delaware Court of Chancery heard argument in In re: Ancestry.com Inc. Shareholder Litigation on plaintiffs’ motion to preliminarily enjoin the proposed merger between the Predecessor and Merger Sub and the upcoming special meeting of the Predecessor’s stockholders that was to be held to vote on the Merger. At the conclusion of the hearing, the Court required that the Predecessor disclose certain information before the special meeting of the Predecessor’s stockholders could proceed and otherwise denied the substantive aspects of the motion for a preliminary injunction. The information required to be disclosed by the Court was disclosed on December 19, 2012 and the Merger was consummated on December 28, 2012. The litigation has continued following the consummation of the transaction, and the Court has entered a scheduling order requiring the filing of an amended complaint on or before March 8, 2013.

The litigation has continued following the consummation of the Merger. On March 8, 2013, the plaintiffs filed an amended complaint. The amended complaint, like the original operative complaint, names Ancestry, the members of Ancestry’s then-board of directors, Ancestry’s Chief Executive Officer and Chief Financial Officer, Permira, Global Generations International Inc., Global Generations Merger Sub Inc. and entities associated with Spectrum as defendants. The amended complaint generally alleges that Ancestry’s then-board of directors, its Chief Executive Officer and Chief Financial Officer and the entities associated with Spectrum breached their fiduciary duties in connection with their consideration and approval of the merger transaction and that Ancestry filed a materially false and misleading proxy in connection with the Merger. In addition, the amended complaint alleges that Permira and its affiliated entities aided and abetted the above-described alleged breaches of fiduciary duty. The amended complaint seeks compensatory damages and an award of the costs and disbursements incurred in the litigation.

Appraisal Litigation (Merion Capital, L.P. v. Ancestry.com, Inc. and Merlin Partners LP, and The Ancora Merger Arbitrage Fund, LP v. Ancestry.com Inc.)

Following the consummation of the Transaction, three former shareholders, who, combined, owned 1.4 million shares of our Predecessor’s common stock have instituted two separate appraisal proceedings in the Court of Chancery of the State of Delaware pursuant to Del. C. § 262: Merion Capital, L.P. v. Ancestry.com, Inc. (C.A. No. 8173) and Merlin Partners LP et al. v. Ancestry.com Inc. (C.A. No. 8175). The two appraisal petitions allege that the $32 per share price paid to our Predecessor’s shareholders in the Transaction did not represent the fair value of the Company on the date the Transaction was consummated.

In view of the inherent difficulty of predicting the outcome of such litigation, particularly where the claimants seek very large or indeterminate damages or where the matters present novel legal theories or involve a large number of parties, we generally cannot predict what the eventual outcome of the pending matters will be, what the timing of the ultimate resolution of these matters will be, or what any loss related to each pending matter may be. With respect to our outstanding legal matters, we believe that we have substantial defenses to the claims asserted by the claimants in the litigations to which we are a party. Based on our current knowledge, we do not believe that a loss, if any, arising from the pending matters should have a material adverse effect on our consolidated financial position. However, in light of the inherent uncertainties involved in these matters, some of which are beyond our control, and the very large or indeterminate damages sought in some of these matters, an adverse outcome in one or more of these matters could have a material adverse impact on the Company’s results of operations, liquidity or cash flows.

The Company is party to various legal proceedings and other claims that arise in the ordinary course of business or otherwise in the future. Such matters are subject to many uncertainties and outcomes are not predictable with assurance. While the Company cannot assure the ultimate outcome of any legal proceeding or contingency in which it is or may become involved, the Company does not believe that any pending legal claim or proceeding arising in the ordinary course will be resolved in a manner that would have a material adverse effect on its business. Although the Company considers the likelihood of such an outcome to be remote, if one or more these legal matters resulted in an adverse money judgment against the Company, such a judgment could have a material adverse effect on its operating results and financial conditions.

17.	GEOGRAPHIC INFORMATION

Operating segments are defined as components of an enterprise for which separate financial information is available and evaluated regularly by the chief operating decision-maker in deciding how to allocate resources and in assessing performance. For the periods December 29, 2012 to December 31, 2012 and January 1, 2012 to December 28, 2012 and for the years ended December 31, 2011 and 2010, the Company was organized as, and operated in, one reportable segment. The chief operating decision maker, reviews financial information on a consolidated basis, including the results of businesses acquired, accompanied by disaggregated information of subscription revenue by geographic region for purposes of allocating resources and evaluating performance.

The Company’s assets were primarily located in the United States and not allocated to any specific region. Subscription revenues were attributed by geographic location based on the location of the customer. The following presents subscription revenue by geographic region (in thousands):

	Successor	Predecessor
	Period from	Period from	Year Ended December 31,
	Dec. 29, 2012 to Dec. 31, 2012	Jan. 1, 2012 to Dec. 28, 2012	2011	2010
United States	$2,407	$340,448	$282,885	$212,346
United Kingdom	381	53,893	47,539	40,929
All other countries	406	57,403	46,940	28,395

Total subscription revenues	$3,194	$451,744	$377,364	$281,670

18.	RELATED PARTIES

As of December 31, 2012, the Company owed $15.3 million to the Permira funds, one of the Sponsors, for advisory fees related to the Transaction. This amount was paid in full in February 2013.

19.	SUBSEQUENT EVENTS

On January 2, 2013, the American Taxpayer Relief Act of 2012 was enacted which retroactively reinstated and extended the Federal Research and Development Tax Credit (Federal R&D Tax Credit) from January 1, 2012 to December 31, 2013, in addition to other extenders. As a result, the Company expects its income tax provision for the first quarter of calendar year 2013 will include a discrete tax benefit between $3.0 to 4.0 million.

The Company has evaluated subsequent events through March 25, 2013, the date the financial statements were available to be issued. There were no other subsequent events that have occurred through that date which has not already been reflected in these financial statements and/or disclosed in the notes to these financial statements.

20.	CONDENSED CONSOLIDATING FINANCIAL STATEMENTS

In December 2012, in connection with the Transaction, the Issuer issued $300.0 million of fixed rate 11.0% Notes due in December 2020. The Notes are fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by Ancestry.com LLC (the “Parent”) and by certain of our direct and indirect restricted subsidiaries (“Guarantor Subsidiaries”) in accordance with the indenture. All other subsidiaries that do not guarantee the notes are “Non-Guarantors”. Each subsidiary is 100% owned directly or indirectly by the Parent and there are no significant restrictions on the ability of the Parent or any of the Guarantor Subsidiaries to obtain funds from its subsidiaries by dividend or loan. We conduct substantially all of our business through our subsidiaries. In servicing payments to be made on the Notes and other indebtedness we will rely on cash flows from these subsidiaries. See Note 5 for further information regarding the Notes.

The Guarantor Subsidiaries are exempt from reporting under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), pursuant to Rule 12h-5 under the Exchange Act. As such, we are presenting the following condensed consolidating balance sheets, statements of operations, statements of comprehensive income (loss) and statements of cash flows as set forth below of the Parent, Issuer, Guarantor Subsidiaries and the Non-Guarantors.

Basis of Presentation

The same accounting policies as described in the consolidated financial statements are used by each entity in the condensed consolidating financial statements, except for the use of the equity method of accounting to reflect ownership interests in subsidiaries which are eliminated upon consolidation. Consolidating entries and eliminations in the following condensed consolidating financial statements represent adjustments to (a) eliminate intercompany transactions between or among the Parent, the Guarantor Subsidiaries and the Non-Guarantors, (b) eliminate the investments in subsidiaries and (c) record consolidating entries.

All direct and indirect domestic subsidiaries are included in Ancestry.com Inc.’s consolidated U.S. tax return. In the condensed consolidating financial statements, tax expense has been allocated based on each such domestic subsidiary’s relative pretax income to the consolidated pretax income.

Certain transfers of cash between subsidiaries and their parent companies and intercompany dividends are reflected as cash flows from financing activities in the accompanying condensed consolidating statements of cash flows. All other intercompany activity is reflected in cash flows from operations.

Management believes that the allocations and adjustments noted above are reasonable. However, such allocations and adjustments may not be indicative of the actual amounts that would have been incurred had the Parent, Guarantor Subsidiaries and Non-Guarantors operated independently.

ANCESTRY.COM LLC

CONDENSED CONSOLIDATING BALANCE SHEETS

(in thousands)

December 31, 2012 (Successor)

	Parent	Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Elimination	Total
ASSETS
Total current assets	$—	$68,838	$103,146	$10,234	$—	$182,218
Property and equipment, net	—	—	27,255	558	—	27,813
Content databases, net	—	—	269,963	1,021	—	270,984
Intangible assets, net	—	—	600,628	—	—	600,628
Goodwill	—	—	944,818	801	—	945,619
Investment in subsidiary	609,346	1,513,942	626,375	13,671	(2,763,334)	—
Other assets	—	37,769	12,211	212	—	50,192

Total assets	$609,346	$1,620,549	$2,584,396	$26,497	$(2,763,334)	$2,077,454

LIABILITIES AND MEMBER’S INTERESTS
Total current liabilities	$—	$74,456	$201,930	$6,435	$—	$282,821
Intercompany balances	—	—	(2,964)	2,964	—	—
Long-term debt, net	—	936,797	—	—	—	936,797
Deferred income taxes	—	—	235,167	—	—	235,167
Other long-term liabilities	—	—	13,305	18	—	13,323

Total liabilities	—	1,011,253	447,438	9,417	—	1,468,108
Total member’s interests	609,346	609,296	2,136,958	17,080	(2,763,334)	609,346

Total liabilities and member’s interests	$609,346	$1,620,549	$2,584,396	$26,497	$(2,763,334)	$2,077,454

December 31, 2011 (Predecessor)

	Parent	Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Elimination	Total
ASSETS
Total current assets	$—	$2,438	$59,072	$11,320	$—	$72,830
Property and equipment, net	—	—	21,272	429	—	21,701
Content databases, net	—	—	74,362	2,284	—	76,646
Intangible assets, net	—	—	16,547	1,047	—	17,594
Goodwill	—	—	298,193	4,229	—	302,422
Investment in subsidiary	—	307,543	16.856	1,853	(326,252)	—
Other assets	—	—	2,579	77	—	2,656

Total assets	$—	$309,981	$488,881	$21,239	$(326,252)	$493,849

LIABILITIES AND STOCKHOLDERS’ EQUITY
Total current liabilities	$—	$36	$156,400	$6,760	$—	$163,196
Intercompany balances	—	—	(4,739)	4,739	—	—
Intercompany loans	—	—	—	—	—	—
Long-term debt, net	—	—	—	—	—	—
Deferred income taxes	—	—	14,441	484	—	14,925
Other long-term liabilities	—	—	5,168	51	—	5,219

Total liabilities	—	36	171,270	12,034	—	183,340
Total stockholders’ equity	—	309,945	317,611	9,205	(326,252)	310,509

Total liabilities and stockholders’ equity	$—	$309,981	$488,881	$21,239	$(326,252)	$493,849

ANCESTRY.COM LLC

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

(In thousands)

Period from December 29, 2012 to December 31, 2012 (Successor)

	Parent	Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Elimination	Total
Total revenues	$—	$—	$3,436	$199	$(177)	$3,458
Total cost of revenues	—	7	958	35	(177)	823

Gross profit (loss)	—	(7)	2,478	164	—	2,635
Operating expenses:
Technology and development	—	64	566	12	—	642
Marketing and advertising	—	16	1,015	114	—	1,145
General and administrative	—	48	303	30	—	381
Amortization of acquired intangible assets	—	—	1,466	6	—	1,472
Transaction related expenses	—	55,024	47,023	217	—	102,264

Total operating expenses	—	55,152	50,373	379	—	105,904

Loss from operations	—	(55,159)	(47,895)	(215)	—	(103,269)
Interest and other expense, net	—	(730)	—	—	—	(730)

Loss before income taxes	—	(55,889)	(47,895)	(215)	—	(103,999)
Income tax (expense) benefit	—	20,399	10,958	(33)	—	31,324

Loss before loss from subsidiaries	—	(35,490)	(36,937)	(248)	—	(72,675)
Loss from subsidiaries	(72,675)	(37,185)	(73,152)	(230)	183,242	—

Net loss	$(72,675)	$(72,675)	$(110,089)	$(478)	$183,242	$(72,675)

Period from January 1, 2012 to December 28, 2012 (Predecessor)

	Parent	Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Elimination	Total
Total revenues	$—	$—	$480,878	$24,206	$(21,457)	$483,627
Total cost of revenues	—	889	102,110	4,361	(21,457)	85,903

Gross profit (loss)	—	(889)	378,768	19,845	—	397,724
Operating expenses:
Technology and development	—	7,693	68,440	1,379	—	77,512
Marketing and advertising	—	1,897	122,474	13,702	—	138,073
General and administrative	—	5,819	36,320	3,856	—	45,995
Amortization of acquired intangible assets	—	—	15,897	654	—	16,551
Transaction related expenses	—	—	7,104	—	—	7,104

Total operating expenses	—	15,409	250,235	19,591	—	285,235

Income (loss) from operations	—	(16,298)	128,533	254	—	112,489
Interest and other expense, net	—	(11)	(312)	—	—	(323)

Income (loss) before income taxes	—	(16,309)	128,221	254	—	112,166
Income tax (expense) benefit	—	5,953	(47,312)	(18)	—	(41,377)

Income (loss) before income from subsidiaries	—	(10,356)	80,909	236	—	70,789
Income from subsidiaries	—	81,145	107,123	36,095	(224,363)	—

Net income	$—	$70,789	$188,032	$36,331	$(224,363)	$70,789

ANCESTRY.COM LLC

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

(In thousands)

Year Ended December 31, 2011 (Predecessor)

	Parent	Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Elimination	Total
Total revenues	$—	$—	$395,777	$28,110	$(24,226)	$399,661
Total cost of revenues	—	446	85,561	4,727	(24,226)	66,508

Gross profit (loss)	—	(446)	310,216	23,383	—	333,153
Operating expenses:
Technology and development	—	4,554	50,956	2,735	—	58,245
Marketing and advertising	—	1,553	106,259	15,185	—	122,997
General and administrative	—	4,331	30,202	5,201	—	39,734
Amortization of acquired intangible assets	—	—	15,768	943	—	16,711

Total operating expenses	—	10,438	203,185	24,064	—	237,687

Income (loss) from operations	—	(10,884)	107,031	(681)	—	95,466
Interest and other expense, net	—	(76)	(931)	(219)	—	(1,226)

Income (loss) before income taxes	—	(10,960)	106,100	(900)	—	94,240
Income tax (expense) benefit	—	4,000	(35,068)	(277)	—	(31,345)

Income (loss) before income (loss) from subsidiaries	—	(6,960)	71,032	(1,177)	—	62,895
Income (loss) from subsidiaries	—	69,855	(3,468)	(2,290)	(64,097)	—

Net income (loss)	$—	$62,895	$67,564	$(3,467)	$(64,097)	$62,895

Year Ended December 31, 2010 (Predecessor)

	Parent	Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Elimination	Total
Total revenues	$—	$—	$297,898	$19,568	$(16,535)	$300,931
Total cost of revenues	—	194	64,628	3,820	(16,535)	52,107

Gross profit (loss)	—	(194)	233,270	15,748	—	248,824
Operating expenses:
Technology and development	—	2,092	37,997	2,207	—	42,296
Marketing and advertising	—	675	84,150	9,748	—	94,573
General and administrative	—	3,000	28,155	4,235	—	35,390
Amortization of acquired intangible assets	—	—	15,449	510	—	15,959

Total operating expenses	—	5,767	165,751	16,700	—	188,218

Income (loss) from operations	—	(5,961)	67,519	(952)	—	60,606
Interest and other income (expense), net	—	—	(4,305)	47	—	(4,258)

Income (loss) before income taxes	—	(5,961)	63,214	(905)	—	56,348
Income tax (expense) benefit	—	2,176	(21,074)	(605)	—	(19,503)

Income (loss) before income (loss) from subsidiaries	—	(3,785)	42,140	(1,510)	—	36,845
Income (loss) from subsidiaries	—	40,630	(1,510)	—	(39,120)	—

Net income (loss)	$—	$36,845	$40,630	$(1,510)	$(39,120)	$36,845

ANCESTRY.COM LLC

CONDENSED CONSOLIDATING STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(In thousands)

Period from December 29, 2012 to December 31, 2012 (Successor)

	Parent	Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Elimination	Total
Net loss	$(72,675)	$(72,675)	$(110,089)	$(478)	$183,242	$(72,675)
Other comprehensive income:
Unrealized gain on short-term investments	—	—	—	—	—	—
Foreign currency translation adjustments	—	—	—	—	—	—

Other comprehensive income (loss)	—	—	—	—	—	—

Total comprehensive loss	$(72,675)	$(72,675)	$(110,089)	$(478)	$183,242	$(72,675)

Period from January 1, 2012 to December 28, 2012 (Predecessor)

	Parent	Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Elimination	Total
Net income	$—	$70,789	$188,032	$36,331	$(224,363)	$70,789
Other comprehensive income:
Unrealized gain on short-term investments	—	—	—	—	—	—
Foreign currency translation adjustments	—	—	—	381	—	381

Other comprehensive income	—	—	—	381	—	381

Total comprehensive income	$—	$70,789	$188,032	$36,712	$(224,363)	$71,170

ANCESTRY.COM LLC

CONDENSED CONSOLIDATING STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(In thousands)

Year Ended December 31, 2011 (Predecessor)

	Parent	Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Elimination	Total
Net income (loss)	$—	$62,895	$67,564	$(3,467)	$(64,097)	$62,895
Other comprehensive loss:
Unrealized gain on short-term investments	—	—	—	—	—	—
Foreign currency translation adjustments	—	—	—	(79)	—	(79)

Other comprehensive loss	—	—	—	(79)	—	(79)

Total comprehensive income (loss)	$—	$62,895	$67,564	$(3,546)	$(64,097)	$62,816

Year Ended December 31, 2010 (Predecessor)

	Parent	Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Elimination	Total
Net income (loss)	$—	$36,845	$40,630	$(1,510)	$(39,120)	$36,845
Other comprehensive income:
Unrealized gain on short-term investments	—	—	41	—	—	41
Foreign currency translation adjustments	—	—	—	643	—	643

Other comprehensive income	—	—	41	643	—	684

Total comprehensive income (loss)	$—	$36,845	$40,671	$(867)	$(39,120)	$37,529

ANCESTRY.COM LLC

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

(In thousands)

Period from December 29, 2012 to December 31, 2012 (Successor)

	Parent	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Elimination	Total
Net cash used in operating activities	$—	$(30,851)	$(54,484)	$—	$—	$(85,335)

Investing activities:
Acquisitions of businesses, net of cash acquired	—	(1,352,744)	—	—	—	(1,352,744)

Net cash used in investing activities	—	(1,352,744)	—	—	—	(1,352,744)

Financing activities:
Proceeds from issuance of long-term debt	—	943,200	—	—	—	943,200
Payment of deferred financing costs	—	(38,033)	—	—	—	(38,033)
Excess tax benefits from stock-based awards activity	—	—	13,145	—	—	13,145
Member’s capital contribution	555,418	—	—	—	—	555,418
Proceeds (payments) on intercompany investments, net	(555,418)	478,898	70,264	6,256	—	—

Net cash provided by financing activities	—	1,384,065	83,409	6,256	—	1,473,730

Effect of changes in foreign currency exchange rates on cash and cash equivalents	—	—	—	—	—	—

Net increase in cash and cash equivalents	—	470	28,925	6,256	—	35,651
Cash and cash equivalents at beginning of period, less cash acquired	—	—	—	—	—	—

Cash and cash equivalents at end of period	$—	$470	$28,925	$6,256	$—	$35,651

Period from January 1, 2012 to December 28, 2012 (Predecessor)

	Parent	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Elimination	Total
Net cash (used in) provided by operating activities	$—	$4,621	$150,217	$(1,337)	$—	$153,501

Investing activities:
Capitalization of content databases	—	—	(23,538)	—	—	(23,538)
Purchases of property and equipment	—	—	(20,389)	(387)	—	(20,776)
Acquisitions of businesses, net of cash acquired	—	—	(114,506)	—	—	(114,506)

Net cash used in investing activities	—	—	(158,433)	(387)	—	(158,820)

Financing activities:
Proceeds from exercise of stock options	—	11,922	—	—	—	11,922
Taxes paid related to net share settlement of stock-based awards	—	—	(3,247)	—	—	(3,247)
Proceeds from issuance of long-term debt	—	—	70,000	—	—	70,000
Principal payments on debt	—	—	(80,000)	—	—	(80,000)
Excess tax benefits from stock-based awards activity	—	—	10,178	322	—	10,500
Repurchases of common stock	—	(12,832)	—	—	—	(12,832)
Proceeds (payments) on intercompany investments, net	—	(5,244)	5,448	(204)	—	—

Net cash provided by (used in) financing activities	—	(6,154)	2,379	118	—	(3,657)

Effect of changes in foreign currency exchange rates on cash and cash equivalents	—	—	—	29	—	29

Net decrease in cash and cash equivalents	—	(1,533)	(5,837)	(1,577)	—	(8,947)
Cash and cash equivalents at beginning of period	—	2,003	39,162	7,833	—	48,998

Cash and cash equivalents at end of period	$—	$470	$33,325	$6,256	$—	$40,051

ANCESTRY.COM LLC

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

(in thousands)

Year Ended December 31, 2011 (Predecessor)

	Parent	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Elimination	Total
Net cash provided by (used in) operating activities	$—	$88,385	$39,695	$2,952	$—	$131,032

Investing activities:
Capitalization of content databases	—	—	(20,404)	(4)	—	(20,408)
Purchases of property and equipment	—	—	(13,638)	(257)	—	(13,895)

Net cash used in investing activities	—	—	(34,042)	(261)	—	(34,303)
Financing activities:
Proceeds from exercise of stock options	—	13,881	—	—	—	13,881
Taxes paid related to net share settlement of stock-based awards	—	—	(1,054)	—	—	(1,054)
Proceeds from issuance of long-term debt	—	—	10,000	—	—	10,000
Excess tax benefits from stock-based awards activity	—	—	26,041	—	—	26,041
Repurchases of common stock	—	(162,168)	—	—	—	(162,168)
Proceeds (payments) on intercompany investments, net	—	59,692	(61,030)	1,338	—	—

Net cash provided by (used in) financing activities	—	(88,595)	(26,043)	1,338	—	(113,300)
Effect of changes in foreign currency exchange rates on cash and cash equivalents	—	—	—	50	—	50

Net increase (decrease) in cash and cash equivalents	—	(210)	(20,390)	4,079	—	(16,521)
Cash and cash equivalents at beginning of period	—	2,213	59,552	3,754	—	65,519

Cash and cash equivalents at end of period	$—	$2,003	$39,162	$7,833	$—	$48,998

Year Ended December 31, 2010 (Predecessor)

	Parent	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Elimination	Total
Net cash provided by (used in) operating activities	$—	$13,487	$91,928	$526	$—	$105,941

Investing activities:
Capitalization of content databases	—	—	(13,831)	(43)	—	(13,874)
Purchases of property and equipment	—	—	(12,782)	(186)	—	(12,968)
Acquisitions of businesses, net of cash acquired	—	—	(7,815)	(6,816)	—	(14,631)
Purchases of short-term investments	—	—	(7,193)	—	—	(7,193)
Proceeds from sale and maturity of short-term investments	—	—	40,565	—	—	40,565

Net cash used in investing activities	—	—	(1,056)	(7,045)	—	(8,101)
Financing activities:
Proceeds from exercise of stock options	—	13,504	—	—	—	13,504
Principal payments on debt	—	—	(100,025)	—	—	(100,025)
Deferred financing costs from issuance of credit facility	—	—	(733)	—	—	(733)
Excess tax benefits from stock-based awards activity	—	—	12,948	—	—	12,948
Repurchases of common stock	—	(25,000)	—	—	—	(25,000)
Proceeds (payments) on intercompany investments, net	—	—	(7,682)	7,682	—	—

Net cash provided by (used in) financing activities	—	(11,496)	(95,492)	7,682	—	(99,306)
Effect of changes in foreign currency exchange rates on cash and cash equivalents	—	—	—	44	—	44

Net increase (decrease) in cash and cash equivalents	—	1,991	(4,620)	1,207	—	(1,422)
Cash and cash equivalents at beginning of period	—	222	64,172	2,547	—	66,941

Cash and cash equivalents at end of period	$—	$2,213	$59,552	$3,754	$—	$65,519

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors

and Members of

Inflection LLC

We have audited the accompanying statement of assets acquired and liabilities assumed as of December 31, 2011, and the related statement of revenue and direct expenses for the year then ended of the Family History Business of Inflection LLC (the Company). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying financial statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission in lieu of the full financial statements required by Rule 3-05 of Regulation S-X, as described in Note 1, and are not intended to be a complete presentation of the financial position or the results of operations of the Company.

In our opinion, the financial statements referred to above present fairly, in all material respects, the assets acquired and liabilities assumed of the Company as of December 31, 2011, and the revenue and direct expenses for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ MOHLER, NIXON & WILLIAMS

Accountancy Corporation

Campbell, California

September 5, 2012

Family History Business of Inflection LLC

Statements of Assets Acquired and Liabilities Assumed

(In thousands)

	June 30, 2012	December 31, 2011
	(unaudited)
Assets acquired:
Current assets:
Prepaid expenses	$17	$49
Other current assets	4,999	5,000

Total current assets acquired	5,016	5,049

Content database costs, net	6,467	5,311
Intangible assets, net	353	455

Total assets acquired	$11,836	$10,815

Liabilities assumed:
Current liabilities
Accrued expenses	$4,999	$4,999
Deferred revenue	11,085	7,989
Other current liabilities	79	59

Total liabilities assumed	16,163	13,047

Net liabilities assumed	$(4,327)	$(2,232)

See accompanying notes to financial statements

Family History Business of Inflection LLC

Statements of Revenue and Direct Expenses

(In thousands)

	Six Months Ended June 30,		Year Ended December 31, 2011
	2012	2011
	(unaudited)
Revenue	$10,206	$6,570	$14,819
Direct expenses:
Content and support	1,887	1,022	2,215
Product development	2,536	1,534	3,507
Marketing	7,036	4,308	10,314
General and administrative	865	323	706

Total direct expenses	12,324	7,187	16,742

Deficiency of revenue under direct expenses	$(2,118)	$(617)	$(1,923)

See accompanying notes to financial statements

Family History Business of Inflection LLC

Notes to Financial Statements

Six months ended June 30, 2012 and 2011 (unaudited) and year ended December 31, 2011

1. Description of Business and Basis of Presentation

On April 25, 2012, Ancestry.com Operations, Inc. (Ancestry), a Delaware corporation, entered into an Asset Purchase Agreement with Inflection LLC, a Nevada limited liability corporation, to acquire the family history business, offering family history services and products, conducted by Inflection LLC (the Family History Business of Inflection LLC). The transaction closed on August 17, 2012. The purchase price was $100,000,000 plus assumed liabilities. Ancestry paid $85,000,000 at closing and deposited $15,000,000 in an escrow account to be managed and paid out by the escrow agent pursuant to the terms of the Asset Purchase Agreement and Escrow Agreement. The accompanying statements of assets acquired and liabilities assumed of the Family History Business of Inflection LLC as of June 30, 2012 (unaudited) and December 31, 2011 and the related statements of revenue and direct expenses for the six months ended June 30, 2012 (unaudited) and 2011 (unaudited) and for the year ended December 31, 2011 (collectively, the “Financial Statements”) have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission in lieu of the full financial statements required by Rule 3-05 of Regulation S-X, and are not intended to be a complete presentation of the financial position or the results of operations of the Company.

The Financial Statements have been prepared from the historical accounting records maintained by Inflection LLC and on the basis of the accounting policies and procedures as described in Note 2—Summary of Significant Accounting Policies. Historically, the Family History Business of Inflection LLC was not a separate legal entity or subsidiary of Inflection LLC and was not operated or accounted for as a standalone business.

The accompanying statements of revenue and direct expenses reflect revenues and related content and support, product development, marketing, and general and administrative expenses specifically identified to the Family History Business of Inflection LLC. Direct expenses include labor, employee benefits, depreciation, rent, utilities, other expenses, and allocations of certain overhead expenses specifically identifiable to the Family History Business of Inflection LLC. The statements of revenue and direct expenses exclude costs that are not directly related to the Family History Business of Inflection LLC, including interest income. The accompanying statements of assets acquired and liabilities assumed reflect the assets acquired and the liabilities assumed by Ancestry pursuant to the Asset Purchase Agreement.

2. Summary of Significant Accounting Policies

Unaudited Interim Financial Information—The statement of assets acquired and liabilities assumed as of June 30, 2012 and the statements of revenue and direct expenses for the six months ended June 30, 2012 and 2011 and the related notes are unaudited and, in the opinion of management, reflect all adjustments necessary for a fair presentation for the interim periods presented.

Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets acquired and liabilities assumed and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and direct expenses during the reporting period. Actual results could differ from those estimates.

Restricted cash—As of December 31, 2011 and June 30, 2012, other assets included restricted cash of approximately $5,000,000 and $4,999,000 (unaudited), respectively. As of December 31, 2011 and June 30, 2012, restricted cash consists principally of cash held in an escrow account to comply with contractual stipulations related to the Company’s obligation to digitize family history records.

Family History Business of Inflection LLC

Notes to Financial Statements

Six months ended June 30, 2012 and 2011 (unaudited) and year ended December 31, 2011

Content database costs—Content database costs include the costs to acquire or license data, costs incurred by our employees or by third parties to scan the content, and costs to have the content keyed and indexed in order to be searchable. These costs are amortized on a straight-line basis over the useful life of the data. In order to estimate the useful life of any acquired data, the Company considers several factors including: 1) the type of data acquired, 2) whether the data becomes stale over time, 3) to what extent the data will be replaced by updated data over time, 4) whether the stale data continues to have value as historical data, 5) whether a license places restrictions on the use of the data and 6) the term of the license.

Among the most utilized content in the Company’s databases is the United States census records which are released by government entities every ten years. The Company amortizes family history content database costs on a straight-line basis over the shorter of the term of the license or ten years after the content is released for viewing on the Company’s websites.

Intangible assets—The Company capitalizes costs incurred to acquire domain names or URLs, which include the initial registration fees, and amortizes the costs over the expected useful life of three years on a straight-line basis.

Revenue recognition—The Company recognizes revenues when the following four revenue recognition criteria are met: (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred or services have been rendered, (iii) the selling price is fixed or determinable and (iv) collectability is reasonably assured.

The Company sells its information search services to customers on pay-per-use, prepaid credits and subscription basis. Customers typically pay at the time of purchase by credit or debit card. The results of search services are delivered to customers over the internet.

Deferred revenues are recorded when payments are received from customers for prepaid credits in advance of delivery and amortized into revenues as the reports are delivered. Revenues from the sale of subscriptions are recognized on a straight-line basis over the term of the subscription period, usually 12 months. Revenues from the sale of pay-per-use search services are recognized at the time of delivery, usually immediately after credit or debit card authorization is obtained.

Revenue related to the delivery of the information report is usually recognized upon initial sale and revenue attributable to the subscription is recognized ratably over the subscription period, usually 12 months.

The Company records an allowance for estimated returns, as a reduction of revenues, in the same period the related revenues are recorded. As of December 31, 2011 and June 30, 2012, other current liabilities included an allowance for estimated returns of approximately $59,000 and $79,000 (unaudited), respectively. This estimated allowance is based on historical return rates and other known factors. The returns can be either voluntarily authorized by the Company at the customer’s request or can be initiated by customers through their credit or debit card issuer in the form of a chargeback, which is a reversal of the original transaction based on a customer dispute. The timeframe to initiate a chargeback varies by issuer; however, it is generally limited to a maximum of 180 days from the date of original sale. Federal laws limit the timeframe to challenge credit card charges for customer disputes to one year from the date of transaction. Historically, substantially all of the Company’s voluntary returns, as well as chargebacks, occurred within three months from the original sale.

Content and support—Content and support costs consist of content, payment processing, website maintenance and customer support costs. Content costs consist of fees paid to third parties for content and amortization of content databases. Payment processing costs consist of transaction processing fees that are

Family History Business of Inflection LLC

Notes to Financial Statements

Six months ended June 30, 2012 and 2011 (unaudited) and year ended December 31, 2011 incurred for debit and credit card processing. Website maintenance costs consist of expenses incurred by network operations, including, depreciation of network equipment, data center lease and operating costs and bandwidth fees. Customer support costs reflect compensation-related expenses for call center employees. Content and support costs also include allocated facilities and other overhead costs.

Product development—Product development expense consists primarily of research and development activities to develop new service offerings and enhance existing service offerings. This cost includes compensation-related expense, allocated facilities and other overhead costs.

Marketing—Marketing expense consists of advertising and marketing programs and compensation and related expenses for marketing personnel. The majority of marketing expense is related to online advertising and marketing initiatives to attract visitors to the Company’s websites and sell its services. Online advertising and marketing relationships require the Company to make payments according to revenue-sharing, cost-per-click (CPC), cost-per-thousand impressions (CPM) or fixed-fee pay structures.

General and administrative—General and administrative expense consists of compensation-related expense, costs of legal, consulting and accounting services, allocated facilities and other overhead costs, state and local taxes and insurance costs.

Subsequent events—The Company has evaluated subsequent events through September 5, 2012, which is the date the financial statements were released, and determined that no other subsequent events had occurred which required adjustment disclosure within these financial statements.

3. Balance Sheet Components

Content database costs, net—content database costs and accumulated amortization consisted of the following (in thousands):

		As of
	Useful Life	June 30, 2012	December 31, 2011
		(unaudited)
Capitalized content database costs	1-10 years	$6,555	$5,072
Capitalized content database costs not yet placed in service		338	349

Capitalized content database costs, gross		6,893	5,421
Less: Accumulated amortization		(426)	(110)

Capitalized content database costs, net		$6,467	$5,311

Amortization expense included in the accompanying statements of revenue and direct expenses was $316,000 and $2,000 for the six months ended June 30, 2012 and 2011 (unaudited), respectively, and $110,000 for the year ended December 31, 2011.

Intangible assets, net—Intangible assets and accumulated amortization consisted of the following (in thousands):

		As of
	Useful Life	June 30, 2012	December 31, 2011
		(unaudited)
Domain names	3 years	$611	$611
Less: Accumulated amortization		(258)	(156)

Intangibles assets, net		$353	$455

Amortization expense included in the accompanying statements of revenue and direct expenses was $101,000 and $31,000 for the six months ended June 30, 2012 and 2011 (unaudited), respectively, and $101,000 for the year ended December 31, 2011.

Accrued expenses—Accrued expenses consisted of the followings (in thousands):

	As of
	June 30, 2012	December 31, 2011
	(unaudited)
Accrued content digitization obligations	$4,999	$4,999

Total accrued expenses	$4,999	$4,999

4. Cash Flow Information

As the Family History Business of Inflection LLC was historically managed as a part of Inflection LLC and did not operate as a standalone entity, it is not practical to prepare historical cash flow information reflecting Inflection’s family history business operating, investing, and financing cash flows, nor would the information be meaningful.

Family History Business of Inflection LLC

Notes to Financial Statements

Six months ended June 30, 2012 and 2011 (unaudited) and year ended December 31, 2011

Until November 25, 2013, all dealers that effect transactions in the exchange notes may be required to deliver a prospectus.